As filed with the Securities and Exchange Commission on July 27, 2022

Registration No. 333-266136

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment

No. 1 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALVOTECH

(Exact name of Registrant as Specified in Its Charter)

Grand Duchy of Luxembourg	2836	98-1629342
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Société Anonyme

(Public Limited Company)

9, Rue de Bitbourg,

L-1273 Luxembourg,

Grand Duchy of Luxembourg

R.C.S. Luxembourg: B258884

+354 422 4500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Philip Caramanica

Secretary & Treasurer

Alvotech USA Inc.

1201 Wilson Blvd., Ste. 2130

Arlington, Virginia 22209

Tel: (703) 859-6815

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michal Berkner, Esq.

Nicolas H.R. Dumont, Esq.

Divakar Gupta, Esq.

Cooley (UK) LLP

22 Bishopsgate

London EC2N 4BQ

United Kingdom

Tel: +44 (0) 20 7583 4055

Fax: +44 (0) 20 7785 9355

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 27, 2022

PRELIMINARY PROSPECTUS

Up to 10,916,647 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 219,616,200 Ordinary Shares Offered by Selling Securityholders

Up to 4,666,667 Warrants to purchase Ordinary Shares offered by the Sponsor

This prospectus relates to the issuance by us of 10,916,647 Ordinary Shares consisting of (i) 6,249,980 of our ordinary shares, $0.01 nominal value, (“Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrants”), which were originally issued in the initial public offering of Oaktree Acquisition Corp. II (“OACB”) at a price of $10.00 per unit, with each unit consisting of one OACB Class A Ordinary Share (as defined below) and one-fourth of a Public Warrant, and (ii) 4,666,667 Ordinary Shares that may be issued upon exercise of warrants issued to Oaktree Acquisition Holdings II, L.P. (the “Sponsor”), and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants”). We refer to the Public Warrants and the Private Placement Warrants together as the “Warrants.” The Warrants were originally issued by OACB entitling the holder to purchase one share of the OACB Class A Ordinary Shares (as defined below) at an exercise price of $11.50 per share (“OACB Warrants”) and automatically converted into Warrants on substantially the same terms as the OACB Warrants, entitling the holder to purchase our Ordinary Shares, on the closing of the Business Combination among us, OACB and Alvotech Holdings S.A. (“Alvotech Holdings”) The Business Combination is defined and described in greater detail in this prospectus. See “Prospectus Summary–Recent Developments–Business Combination.”

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”), or their permitted transferees, of up to (i) 17,493,000 Ordinary Shares subscribed for by the Selling Securityholders, for a subscription price of $10.00 per share, in the context of the PIPE Financing (as defined below), (ii) 6,250,000 Ordinary Shares issued to the Sponsor in exchange for OACB’s Class B Ordinary Shares, par value $0.0001 (the “OACB Class B Ordinary Shares” or the “Founder Shares”) (which were purchased by the Sponsor for $25,000 or approximately $0.004 per share) in connection with the Business Combination, (iii) 4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants, (iv) 186,206,553 Ordinary Shares issued to former shareholders of Alvotech Holdings in exchange for their Alvotech Holdings Ordinary Shares in connection with the Business Combination (subject to vesting and lockups) at an equity consideration value of $10.00 per share, (v) 5,000,000 Ordinary Shares subscribed for by Alvogen and Aztiq, for a subscription price of $10.00 per share, in the context of the Alvogen-Aztiq Loan Advance Conversion (as defined below), and (vi) 4,666,667 Private Placement Warrants, which were purchased by the Sponsor at a price of $1.50 per warrant.

Concurrently with the execution of the Business Combination Agreement, OACB and Alvotech entered into subscription agreements with certain U.S.-based institutional and accredited investors (each a “U.S. Subscription Agreement”) and non-U.S. persons (as defined in Regulation S under the Securities Act (each a “Foreign Subscription Agreement” and, together with the U.S. Subscription Agreements, the “Initial Subscription Agreements”) with certain investors (the “Initial Subscribers”), pursuant to which the Initial Subscribers have agreed to subscribe for, and Alvotech has agreed to issue to the Initial Subscribers, an aggregate of 15,393,000 Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $153,930,000 (the “Initial PIPE Financing”). Subsequent to the Initial PIPE Financing, on January 18, 2022, OACB and Alvotech entered into Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain investors (the “Subsequent Subscribers”, and together with the Initial Subscribers, the “Subscribers” or the “Selling Securityholders”), pursuant to which the Subsequent Subscribers have agreed to subscribe for, and Alvotech has agreed to issue to the Subsequent Subscribers, an aggregate of 2,100,000 Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $21,000,000 (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). The aggregate number of Ordinary Shares to be issued pursuant to the PIPE Financing was

17,493,000 for aggregate gross proceeds of $174,930,000. The Subscription Agreements contain substantially the same terms, except that the investors that entered into the Foreign Subscription Agreement agreed to subscribe for Ordinary Shares at a price that is net of a 3.5% placement fee. The Business Combination is described in greater detail in this prospectus. See “Prospectus Summary–Recent Developments–Business Combination.”

In connection with the Business Combination, holders of 24,023,495 OACB Class A Ordinary Shares, or 96% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $240,234,950. The Ordinary Shares being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 84.61% of the outstanding Ordinary Shares as of July 14, 2022 (after giving effect to the issuance of shares upon exercise of outstanding Warrants). Given the substantial number of Ordinary Shares being registered for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders intend to sell shares, could increase the volatility of the market price of the Ordinary Shares or result in a significant decline in the public trading price of the Ordinary Shares. Even if our trading price is significantly below $10.00, the offering price for the units offered in OACB’s initial public offering (the “IPO”), certain of the Selling Securityholders may still have an incentive to sell the Ordinary Shares because they purchased the shares at prices lower than the public investors or the current trading price of the Ordinary Shares. For example, based on the closing price of our Ordinary Shares of $7.00 as of July 11, 2022, the Sponsor and other holders of the Founder Shares would experience a potential profit of up to approximately $5.88 per share, or up to approximately $36.73 million in the aggregate. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price of the Ordinary Shares.

We will receive proceeds from the exercise of the Warrants. The exercise price of our Public Warrants and Private Placement Warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants.

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of the Ordinary Shares pursuant to this prospectus.

Our registration of the Ordinary Shares covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Ordinary Shares. The Selling Securityholders may offer and sell the Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the Ordinary Shares in the section entitled “Plan of Distribution.”

We are a “foreign private issuer” under applicable Securities and Exchange Commission (the “SEC”) rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED                , 2022

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized any other person to provide you with different or additional information. Neither we nor the Selling Securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor the Selling Securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

On June 15, 2022, Alvotech consummated the transactions contemplated by the Business Combination Agreement by and among OACB, Alvotech Holdings and Alvotech. Capitalized terms used in this section have the meanings given to them in the section “Frequently Used Terms” below. Pursuant to the Business Combination Agreement:

•

at the First Merger Effective Time, OACB merged with and into Alvotech, whereby (i) all of the outstanding shares of OACB were exchanged for Ordinary Shares on a one-for-one basis, pursuant to a share capital increase of Alvotech, and (ii) all of the outstanding OACB Warrants automatically ceased to represent a right to acquire shares of OACB and automatically represented a right to be issued one Ordinary Share on substantially the same contractual terms and conditions as were in effect immediately prior to the First Merger Effective Time under the terms of the Warrant Agreement, with Alvotech as the surviving company in the merger;

•

immediately after the effectiveness of the First Merger but prior to the Conversion, Alvotech redeemed and cancelled the shares held by the initial sole shareholder of Alvotech pursuant to a share capital reduction of Alvotech;

•

immediately after the effectiveness of the First Merger and the Redemption, the legal form of Alvotech changed from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) under Luxembourg law;

•

immediately after the change of the legal form of Alvotech, Alvotech issued 17,493,000 Ordinary Shares at a price of $10.00 per share pursuant to the PIPE Financing for aggregate gross proceeds of $174,930,000; and

i

•

immediately following the effectiveness of the Conversion and the PIPE Financing, Alvotech Holdings merged with and into Alvotech, whereby all outstanding Alvotech Holdings Ordinary Shares were exchanged for Ordinary Shares, pursuant to a share capital increase of Alvotech, with Alvotech as the surviving company in the merger.

Concurrently with the execution of the Business Combination Agreement, OACB and Alvotech entered into subscription agreements with certain U.S.-based institutional and accredited investors (each a “U.S. Subscription Agreement”) and non-U.S. persons (as defined in Regulation S under the Securities Act (each a “Foreign Subscription Agreement” and, together with the U.S. Subscription Agreements, the “Initial Subscription Agreements”) with certain investors (the “Initial Subscribers”), pursuant to which the Initial Subscribers have agreed to subscribe for, and Alvotech has agreed to issue to the Initial Subscribers, an aggregate of 15,393,000 Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $153,930,000 (the “Initial PIPE Financing”). Subsequent to the Initial PIPE Financing, on January 18, 2022, OACB and Alvotech entered into Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain investors (the “Subsequent Subscribers”, and together with the Initial Subscribers, the “Subscribers” or the “Selling Securityholders”), pursuant to which the Subsequent Subscribers have agreed to subscribe for, and Alvotech has agreed to issue to the Subsequent Subscribers, an aggregate of 2,100,000 Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $21,000,000 (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). The aggregate number of Ordinary Shares to be issued pursuant to the PIPE Financing was 17,493,000 for aggregate gross proceeds of $174,930,000. The Subscription Agreements contain substantially the same terms, except that the investors that entered into the Foreign Subscription Agreement agreed to subscribe for Ordinary Shares at a price that is net of a 3.5% placement fee.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Certain amounts that appear in this prospectus may not sum due to rounding.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

Alvotech Holdings’ historical consolidated financial statements are prepared in accordance with IFRS. The historical financial statements of OACB were prepared in accordance with U.S. GAAP and, for purposes of the unaudited pro forma condensed combined financial information, have been converted to IFRS on a basis consistent with the accounting policies and presentation adopted by Alvotech.

Certain of the measures included in this prospectus may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by Alvotech may not be comparable to similarly titled amounts used by other companies.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections, and other information concerning Alvotech’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by Alvotech’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Alvotech operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, Alvotech obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, Alvotech does not expressly refer to the sources from which this data is derived. In that regard, when Alvotech refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which Alvotech paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While Alvotech has compiled, extracted, and reproduced industry data from these sources, Alvotech has not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

FREQUENTLY USED TERMS

In this prospectus:

“Alvogen” means Alvogen Lux Holdings S.à r.l., a limited liability company (Société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 5, Rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 149045.

“Alvogen-Aztiq Loan Advance Conversion” means the private placement dated July 12, 2022, pursuant to which Alvogen and Aztiq subscribed to 2,500,000 Ordinary Shares each, for a subscription price of $10.00 per share.

“Alvotech” means as the context requires, (a) the registrant, a legal entity named Alvotech, previously known as Alvotech Lux Holdings S.A.S., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B258884, individually or together with its consolidated subsidiaries; or (b) Alvotech Holdings.

“Alvotech Holdings” means Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 229193, individually or together with its consolidated subsidiaries.

“Alvotech Holdings Class A Ordinary Shares” means the Class A Ordinary Shares, with a nominal value of $0.01 per share, of Alvotech Holdings, which converted into Ordinary Shares at the closing of the Business Combination.

“Alvotech Holdings Class B Shares” means the Class B Shares, with a nominal value of $0.01 per share, of Alvotech Holdings, which converted into Ordinary Shares at the closing of the Business Combination.

“Alvotech Holdings Ordinary Shares” means the Alvotech Holdings Class A Ordinary Shares and the Alvotech Holdings Class B Shares, collectively.

“Alvotech Holdings Shareholders” means the holders of Alvotech Holdings Ordinary Shares.

“Aztiq” means Aztiq Pharma Partners S.à r.l., a limited liability company (Société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 5, Rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 147728.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Mergers.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 7, 2021 as may be amended, by and among OACB, Alvotech Holdings and Alvotech.

“Closing” means the consummation of the Business Combination, which occurred on June 15, 2022.

“Closing Date” means June 15, 2022, the date upon which the Closing occurred.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Alvotech and its consolidated subsidiaries after giving effect to the Business Combination.

“Conversion” means the change of Alvotech’s legal form from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) under Luxembourg law immediately after the effectiveness of the First Merger and the Redemption.

“Election” means the election on Internal Revenue Service Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), effective as of the date of the First Merger Effective Time, for Alvotech to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

“EMA” means the European Medicines Agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“First Merger” means when OACB merges with and into Alvotech, with Alvotech as the surviving company.

“First Merger Effective Time” means the date and time at which the notarial deed of the sole shareholder’s resolutions of Alvotech approving the First Merger becomes effective, upon its publication in the Recueil Electronique des Sociétés et Associations (the Luxembourg legal gazette), subject to the execution of a plan of merger between OACB and Alvotech and the filing and registration of such Plan of First Merger and such other documents as required under the Companies Act (as amended) of the Cayman Islands.

“GAAP” means United States generally accepted accounting principles.

“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“Initial Shareholders” means the holders of the OACB Class B Ordinary Shares.

“IPO” means OACB’s initial public offering of units, consummated on September 21, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Luxembourg Company Law” means the Luxembourg law of August 10, 1915 on commercial companies, as amended.

“Mergers” means the First Merger and the Second Merger collectively.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq First North” means the Nasdaq First North Growth Market.

“OACB” means Oaktree Acquisition Corp. II, a Cayman Islands exempted company.

“OACB Class A Ordinary Shares” means the Class A ordinary shares, par value 0.0001 per share, of OACB, which converted into Ordinary Shares at the closing of the Business Combination.

“OACB Class B Ordinary Shares” or “Founder Shares” means the 6,250,000 Class B ordinary shares, par value $0.0001 per share, of OACB, which were issued to the Sponsor in a private placement prior to OACB’s initial public offering for approximately $0.004 per share and converted into Ordinary Shares at the closing of the Business Combination.

v

“OACB Ordinary Shares” means the OACB Class A Ordinary Shares and the OACB Class B Ordinary Shares, collectively.

“OACB Private Placement Warrants” means the warrants to purchase OACB Class A Ordinary Shares purchased in a private placement in connection with the IPO, which automatically ceased to represent a right to acquire purchase OACB Class A Ordinary Shares and automatically represented a right to acquire Ordinary Shares at the Closing of the Business Combination.

“OACB Public Warrants” means each whole warrant of OACB entitling the holder to purchase one OACB Class A Ordinary Share at a price of $11.50 per share, which automatically ceased to represent a right to acquire purchase OACB Class A Ordinary Shares and automatically represented a right to acquire Ordinary Shares at the closing of the Business Combination. The OACB Public Warrants were originally sold in the initial public offering of OACB as part of the units at a price of $10.00 per unit, with each unit consisting of one OACB Class A Ordinary Share and one-fourth of one OACB Public Warrant.

“OACB Warrants” means the OACB Public Warrants and the OACB Private Placement Warrants.

“Ordinary Shares” means the ordinary shares, with a nominal value of $0.01 per share, of Alvotech.

“PIPE Financing” means the private placement pursuant to which the Subscribers subscribed to Ordinary Shares, for a subscription price of $10.00 per share.

“Public Shares” means the OACB Class A Ordinary Shares issued as part of the units sold in the IPO, which converted into Ordinary Shares at the closing of the Business Combination.

“Public Shareholders” means the holders of the OACB Class A Ordinary Shares, which converted into Ordinary Shares at the closing of the Business Combination.

“Public Warrants” means the former OACB Public Warrants converted at the First Merger Effective Time into a right to acquire one Ordinary Share on substantially the same terms as were in effect immediately prior to the First Merger Effective Time under the terms of the Warrant Agreement.

“Redemption” means Alvotech’s redemption and cancellation of the initial shares held by the initial sole shareholder of Alvotech pursuant to a share capital reduction of Alvotech immediately after the effectiveness of the First Merger but prior to the Conversion.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means when Alvotech Holdings merges with and into Alvotech, with Alvotech as the surviving company.

“Second Merger Effective Time” means the date and time at which the Second Merger becomes effective, on the Closing Date immediately after giving effect to the First Merger, the Redemption, the Conversion and the PIPE Financing.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership.

“Sponsor Letter Agreement” means the Sponsor Agreement, dated as of December 7, 2021, by and among OACB, Alvotech and Sponsor.

“Subscribers” means the institutional investors that have committed to subscribe to Ordinary Shares in the PIPE Financing.

“Trust Account” means the trust account that held a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants prior to the Closing.

“Warrants” means the former OACB Warrants converted at the First Merger Effective Time into a right to acquire one Ordinary Share on substantially the same terms as were in effect immediately prior to the First Merger Effective Time under the terms of the Warrant Agreement.

“Warrant Agreement” means the warrant agreement, dated September 21, 2020 by and between OACB and Continental Stock Transfer & Trust Company, as warrant agent, governing OACB’s outstanding warrants, which was assigned to and assumed by Alvotech pursuant to that certain Assignment, Assumption and Amendment Agreement dated as of June 15, 2022.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires:

“$,” “USD” and “U.S. dollar” each refers to the United States dollar; and

“€,” “EUR” and “euro” each refers to the lawful currency of certain participating member states of the European Union.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook,” “continue,” “possible,” “might” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:

•	the benefits of the Business Combination;

•	Alvotech’s financial performance following the Business Combination;

•	the ability to maintain the listing of the Ordinary Shares or Warrants on Nasdaq and Nasdaq First North, following the Business Combination;

•	changes in Alvotech’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	Alvotech’s strategic advantages and the impact those advantages will have on future financial and operational results;

•	Alvotech’s expansion plans and opportunities;

•	Alvotech’s ability to grow its business in a cost-effective manner;

•	the implementation, market acceptance and success of Alvotech’s business model;

•	developments and projections relating to Alvotech’s competitors and industry, including the estimated growth of the industry;

•	Alvotech’s approach and goals with respect to technology;

•	Alvotech’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	the impact of the COVID-19 pandemic or the occurrence of unforeseen geopolitical events such as the Russia-Ukraine conflict on Alvotech’s business;

•	changes in applicable laws or regulations;

•	the outcome of any known and unknown litigation and regulatory proceedings, including legal proceedings, directly or through its partners, adverse to AbbVie;

•	Alvotech’s ability to obtain and maintain regulatory approval for its product candidates of the FDA, European Commission and comparable national or regional authorities;

•	Alvotech’s ability to comply with all applicable laws and regulations;

•	Alvotech’s ability to successfully launch its products in certain markets after obtaining regulatory approval for such market;

•	Alvotech’s estimates of expenses and profitability;

•	Alvotech’s ability to identify and successfully develop new product candidates;

•	Alvotech’s relationship with third party providers for clinical and non-clinical studies, supplies, and manufacturing of its products;

•	Alvotech’s ability to manage its manufacturing risks; and

•	Alvotech’s relationship with partners for the commercialization of its product candidates.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the outcome of any legal proceedings that may be instituted against Alvotech following the Closing;

•	the outcome of any legal or regulatory proceedings;

•	the ability to maintain the listing of the Ordinary Shares on Nasdaq and Nasdaq First North;

•	the risk that the consummation of the Business Combination and related transactions disrupts current plans and operations of Alvotech;

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Alvotech to grow and manage growth profitably following the Business Combination;

•	changes in applicable laws or regulations;

•	the effects of the COVID-19 pandemic on Alvotech’s business;

•	the effects of competition on Alvotech’s future business;

•	Alvotech’s position in the market against current and future competitors;

•	Alvotech’s expansion into new products, services, technologies or geographic regions;

•	the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities and to continue as a going concern;

•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which Alvotech operates;

•

the risk that Alvotech and its current and future commercial partners are unable to successfully develop, seek marketing approval for, and commercialize Alvotech’s products or services, or experience significant delays in doing so;

•	the risk that the Combined Company may never achieve or sustain profitability;

•	the risk that the Combined Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•	the risk that the Combined Company experiences difficulties in managing its growth and expanding operations;

•	the risk that Alvotech has identified a material weakness in its internal control over financial reporting which, if not corrected, could affect the reliability of Alvotech’s financial statements;

•	the risk that Alvotech is unable to secure or protect its intellectual property;

•	the risk that estimated growth of the industry does not occur, or does not occur at the rates or timing Alvotech has assumed based on third-party estimates and its own internal analyses;

•	the possibility that Alvotech may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Alvotech

Alvotech is a highly integrated biotech company focused solely on the development and manufacture of biosimilar medicines for patients worldwide. Our purpose is to improve the health and quality of life of patients around the world by improving access to proven treatments for various diseases. Since our inception, we have built our company with key characteristics we believe will help us capture the substantial global market opportunity in biosimilars: a leadership team that has brought numerous successful biologics and biosimilars to market around the world; a purpose-built biosimilars R&D and manufacturing platform; top commercial partnerships in global markets; and a diverse, expanding pipeline addressing many of the biggest disease areas and health challenges globally. Alvotech is a company committed to constant innovation: we focus our platform, people and partnerships on finding new ways to drive access to more affordable biologic medicines.

For more information about Alvotech, see the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Recent Developments

Business Combination

On June 15, 2022, Alvotech consummated the transactions contemplated by the Business Combination Agreement by and among OACB, Alvotech Holdings and Alvotech. Pursuant to the Business Combination Agreement:

•

at the First Merger Effective Time, OACB merged with and into Alvotech, whereby (i) all of the outstanding shares of OACB were exchanged for Ordinary Shares on a one-for-one basis, pursuant to a share capital increase of Alvotech, and (ii) all of the outstanding OACB Warrants automatically ceased to represent a right to acquire shares of OACB and automatically represented a right to be issued one Ordinary Share on substantially the same contractual terms and conditions as were in effect immediately prior to the First Merger Effective Time under the terms of the Warrant Agreement, with Alvotech as the surviving company in the merger;

•

immediately after the effectiveness of the First Merger but prior to the Conversion, Alvotech redeemed and cancelled the shares held by the initial sole shareholder of Alvotech pursuant to a share capital reduction of Alvotech;

•

immediately after the effectiveness of the First Merger and the Redemption, the legal form of Alvotech changed from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) under Luxembourg law;

•

immediately after the change of the legal form of Alvotech, Alvotech issued 17,493,000 Ordinary Shares at a price of $10.00 per share pursuant to the PIPE Financing for aggregate gross proceeds of $174,930,000; and

•

immediately following the effectiveness of the Conversion and the PIPE Financing, Alvotech Holdings merged with and into Alvotech, whereby all outstanding Alvotech Holdings Ordinary Shares were exchanged for Ordinary Shares, pursuant to a share capital increase of Alvotech, with Alvotech as the surviving company in the merger.

Concurrently with the execution of the Business Combination Agreement, OACB and the Alvotech entered into the Initial Subscription Agreements with the Initial Subscribers, pursuant to which the Initial Subscribers have agreed to subscribe for, and Alvotech has agreed to issue to the Initial Subscribers, an aggregate of 15,393,000 Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $153,930,000. Subsequent to this Initial PIPE Financing, on January 18, 2022, OACB and Alvotech entered into the Subsequent Subscription Agreements with the Subsequent Subscribers, pursuant to which the Subsequent Subscribers have agreed to subscribe for, and Alvotech has agreed to issue to the Subsequent Subscribers, an aggregate of 2,100,000 Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $21,000,000. The aggregate number of Ordinary Shares to be issued pursuant to the PIPE Financing was 17,493,000 for aggregate gross proceeds of $174,930,000. The Subscription Agreements contain substantially the same terms, except that the investors that entered into the Foreign Subscription Agreement agreed to subscribe for Ordinary Shares at a price that is net of a 3.5% placement fee.

In connection with the Business Combination, holders of 24,023,495 OACB Class A Ordinary Shares, or 96% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $240,234,950.

On the Closing Date, Alvotech, the Sponsor and certain Alvotech Holdings Shareholders entered into an Investor Rights and Lock-Up Agreement which provides customary demand and piggyback registration rights and which restricts the transfer of the Ordinary Shares during the applicable lock-up periods.

On June 16, 2022, our Ordinary Shares and Warrants began trading on the Nasdaq, under the new ticker symbols “ALVO” and “ALVOW”, respectively. On June 23, 2022, our Ordinary Shares began trading on the Nasdaq First North under the ticker symbol “ALVO,” and to ensure compliance with applicable Icelandic and European securities rules and regulations, due to the listing of our Ordinary Shares on Nasdaq First North, this Registration Statement on Form F-1 will be published on Nasdaq First North’s website as well.

In June 2022, Alvotech also announced that its commercial partner, STADA Arzneimittel AG (“STADA”), launched Alvotech’s AVT02 product, a biosimilar to Humira (adalimumab), under the name Hukyndra in selected European countries, including France, Germany, Finland, and Sweden and that launches in further European countries are scheduled over the coming months.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

Alvotech qualifies as an “emerging growth company” as defined in the JOBS Act. As an “emerging growth company,” Alvotech may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•

not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

Alvotech may take advantage of these reporting exemptions until it is no longer an “emerging growth company.”

Alvotech is also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. This means that, even after Alvotech no longer qualifies as an “emerging growth company,” as long as it qualifies as a “foreign private issuer” under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Alvotech may take advantage of these reporting exemptions until such time that it is no longer a “foreign private issuer.” Alvotech could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Alvotech’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of Alvotech’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Alvotech’s assets are located in the United States; or (iii) Alvotech’s business is administered principally in the United States.

Alvotech may choose to take advantage of some but not all of these reduced burdens. Alvotech has taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from Alvotech’s competitors that are public companies, or other public companies in which you have made an investment.

As a foreign private issuer, Alvotech is permitted to follow certain Luxembourg corporate governance practices in lieu of certain listing rules of Nasdaq, or Nasdaq Listing Rules. Alvotech plans to follow the corporate governance requirements of the Nasdaq Listing Rules, except that it intends to follow Luxembourg practice with respect to quorum requirements for shareholder meetings in lieu of the requirement under Nasdaq Listing Rules that the quorum be not less than 33 1/3% of the outstanding voting shares. Under Alvotech’s articles of association, at an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. In addition, under Alvotech’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of our issued share capital unless otherwise mandatorily required by law. In addition, three of Alvotech’s eight directors are independent as defined in Nasdaq listing standards and Alvotech currently has only one director who serves on the compensation committee who meets the heightened independence standards for members of a compensation committee.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, among others:

•

Alvotech has a limited operating history in a highly regulated environment, has incurred significant losses since its inception, anticipates that it may continue to incur significant losses for the immediate future and may never be profitable.

•

The regulatory approval processes of the FDA, European Commission and comparable national or regional authorities are lengthy and time consuming and Alvotech cannot give any assurance that marketing authorization applications for any of its product candidates will receive regulatory approval.

•

Alvotech’s product candidates may cause unexpected side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if granted.

•	Even if Alvotech obtains regulatory approval for a product candidate, its products will remain subject to continuous subsequent regulatory obligations and scrutiny.

•

Alvotech relies on third parties to conduct its nonclinical and clinical studies, to manufacture aspects of clinical and commercial supplies of its product candidates, and to store critical components of its product candidates. If these third parties do not successfully carry out their contractual duties, or are not compliant with regulatory requirements, Alvotech may not be able to obtain regulatory approval for or commercialize its product candidates.

•

Alvotech is subject to a multitude of risks related to manufacturing. Any adverse developments affecting the manufacturing operations of Alvotech’s biosimilar products could substantially increase its costs and limit supply for its products, or could affect the approval status of its products.

•	Alvotech may not realize the benefits expected through the Joint Venture and the Joint Venture could have adverse effects on Alvotech’s business.

•

Alvotech’s biosimilar product candidates, if approved, will face significant competition from the reference products, from other biosimilar products that reference the same reference products including those which may have regulatory exclusivities, and from other medicinal products approved for the same indication(s) as the reference products. Alvotech’s failure to effectively compete may prevent it from achieving significant market penetration and expansion.

•

Alvotech currently has no marketing and sales organization. Alvotech is dependent on its partners for the commercialization of its biosimilar products candidates in certain major markets, and their failure to commercialize in those markets could have a material adverse effect on Alvotech’s business and operating results.

•

If Alvotech infringes or is alleged to infringe the intellectual property rights of third parties, its business could be harmed. Alvotech is involved in legal proceedings through its partner, JAMP Pharma, adverse to AbbVie that may impact Alvotech’s adalimumab product, AVT02.

•	Alvotech’s recurring losses raise substantial doubt as to its ability to continue as a going concern.

•

Alvotech has identified material weaknesses in its internal control over financial reporting. If Alvotech is unable to remediate these material weaknesses, or if Alvotech experiences additional material weaknesses in the future or otherwise is unable to develop and maintain an effective system of internal controls in the future, Alvotech may not be able to produce timely and accurate financial statements or comply with applicable laws and regulations.

•

Sales of Ordinary Shares, or the perception of such sales, by us or the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Ordinary Shares to decline and certain Selling Securityholders still may receive significant proceeds.

Corporate Structure

The following diagram shows the ownership percentages (excluding the impact of the shares underlying the Warrants) and structure of Alvotech immediately as of June 15, 2022* after the Closing.

*	Alvotech Manco ehf. and Alvotech Biosciences India Private Limited were incorporated as wholly-owned subsidiaries of Alvotech hf. after the Closing.

Corporate Information

The legal entity named Alvotech, previously known as Alvotech Lux Holdings S.A.S., was incorporated under the laws of the Grand Duchy of Luxembourg on August 23, 2021 as a simplified joint stock company (société par actions simplifiée) having its registered office at 9, Rue de Bitbourg L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B258884. On February 16, 2022, Alvotech Lux Holdings S.A.S. changed its name to “Alvotech”. On June 15, 2022, Alvotech consummated the Business Combination and changed its legal form from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) under Luxembourg law.

Alvotech’s principal website address is www.alvotech.com. We do not incorporate the information contained on, or accessible through, Alvotech’s websites into this prospectus, and you should not consider it a part of this prospectus.

SUMMARY TERMS OF THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our securities.

We are registering the issuance by us of up to 10,916,647 Ordinary Shares that may be issued upon exercise of Warrants at an exercise price of $11.50 per share.

We are also registering the resale by the Selling Securityholders or their permitted transferees of up to 219,616,200 Ordinary Shares, and the resale by the Sponsor or their permitted transferees of up to 4,666,667 Private Placement Warrants to purchase Ordinary Shares.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 12 of this prospectus.

Issuer	Alvotech (f/k/a/ Alvotech Lux Holdings S.A.S.)

Issuance of Ordinary Shares

Ordinary Shares issued by us	10,916,647 Ordinary Shares consisting of

•	6,249,980 ordinary shares issuable upon exercise of Public Warrants, and

•	4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants.

Ordinary Shares outstanding prior to exercise of all Warrants	248,649,505 Ordinary Shares (as of July 14, 2022). This does not include the 27,072,167 Ordinary Shares issued on July 4, 2022 and held in treasury by Alvotech’s subsidiary, Alvotech Manco ehf.

Ordinary Shares outstanding assuming exercise of all Warrants	259,566,152 Ordinary Shares (based on outstanding shares as of July 14, 2022). This does not include the 27,072,167 Ordinary Shares issued on July 4, 2022 and held in treasury by Alvotech’s subsidiary, Alvotech Manco ehf.

Exercise price of public warrants and private placement warrants	$11.50 per share, subject to adjustments as described herein. The exercise price of the Warrants is $11.50 per share and the closing price of our Ordinary Shares on Nasdaq on July 25, 2022 was $7.60 per ordinary share.

Use of Proceeds	We could potentially receive up to an aggregate of $125.5 million if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares is less than $11.50 per share, we believe holders will be unlikely to exercise their Warrants. See the section entitled “Use of Proceeds.”

Resale of Ordinary Shares and Warrants

Ordinary Shares offered by the Selling Securityholders	We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of up to 219,616,200 Ordinary Shares, consisting of up to:

•	17,493,000 Ordinary Shares issued in the PIPE Financing;

•	6,250,000 Ordinary Shares issued to the Sponsor in exchange for the Founder Shares in connection with the Business Combination (subject to vesting and lockups);

•	4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants;

•

186,206,553 Ordinary Shares issued to former shareholders of Alvotech Holdings in exchange for their Alvotech Holdings Ordinary Shares in connection with the Business Combination (subject to vesting and lockups); and

•	5,000,000 Ordinary Shares subscribed to by Alvogen and Aztiq in the Alvogen-Aztiq Loan Advance Conversion.

Warrants offered by the Selling Securityholders	Up to 4,666,667 Private Placement Warrants.

Redemption	The Private Placement Warrants are redeemable in certain circumstances. See the section entitled “Description of Securities—Warrants” for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of the Ordinary Shares or Warrants to be offered by the Selling Securityholders. See the section entitled “Use of Proceeds.”

Lock-up agreements	Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the sections entitled “Certain Relationships and Related Party Transactions-Sponsor Support Agreement” and “Description of Our Securities-Lock-Up Provisions in Bylaws” for further discussion.

Dividend policy	Other than as disclosed elsewhere in this prospectus, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our Ordinary Shares in the near future. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. See “Dividend Policy.”

Registration Rights and Lock-Up Agreement	Certain of our shareholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Party Transactions—Investor Rights and Lock-Up Agreement.”

Market for our securities	Our Ordinary Shares and Warrants are listed on The Nasdaq Stock Market LLC under the symbols “ALVO” and “ALVOW,” respectively. Our Ordinary Shares are also listed on the Nasdaq First North under the ticker symbol “ALVO.”

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in Alvotech.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ALVOTECH

The following tables present the summary historical financial information of Alvotech Holdings for the periods and as of the dates indicated. The summary historical financial information of Alvotech Holdings as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 was derived from the historical audited consolidated financial statements of Alvotech Holdings included elsewhere in this prospectus.

The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary historical financial information in this section is not intended to replace Alvotech Holdings’ historical consolidated financial statements and the related notes. Alvotech Holdings’ historical results are not necessarily indicative of Alvotech’s future results.

As explained elsewhere in this prospectus, the financial information contained in this section relates to Alvotech Holdings, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the combined entity going forward. See the section entitled, “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

Summary Historical Financial Information:

Consolidated Statements of Profit or Loss and Other Comprehensive Income or Loss (in $ thousands, except per share data):

	Year Ended December 31,
	2021	2020	2019
Revenue	36,772	66,616	31,918
Other income	2,912	2,833	50,757
Research and development expenses	(191,006)	(148,072)	(95,557)
General and administrative expenses	(84,134)	(58,914)	(48,566)

Operating loss	(235,456)	(137,537)	(61,448)
Share of net loss of joint venture	(2,418)	(1,505)	(192)
Finance income	51,568	5,608	6,932
Finance costs	(117,361)	(161,551)	(158,467)
Exchange rate differences	2,681	3,215	3,790
Gain on extinguishment of financial liabilities	151,788	—	—

Non-operating profit / (loss)	86,258	(154,233)	(147,937)

Loss before taxes	(149,198)	(291,770)	(209,385)
Income tax benefit / (expense)	47,694	121,726	(491)

Loss for the period	(101,504)	(170,044)	(209,876)
Other comprehensive income / (loss)
Exchange rate differences on translation of foreign operations	(305)	5,954	(1,468)

Total comprehensive loss	(101,809)	(164,090)	(211,344)

Loss per share
Basic and diluted loss per share	(12.29)	(24.32)	(30.77)

Consolidated Statements of Financial Position Data (in $ thousands):

	As of December 31,
	2021	2020
Total assets	597,977	474,422
Total equity	(135,612)	(867,243)
Total liabilities	733,589	1,341,665

Consolidated Statements of Cash Flows Data (in $ thousands):

	Year Ended December 31,
	2021	2020	2019
Net cash used in operating activities	(228,170)	(74,295)	(88,548)
Net cash used in investing activities	(40,633)	(16,903)	(12,876)
Net cash generated from financing activities	254,831	55,402	116,370

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the transactions as further described in the section “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2021 gives pro forma effect to the Business Combination and related transactions as if the Business Combination had been consummated as of that date. The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2021 gives pro forma effect to the Business Combination and related transactions as if the Business Combination had been consummated on January 1, 2021.

The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Combined Company, and the accompanying notes thereto, included elsewhere in this is prospectus. The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, Alvotech Holdings’ and OACB’s audited financial statements and related notes, as applicable. The unaudited pro forma condensed combined financial information should also be read in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The summary unaudited pro forma condensed combined financial information and the unaudited pro forma condensed combined financial information have been presented for illustrative purposes and are not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination and related transactions been consummated as of the dates indicated. In addition, the pro forma information does not purport to project the future financial position or operating results of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Prior to the Closing, 24,023,495 OACB Class A Ordinary Shares were redeemed by the Public Shareholders for an aggregate redemption payment of $240,234,950.

Refer to the section “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Pro Forma Combined
(in $ thousands, except per share data)
Summary of Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Data for the Year Ended December 31, 2021
Revenue	36,772
Pro forma net loss	(162,463)
Pro forma net loss per share – basic and diluted	(0.67)
Summary of Unaudited Pro Forma Condensed Combined Statement of Financial Position Data as of December 31, 2021
Total assets	848,133
Total liabilities	1,061,260
Total equity	(213,127)

RISK FACTORS

An investment in our securities carries a significant degree of risk. In addition to the other information contained in this prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our securities could decline, and you could lose part or all of your investment. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition.

Risks Related to Our Financial Position and Need for Capital

Alvotech has a limited operating history in a highly regulated environment on which to assess its business, has incurred significant losses since its inception and anticipates that it may continue to incur significant losses for the immediate future.

Alvotech is a biotech company with a limited operating history. Alvotech has incurred net losses in each year since its inception in 2013, including net losses of $101.5 million, $170.0 million and $209.9 million for the years ended December 31, 2021, 2020 and 2019, respectively, and had an accumulated deficit of $1,140.5 million as of December 31, 2021.

Alvotech has devoted substantially all of its financial resources to identify and develop its product candidates, including conducting, among other things, analytical characterization, process development and manufacture, formulation and clinical studies and providing general and administrative support for these operations. To date, Alvotech has financed its operations primarily through the sale of equity securities, debt financing by way of shareholder loans (convertible and non-convertible) and the issuance of bond instruments to third party investors, as well as through milestone payments under certain license and development agreements with its partners, for example Teva Pharmaceuticals International GmbH (“Teva”) and STADA. The amount of its future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings or strategic collaborations. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk.

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For AVT02, a biosimilar to Humira (adalimumab), Alvotech received regulatory approval in the European Union in November 2021, and in Canada and the UK in January 2022. In April 2022, Alvotech’s commercial partner, JAMP Pharma, launched AVT02 under the name SIMLANDI in Canada. In June 2022, Alvotech’s commercial partner, STADA, launched AVT02 under the name Hukyndra in selected European countries, including France, Germany, Finland, and Sweden. Commercial launches in further European countries are scheduled over the coming months. Alvotech’s biologics license application (“BLA”) supporting biosimilarity was filed with the FDA in 2020 and is in deferred status, and its BLA supporting interchangeability was accepted for review in February 2022.

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For AVT04, a proposed biosimilar to Stelara (ustekinumab), Alvotech reported positive topline results from two clinical studies for its second product candidate in May 2022 and expects to file for regulatory approval in the second half of 2022, and

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Alvotech is in the earlier stages of development for its other lead product candidates, namely AVT03, a biosimilar candidate to Prolia / Xgeva (denosumab) for which Alvotech initiated clinical trials in July 2022, AVT05, a biosimilar candidate to Simponi and Simponi Aria (golimumab), AVT06, a biosimilar candidate to Eylea (aflibercept) for which Alvotech initiated clinical trials in July 2022, and AVT23, a biosimilar candidate to Xolair (omalizumab) for which Alvotech has not yet commenced clinical trials.

If Alvotech obtains regulatory approval to market a biosimilar product candidate, its future revenue will depend upon the therapeutic indications for which approval is granted, the size of any markets in which its product candidates may receive approval and its ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors and adequate market share for its product candidates in those markets. However, even if one or more of Alvotech’s product candidates gains regulatory approval and is commercialized, Alvotech may never become profitable.

Alvotech expects to continue to incur significant expenses, which could lead to increasing operating losses for the immediate future. Alvotech anticipates that its expenses will increase substantially if and as Alvotech:

•	continues its analytical, nonclinical and clinical development of its product candidates;

•	incurs costs associated with becoming a public company;

•	expands the scope of its current clinical studies for its product candidates;

•	advances its programs into more expensive clinical studies;

•	initiates additional analytical, nonclinical, clinical or other studies for its product candidates;

•	changes or adds contract manufacturers, clinical research service providers, testing laboratories, device suppliers, legal service providers or other vendors or suppliers;

•	establishes a sales and marketing infrastructure;

•	seeks to identify, assess, acquire and/or develop other biosimilar product candidates or products that may be complementary to its products;

•	makes upfront, milestone, royalty or other payments under any license agreements;

•	seeks to create, maintain, protect, expand and enforce its intellectual property portfolio;

•	engages legal counsel and technical experts to help evaluate and avoid infringing any valid and enforceable intellectual property rights of third parties;

•	engages in litigation including patent litigation with reference product companies or others that may hold patents allegedly infringed by Alvotech;

•	seeks to attract and retain skilled personnel;

•	creates additional infrastructure to support its operations as a public company and its product development and planned future commercialization efforts; and

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experiences any delays or encounters issues with any of the above, including but not limited to failed studies, conflicting results, safety issues, delays due to the COVID-19 pandemic, litigation or regulatory challenges that may require longer follow-up of existing studies, additional major studies or additional supportive studies in order to obtain marketing approval.

Further, the net losses Alvotech incurs may fluctuate significantly from quarter-to-quarter and year-to-year such that a period-to-period comparison of its results of operations may not be a good indication of its future performance quarter-to-quarter and year-to-year due to factors including the timing of clinical trials, any litigation that Alvotech may file or that may be filed against Alvotech, the execution of collaboration, licensing or other agreements and the timing of any payments Alvotech makes or receives thereunder.

Alvotech has never generated any substantial revenue from product sales and may never be profitable.

Although Alvotech has received upfront payments, milestone and other contingent payments and/or funding for development from some of its collaboration and license agreements, Alvotech never generated substantial revenue from product sales and only launched AVT02 in Canada and select European markets in 2022.

Alvotech’s ability to generate revenue and achieve profitability depends on its ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize, as well as successfully commercialize, one or more of its product candidates. Alvotech cannot predict if and when it will begin generating revenue from product sales outside of Canada and select European markets, as this depends heavily on its success in many areas, including but not limited to:

•	completing analytical, nonclinical and clinical development of its product candidates;

•	developing and testing of its product formulations;

•	obtaining and retaining regulatory and marketing approvals for product candidates for which Alvotech completes clinical studies;

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developing a sustainable and scalable manufacturing process for any approved product candidates that is compliant with regulatory manufacturing requirements and establishing and maintaining supply and manufacturing relationships with third parties that can conduct the process and provide adequate (in amount and quality) products to support clinical development and the market demand for its product candidates, if approved;

•	launching and commercializing product candidates for which Alvotech obtains regulatory and marketing approval, either directly or with collaboration partners or distributors;

•	obtaining adequate third-party payor coverage and reimbursements for its products;

•	obtaining market acceptance of biosimilar pharmaceuticals and its product candidates as viable treatment options;

•	addressing any competing technological and market developments;

•	identifying, assessing and developing (or acquiring/in-licensing) new product candidates;

•	negotiating favorable or commercially reasonable terms in any collaboration, licensing or other arrangements into which Alvotech may enter;

•	maintaining, protecting and expanding its portfolio of intellectual property rights, including patents, trade secrets and know-how;

•	attracting, hiring and retaining qualified personnel; and

•	the result of potential litigation including patent litigation with reference product companies or others that may allegedly infringement by Alvotech.

Even if one or more of the product candidates that Alvotech develops is approved for commercial sale, Alvotech may incur significant costs in order to manufacture and commercialize any such product. Its expenses could increase beyond its expectations if Alvotech is required by the FDA, the European Commission, the EMA, other regulatory agencies, domestic or foreign, or by any unfavorable outcomes in intellectual property litigation filed against Alvotech, to change its manufacturing processes or assays or to perform clinical, nonclinical, analytical or other types of studies in addition to those that Alvotech currently anticipates. In cases where Alvotech is successful in obtaining regulatory approvals to market one or more of its product candidates, its revenue will be dependent, in part, upon the size of the markets in the territories for which Alvotech gains regulatory approval, the timing of Alvotech’s entry into a particular market or territory, the number of biosimilar competitors in such markets and whether any have regulatory exclusivity, the national laws governing substitution, the accepted price for the product, the ability to get reimbursement at any price, the nature and degree of competition from the reference product and other biosimilar companies (including competition from large pharmaceutical companies entering the biosimilar market that may be able to gain advantages in the sale of biosimilar products based on brand recognition and/or existing relationships with customers and payors), Alvotech’s ability to manufacture sufficient quantities of the product of sufficient quality and at a reasonable cost and whether Alvotech owns (or has partnered to own) the commercial rights for that territory. If the market for its product candidates (or its share of that market) is not as significant as Alvotech expects, the regulatory approval is narrower in scope than Alvotech expects (e.g., for a narrow indication or set of indications) or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, Alvotech may not generate significant revenue from sales of such products, even if approved. If Alvotech is unable to successfully complete development and obtain regulatory approval for its lead products, namely AVT02 (outside of the European Union, Canada and the UK, where it received approval), AVT03, AVT04, AVT05, AVT06 and AVT23, its business may suffer. Additionally, if Alvotech is not able to generate revenue from the sale of any approved products or the costs necessary to generate revenues increase significantly, Alvotech may never become profitable.

Alvotech’s operating and financial results are subject to concentration risk.

Alvotech’s operational and financial results are subject to concentration risk. Alvotech’s success will depend significantly on the development of a limited number of product candidates, their regulatory approval in a limited number of jurisdictions and their commercialization by a limited number of commercial partners. Even if Alvotech is successful in developing and commercializing all of these products, its revenue will be dependent on a limited number of products that would account for a significant majority of its revenues. This concentration risk would increase to the extent Alvotech is successful in developing and commercializing fewer products as it would be dependent on a lower number of products for the significant majority of its revenues. Unfavorable changes or the non-occurrence of certain anticipated events with respect to any of these limited number of products, jurisdictions or commercial partners may disproportionally affect Alvotech’s global results. See also “—Alvotech is dependent on its partners, such as Teva and STADA, for the commercialization of its biosimilar products candidates in certain major markets, and their failure to commercialize in those markets could have a material adverse effect on Alvotech’s revenue, business and operating results.”

Alvotech may be unable to generate sufficient cash flow to satisfy its significant debt service obligations, which would adversely affect its financial condition and results of operations.

Alvotech’s ability to make principal and interest payments on and to refinance its indebtedness will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond Alvotech’s control. If Alvotech’s business does not generate sufficient cash flow, if currently anticipated costs and revenues are not realized on schedule, in the amounts projected or at all, or if future borrowings are not available to Alvotech in amounts sufficient to enable Alvotech to pay its indebtedness or to fund its other liquidity needs, Alvotech’s financial condition and results of operations may be adversely affected. If Alvotech cannot generate sufficient cash flow to make scheduled principal and interest payments on its debt obligations in the future, Alvotech may need to refinance all or a portion of its indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. If Alvotech is unable to refinance any of its indebtedness on commercially reasonable terms or at all or to effect any other action relating to its indebtedness on satisfactory terms or at all, Alvotech may be forced to reduce or discontinue operations or seek protection of the bankruptcy laws, its business may be harmed and its securityholders may lose some or all of their investment.

Alvotech may need to raise substantial additional funding from shareholders or third parties. This additional funding may not be available on acceptable terms or at all. Failure to obtain such necessary capital when needed may force Alvotech to delay, limit or terminate its product development efforts or other operations.

Developing Alvotech’s product candidates is expensive, and Alvotech expects its research and development expenses to increase substantially in connection with its ongoing activities, particularly as Alvotech advances its product candidates through clinical studies.

As of December 31, 2021, Alvotech had cash and cash equivalents, excluding restricted cash, of $17.6 million. In February and March 2022, Alvotech received $25.0 million from each of Alvogen and Aztiq pursuant to interest free loan advances provided by both related parties. In April 2022, Alvotech entered into an additional $40.0 million loan agreement with Alvogen, of which the first installment of $20.0 million was received on April 12, 2022 and the second installment of $20.0 million on May 9, 2022. On June 1, 2022, Alvotech also entered into an additional loan agreement with Alvogen for a loan of $20.0 million. Alvotech withdrew the entire loan amount of $20.0 million on June 1, 2022. Alvotech also received $30.6 million in milestone payments pursuant to its out-license contracts with commercial partners through the first half of 2022. As a result of the consummation of the Business Combination, Alvotech received approximately $131.5 million cash on June 15, 2022, after deduction of costs related to the Business Combination.

On April 11, 2022, Alvotech executed a binding term sheet with Sculptor Capital Investments, LLC (“Sculptor”), for a debt facility in an amount of between $75.0 million to $125.0 million. The proceeds will be used to pay off part of the shareholder loan and for general corporate purposes. Alvotech will pay a 2% underwriting fee to Sculptor and the interest rate is to be determined on the date of the signing of the facility agreement but will be no less than 10% and no more than 12.5%, and the maturity date of the facility is September 23, 2025. Alvotech’s entry into the facility agreement is, among other conditions precedent, subject to the negotiation and execution of final documentation in a form that is mutually agreeable to all parties involved. There can be no guarantee that the conditions precedent will be satisfied or that the parties will be able to agree on final documentation.

On April 18, 2022, Alvotech entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD. (“Yorkville”) pursuant to which, subject to the consummation of the Business Combination, Alvotech has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $150.0 million of Ordinary Shares at the time of Alvotech’s choosing during the term of the agreement, subject to certain limitations. Each advance under the SEPA (an “Advance”) may be for an aggregate amount of Ordinary Shares purchased at 98.0% of the market price during a one- or three-day pricing period elected by Alvotech. The “Market Price” is defined in the SEPA as the average of the VWAPs (as defined below) during the one trading day, in the case of a one-day pricing period, or during each of the three consecutive trading days, in the case of a three-day pricing period, commencing on the trading day following the date Alvotech submits an Advance notice to Yorkville. “VWAP” means, for any trading day, the daily volume weighted average price of the Ordinary Shares for such date on NASDAQ as reported by Bloomberg L.P. during regular trading hours. The SEPA will continue for a term of three years commencing from the date of execution of the definitive agreement.

To the extent that Sculptor and/or Yorkville are unable or unwilling to advance the funds committed under the debt facility and the SEPA, respectively, for any reason, that Alvotech is unable to meet the conditions precedent to use these facilities, this may have a material adverse effect on Alvotech’s liquidity.

However, even with the aforementioned cash received during 2022 and expected to be received in the future, management has determined that there is a material uncertainty that may cast significant doubt about Alvotech’s ability to continue as a going concern, the audited financial statements appearing at the end of this prospectus have been prepared on a going concern basis without adjustments that might result from the outcome of this uncertainty and the report of Alvotech’s independent registered public accounting firm thereon includes an explanatory paragraph to that effect.

Alvotech may therefore require additional capital to obtain regulatory approval for, and to successfully commercialize, its product candidates. In addition, its operating plans may change as a result of many factors that are currently unknown to Alvotech, and Alvotech may need to seek additional funding sooner than planned. Alvotech’s future funding requirements will depend on many factors, including but not limited to:

•	the scope, rate of progress, results and cost of its analytical studies, clinical studies, nonclinical testing and other related activities;

•	the cost of manufacturing clinical supplies and establishing commercial supplies, of its product candidates and any products that Alvotech may develop;

•	the number and characteristics of product candidates that Alvotech pursues;

•	the cost, timing and outcomes of regulatory approvals;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the terms and timing of any collaborative, licensing and other arrangements that Alvotech may establish, including any milestone and royalty payments thereunder; and

•	the cost, timing and outcomes of any litigation that Alvotech may file or that may be filed against Alvotech by third parties.

Any additional fundraising efforts may divert Alvotech’s management from their day-to-day activities, which may adversely affect its ability to develop and commercialize its product candidates. In addition, Alvotech cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to Alvotech, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of its shareholders, and the issuance of additional securities, whether equity or debt, by Alvotech or the possibility of such issuance may cause the market price of its shares to decline. The sale of additional equity or convertible securities would dilute the share ownership of its existing shareholders. The incurrence of indebtedness could result in increased fixed payment obligations and Alvotech may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. Alvotech could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and Alvotech may be required to relinquish rights to some of its technologies or product candidates or otherwise agree to terms unfavorable to Alvotech, any of which may have a material adverse effect on its business, operating results and prospects. Even if Alvotech believes it has sufficient funds for its current or future operating plans, Alvotech may seek additional capital if market conditions are favorable or for specific strategic considerations. If Alvotech seeks additional financing to fund its business activities in the future and there remains substantial doubt about its ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to Alvotech on commercially reasonable terms or at all. In addition, the perception that Alvotech may not be able to continue as a going concern may cause others to choose not to deal with it due to concerns about its ability to meet its contractual obligations.

If Alvotech is unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, Alvotech may be required to significantly curtail, delay or discontinue one or more of its research or development programs or the commercialization of any product candidates or to otherwise reduce or discontinue its operations. In general, Alvotech may be unable to expand its operations or otherwise capitalize on business opportunities, and defend against and prosecute litigation necessary to commercialize its product candidates as desired, which could materially affect its business, financial condition and results of operations. If Alvotech is ultimately unable to continue as a going concern, it may have to seek the protection of bankruptcy laws or liquidate its assets and may receive less than the value at which those assets are carried on its audited financial statements, and it is likely that its securityholders will lose all or a part of their investment.

Risks Related to the Development of Our Product Candidates

The regulatory review and approval processes of the FDA, European Commission and comparable national or regional authorities are lengthy, time consuming and have uncertain outcomes. If Alvotech and its collaboration partners are unable to obtain regulatory approval for its product candidates, its business will be substantially harmed. Alvotech cannot give any assurance that marketing authorization applications for any of its product candidates will receive regulatory approval, which is necessary before they can be commercialized.

Alvotech’s future success is dependent on its ability to develop, obtain regulatory approval for, and then commercialize and obtain adequate third-party coverage and reimbursement for one or more product candidates.

Alvotech currently does not have any approved products and generates no revenue from sales of any products, other than for AVT02 in Europe, Canada and the UK. Alvotech may never be able to develop or commercialize a marketable product other than AVT02 in Europe, Canada and the UK.

The research, development, testing, manufacturing, labeling, packaging, approval, promotion, advertising, storage, marketing, distribution, post-approval monitoring and reporting and export and import of biologic products are subject to extensive regulation by the FDA and other regulatory authorities in the United States, by the European Commission, the EMA and the Competent National Authorities in the European Economic Area (“EEA”), and by other regulatory authorities in other countries, which regulations differ from country to country. Neither Alvotech nor any collaboration partner is permitted to market its product candidates before receiving market authorization/approval from the appropriate regulatory authorities.

The time required to seek and obtain market authorization/approval by the FDA and comparable authorities is unpredictable, may take many years following the completion of clinical studies and depends upon numerous factors. In addition, approval requirements, regulations, or considerations with respect to the type and amount of clinical, nonclinical and analytical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the submission of an application for marketing authorization/approval, the authorization or approval, or the decision not to approve an application. Other than the regulatory approval received in the European Union, Canada and the UK for AVT02, neither Alvotech nor any collaboration partner has obtained regulatory approval for any of its product candidates in the United States, the EEA or in additional other countries where Alvotech or its partners have commercial rights, and it is possible that none of its current or future product candidates will ever obtain regulatory approval.

These lengthy approval processes, as well as the unpredictability of the results of analytical, nonclinical, and clinical studies, may result in Alvotech’s failure to obtain regulatory approval to market any of its product candidates, which would significantly harm its business, prospects and financial condition. Moreover, any delays in the commencement or completion of product testing could significantly impact its product development costs and could result in the need for additional financing. For example, Alvotech’s clinical trials must use reference products as comparators, and such supplies may not be available on a timely basis to support such trials.

Most of Alvotech’s product candidates are in varying stages of development and will require additional clinical development, management of analytical, nonclinical, clinical and manufacturing activities, regulatory approval, adequate manufacturing supplies, commercial organization and significant marketing efforts before Alvotech may generate any revenue from product sales. Alvotech’s BLA for AVT02 supporting biosimilarity was filed with the FDA on September 4, 2020 and is in deferred status, its BLA for AVT02 supporting interchangeability was accepted for review in February 2022, and Alvotech received regulatory approval in the European Union in November 2021, and in Canada and the UK in January 2022; in May 2022, Alvotech reported positive topline results from two clinical studies for its second product candidate, AVT04; in July 2022 Alvotech announced the initiation of its clinical trials for AVT06 and AVT03, while AVT05 and AVT23 are in pre-clinical development.

Although certain of its employees have prior experience with submitting marketing applications to the FDA and comparable national or regional regulatory authorities, Alvotech has not achieved approval for such applications for its product candidates other than in the European Union, Canada and the UK for AVT02. Alvotech cannot be certain that any of its product candidates will receive additional regulatory approval. If Alvotech and its collaboration partners do not receive regulatory approvals for enough of its product candidates in sufficiently large markets, Alvotech may not be able to continue its operations.

Applications for Alvotech’s product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

•	the data collected from analytical, nonclinical, or clinical studies of its product candidates may not be sufficient to support an application for marketing approval as a biosimilar;

•	the FDA or comparable national or regional regulatory authorities may disagree with the design or implementation, or sufficiency of its analytical, nonclinical, or clinical studies;

•	the FDA or comparable regulatory authorities may disagree with its interpretation of data from analytical and bioanalytical studies, nonclinical studies or clinical studies;

•	Alvotech may be unable to provide adequate scientific justification to the FDA or comparable regulatory authorities for extrapolation of a product candidate to each proposed indication;

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the FDA or comparable regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, facilities or third-party manufacturers with which Alvotech contracts for clinical and commercial supplies;

•	the approval may be blocked by regulatory exclusivity held by a competing manufacturer; and

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the approval requirements, policies, or regulations of the FDA or comparable regulatory authorities may significantly change in a manner rendering its clinical, nonclinical, analytical, or chemistry, manufacturing, and control data insufficient for approval.

In addition, if Alvotech changes the regulatory pathway through which it intends to seek approval of any of its product candidates, Alvotech may have to conduct additional clinical trials, which may delay its ability to submit a marketing application for the product. Even if Alvotech or its collaboration partners were to obtain approval for any of its product candidates, the FDA or comparable regulatory authorities may limit the scope of such approval, e.g., for fewer or more limited indications than Alvotech has sought licensure, may grant approval contingent on the completion of costly additional clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for Alvotech’s product candidates.

The UK’s withdrawal from the EEA on January 31, 2020, commonly referred to as Brexit, has created significant uncertainty and such uncertainty may make it more difficult for Alvotech to achieve regulatory approval in the UK. The impact of Brexit on the on-going validity in the UK of current EEA authorizations for medicinal products, whether granted through the centralized procedure, decentralized procedure, or mutual recognition, and on the future process for obtaining marketing authorization for pharmaceutical products manufactured or sold in the UK remains uncertain.

On December 24, 2020, the EEA and UK reached an agreement in principle on the framework for their future relationship, the EEA-UK Trade and Cooperation Agreement. The Agreement primarily focuses on ensuring free trade between the EEA and the UK in relation to goods, including medicinal products. Although the body of the Agreement includes general terms which apply to medicinal products, greater detail on sector-specific issues is provided in an Annex to the Agreement. The Annex provides a framework for the recognition of GMP inspections and for the exchange and acceptance of official GMP documents.

The regime does not, however, extend to procedures such as batch release certification. Among the changes that will now occur are that Great Britain (England, Scotland and Wales) will be treated as a third country. Northern Ireland will, with regard to EEA regulations, continue to follow the EEA regulatory rules. As part of the Agreement, the EEA and the UK will recognize Good Manufacturing Practice (GMP) inspections carried out by the other Party and the acceptance of official GMP documents issued by the other Party. The Agreement also encourages, although it does not oblige, the parties to consult one another on proposals to introduce significant changes to technical regulations or inspection procedures. Among the areas of absence of mutual recognition are batch testing and batch release.

The UK has unilaterally agreed to accept EEA batch testing and batch release for a period of at least two years until January 1, 2023. However, the EEA continues to apply EEA laws that require batch testing and batch release to take place in the EEA territory. This means that medicinal products that are tested and released in the UK must be retested and re-released when entering the EEA market for commercial use. As regards marketing authorizations, Great Britain will have a separate regulatory submission process, approval process and a separate national MA. Northern Ireland will, however, continue to be covered by the marketing authorizations granted by the EC.

As a result of the foregoing, among other factors, there can be no assurance that Alvotech would be able to achieve its plan to commercialize its product candidates on its expected timeline, or at all.

If Alvotech is not able to demonstrate biosimilarity of its biosimilar product candidates to the satisfaction of the FDA or comparable national or regional regulatory authorities, Alvotech will not obtain regulatory approval for commercialization of its biosimilar product candidates and its future results of operations and ability to generate revenue would be adversely affected.

Alvotech’s future results of operations depend, to a significant degree, on its ability to obtain regulatory approval for and to commercialize its proposed biosimilar products. Any inability to obtain regulatory approval could impact and delay the development timeline of Alvotech’s product candidates. To obtain regulatory approval for the commercialization of these product candidates, Alvotech will be required to demonstrate to the satisfaction of the FDA or comparable national regulatory authorities, among other things, that its proposed biosimilar products are highly similar to biological reference products already licensed by the regulatory authority pursuant to approved marketing applications/authorizations, notwithstanding minor differences in clinically inactive components, and that they have no clinically meaningful differences as compared to the marketed biological products in terms of the safety, purity and potency of the products. Each individual jurisdiction may apply different criteria to assess biosimilarity, based on a preponderance of the data that can be interpreted subjectively in some cases.

It is uncertain if regulatory authorities will grant the reference biosimilar product candidates the same labeling approved for the reference product when they are approved. For example, an infliximab (Remicade) biosimilar molecule was approved in the EEA with the same label as the reference product, but it did not receive approval initially for the same labeling reference in Canada. A similar outcome could occur with respect to one or more of Alvotech’s product candidates.

In the event that the FDA or comparable regulatory authorities require Alvotech to generate additional data, including by conducting additional clinical trials or other lengthy processes or otherwise change their criteria and requirements for the approval of biosimilar products, the commercialization of its proposed biosimilar products could be delayed or prevented. Delays in the commercialization of or the inability to obtain regulatory approval for these products could adversely affect Alvotech’s operating results by restricting or significantly delaying its introduction of new biosimilars.

The structure of complex proteins used in protein-based therapeutics is inherently variable and highly dependent on the processes and conditions used to manufacture them. If Alvotech is unable to develop manufacturing processes that demonstrate that Alvotech’s product candidates are highly similar to their reference products, and within a range of variability considered acceptable by regulatory authorities, Alvotech may not be able to obtain regulatory approval for its products.

Protein-based therapeutics are inherently heterogeneous and their structures are highly dependent on the manufacturing process and conditions. Products from one manufacturing facility can differ from those produced in another facility. Similarly, physicochemical differences can also exist among different lots produced within a single facility. The physicochemical complexity and size of biologic therapeutics can create significant technical and scientific challenges in the context of their replication as biosimilar products.

The inherent variability in protein structure from one production lot to another is a fundamental consideration with respect to establishing biosimilarity to a reference product to support regulatory approval requirements. For example, the glycosylation of the protein, meaning the manner in which sugar molecules are attached to the protein backbone of a therapeutic protein when it is produced in a living cell, is critical to half-life (how long the drug stays in the body), efficacy and even safety of the therapeutic and is therefore a key consideration for biosimilarity. Defining and understanding the variability of a reference product in order to match its glycosylation profile requires significant skill in cell biology, protein purification and analytical protein chemistry. Variations in the glycosylation profile and other analytical characterizations important for determining biosimilarity to the reference product molecule are risks unique to biosimilar manufacturers.

There are extraordinary technical challenges in developing complex protein-based therapeutics that not only must achieve an acceptable degree of similarity to the reference product in terms of relevant quality attributes such as glycosylation patterns, but also the ability to develop manufacturing processes that can replicate the necessary structural characteristics within an acceptable range of variability sufficient to satisfy regulatory authorities.

For example, the manufacturing process of Alvotech’s products may be susceptible to non-ideal product variability without well-characterized and well-controlled master and working cell banks. A cell bank is a collection of ampoules of uniform composition stored under defined conditions, each containing an aliquot of a single pool of cells. The master cell bank is generally derived from the selected cell clone containing the expression construct that has been encoded to produce the protein of interest, such as a specific monoclonal antibody with a defined amino acid sequence. This unique aliquot of cells allows for a consistent high quality biologic medicine to be produced. The working cell bank is derived by expansion of one or more ampoules of the master cell bank and is used for routine manufacturing. Both the master cell bank and working cell bank are central to obtaining regulatory approval for manufacturing and marketing biologic medicine. The quality of the manufactured biologic product is dependent on the quality of the cells used for its manufacturing, and having a sufficient supply of master and working cell banks is important for a consistent manufacturing process. Should our cell banks be compromised, we would be unable to produce usable products for patients in any market.

Given the challenges caused by the inherent variability in protein production, Alvotech may not be successful in its application for approval of its products if regulators conclude that Alvotech has not demonstrated that its product candidates are highly similar to their reference products, or that the processes Alvotech uses to manufacture its products are unable to produce its products within an acceptable range of variability (including situations where the reference product sponsor changes its manufacturing process and such changes impact the characteristics of the product).

Additionally, the foregoing factors complicate scaling of Alvotech’s manufacturing capabilities. To the extent that Alvotech is unable to scale its manufacturing capabilities to produce sufficient quantities of its products at the required specifications and at an acceptable cost, it may be unable to meet demand for its approved product candidates and its business, financial condition, reputation and results of operations may suffer.

Clinical drug development involves a lengthy and expensive process and Alvotech may encounter substantial delays in its clinical studies or may fail to demonstrate safety, purity and efficacy/potency to the satisfaction of applicable regulatory authorities. Additionally, the impact of the COVID-19 pandemic, or the occurrence of unforeseen geopolitical events such as the Russia-Ukraine conflict and the resulting instability in the region, may delay the conduct and completion of clinical studies.

Before obtaining marketing approval from regulatory authorities for the sale of its product candidates, Alvotech (and/or its collaboration partners) must conduct clinical studies to demonstrate the safety, purity, and potency (safety and efficacy) of the product candidates in humans.

Clinical studies are expensive and can take many years to complete, and their outcome is inherently uncertain. Failure can occur at any time during the clinical study process. The results of preclinical studies, including comparative analytical assessments of Alvotech’s product candidates, may not be predictive of the results of clinical studies. The success of clinical studies cannot be predicted.

Alvotech cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. As a result of the COVID-19 pandemic or the occurrence of unforeseen geopolitical events, such as the Russia-Ukraine conflict and the resulting instability in the region, timelines could be extended. A failure of one or more clinical studies can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include but are not limited to:

•	inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation of human clinical studies;

•	delays in reaching a consensus with regulatory agencies on study design;

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delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•	delays in obtaining required Institutional Review Board, or IRB, approval or Ethics Committee positive opinion at each clinical study site;

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imposition of a clinical hold by regulatory agencies, after review of an investigational new drug, or IND, application or amendment or equivalent application or amendment, or an inspection of its clinical study operations or study sites or as a result of adverse events reported during a clinical trial;

•	delays in administering studies as a result of adverse events or complaints;

•	delays in recruiting suitable or sufficient numbers of patients to participate in its clinical studies sponsored by Alvotech or its partners;

•	difficulty collaborating with patient groups and investigators;

•	failure by its CROs, clinical study sites, other third parties or Alvotech to adhere to clinical study requirements;

•	failure to perform in accordance with the FDA’s good clinical practices requirements or applicable regulatory guidelines in other countries;

•	delays in having patients complete participation in a study or return for post-treatment follow-up, or patients dropping out of a study;

•	occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

•	difficulties justifying the scientific relevance of non-U.S. comparators for use in studies intended to support marketing approval by FDA;

•	questions with regard to the scientific justification for extrapolation of findings across indications;

•	changes in regulatory requirements or policies that require amending or submitting new clinical protocols;

•	the cost of clinical studies of its product candidates being greater than Alvotech anticipates;

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clinical studies of its product candidates producing negative or inconclusive results, which may result in Alvotech deciding or regulators requiring Alvotech to conduct additional clinical studies or to abandon product development programs;

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delays in manufacturing, testing, releasing, validating or importing/exporting and/or distributing sufficient stable quantities of its product candidates and reference products for use in clinical studies or the inability to do any of the foregoing;

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staffing shortages and limitation on the movement of people as a result of the COVID-19 pandemic, the Russia-Ukraine conflict and the resulting instability in the region, and related local, national or international governmental restrictions; and

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delays or interruptions to preclinical studies, clinical trials, Alvotech’s receipt of services from third-party service providers or Alvotech’s supply chain due to the COVID-19 pandemic, or the occurrence of unforeseen geopolitical events such as the Russia-Ukraine conflict and the resulting instability in the region, or otherwise.

Any inability to successfully complete analytical, nonclinical, or clinical development could result in additional costs to Alvotech or impair its ability to achieve regulatory approval and generate revenue. Even if Alvotech is successful, the regulatory approval processes and action dates of the FDA, EMA and comparable authorities may be delayed due to impact of the COVID-19 pandemic. As a result, Alvotech may be delayed in obtaining regulatory approvals for its products. Further, the global economic slowdown, the overall disruption of global supply chains and distribution systems, effects of this on the work of appropriate regulatory authorities in different regions and the other risks and uncertainties associated with the COVID-19 pandemic could have a material adverse effect on Alvotech’s business, financial condition, results of operations and growth prospects.

In addition, at the end of 2021 and into 2022, tensions between the United States and Russia escalated when Russia amassed large numbers of military ground forces and support personnel on the Ukraine-Russia border and, in February 2022, Russia invaded Ukraine. In response, NATO has deployed additional military forces to Eastern Europe, including to Lithuania, and the Biden administration announced certain sanctions against Russia. The invasion of Ukraine and the retaliatory measures that have been taken, or could be taken in the future, by the United States, NATO, and other countries have created global security concerns that could result in a regional conflict and otherwise have a lasting impact on regional and global economies, any or all of which could adversely affect our ability to conduct ongoing and future clinical trials of our product candidates in Ukraine, Russia and Eastern European countries, including our ongoing clinical trial for AVT04, which currently includes trial sites located in Ukraine. Although we are past the primary endpoint collection with all subjects in Ukraine for the AVT04 clinical trial, we are still in the process of collecting safety data from such patients. In addition, we had planned to begin our AVT03 clinical trial, that included planned trial sites in Ukraine, and our AVT06 clinical trial, that included planned trial sites in Ukraine and Russia, in 2022. For the AVT03 and AVT06 trials, Alvotech replaced these Ukrainian trial sites with trial sites outside of Ukraine. For more information about the impact of this conflict on our AVT04, AVT03 and AVT06 trials, please see “Business—Our Pipeline—Our Programs.” The evolving situation of this conflict and the sanctions that may be imposed by the United States or other jurisdictions as a result are unpredictable and could negatively impact the anticipated timing and completion of our clinical trials and/or analyses of clinical results, including our clinical trials for AVT04, AVT03 or AVT06, which could limit our ability to obtain regulatory approval for these candidates on anticipated timelines or at all and materially harm our business.

In addition, if Alvotech makes manufacturing or formulation changes to its product candidates, it may need to conduct additional studies to bridge its modified product candidates to earlier versions. If Alvotech intends to alter the manufacturing process for a particular product candidate, it will need to provide data to the FDA and regulatory authorities demonstrating the comparability of the pre- and post-change product candidate. If Alvotech is unable to make that demonstration to the FDA or comparable regulatory authorities, Alvotech could face significant delays or fail to obtain regulatory approval to market the product, which could significantly harm its business, prospects and financial condition.

Alvotech’s product candidates may cause unexpected side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if granted.

As with most pharmaceutical products, use of Alvotech’s product candidates could be associated with side effects or adverse events which can vary in severity (from minor reactions to death) and frequency (infrequent or prevalent). Side effects or adverse events associated with the use of Alvotech’s product candidates may be observed at any time, including in clinical trials or when a product is commercialized. Undesirable or unexpected side effects caused by Alvotech’s product candidates could cause Alvotech or regulatory authorities to interrupt, delay or halt clinical studies and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable authorities. Results of Alvotech’s studies could reveal a high and unacceptable severity and prevalence of side effects or other safety issues and, if different from the severity and prevalence of side effects for the reference products, could preclude the demonstration of biosimilarity. Such adverse event findings also could require Alvotech or its collaboration partners to perform additional studies or halt development or sale of these product candidates or expose Alvotech to product liability lawsuits which will harm its business, prospects and financial condition. In such an event, Alvotech may be precluded from seeking licensure through the regulatory pathway for biosimilars, or could be required by the FDA or other comparable authorities to conduct additional animal or human studies regarding the safety and efficacy of its product candidates which Alvotech has not planned or anticipated or its studies could be suspended or terminated, and the FDA or comparable regulatory authorities could order Alvotech to cease further development of or deny, vary, or withdraw approval of its product candidates for any or all intended indications. There can be no assurance that Alvotech will resolve any issues related to any product-related adverse events to the satisfaction of the FDA or any comparable regulatory agency in a timely manner, if ever, which could harm its business, prospects and financial condition.

Drug-related side effects could affect patient recruitment for clinical trials, the ability of enrolled patients to complete Alvotech’s studies or result in potential product liability claims against which Alvotech would need to mount a defense. Alvotech currently carries product liability insurance and Alvotech is required to maintain clinical trial insurance pursuant to certain of its license agreements. Alvotech believes its product liability insurance coverage is sufficient in light of its current clinical programs; however, Alvotech may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect Alvotech against losses due to liability. A successful product liability claim or series of claims brought against Alvotech could adversely affect its results of operations and business. In addition, regardless of merit or eventual outcome, product liability claims may result in impairment of its business reputation, withdrawal of clinical study participants, costs due to related litigation, distraction of management’s attention from its primary business, initiation of investigations by regulators, substantial monetary awards to patients or other claimants, the inability to commercialize its product candidates and decreased demand for its product candidates, if approved for commercial sale.

Additionally, if one or more of Alvotech’s product candidates receives marketing approval, and Alvotech or others later identify undesirable side effects caused by such products (or caused by the reference products or other biosimilars based on the applicable reference products), a number of potentially significant negative consequences could result, including but not limited to:

•	regulatory authorities may suspend, withdraw or vary approvals of such product;

•	regulatory authorities may require additional warnings on the label or otherwise require labeling to be updated or narrowed;

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Alvotech may be required to agree to a Risk Evaluation and Mitigation Strategy, or REMS, or a shared system REMS, which could include a medication guide for distribution to patients outlining the risks of side effects, a communication plan for healthcare providers and/or other elements to assure safe use;

•	Alvotech could be sued and potentially held liable for harm caused to patients; and

•	Alvotech’s reputation may suffer.

Any of these events could prevent Alvotech from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm its business, prospects and financial condition.

If any of Alvotech’s product candidates receives approval, regulatory agencies including the FDA, European Commission, EMA, Competent National Authorities in the EEA and other national regulatory agencies’ regulations will require that Alvotech regularly report certain information, including information about adverse events that may have caused or contributed by those products. The timing of adverse event reporting obligations would be triggered by the date Alvotech becomes aware of the adverse event as well as the nature of the event. Alvotech may fail to report adverse events it becomes aware of within the prescribed timeframe especially if it is not reported to Alvotech as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of its products. If Alvotech fails to comply with its reporting obligations, the FDA, European Commission, the EMA, the Competent National Authorities in the EEA or other regulatory agencies could take action that may include criminal prosecution, the imposition of civil monetary penalties, seizure of its products, or suspension of market approval, and delay in approval or clearance of future products.

As a condition to granting marketing authorization or approval of a product, the FDA or other regulatory agencies may require additional clinical trials or other studies. The results generated in these trials could result in the loss of marketing approval, changes in labeling, and/or new or increased concerns about the side effects, efficacy or safety. Regulatory agencies in countries outside the United States often have similar regulations and may impose comparable requirements. Post-marketing studies, whether conducted by Alvotech or by others, whether mandated by regulatory agencies or conducted voluntarily, and other emerging data about products, such as adverse event reports, may also adversely affect the availability or commercial potential of Alvotech’s products. Any of the foregoing risks could render Alvotech unable to achieve its plan of commercializing five products by the end of 2025.

Alvotech’s reliance on certain participants for its clinical trials could cause delays in its ongoing studies or the development of its products if such participants prove to be too limited or a substantial portion of participants in the studies withdraw.

In order to be successful and pursue market authorization globally for its products, Alvotech must be able to gather health data on the basis of populations from around the world. To the extent participants in clinical trials are too limited to certain populations, Alvotech’s clinical research may be adversely affected. Additionally, Alvotech depends on the willingness of these volunteers to participate in studies and there is always the risk that they may no longer be willing to participate or revoke the consents necessary for Alvotech to process their medical data. For example, due to reasons beyond Alvotech’s control, including the ongoing COVID-19 pandemic and the Russia-Ukraine conflict and the resulting instability in the region, participants and Alvotech’s key employees and advisors may no longer be able to travel or cross country borders to participate in Alvotech’s studies. If, for any reason, a substantial portion of participants in the studies were to withdraw their consent or discontinue their participation, Alvotech may not be able to continue its clinical studies for some or all of its product candidates which may cause delays in the development or approval of its product candidates. If its ability to gather and use sufficient data is impaired, Alvotech also may not be able to fulfill some contractual obligations with its partners.

The development, manufacture and commercialization of biosimilar products under various global regulatory pathways pose unique risks related to regulatory approvals across various jurisdictions.

U.S. Regulatory Framework for Biosimilars

Alvotech and its collaboration partners intend to pursue market authorization globally. In the United States, an abbreviated pathway for approval of biosimilar products was established by the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), enacted on March 23, 2010, as part of the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act (together, the “PPACA”). The BPCIA established this abbreviated pathway under section 351(k) of the Public Health Service Act (the “PHSA”) for biological products shown to be biosimilar to or interchangeable with an FDA-licensed reference biological product. Subsequent to the enactment of the BPCIA, the FDA has issued numerous guidance documents explaining its current thinking regarding the demonstration of biosimilarity and interchangeability as well as the submission and review of such BLA. As of August 3, 2021, there have been at least 30 biosimilar product applications approved, including the first approval of an interchangeable biosimilar product in July 2021 and the second approval of an interchangeable biosimilar product in October 2021. Market success of biosimilar products will depend on demonstrating to patients, physicians, payors and relevant authorities that such products are similar in quality, safety and efficacy as compared to the reference product. If biosimilar product applications do not continue to be approved and the markets in which Alvotech operates do not widely accept the commercialization of biosimilar products, Alvotech’s business will be harmed. How the BPCIA is applied and interpreted by the FDA may have a material impact on Alvotech’s chances of obtaining FDA approval for its biosimilar product candidates, and its business operations after obtaining approval.

Alvotech will continue to analyze and incorporate into its product development plans any additional final regulations issued by the FDA, pharmacy substitution policies enacted by state governments and other applicable requirements. The costs of development and approval, along with the probability of success for its biosimilar product candidates, will be dependent upon application of any laws and regulations issued by the relevant regulatory authorities. The costs of developing Alvotech’s products may increase due to uncertainties or changes in guidance provided by regulatory agencies like the FDA and Alvotech may not have adequate funding and resources to pursue market authorization for all of its biosimilar products.

Biosimilar products may also be subject to extensive patent clearances and patent infringement litigation, which may delay and could prevent the commercial launch of a product. Moreover, the PHSA prohibits the FDA from filing an application for a biosimilar candidate to a reference product for four years of the date of first licensure of the reference product by the FDA, and from approving an application for a biosimilar candidate for 12 years from the date of first licensure of the reference product. For example, the FDA would not be able to approve a BLA submitted for a biosimilar that references a specific drug until 12 years after the date of first licensure of the BLA, i.e., the date that reference product BLA was approved, which in the case of AVT02, a biosimilar to Humira (adalimumab), would be December 31, 2014, in the case of AVT04, a biosimilar candidate to Stelara (ustekinumab), would be September 25, 2021, in the case of AVT05, a biosimilar candidate to Simponi and Simponi Aria (golimumab), would be April 24, 2021, and in the case of AVT06, a biosimilar candidate to Eylea (aflibercept), would be November 18, 2023. Interchangeable biosimilar approvals may also be blocked by periods of first interchangeable exclusivity ranging from 12 to 42 months in duration.

Regulatory Framework for Biosimilars Outside the United States

In 2004, by variation of Directive 2001/83/EC rules were established permitting the approval of biosimilar therapeutics. Since then, the European Commission has granted marketing authorizations for more than 79 biosimilars of which 65 remain valid. Because of their extensive experience in the review and approval of biosimilars, the European Commission and EMA have developed more guidelines related to the authorization procedure for these products than the FDA, including data requirements needed to support approval.

Innovative products in the EEA benefit from eight years of data exclusivity and 10 years of marketing exclusivity following grant of marketing authorization. As a result, an application for regulatory approval of a biosimilar drug cannot be submitted to the EMA until expiration of the eight-year data exclusivity period for the reference product, measured from the date of grant of authorization for the reference product. Furthermore, even if the biosimilar is authorized in the subsequent two years it cannot be marketed in the EEA until expiration of the 10-year marketing exclusivity period. This 10-year period may be extendible to 11 years if approval is granted in relation to the reference product for an additional therapeutic indication, within the first eight years following its initial marketing authorization, representing a significant clinical benefit in comparison with existing therapies. A new pharmaceutical form does not trigger a new data exclusivity. It could trigger orphan exclusivity, provided, however, that the targeted disease is a rare disease and that the new pharmaceutical form meets the high threshold for being considered as bringing a significant benefit to patients.

In the EEA, the approval of a biosimilar for marketing is based on a positive opinion issued by the EMA and a related decision issued by the European Commission. The marketing approval is valid throughout the entire EEA. However, rules governing substitution of a biosimilar for the innovator product are provided by the national law of individual EEA countries, and many of them do not permit the automatic substitution of biosimilars for the reference product. Therefore, even if Alvotech obtains marketing approval for the entire EEA, Alvotech may not receive substitution in one or more EEA nations, thereby restricting its ability to market its products in those jurisdictions.

Other regions, including Canada, China, Japan and Korea, also have their own legislation outlining a regulatory pathway for the approval of biosimilars. In some cases, other countries have either adopted European guidance (Singapore and Malaysia) or are following guidance issued by the World Health Organization (Cuba and Brazil). While there is overlap in the regulatory requirements across regions, there are also some areas of non-overlap. Additionally, Alvotech cannot predict whether countries that Alvotech may wish to market in, which do not yet have an established or tested regulatory framework could decide to issue regulations or guidance and/or adopt a more conservative viewpoint than other regions. Therefore, it is possible that even if Alvotech obtains agreement from one health authority to an accelerated or optimized development plan, Alvotech will need to defer to the most conservative view to ensure global harmonization of the development plan. Also, for regions where regulatory authorities do not yet have sufficient experience in the review and approval of a biosimilar product, these authorities may rely on the approval from another region (for example, the United States), which could delay its approval in that region. In addition, regulatory approval may be delayed as a result of laws in any applicable jurisdiction that provide for stay of regulatory approval related to patent coverage and subsequent litigation.

If other companies’ biosimilar candidates for certain reference products are determined to be interchangeable and Alvotech’s biosimilar candidates for these same reference products are not, its U.S. business could be negatively impacted.

The FDA may determine that a proposed biosimilar product is “interchangeable” with a reference product, meaning that the biosimilar product may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product, if the application includes sufficient information to show that the product is biosimilar to the reference product and that it can be expected to produce the same clinical result as the reference product in any given patient. In addition, if the biosimilar product may be administered more than once to a patient, the applicant must demonstrate that the risk in terms of safety or diminished efficacy of alternating or switching between the biosimilar product candidate and the reference product is not greater than the risk of using the reference product without such alternation or switch. To make a final determination of biosimilarity or interchangeability, the FDA may require additional confirmatory information beyond what Alvotech plans to initially submit in its applications for approval, such as more in-depth analytical characterization, animal testing or further clinical studies. Provision of sufficient information for approval may prove difficult and expensive.

Alvotech cannot predict whether any of its biosimilar product candidates will meet regulatory requirements for approval as a biosimilar product or as an interchangeable product.

The concept of “interchangeability” is important because, in the United States for example, the first biosimilar approved as interchangeable with a particular reference product for any condition of use is eligible for a period of market exclusivity during which time the FDA cannot approve a second or subsequent biosimilar product interchangeable with that reference product for any condition of use. The relevant period of exclusivity will end upon the earlier of: (1) one year after the first commercial marketing of the first interchangeable product; (2) 18 months after resolution of a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product, based on a final court decision regarding all of the patents in the litigation or dismissal of the litigation with or without prejudice; (3) 42 months after approval of the first interchangeable product, if a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product is still ongoing; or (4) 18 months after approval of the first interchangeable product if the applicant that submitted the application for the first interchangeable product has not been sued under 42 U.S.C. § 262(l)(6). Thus, a determination that another company’s product is interchangeable with the reference biologic before Alvotech obtains approval of its corresponding biosimilar product candidates may delay the potential approval of its products as interchangeable with the reference product, which could materially adversely affect the results of operations and delay, prevent or limit its ability to generate revenue. Even if Alvotech is awarded interchangeable exclusivity for a product, that award may be challenged by third parties. Any successful challenge to Alvotech’s exclusivity will negatively impact Alvotech’s ability to market and sell the related product.

Even if Alvotech obtains regulatory approval for a product candidate, its products will remain subject to continuous subsequent regulatory obligations and scrutiny.

If Alvotech’s product candidates are approved, they will be subject to ongoing regulatory requirements for pharmacovigilance, manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies (if any) and submission of other post-market information, including both federal and state requirements in the United States and equivalent requirements of comparable regulatory authorities.

Manufacturers and manufacturers’ facilities are required to comply with extensive FDA, and comparable regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices (“cGMP”), regulations. As such, Alvotech and its contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any marketing authorization application (“MAA”). Accordingly, Alvotech and others with whom Alvotech works must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

Any regulatory approvals that Alvotech or its collaboration partners receive for its product candidates may be subject to limitations on the approved conditions of use for which the product may be marketed or to the conditions of approval or may contain requirements for potentially costly additional data generation, including clinical trials. Alvotech will be required to report certain adverse reactions and production problems, if any, to the FDA and comparable regulatory authorities, and to conduct surveillance to monitor the safety and efficacy of the product candidate. Any new legislation addressing drug safety or biologics or biosimilars issues could result in delays in product development or commercialization or increased costs to assure compliance.

Alvotech will have to comply with requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions that vary throughout the world and must be consistent with the information in the product’s approved label. As such, Alvotech may not promote its products in ways that are not consistent with FDA-approved labeling, e.g., for indications or uses for which they do not have approval.

If Alvotech’s product candidates are approved, the company must submit new or supplemental applications and obtain prior approval for certain changes to the licensed products, therapeutic indications, product labeling and manufacturing process. These changes may require submission of substantial data packages that may include clinical data.

If a regulatory authority discovers previously unknown problems with a biosimilar product (or with the reference product or related biosimilars) such as adverse events of unanticipated severity or frequency, or if there are problems with the facility where the product is manufactured or the regulatory authority disagrees with the advertising, promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or Alvotech. If Alvotech fails to comply with applicable regulatory requirements, a regulatory authority such as FDA may, among other things:

•	issue warning or untitled letters;

•	refer a case to the U.S. Department of Justice to impose civil or criminal penalties;

•	begin proceedings to suspend or withdraw regulatory approval;

•	issue an import alert;

•	suspend Alvotech’s ongoing clinical studies or put Alvotech’s investigational new drug application (“IND”) on clinical hold;

•	refuse to approve pending applications (including supplements to approved applications) submitted by Alvotech;

•	ask Alvotech to initiate a product recall; or

•	refer a case to the U.S. Department of Justice to seize and forfeit products or obtain an injunction imposing restrictions on its operations.

Any government investigation of alleged violations of law or regulations could require Alvotech to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect Alvotech’s ability to commercialize and generate revenue from its products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of Alvotech and its operating results will be adversely affected.

Adverse events involving a reference product, or other biosimilars of such reference product, may result in negative publicity for Alvotech’s biosimilar product or ultimately result in the removal of Alvotech’s biosimilar product from the market.

In the event that use of a reference product, or another biosimilar for such reference product, results in unanticipated side effects or other adverse events, it is likely that Alvotech’s biosimilar product candidate will be viewed comparably and may become subject to the same scrutiny and regulatory actions as the reference product or other biosimilar, as applicable. Accordingly, Alvotech may become subject to, for example, safety labeling change orders, clinical holds, product recalls or other regulatory actions for matters outside of its control that affect the reference product, or other biosimilars, as applicable, potentially until Alvotech is able to demonstrate to the satisfaction of its regulators that its biosimilar product candidate is not subject to the same issues leading to the regulatory action as the reference product or other biosimilar, as applicable. Any recall or safety alert or safety labeling change relating to Alvotech’s product (either voluntary or required by regulatory bodies) could ultimately result in the removal of Alvotech’s product from the market. Any recall could result in significant cost as well as negative publicity that could reduce overall demand for Alvotech’s products.

Alvotech is highly dependent on the services of its key executives and personnel and if Alvotech is not able to retain these members of its management or recruit additional management, clinical and scientific personnel, its operations and future performance will suffer.

Alvotech is highly dependent on the principal members of its management and scientific and technical staff. The loss of service of any of its management or key scientific and technical staff could harm its business, prospects and financial condition. In addition, Alvotech will need to expand and effectively manage its managerial, scientific, operational, financial and other resources in order to successfully pursue its clinical development and commercialization efforts. The pharmaceutical industry has experienced a high rate of turnover of management personnel in recent years. If Alvotech is not able to retain its management and to attract, retain and motivate on acceptable terms, additional qualified personnel necessary for the continued development of its business, Alvotech may not be able to sustain its operations or grow.

Alvotech’s future performance will also depend, in part, on its ability to successfully integrate newly hired executive officers into its management team and its ability to develop an effective working relationship among senior management. Alvotech’s failure to integrate these individuals and create effective working relationships among them and other members of management could result in inefficiencies in the development and commercialization of its product candidates, harming future regulatory approvals, sales of its product candidates and its results of operations. Additionally, Alvotech does not currently maintain “key person” life insurance on the lives of its executives or any of its employees.

Alvotech has been and will need to continue to expand its organization and Alvotech may experience difficulties in managing this growth, which could disrupt its operations.

As of March 4, 2022, Alvotech had 805 employees, including 21 contractors. Additionally, we rely on a number of temporary workers from time-to-time as needed. As its development and commercialization plans and strategies develop, Alvotech expects to need additional managerial, operational, sales, marketing, financial, legal and other resources. Alvotech’s management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these growth activities. Alvotech may not be able to effectively manage the expansion of its operations, which may result in weaknesses in its infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. In addition, Alvotech’s success depends on its ability to attract and retain a talented workforce with a specialized set of skills. A significant part of Alvotech’s employees are expatriates and may need to obtain work visas in the country of operations. Changes to immigration laws or other restrictions on the movement of persons might make it more difficult for Alvotech to attract and retain talented employees. Alvotech’s expected growth could also require significant capital expenditures and may divert financial resources from other projects, such as the development of its current and potential future product candidates. If Alvotech’s management is unable to effectively manage its growth, its expenses may increase more than expected, its ability to generate and/or grow revenue could be reduced and Alvotech may not be able to implement its business strategy. Alvotech’s future financial performance and its ability to commercialize product candidates and compete effectively will depend, in part, on its ability to effectively manage any future growth.

Risks Related to Alvotech’s Reliance on Third Parties

Alvotech relies on third parties to conduct its nonclinical and clinical studies and perform other tasks for Alvotech. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, Alvotech may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.

Alvotech has relied upon and plans to continue to rely upon third-party CROs to monitor and manage data for its ongoing nonclinical and clinical programs. Alvotech relies on these parties for execution of its nonclinical and clinical studies and controls only certain aspects of their activities. Nevertheless, Alvotech is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and its reliance on the CROs does not relieve Alvotech of its regulatory responsibilities. Alvotech and its CROs and other vendors are required to comply with relevant practices that may include cGMP, current good clinical practices (“cGCP”) and Good Laboratory Practices (“GLP”), which are regulations and guidelines required by the FDA, the Competent National Authorities of the Member States of the EEA and comparable national regulatory authorities for all of its product candidates in clinical development. Regulatory authorities monitor these regulations through periodic inspections of study sponsors, principal investigators, study sites and other contractors. If Alvotech, any of its CROs, service providers or investigators fail to comply with applicable regulations or cGCPs, the data generated in its nonclinical and clinical studies may be deemed unreliable and the FDA, European Commission, EMA or comparable national regulatory authorities may require Alvotech to perform additional nonclinical and clinical studies before approving its marketing applications. Alvotech cannot provide assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any clinical investigator for any of its clinical studies comply with cGCP regulations. In addition, its clinical studies must be conducted with product produced in compliance with cGMP regulations. Failure to comply by any of the participating parties or Alvotech with these regulations may require

Alvotech to generate new data, repeat clinical studies, and potentially undergo re-inspection, which would delay the regulatory approval process. Further, if any accidents occur or there are process mistakes at the facilities of CROs or other vendors that handle reference products, there may be product loss which could further delay Alvotech’s nonclinical and clinical programs. Moreover, Alvotech’s business may be implicated if its CRO or any other participating parties violate federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws whether in the United States or equivalent foreign laws and obligations.

If any of Alvotech’s relationships with these third-party CROs terminate, Alvotech may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. In addition, Alvotech’s CROs are not its employees, and except for remedies available to Alvotech under its agreements with such CROs, Alvotech cannot control whether or not they devote sufficient time and resources to its on-going nonclinical and clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to protocols, regulatory requirements, delays caused by the COVID-19 pandemic, or for other reasons, Alvotech’s clinical studies may be extended, delayed or terminated and Alvotech may not be able to obtain regulatory approval for or successfully commercialize its product candidates. CROs may also generate higher costs than anticipated. As a result, Alvotech’s results of operations and the commercial prospects for its product candidates would be harmed, its costs could increase and its ability to generate revenue could be delayed.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact Alvotech’s ability to meet its desired clinical development timelines. There can be no assurance that Alvotech will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on its business, financial condition and prospects.

Alvotech partly relies on third parties to manufacture clinical and commercial supplies of its product candidates and to store critical components of its product candidates for Alvotech (including procuring and providing reference product). Alvotech’s business could be harmed if those third parties fail to provide Alvotech with sufficient quantities of product candidates or fail to do so at acceptable quality levels, prices and agreed upon time frame.

Alvotech partly relies on third-party manufacturers (contract manufacturing organizations, or “CMOs”) to manufacture and supply Alvotech with its product candidates for its preclinical and clinical studies. Alvotech also relies on third parties to manufacture nonclinical and clinical supplies of its product candidates, to store critical components of its product candidates and perform for Alvotech various services related to the product candidates’ compliance with regulatory requirements. Successfully transferring complicated manufacturing techniques to contract manufacturing organizations and scaling up these techniques for commercial quantities is time consuming and Alvotech may not be able to achieve such transfer or do so in a timely manner. Moreover, the availability of contract manufacturing services for protein-based therapeutics is highly variable and there are periods of relatively abundant capacity alternating with periods in which there is little available capacity. If Alvotech’s need for contract manufacturing services increases during a period of industry-wide production capacity shortage, Alvotech may not be able to produce its product candidates on a timely basis or on commercially viable terms. Moreover, Alvotech’s manufacturing processes utilize single-use processing technology to manufacture drug substance and drug product. Although Alvotech will plan accordingly and generally does not begin a clinical study unless it believes it has a sufficient supply of a product candidate to complete such study, any significant delay, whether due to supply chain interruptions in connection with the COVID-19 pandemic or otherwise, or discontinuation in the supply of a product candidate for an ongoing clinical study due to the need to replace a third-party manufacturer could considerably delay completion of Alvotech’s clinical studies, product testing and potential regulatory approval of its product candidates, which could harm its business and results of operations.

Reliance on third-party manufacturers entails additional risks, including reliance on the third party for regulatory compliance and quality assurance, the possible breach of the manufacturing agreement by the third party and the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for Alvotech. In addition, commercial manufacturing must be produced in compliance with cGMP regulations. Failure to comply by any CMO may require Alvotech to generate new data, repeat clinical studies, and potentially undergo re-inspection, which would delay the regulatory approval process. In addition, if a CMO does not comply with cGMP, Alvotech’s failure or the failure of its third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on Alvotech, including fines, injunctions, civil penalties, delays, license suspension or revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of Alvotech’s product candidates or any other product candidates or products that it may develop. Any failure or refusal to supply the components for Alvotech’s product candidates that it may develop could delay, prevent or impair its clinical development or commercialization efforts. If Alvotech’s contract manufacturers were to breach or terminate their manufacturing arrangements with Alvotech, the development or commercialization of the affected products or product candidates could be delayed, which could have an adverse effect on Alvotech’s business. Any change in Alvotech’s manufacturers could be costly because the commercial terms of any new arrangement could be less favorable and because the expenses relating to the transfer of necessary technology and processes could be significant. In addition, any changes in Alvotech’s manufacturers could necessitate generation of new data and pre-license facility inspections. Changes made during the pendency of a BLA before FDA could result in delay in approval of the BLA.

If any of Alvotech’s product candidates are approved, in order to produce the quantities necessary to meet anticipated market demand, any contract manufacturer that Alvotech engages may need to increase manufacturing capacity. If Alvotech is unable to produce its product candidates in sufficient quantities to meet the requirements for the launch of these products or to meet future demand, its revenue and gross margins could be adversely affected. Although Alvotech believes that it will not have any material supply issues, Alvotech cannot be certain that it will be able to obtain long-term supply arrangements for its product candidates or materials used to produce them on acceptable terms, if at all. If Alvotech is unable to arrange for third-party manufacturing, or to do so on commercially reasonable terms, Alvotech may not be able to complete development or commercialization of its products.

In addition, Alvotech engages external transport companies to ship its products between the different supply points used to manufacture the finished product. Delays in shipment, damage of materials during shipment or any other events leading to late delivery or not full amount of ordered quantities could have a significant impact on project timelines, stock on markets and sales.

Alvotech has entered into collaborations with third parties in connection with the development of certain of its product candidates. Even if Alvotech believes that the development of its technology and product candidates is promising, its partners may choose not to proceed with such development if Alvotech materially deviates from the original program timelines, the contractual terms, or breaches the contractual terms.

Alvotech has or may have future collaborations with various partners for the development and commercialization of certain of its biosimilar candidates. Alvotech’s existing and future agreements with its collaboration partners are generally subject to termination by the counterparty under certain circumstances. Accordingly, even if Alvotech believes that the development of certain product candidates is worth pursuing, its partners may choose not to continue with such development, if Alvotech materially deviates from the original program timelines, the contractual terms, or breaches the contractual terms. If any of Alvotech’s collaborations are terminated, Alvotech may be required to devote additional resources to the development of its product candidates or seek a new collaboration partner, and the terms of any additional collaborations or other arrangements that Alvotech establishes may not be favorable to Alvotech, available under commercially reasonable terms or available at all.

Alvotech is also at risk that its collaborations or other arrangements may not be successful. Factors that may affect the success of its collaborations include the following:

•	its collaboration partners may incur financial, legal or other difficulties that force them to limit or reduce their participation in its joint projects;

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its collaboration partners may be pursuing alternative technologies or developing alternative products that are competitive to its technology and products, either on their own or in partnership with others;

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its collaboration partners may terminate their collaborations with Alvotech, which could make it difficult for Alvotech to attract new partners or adversely affect perception of Alvotech in the business and financial communities; and

•	its collaboration partners may pursue higher priority programs or change the focus of their development programs, which could affect their commitment to Alvotech.

If Alvotech cannot maintain successful collaborations, its business, financial condition and operating results may be adversely affected.

Alvotech is dependent on its partners, such as Teva and STADA, for the commercialization of its biosimilar products candidates in certain major markets, and their failure to commercialize in those markets could have a material adverse effect on Alvotech’s revenue, business and operating results.

Alvotech does not currently have direct sales, marketing, and distribution capabilities. Instead, Alvotech has chosen to market and commercialize its products through partnerships with multiple regional partners. For more information about Alvotech’s sales and marketing strategy and its commercial partnerships, please see the section entitled “Business—Our Platform—Sales and Marketing” and “—Commercial Partnerships”. For example, Teva, is responsible for commercialization of, among other product candidates, AVT02, AVT04 and AVT06 in the United States, and STADA is responsible for commercialization of, among other product candidates, AVT02, AVT04 and AVT06 in the EEA. If Alvotech’s commercial partners fail to exercise commercially reasonable efforts to market and sell Alvotech’s products in their respective licensed jurisdictions (timely or at all) or are otherwise ineffective in doing so, Alvotech’s business will be harmed and Alvotech may not be able to adequately remedy the harm through negotiation, litigation, arbitration or termination of the license agreements. Moreover, any disputes with Alvotech’s collaboration partners concerning the adequacy of their commercialization efforts will substantially divert the attention of Alvotech’s senior management from other business activities and will require Alvotech to incur substantial legal costs to fund litigation or arbitration proceedings and perhaps lead to delayed license-related payments to Alvotech.

Alvotech is subject to a multitude of risks related to manufacturing. Any adverse developments affecting the manufacturing operations of Alvotech’s biosimilar products could substantially increase its costs and limit supply for its products.

The process of manufacturing Alvotech’s products is complex, highly regulated and subject to several risks, including but not limited to:

•	raw material and/or consumable shortages from external suppliers;

•	product loss due to contamination, equipment failure, or operator error; and

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equipment installation and qualification failures, equipment breakdowns, labor shortages, natural disasters, power failures and numerous other factors associated with the manufacturing facilities in which its products are produced.

Even minor deviations from normal manufacturing processes for any of its products could result in reduced production yields, product defects and other supply disruptions. Additionally, if microbial, viral or other contaminations are discovered in its products or in the manufacturing facilities in which Alvotech’s products are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Further, any defects or contaminations, or inadequate disclosure relating to the risk of using Alvotech’s products could lead to recalls or safety alerts, or other enforcement action by regulatory authorities.

Any adverse developments affecting manufacturing operations for Alvotech’s products may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls or other interruptions in the supply of its products. Alvotech may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives.

Alvotech currently engages single suppliers for some manufacture, clinical trial services, formulation development and product testing of its product candidates. The loss of any of these suppliers or vendors could materially and adversely affect its business.

The biologic drug substance used in all Alvotech programs is currently manufactured at the facility of Alvotech hf. in Reykjavik, as is the pre-filled syringe (bulk drug product) for AVT02. In addition, Alvotech relies on certain single third-party suppliers for the safety device assembly and associated finished packaging of the AVT02 pre-filled syringe for all clinical supplies and future commercial supplies and for the combination product assembly and finished packaging of the AVT02 pre-filled syringe for all clinical supplies and future commercial supplies. In addition, Alvotech has engaged a future second contract manufacturer of the combination product and packaging for AVT02. Alvotech has engaged a single contract manufacturer for clinical supplies of AVT06, to conduct the fill and finish manufacturing step for vial presentations. Prior to engaging any contract manufacturer for services, Alvotech performs a qualification of the site, including a verification of its status with regard to the relevant regulations. In addition, Alvotech performs regular audits as per its contractor management procedures once the contractor is qualified. Prior to any approval inspection, Alvotech engages external partners to help prepare for a successful inspection. Alvotech does not currently have any other suppliers or vendors for the above-mentioned requirements for its product candidates and, although Alvotech believes that there are alternate sources that could satisfy these requirements, Alvotech cannot assure you that identifying and establishing relationships with such would not result in significant delay in the development of its product candidates. Additionally, Alvotech may not be able to enter into arrangements with alternative vendors on commercially reasonable terms or at all. A delay in the development of its product candidates or having to enter into a new agreement with a different third-party on less favorable terms than Alvotech has with its current suppliers could have a material adverse impact upon on its business.

Alvotech’s failure to obtain or renew certain approvals, licenses, permits and certificates required may result in its inability to continue its operations or may result in enforcement actions with the respective regulatory authorities which would materially and adversely affect Alvotech’s business.

Alvotech is required to obtain and maintain various approvals, licenses, permits and certificates from relevant authorities to operate its business. Any failure to obtain any approvals, licenses, permits and certificates necessary for Alvotech’s operations may result in enforcement actions thereunder, including the relevant regulatory authorities ordering Alvotech to cease operations, implement potentially costly corrective measures or any other action which could materially disrupt Alvotech’s business operations.

In addition, some of these approvals, permits, licenses and certificates are subject to periodic renewal and/or reassessment by the relevant authorities, and the standards of such renewal and/or reassessment may change from time to time. Alvotech cannot give reassurance that it will be able to successfully procure such renewals and/or reassessment when due, and any failure to do so could severely disrupt its business.

Furthermore, if the interpretation or implementation of existing laws and regulations changes or new regulations come into effect requiring Alvotech to obtain any additional approvals, permits, licenses or certificates that were previously not required to operate its existing businesses, Alvotech cannot provide assurance that it will successfully obtain them, which in turn could restrict its scope of permitted business activities and constrain its drug development and revenue generation capability.

Any of the above developments could have a material adverse effect on Alvotech’s business, financial condition and results of operations.

Alvotech and its collaboration partners and contract manufacturers are subject to significant regulation with respect to manufacturing its product candidates. The manufacturing facilities on which Alvotech relies may not continue to meet regulatory requirements or may not be able to meet supply demands.

All entities involved in the preparation of therapeutics for clinical studies or commercial sale, including its existing contract manufacturers for Alvotech’s product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical studies must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of its product candidates that may not be detectable in final product testing. Alvotech, its collaboration partners or its contract manufacturers must supply all necessary documentation in support of a market application on a timely basis and must adhere to GLP and cGMP regulations enforced by the FDA and other regulatory agencies through their facilities inspection program. Not all contractors supporting Alvotech product candidates may be registered or approved for commercial pharmaceutical production. The facilities and quality systems of some or all of Alvotech’s collaboration partners and third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of Alvotech’s product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of Alvotech’s product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted. Although Alvotech oversees the contract manufacturers, Alvotech cannot control the implementation of the manufacturing process used by its contract manufacturing partners. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of Alvotech’s collaboration partners and third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of Alvotech’s product specifications or applicable regulations occurs independent of such an inspection or audit, Alvotech or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for Alvotech or a third party to implement and that may include the temporary or permanent suspension of a clinical study or commercial sales or import or the temporary or permanent closure of a facility and that may require re-inspection thereby causing delays. Any such remedial measures imposed upon Alvotech or third parties with whom Alvotech contracts could materially harm its business, prospects and financial condition.

If Alvotech, its collaboration partners or any of its third-party manufacturers fail to maintain regulatory compliance, the FDA or other applicable regulatory authority can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new biologic product, or suspension or revocation of a license. As a result, Alvotech’s business, financial condition and results of operations may be materially harmed.

Additionally, if supply from one approved manufacturer is interrupted, registration of an alternative manufacturer would require submissions to the market application (e.g., variation to the MAA), which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and prior regulatory approval and is likely to result in a delay in Alvotech’s desired clinical and commercial timelines.

These factors could cause Alvotech to incur higher costs and could cause the delay or termination of clinical studies, regulatory submissions, required approvals or commercialization of its product candidates. Furthermore, if Alvotech’s suppliers fail to meet contractual requirements and Alvotech is unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, its clinical studies may be delayed or Alvotech could lose potential revenue from sales of an approved product.

Alvotech may not realize the benefits expected through the Joint Venture and the Joint Venture could have adverse effects on Alvotech’s business.

In September 2018, Alvotech entered into a joint venture agreement with Changchun High & New Technology Industries (Group) Inc., a Chinese corporation (the “Joint Venture Partner”). Under the joint venture agreement, Alvotech created Alvotech & CCHN Biopharmaceutical Limited Liability Company in 2019 (the “Joint Venture”), of which it owns a 50% ownership interest. The purpose of the Joint Venture is to research, develop, manufacture and sell high quality biosimilar products, to be a Chinese market leader in the biosimilar space and to deliver high quality competitive cost products to patients in China through the introduction of appropriate technology and adoption of scientific management systems and marketing methods, meanwhile, to realize the biopharmaceutical internationalization through providing international OEM (Original Equipment Manufacturer) service and innovate biosimilar development. For that purpose, the Joint Venture Partner is assisting the Joint Venture to build manufacturing facilities in the City of Changchun, Jilin Province, completing all registration and filing procedures as well as obtaining and maintaining all necessary permits and certifications, and assisting in hiring personnel with appropriate expertise and experience. In 2019, the Joint Venture broke ground on its manufacturing facility, expected to be operational in 2022. The Joint Venture expects to complete certifications and quality controls in the third quarter of 2022 and aims to start producing commercial batches before the end of 2023.

Because Alvotech’s continued business operations in China are part of its current and future growth plans, further adverse changes in the economic and political policies relating to China, as well as any legal disputes with the Joint Venture Partner, could have a material adverse effect on Alvotech’s business. An escalation of recent trade tensions between the United States and China has resulted in trade restrictions that could harm Alvotech’s ability to participate in Chinese markets and numerous additional such restrictions have been threatened by both countries. Alvotech may find it impossible to comply with these or other conflicting regulations in the United States and China, which could make it difficult or impossible to achieve its business objectives in China or realize a return on its investment in this market. Sustained uncertainty about, or worsening of, current global economic conditions and further escalation of trade tensions between the United States and its trading partners, especially China, could result in a global economic slowdown and long-term changes to global trade, including retaliatory trade restrictions that could further restrict Alvotech’s ability to operate in China.

The Chinese economic, legal, and political landscape differs from other countries in many respects, including the level of government involvement and regulation, control of foreign exchange and allocation of resources, and uncertainty regarding the enforceability and scope of protection for intellectual property rights among others. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The laws, regulations and legal requirements in China are also subject to frequent changes and the exact obligations under and enforcement of laws and regulations are often subject to unpublished internal government interpretations and policies which makes it challenging to ascertain compliance with such laws. This uncertainty includes investigations and inquiries into graft, corruption and other crimes, the nature of which are difficult to predict. If one or more of the senior executives of the Joint Venture Partner or the Joint Venture or related entities are questioned or come under investigation under such an inquiry, for example, the Joint Venture’s performance could be materially adversely impacted and in turn Alvotech’s realization of its investment in such joint ventures and facilities, even if the claims underlying such questions or inquiry are proven false or challenging to verify.

Furthermore, Alvotech’s ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. Alvotech believes that its operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central Chinese government or the local government of the jurisdiction in which Alvotech operates may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on Alvotech’s part to ensure its compliance with such regulations or interpretations. For example, certain Joint Venture permits and certifications could be withdrawn, which could significantly impair or eliminate the Joint Venture’s ability to operate in China. Any actions and policies adopted by the Chinese government, or any prolonged slowdown in China’s economy, could have an adverse effect on Alvotech’s business, results of operations and financial condition.

The relationship between China and the United States is subject to periodic tension. Relations may also be compromised if the United States pressures the Chinese government regarding its monetary, economic, or social policies. Changes in political conditions in China and changes in the state of China-U.S. relations are difficult to predict and could adversely affect the operations or financial condition of the Joint Venture.

Alvotech relies on third parties to construct the Joint Venture’s manufacturing facility in China and, to the extent such third parties do not perform as expected, Alvotech may be unable to complete the Joint Venture’s facility on time or at all.

Alvotech has no construction capabilities and has partnered with the Joint Venture Partner to develop the Joint Venture’s manufacturing facilities. Alvotech expects substantially all of the Joint Venture’s construction work to be outsourced to the Joint Venture Partner. Alvotech is exposed to risks that the performance of the Joint Venture Partner and third parties supporting the facility construction may not meet its standards or specifications or on its timeline. Negligence or poor work quality by any contractors may result in defects in the Joint Venture’s building, which could in turn cause Alvotech to suffer financial losses, harm its reputation or expose Alvotech to third-party claims. Although Alvotech’s construction and other contracts contain provisions designed to protect it, Alvotech may be unable to successfully enforce these rights and, even if Alvotech is able to successfully enforce these rights, the Joint Venture Partner may not have sufficient financial resources to compensate Alvotech. Moreover, the Joint Venture Partner may undertake projects from other property developers, engage in risky undertakings or encounter financial or other difficulties, such as supply shortages, labor disputes or work accidents, which may cause delays in the completion of the Joint Venture’s property projects or increases in Alvotech’s costs. Alvotech may be unable to complete the Joint Ventures manufacturing facilities development on time, with sufficient workmanship or at all, which may cause it to be unable to scale up its manufacturing capabilities sufficiently or at all, rendering it unable to meet demand for, and successfully commercialize, any products, which may materially adversely affect its business, financial condition, reputation and results of operations.

Alvotech’s reliance on third parties requires Alvotech to share its trade secrets, which increases the possibility that a competitor will discover them or that Alvotech’s trade secrets will be misappropriated or disclosed.

Because Alvotech relies on third parties to develop and manufacture its product candidates, Alvotech must, at times, share trade secrets with them. Alvotech seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with its collaboration partners, advisors, employees and consultants prior to beginning research or disclosing proprietary information, such as trade secrets. These agreements typically limit the rights of the third parties to use or disclose Alvotech’s confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by Alvotech’s competitors, are inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that Alvotech’s proprietary position is based, in part, on its know-how and trade secrets, a competitor’s discovery of Alvotech’s trade secrets or other unauthorized use or disclosure would impair Alvotech’s competitive position and may have a material adverse effect on Alvotech’s business.

Alvotech may not be successful in its efforts to identify, develop or commercialize additional product candidates.

Although a substantial amount of Alvotech’s effort will focus on the continued testing, potential approval and commercialization of its existing product candidates, the success of Alvotech’s business also depends upon its ability to identify, develop and commercialize additional product candidates (in addition to the lead candidates). Research programs to identify new product candidates require substantial technical, financial and human resources. Alvotech may focus its efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. Alvotech’s development efforts may fail to yield additional product candidates suitable for development and/or commercialization for a number of reasons, including but not limited to the following:

•	Alvotech may not be successful in identifying potential product candidates that pass its strict screening criteria;

•	Alvotech may not be able to overcome technological hurdles to development or a product candidate may not be capable of producing commercial quantities at an acceptable cost or at all;

•	Alvotech may not be able to assemble sufficient resources to acquire or discover additional product candidates;

•	Alvotech’s product candidates may not succeed in analytical, nonclinical, or clinical testing;

•	Alvotech’s potential product candidates may fail to show biosimilarity to reference products;

•	Alvotech may not be successful in overcoming intellectual property obstacles in a timely manner or at all; and

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competitors may develop alternatives that render Alvotech’s product candidates obsolete or less attractive or the market for a product candidate may change such that a product candidate may not justify further development.

If any of these events occur, Alvotech may be forced to abandon its development efforts for a program or programs or Alvotech may not be able to identify, develop or commercialize additional product candidates, which would have a material adverse effect on Alvotech’s business and could potentially cause Alvotech to cease operations.

Risks Related to Our Competition and Industry

Alvotech’s biosimilar product candidates, if approved, will face significant competition from the reference products, other biosimilars, and from other medicinal products approved for the same indication(s) as the reference products. Alvotech’s failure to effectively compete may prevent Alvotech from achieving significant market penetration and expansion.

Alvotech expects to enter highly competitive markets. Alvotech expects other companies to seek approval to manufacture and market biosimilars to Humira, Prolia/Xgeva, Stelara, Simponi/Simponi Aria, Eylea or Xolair. If other biosimilars to Humira, Prolia/Xgeva, Stelara, Simponi/Simponi Aria, Eylea or Xolair, or other non-reference products in the same therapeutic spaces are approved and successfully commercialized before AVT02, AVT03, AVT04, AVT05, AVT06 or AVT23, respectively, Alvotech may never achieve significant market share for these products, its revenue would be reduced and, as a result, its business, prospects and financial condition could suffer.

Successful competitors in the market have demonstrated the ability to effectively discover, obtain patents, develop, test and obtain regulatory approvals for products, as well as an ability to effectively commercialize, market and promote approved products. Numerous companies, universities and other research institutions are engaged in developing, patenting, manufacturing and marketing of products competitive with those that Alvotech is developing. Many of these potential competitors are large, experienced pharmaceutical companies that enjoy significant competitive advantages, such as substantially greater financial, research and development, manufacturing, personnel and marketing resources. These companies also have greater brand recognition and more experience in conducting preclinical testing and clinical trials of product candidates and obtaining FDA and other regulatory approvals of products.

If an improved version of a reference product, such as Humira, Prolia or Xgeva, Stelara, Simponi/Simponi Aria, Eylea or Xolair is developed or if the market for the reference product significantly declines, sales or potential sales of Alvotech’s biosimilar product candidates may suffer.

Companies may develop improved versions, treatment regimens, combinations and/or doses of a reference product as part of a life cycle extension strategy and may obtain regulatory approval of the improved version under a new or supplemental BLA, or equivalent foreign procedure, filed with the applicable regulatory authority. Should the company manufacturing the reference product for any of Alvotech’s candidate products succeed in obtaining an approval of an improved biologic product, it may capture a significant share of the market for the reference product in the applicable jurisdiction and significantly reduce the market for the reference product and thereby the potential size of the market for Alvotech’s biosimilar product candidates. In addition, the improved product may be protected by additional regulatory exclusivity or patent rights that may subject Alvotech’s follow-on biosimilar to claims of infringement.

Biologic reference products may also face competition as technological advances are made that may offer patients a more convenient form of administration or increased efficacy or as new products are introduced. As new products are approved that compete with the reference product for Alvotech’s biosimilar product candidates, sales of the reference products may be adversely impacted or rendered obsolete. If the market for the reference product is impacted, Alvotech may lose significant market share or experience limited market potential for its approved biosimilar products or product candidates, and the value of Alvotech’s product pipeline could be negatively impacted. As a result of the above factors, Alvotech’s business, prospects and financial condition could suffer.

If efforts by manufacturers of reference products to prevent, delay or limit the use of biosimilars are successful, Alvotech’s business may be negatively affected, including but not limited to the sales of its biosimilar products.

Many manufacturers of reference products have increasingly used legislative, regulatory and other means to prevent or delay regulatory approval and to seek to restrict competition from manufacturers of biosimilars. These efforts may include or have included:

•	settling patent lawsuits with biosimilar companies, resulting in such patents remaining an obstacle for biosimilar approval by others;

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submitting Citizen Petitions to request the FDA Commissioner to take administrative action with respect to prospective and submitted biosimilar applications or to elaborate or amend the standard of review for such biosimilar applications;

•	appealing denials of Citizen Petitions in U.S. federal district courts and seeking injunctive relief to reverse approval of biosimilar applications;

•	restricting access to reference brand products for equivalence and biosimilarity testing that interferes with timely biosimilar development plans;

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attempting to influence potential market share by conducting medical education with physicians, payors, regulators and patients claiming that biosimilar products are too complex for biosimilar approval or are too dissimilar from reference products to be trusted as safe and effective alternatives;

•	implementing payor market access tactics that benefit their brands at the expense of biosimilars;

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seeking state law restrictions on the substitution of biosimilar products at the pharmacy without the intervention of a physician or through other restrictive means such as excessive recordkeeping requirements or patient and physician notification;

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seeking federal or state regulatory restrictions, or equivalent foreign restrictions, on the use of the same non-proprietary name as the reference brand product for a biosimilar or interchangeable biologic;

•	seeking changes to the U.S. Pharmacopeia, an industry recognized compilation of drug and biologic standards, or equivalent international or foreign standards;

•	obtaining new patents covering existing products or processes which could extend patent exclusivity for a number of years or otherwise delay the launch of biosimilars;

•	originator could compete with Alvotech by manufacturing or commercializing their own proprietary biosimilar product to the reference product they sponsor; and

•	influencing legislatures so that they attach special patent extension amendments to unrelated federal legislation.

In 2012, Abbott Laboratories filed a Citizen Petition with the FDA asking the agency to refrain from accepting biosimilar applications under the BPCIA arguing that to approve such applications, without compensation to the reference product sponsor, would constitute an unconstitutional taking of a reference company’s valuable trade secrets under the fifth amendment of the U.S. constitution. The FDA denied this citizen petition in 2016. Other reference companies may file Citizen Petitions in an effort to restrict or prevent the introduction of biosimilars. If the FDA or a federal court determines that biosimilar applications under the BPCIA should be limited, Alvotech’s business may be negatively impacted.

Alvotech faces intense competition and rapid technological changes and the possibility that Alvotech’s competitors and originators such as AbbVie and Janssen may develop therapies that are similar, more advanced or more effective than Alvotech’s, which may adversely affect Alvotech’s financial condition and its ability to successfully commercialize its product candidates.

Alvotech has competitors both in the United States and internationally, including major multinational pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies. Some of the pharmaceutical and biotechnology companies developing biosimilars Alvotech expects to compete with include, for example, Celltrion Healthcare Co., Ltd. (“Celltrion”), Coherus, Amgen, Pfizer Inc. (“Pfizer”), Samsung Bioepis, Ltd. (“Samsung Bioepis”), and Sandoz International GmbH (“Sandoz”), as well as other companies. These companies may develop biosimilars or other products in the same therapeutic space as Alvotech’s products. For example, based on publicly available information, Alvotech expects AbbVie (the originator), Amgen, Boehringer Ingelheim GmbH, Biocon/Fujifilm/Viatris, Celltrion, Fresenius Kabi Pfizer, Samsung Bioepis, Coherus, and Sandoz to be its main competitors for AVT02, a biosimilar product candidate to Humira (adalimumab); Janssen (the originator), Amgen, Celltrion, BioFactura, Bio-Thera, Formycon, Dong-A/Meiji Seika, Neuclone, Samsung Bioepis, and Biocon to be its main competitors for AVT04, a biosimilar candidate to Stelara (ustekinumab); Amgen (the originator), Celltrion, Eden Biologics, Fresenius Kabi, Samsung Bioepis, Sandoz, Gedeon Richter, mAbxience, Biocon, Henlius and Teva to be its main competitors for AVT03, a biosimilar candidate to Prolia / Xgeva (denosumab); Janssen (the originator) and Bio-thera to be its main competitors for AVT05, a biosimilar candidate of Simponi and Simponi Aria (golimumab); and Regeneron/Bayer Health Care (the originator), Amgen, Celltrion, Formycon, Altos, Sam Chun Dang, Samsung Bioepis, Sandoz, and Viatris, to be its main competitors for AVT06, a biosimilar candidate to Eylea (aflibercept); and Genentech (the originator), Celltrion and Teva, to be its main competitors for AVT23, a biosimilar candidate to Xolair (omalizumab).

Some of Alvotech’s competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the pharmaceutical industry may result in even more resources being concentrated in Alvotech’s competitors. As a result, these companies may obtain regulatory approval more rapidly than Alvotech is able to and may be more effective in selling and marketing their products. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Alvotech’s competitors may succeed in developing, acquiring or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that Alvotech may develop; they may also obtain patent protection that could block Alvotech’s products; and they may obtain regulatory approval, product commercialization and market penetration earlier than Alvotech do. Additionally, Alvotech’s competitors may have more resources in order to effectively pursue, defend against or settle with regard to potential or ongoing litigation. Biosimilar product candidates developed by Alvotech’s competitors may render its potential product candidates uneconomical, less desirable or obsolete, and Alvotech may not be successful in marketing its product candidates against competitors. Competitors may also assert in their marketing or medical education programs that their biosimilar products demonstrate a higher degree of biosimilarity to the reference products than do Alvotech or other competitor’s biosimilar products, thereby seeking to influence health care practitioners to select their biosimilar products, versus Alvotech or other competitors.

If Alvotech is unable to establish effective sales and marketing capabilities in jurisdictions for which Alvotech chooses to retain commercialization rights or if Alvotech is unable to enter into agreements with third parties to market and sell its product candidates, and Alvotech is unable to establish and maintain a marketing and sales organization, Alvotech may be unable to generate substantial or any revenue.

Alvotech currently has no marketing or sales organization. Alvotech as a company has no experience selling and marketing its product candidates. To successfully commercialize any products that may result from Alvotech’s development programs, Alvotech will need to develop these capabilities, either on its own or with others. If Alvotech’s product candidates receive regulatory approval, Alvotech might establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize its product candidates in major markets where Alvotech may choose to retain commercialization rights. Doing so will be expensive, difficult and time consuming. Any failure or delay in the development of Alvotech’s internal sales, marketing and distribution capabilities would adversely impact the commercialization of its products.

Further, given Alvotech’s lack of prior experience in marketing and selling biopharmaceutical products, Alvotech’s initial estimate of the size of the required sales force may be materially more or less than the size of the sales force actually required to effectively commercialize its product candidates. As such, Alvotech may be required to hire substantially more sales representatives to adequately support the commercialization of its product candidates or Alvotech may incur excess costs as a result of hiring more sales representatives than necessary. With respect to certain geographical markets, Alvotech may enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but Alvotech may be unable to enter into such agreements on favorable terms, if at all. If Alvotech’s future collaboration partners do not commit sufficient resources to commercialize its future products, if any, and Alvotech is unable to develop the necessary marketing capabilities on its own, Alvotech will be unable to generate sufficient product revenue to sustain its business. Alvotech expects competition from companies such as Celltrion, Sandoz, Amgen, Pfizer, Fresenius Kabi, Boehringer Ingelheim, Samsung Bioepis, Coherus and Viatris that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third-party to perform marketing and sales functions, Alvotech may be unable to compete successfully against these more established companies.

Alvotech may need to enter into alliances with other companies that can provide capabilities and funds for the development and commercialization of its product candidates. If Alvotech is unsuccessful in forming or maintaining these alliances on sufficiently favorable terms, its business could be adversely affected.

Alvotech expects its manufacturing facility in Reykjavik to be able to scale up its capabilities for commercial production. Nevertheless, Alvotech is expected to retain contract manufacturing organization services as a second source of supply, including for business continuity risk mitigation. In addition, because Alvotech has limited capabilities for late-stage product development, manufacturing, sales, marketing and distribution, Alvotech has found it necessary to enter into alliances with other companies. Alvotech entered into a collaboration agreement with Teva for the development and commercialization of AVT02 in the United States. Similarly, Alvotech entered into a collaboration agreement with STADA for the development and commercialization of AVT02 in the European Union. In the future, Alvotech may also find it necessary to form alliances or joint ventures with major pharmaceutical companies to jointly develop and/or commercialize specific biosimilar product candidates. In such alliances, Alvotech would expect its collaboration partners to provide substantial capabilities in clinical development, manufacturing, regulatory affairs, sales and marketing. Alvotech may not be successful in entering into any such alliances. Even if Alvotech does succeed in securing such alliances, Alvotech may not be able to maintain them if, for example, development or approval of a product candidate is delayed or sales of an approved product are disappointing. If Alvotech is unable to secure or maintain such alliances Alvotech may not have the capabilities necessary to continue or complete development of its product candidates and bring them to market, which may have an adverse effect on its business.

In addition to product development and commercialization capabilities, Alvotech may depend on its alliances with other companies to provide substantial additional funding for development and potential commercialization of its product candidates. Alvotech may not be able to obtain funding on favorable terms from these alliances, and if Alvotech is not successful in doing so, Alvotech may not have sufficient funds to develop a particular product candidate internally or to bring product candidates to market. Failure to bring Alvotech’s product candidates to market will prevent Alvotech from generating sales revenue, and this may substantially harm its business, prospects and financial condition. Furthermore, any delay in entering into these alliances could delay the development and commercialization of Alvotech’s product candidates and reduce their competitiveness even if they reach the market. As a result, Alvotech’s business and operating results may be adversely affected.

The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, third-party payors and others in the medical community.

Even with the requisite approvals from the FDA and comparable regulatory authorities, the commercial success of Alvotech’s product candidates will depend in part on the medical community, patients and third-party payors accepting Alvotech’s product candidates as medically useful, cost-effective and safe. Any product that Alvotech brings to the market may not gain market acceptance by physicians, patients, third-party payors and others in the medical community. The degree of market acceptance of any of Alvotech’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the safety and efficacy of the product as demonstrated in clinical studies and through the demonstration of biosimilarity;

•	any potential advantages over competing biosimilars and/or other treatments in the same therapeutic space(s);

•	the prevalence and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;

•	the clinical indications for which approval is granted;

•	the possibility that a competitor may achieve interchangeability in the United States and Alvotech may not;

•	relative convenience and ease of administration;

•	the extent to which its product may be more or less similar to the reference product than competing biosimilar product candidates;

•	policies and practices governing the naming of biological product candidates;

•	prevalence of the disease or condition for which the product is approved;

•	the cost of treatment, particularly in relation to competing treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support and timing of market introduction of competitive products;

•	publicity concerning its products or competing products and treatments;

•	the extent to which third-party payors provide adequate third-party coverage and reimbursement for its product candidates, if approved;

•	patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement; and

•	its ability to maintain compliance with regulatory requirements.

Even if a potential biosimilar product is expected to have a highly similar efficacy and safety profile to the reference product, as demonstrated through analytical, nonclinical, and clinical studies, market acceptance of the product will not be fully known until after it is launched and may be negatively affected by a potential poor safety experience and the track record of other biosimilar product candidates. Alvotech’s efforts to educate the medical community and third-party payors on the benefits of the product candidates may require significant resources, may be under-resourced compared to large well-funded pharmaceutical entities and may never be successful. If Alvotech’s product candidates are approved but fail to achieve an adequate level of acceptance by physicians, patients, third-party payors and others in the medical community, Alvotech will not be able to generate sufficient revenue to become or remain profitable.

The third-party coverage and reimbursement status of newly-approved products is uncertain. Failure of Alvotech’s third-party commercial partners to obtain or maintain adequate coverage and reimbursement for new or current products could limit Alvotech’s ability to market those products and decrease its ability to generate revenue.

Pricing, coverage and reimbursement of Alvotech’s biosimilar product candidates, if approved, may not be adequate to support its commercial infrastructure. Alvotech’s per-patient prices may not be sufficient to recover its development and manufacturing costs and potentially achieve profitability. Accordingly, the availability and adequacy of coverage and reimbursement by governmental and private payors are essential for most patients to be able to afford expensive treatments such as Alvotech’s products, if approved. Sales of Alvotech’s product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of Alvotech’s product candidates will be paid for by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations or reimbursed by government authorities, private health insurers and other third-party payors. If coverage and reimbursement are not available, or are available only to limited levels, Alvotech may not be able to successfully commercialize its product candidates. Even if coverage is provided, the approved reimbursement amount may not be adequate to allow Alvotech to establish or maintain pricing sufficient to realize a return on its investment.

There is significant uncertainty related to third-party coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered and reimbursed. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for Alvotech’s biosimilar product candidates, if approved. In addition, in the United States, no uniform policy of coverage and reimbursement for biologics exists among third-party payors. Therefore, coverage and reimbursement for biologics can differ significantly from payor to payor. As a result, the process for obtaining favorable coverage determinations often is time-consuming and costly and may require Alvotech to provide scientific and clinical support for the use of its products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained. Further, coverage policies and third-party payor reimbursement rates may change at any time. Therefore, even if favorable coverage and reimbursement status is attained, less favorable coverage policies and reimbursement rates may be implemented in the future.

Outside the United States, pharmaceutical companies, products and distributors are generally subject to extensive governmental price controls and other market regulations. Alvotech believes the increasing emphasis on cost-containment initiatives in EEA, Canada and other countries has and will continue to put pressure on the pricing and usage of its product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Alvotech is able to charge for its product candidates. Accordingly, in markets outside the United States, the reimbursement for Alvotech’s products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to control healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for Alvotech’s product candidates. Certain cost containment practices may adversely affect Alvotech’s product sales. Alvotech expects to experience pricing pressures in connection with the sale of any of its product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes.

If Alvotech’s third-party commercial partners are unable to establish or sustain coverage and adequate reimbursement for any of Alvotech’s product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect Alvotech’s ability to market or sell those product candidates, if approved.

Alvotech’s biosimilar product candidates, if approved, could face price competition from other biosimilars of the same reference products for the same indication. This price competition could exceed Alvotech’s capacity to respond, detrimentally affecting its market share and revenue as well as adversely affecting the overall financial health and attractiveness of the market for the biosimilar.

Alvotech expects to enter highly competitive biosimilar markets. Successful competitors in the biosimilar market have the ability to effectively compete on price through payors and their third-party administrators who exert downward pricing pressure. It is possible Alvotech’s biosimilar competitors’ compliance with price discounting demands in exchange for market share could exceed Alvotech’s capacity to respond in kind and reduce market prices beyond its expectations. Such practices may limit Alvotech’s and its collaboration partners’ ability to increase market share and will also impact profitability.

Risks Related to Our Intellectual Property

If Alvotech infringes or is alleged to infringe the intellectual property rights of third parties, its business could be harmed. Avoiding and defending against infringement claims could be expensive and time consuming, which may in turn prevent or delay Alvotech’s development and commercialization efforts.

Alvotech’s commercial success depends in large part on avoiding infringement of the valid and enforceable patents and proprietary rights of third parties and invalidating or rendering unenforceable other patent and proprietary rights of third parties. There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the pharmaceutical industry, including patent infringement lawsuits, interferences, oppositions and reexamination proceedings before the U.S. Patent and Trademark Office (“USPTO”), and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Alvotech is developing product candidates. As the pharmaceutical industry expands and more patents are issued, the risk increases that Alvotech’s product candidates may be subject to claims of infringement of the patent rights, or other intellectual property rights, of third parties.

Alvotech’s research, development and commercialization activities may be claimed or held to infringe or otherwise violate patents owned or controlled by other parties. The companies that originated the products for which Alvotech intends to introduce biosimilar versions, such as AbbVie, Amgen, Janssen, Genentech and Regeneron as well as other competitors (including other companies developing biosimilars) often have developed worldwide patent portfolios of varying sizes and breadth, many of which are in fields relating to Alvotech’s business, and it may not always be clear to industry participants, including Alvotech, which patents cover various types of products, methods of use, methods of manufacturing, etc.

Third parties may assert that Alvotech is employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to compositions, formulations, methods of manufacture or methods for treatment related to the use or manufacture of Alvotech’s product candidates. While Alvotech has conducted freedom to operate analyses with respect to its lead product candidates, Alvotech cannot guarantee that any of its analyses will ensure that claims will not be brought or won against Alvotech, nor can Alvotech be sure that it has identified each and every patent and pending application in the United States and abroad that is relevant or necessary to the commercialization of its product candidates. Moreover, because patent applications can take up to 18 months after initial priority filing date to publish and issue, there may be currently pending patent applications with claims not yet filed that may later result in issued patents covering Alvotech’s product candidates. Alvotech has not yet completed freedom to operate analysis on products it is evaluating for inclusion in its future biosimilar product pipeline and therefore Alvotech does not know whether or to what extent that development of these products may be influenced by unexpired patents and pending applications.

There may also be patent applications that have been filed but not published and if such applications issue as patents, they could be asserted against Alvotech. For example, in most cases, a patent filed today would not become known to industry participants for at least 18 months given patent rules applicable in most jurisdictions which typically do not publish patent applications until 18 months from the application’s prior date. Moreover, Alvotech may face claims from non-practicing entities that have no relevant product revenue and against whom its own patent portfolio may have no deterrent effect. In addition, coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If Alvotech is sued for patent infringement, Alvotech would need to convince a judicial authority that its product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid and/or unenforceable, and Alvotech may not be able to do this. Proving to a judicial authority that a patent claim is invalid or unenforceable can be difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Also in proceedings before courts in Europe, the burden of proving invalidity of the patent usually rests on the party alleging invalidity. Further, proving the invalidity or unenforceability of a patent claim in the jurisdictions in which Alvotech operates may also depend on changes in the relevant law. Attempts to resolve intellectual property disputes may require substantial efforts including, but not limited to, validity challenges in patent offices, court litigation and arbitration. Even if Alvotech is successful in these proceedings, Alvotech may incur substantial costs and the time and attention of its management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on Alvotech. In addition, Alvotech may not have sufficient resources to bring these actions to a desired conclusion.

Third parties could bring claims against Alvotech that would cause Alvotech to incur substantial expenses to defend against and, if successful against Alvotech, could cause Alvotech to pay substantial monetary damages if

Alvotech’s product candidate is on the market. Further, if a patent infringement suit were brought against Alvotech, Alvotech could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. Ultimately, Alvotech could be prevented from commercializing a product or be forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, Alvotech is unable to enter into licenses on commercially acceptable terms or at all. If, as a result of patent infringement claims or to avoid potential claims, Alvotech chooses or is required to seek licenses from third parties, these licenses may not be available on acceptable terms or at all. Even if Alvotech is able to obtain a license, the license may obligate Alvotech to pay substantial license fees or royalties or both, and the rights granted to Alvotech might be nonexclusive, which could result in Alvotech’s competitors gaining access to the same intellectual property. Parties making claims against Alvotech may obtain injunctive or other equitable relief, which could effectively delay or block Alvotech’s ability to further develop and commercialize one or more of its product candidates. For example, companies that originated the products for which Alvotech intends to introduce biosimilar versions may seek damages for their loss of profits and/or market share. Defense of these claims, regardless of their merit, would likely involve substantial litigation expense and would likely be a substantial diversion of employee resources from Alvotech’s business. In the event of a successful claim of infringement against Alvotech, Alvotech may, in addition to being blocked from the market, have to pay substantial monetary damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

In addition to infringement claims against Alvotech, Alvotech may become a party to other patent litigation and other proceedings, including interference, derivation or post-grant proceedings declared or granted by the USPTO and similar proceedings in foreign countries, regarding intellectual property rights with respect to its current or future products. An unfavorable outcome in any such proceedings could require Alvotech to delay or cease using the related technology or to attempt to license rights to it from the prevailing party or could cause Alvotech to lose valuable intellectual property rights. Alvotech’s business could be harmed if the prevailing party does not offer Alvotech a license on commercially reasonable terms, if any license is offered at all. Litigation or other proceedings may fail and, even if successful, may result in substantial costs and distract Alvotech’s management and other employees. Alvotech may also become involved in disputes with others regarding the ownership of intellectual property rights. For example, Alvotech may jointly develop intellectual property with certain parties, and disagreements may therefore arise as to the ownership of the intellectual property developed pursuant to these relationships. If Alvotech is unable to resolve these disputes, Alvotech could lose valuable intellectual property rights.

BLA holders may submit applications for patent term extensions in the United States or other jurisdictions where similar extensions are available and/or Supplementary Protection Certificates in the EEA countries, and an equivalent process in Switzerland, seeking to extend certain patent protection which, if approved, may interfere with or delay the launch of one or more of Alvotech’s biosimilar products. Further, patent laws in the various jurisdictions in which Alvotech does business are subject to change and any future changes in patent laws may be less favorable for Alvotech.

The cost to Alvotech of any patent litigation or other proceeding, even if resolved in its favor, could be substantial. Patent litigation and other proceedings may fail, and even if successful, may result in substantial costs and distract Alvotech’s management and other employees. The companies that originated the products for which Alvotech intends to introduce biosimilar versions, as well as other competitors (including other biosimilar companies) may be able to sustain the costs of such litigation or proceedings more effectively than Alvotech can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair Alvotech’s ability to compete in the marketplace. For example, Alvotech is in legal proceedings adverse to AbbVie. See “—Alvotech has been and continues to be involved, directly or through its partners, in various legal proceedings adverse to AbbVie that may have an impact on its AVT02 product.”

So called “submarine” patents may be granted to Alvotech’s competitors that may significantly alter Alvotech’s launch timing expectations, reduce Alvotech’s projected market size, cause Alvotech to modify its product or process or block Alvotech from the market altogether.

The term “submarine” patent has been used in the pharmaceutical industry and in other industries to denote a patent issuing from an application that was not published, publicly known or available (including unfiled continuation. continuation-in-part, and divisional applications, and the like) at a critical time during which development and/or commercial decisions are made. Submarine patents add uncertainty to Alvotech’s business, e.g., because key decisions may be made during a period of time during which a pending applications has not yet published and such applications may only become known after those key decisions have already been made and perhaps even acted on. Submarine patents may issue to Alvotech’s competitors covering key aspects of Alvotech’s biosimilar product candidates or Alvotech’s pipeline candidates and thereby cause significant market entry delay, lead to unexpected licensing fees, defeat Alvotech’s ability to market its products or cause Alvotech to abandon development and/or commercialization of a molecule.

The issuance of one or more submarine patents may harm Alvotech’s business by causing substantial delays in its ability to introduce a biosimilar candidate into the U.S. market.

Alvotech may not timely identify, or identify at all, relevant patents or may incorrectly interpret the relevance, scope or expiration of a patent which might adversely affect Alvotech’s ability to develop and market its products.

Alvotech cannot guarantee that any of its patent searches or analyses, including but not limited to the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are 100% accurate and/or exhaustive, nor can Alvotech be certain that it has identified each and every patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of Alvotech’s product candidates in any jurisdiction (timely or at all).

The scope of a patent claim is determined by a judicial authority’s interpretation under controlling law. Alvotech’s interpretation of the relevance or the scope of a patent or a pending application may be incorrect and/or different from that of a judicial authority, which may negatively impact Alvotech’s ability to market its products or pipeline molecules. Alvotech may determine that its products are not covered by a third-party patent, but a judicial authority may hold otherwise.

Many patents may cover a marketed product, including but not limited to the composition of the product, methods of use, formulations, cell line constructs, vectors, growth media, production processes and purification processes. The identification of all patents and their expiration dates relevant to the production and sale of a reference product is extraordinarily complex and requires sophisticated legal knowledge in the relevant jurisdiction and interactive monitoring and analyzing of the patent landscape. It may be impossible to identify all patents in all jurisdictions relevant to a marketed product. Alvotech’s determination of the expiration date of any patent in the United States or abroad that Alvotech considers (timely or at all) relevant may be incorrect which may negatively impact Alvotech’s ability to develop and market its products. Alvotech’s failure to identify and correctly interpret relevant patents may negatively impact its ability to develop and market its products.

Legal proceedings that carry risk may occur from time to time, and their outcome may be uncertain.

Alvotech may be involved in various legal proceedings, including patent litigation and challenges, other intellectual property disputes, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment, tax litigation and other legal proceedings that arise from time to time in the ordinary course of our business. See, for example, “—Alvotech may be involved in lawsuits to protect or enforce its patents or other intellectual property rights, which could be expensive, time consuming and unsuccessful” and “—Alvotech has been and continues to be involved, directly or through its partners, in various legal proceedings adverse to AbbVie that may have an impact on its AVT02 product.” Litigation is inherently unpredictable and excessive verdicts do occur. Alvotech could in the future incur judgments and/or enter into settlements, which could require Alvotech to make payments to the proceedings’ counterparties or limit or discontinue certain of its activities, or could otherwise have a material adverse effect on its business operations. In addition, even if such legal proceedings are ultimately resolved in Alvotech’s favor, they may be costly and time-consuming to conduct, which may materially adversely affect Alvotech’s business, financial condition and results of operations. The cost and resource requirements, including management attention, associated with conducting such legal proceedings may lead Alvotech to settle certain actions on terms that are materially adverse to it, even if it believes that the ultimate resolution of the proceedings is likely to be favorable.

Alvotech may be involved in lawsuits to protect or enforce its patents or other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Alvotech may discover that competitors are infringing one or more of its patents after they issue. Expensive and time-consuming litigation may be required to abate such infringement. Although Alvotech is not currently involved in any litigation to enforce patents, if Alvotech or one of its collaboration partners, such as Teva or STADA, were to initiate legal proceedings against a third-party to enforce a patent covering one of Alvotech’s product candidates, the defendant could counterclaim that the patent covering its product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including but not limited to lack of novelty, obviousness, written description or non-enablement. Grounds for an unenforceability assertion could include an allegation that someone involved in the prosecution of the patent withheld relevant or material information related to the patentability of the invention from the USPTO or made a misleading statement during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

An unfavorable outcome could require Alvotech to cease using the related technology or to attempt to license rights to it from the prevailing party. Alvotech’s business could be harmed if it cannot obtain a license from the prevailing party on commercially reasonable terms. Alvotech’s defense of litigation proceedings may fail and, even if successful, may result in substantial costs and distract its management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on its ability to raise the funds necessary to continue Alvotech’s clinical trials, continue its research programs, license necessary technology from third parties or enter into development partnerships that would help Alvotech bring its product candidates to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, and although there are protections in place, there is a risk that some of Alvotech’s confidential information could be compromised by disclosure during any litigation Alvotech initiates to enforce its patents. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of the Ordinary Shares.

Alvotech may be subject to claims that its employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that its employees have wrongfully used or disclosed alleged trade secrets of their former employers or third parties.

Alvotech employs individuals, retains independent contractors and consultants and members on its board of directors or scientific advisory board who were previously employed at universities or other pharmaceutical companies, including its competitors or potential competitors. For example, Alvotech’s Chief Executive Officer, Mark Levick is a former employee of Sandoz Biopharmaceuticals, a business unit of Novartis, where he worked as the global head of development and oversaw the successful approval of biosimilar medicines. Joe McClellan,

Alvotech’s Chief Scientific Officer, is a former employee of Pfizer where he held the position of Global Head of Biosimilars Development and Medicine/Asset Team Leader of IXIFI (biosimilar infliximab). Alvotech’s Chief Technical Officer, Sean Gaskell, is a former employee of Novartis where he held a leading role in the development of a number of commercial medicines and drug products, including innovators and biosimilars. Although Alvotech has several mechanisms in place to ensure that its employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for Alvotech, Alvotech may in the future be subject to such claims. Litigation may be necessary to defend against these claims. For example, in March 2021, AbbVie brought a suit, which is now dismissed, against Alvotech hf. alleging that Alvotech hf. misappropriated trade secrets through the hiring of a former AbbVie employee. If Alvotech fails in defending against any such claims, in addition to paying monetary damages, Alvotech may lose valuable intellectual property rights or personnel, which could adversely impact its business. Even if Alvotech is successful in defending against such claims, litigation could result in substantial costs or delay and be a distraction to management and other employees.

If Alvotech is unable to obtain and maintain effective intellectual property rights, including patent rights, for its product candidates or any future product candidates, Alvotech may not be able to prevent competitors from using technologies Alvotech considers important in its successful development and commercialization of its product candidates, resulting in loss of any potential competitive advantage its intellectual property rights may have otherwise afforded Alvotech.

While Alvotech’s principal focus in matters relating to intellectual property is to avoid infringing the valid and enforceable rights of third parties, Alvotech also relies upon a combination of intellectual property protection and confidentiality agreements to protect Alvotech’s own intellectual property related to its product candidates and development programs. Alvotech’s ability to enjoy any competitive advantages afforded by Alvotech’s own intellectual property depends in large part on its ability to obtain and maintain patents and other intellectual property protection in the United States and in other countries with respect to various proprietary elements of its product candidates, such as, for example, Alvotech’s product formulations and processes for manufacturing its products and its ability to maintain and control the confidentiality of its trade secrets and confidential information critical to its business.

Alvotech has sought to protect its proprietary position by filing patent applications in the United States and abroad related to its products that are important to its business. This process is expensive and time consuming, and Alvotech may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Alvotech will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. There is no guarantee that any patent application Alvotech files will result in an issued patent having claims that protect its products. Additionally, while the basic requirements for patentability are similar across jurisdictions, each jurisdiction has its own specific requirements for patentability. Alvotech cannot guarantee that it will obtain identical or similar, or any, patent protection covering its products in all jurisdictions where Alvotech files patent applications.

The patent positions of biopharmaceutical companies generally are highly uncertain and involve complex legal and factual questions for which legal principles remain unresolved. As a result, the patent applications that Alvotech owns or licenses may fail to result in issued patents with claims that cover Alvotech’s product candidates in the United States or in other foreign countries for many reasons. There is no assurance that all potentially relevant prior art relating to Alvotech’s patents and patent applications has been found, considered or cited during patent prosecution, which can be used to invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover Alvotech’s product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patent claims being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, Alvotech’s patents and patent applications may not adequately protect its intellectual property, provide exclusivity for its product candidates or prevent others from designing around its claims. Any of these outcomes could impair Alvotech’s ability to prevent competitors from using the technologies claimed in any patents issued to Alvotech, which may have an adverse impact on Alvotech’s business.

Patents granted by the European Patent Office may be opposed by any person within nine months from the publication of their grant and, in addition, may be challenged before national courts at any time. From time to time, Alvotech may be involved in these anonymous or “straw man” oppositions. Furthermore, even if they are unchallenged, Alvotech’s patents and patent applications may not adequately protect its intellectual property or prevent others from designing around its claims. If the breadth or strength of protection provided by the patents and patent applications Alvotech holds, licenses or pursues with respect to its product candidates is threatened, it could threaten Alvotech’s ability to prevent third parties from using the same technologies that Alvotech uses in its product candidates. In addition, changes to the patent laws of the United States provide additional procedures for third parties to challenge the validity of issued patents based on patent applications filed after March 15, 2013. If the breadth or strength of protection provided by the patents and patent applications Alvotech holds or pursues with respect to its current or future product candidates is challenged, then it could threaten Alvotech’s ability to prevent competitive products using its proprietary technology. Further, because patent applications in the United States and most other countries are confidential for a period of time, typically for 18 months after filing, Alvotech cannot be certain that it was the first to either (i) file any patent application related to Alvotech’s product candidates or (ii) invent any of the inventions claimed in Alvotech’s patents or patent applications. Furthermore, for applications filed before March 16, 2013 or patents issuing from such applications, an interference proceeding can be provoked by a third-party or instituted by the USPTO to determine who was the first to invent any of the subject matter covered by the patent claims of Alvotech’s applications and patents. As of March 16, 2013, the United States transitioned to a “first-inventor-to-file” system for deciding which party should be granted a patent when two or more patent applications claiming the same invention are filed by different parties. A third-party that files a patent application in the USPTO before Alvotech could therefore be awarded a patent covering an invention of Alvotech’s.

The change to “first-inventor-to-file” from “first-to-invent” is one of the changes to the patent laws of the United States resulting from the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), signed into law on September 16, 2011. Among some of the other significant changes to the patent laws are changes that limit where a patentee may file a patent infringement suit and provide opportunities for third parties to challenge any issued patent in the USPTO.

Alvotech has filed patent applications, which are in various stages of prosecution/issuance, and plans to pursue additional applications, covering various aspects of its product candidates (e.g., formulations and bioprocesses). Alvotech cannot offer any assurances about which or where, if any, patents will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened or infringed by third parties. Any successful actions by third parties to challenge the validity or enforceability of any patents which may issue to Alvotech could deprive Alvotech the ability to prevent others from using the technologies claimed in such issued patents. Further, if Alvotech encounters delays in regulatory approvals, the period of time during which Alvotech could market a product candidate under patent protection could be reduced.

While Alvotech’s business is based primarily on the timing of its biosimilar product launches to occur after the expiration of relevant patents and/or regulatory exclusivity. Alvotech files patent applications directed to its proprietary formulations for its product candidates when Alvotech believes securing such patents may afford a competitive advantage. For example, the company that originated Humira (AbbVie) owns patents directed to formulations for these products. Alvotech has developed its own proprietary formulations for this product and has filed patent applications covering its formulations. Alvotech cannot guarantee that its proprietary formulations will avoid infringement of third-party patents, or that the patent applications filed on its proprietary formulations will be found patentable and/or upheld as valid. Moreover, because competitors may be able to develop their own proprietary product formulations, it is uncertain whether issuance of any of its pending patent applications directed to formulations of ATV02, a biosimilar candidate to Humira (adalimumab), would cover the formulations of any competitors.

Alvotech does not consider it necessary for Alvotech or its competitors to obtain or maintain a proprietary patent position in order to engage in the business of biosimilar development and commercialization. Hence, while

Alvotech’s ability to secure patent coverage on its own proprietary developments may improve its competitive position with respect to the product candidates Alvotech intends to commercialize, Alvotech does not view its own patent filings as a necessary or essential requirement for conducting its business nor does Alvotech rely on its own patent filings or the potential for any commercial advantage they may provide Alvotech as a basis for its success.

Obtaining and maintaining Alvotech’s patent protection depends on compliance with various procedural requirements, document submissions, actions within prescribed deadlines, overcoming substantial and procedural examination requirements, fee payments and other requirements imposed by governmental patent agencies. Alvotech’s patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Alvotech may not be able to adequately protect its intellectual property rights throughout the world.

Filing, prosecuting, defending and enforcing patents on product candidates in all countries throughout the world would be prohibitively expensive, and Alvotech’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Further, licensing partners may choose not to file patent applications in certain jurisdictions in which Alvotech may obtain commercial rights (to the extent those partners have a contractual right to do so), thereby precluding the possibility of later obtaining patent protection in these countries. Consequently, Alvotech may not be able to prevent third parties from practicing its inventions in all countries outside the United States or importing products made using its inventions into the United States or other jurisdictions. Competitors may use Alvotech’s technologies in jurisdictions where Alvotech has not obtained patent protection to develop their own products and may also export infringing products to territories where Alvotech has patent protection, but the ability to enforce its patents is not as strong as that in the United States. These products may compete with Alvotech’s products and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in obtaining, protecting and defending intellectual property rights in certain non-U.S. jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for Alvotech to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce Alvotech’s patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert Alvotech’s efforts and attention from other aspects of its business, could put Alvotech’s patents at risk of being invalidated or interpreted narrowly and Alvotech’s patent applications at risk of not issuing and could provoke third parties to assert claims against Alvotech. Alvotech may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Governments of some foreign countries may force Alvotech to license its patents to third parties on terms that are not commercially reasonable or acceptable to Alvotech (not timely or not at all). Accordingly, Alvotech’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Alvotech develops or licenses in certain jurisdictions.

Changes in the patent laws of the United States and other jurisdictions in which Alvotech does business could diminish the value of patents obtainable in such jurisdictions, thereby impairing Alvotech’s ability to protect its products.

As is the case with other biopharmaceutical companies, Alvotech’s success for any given product could be heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain.

Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Alvotech’s ability to obtain new patents or to enforce its existing patents and patents that Alvotech might obtain in the future.

If Alvotech is unable to maintain effective (non-patent) proprietary rights for its product candidates or any future product candidates, Alvotech may not be able to compete effectively in its markets.

While Alvotech has filed patent applications to protect certain aspects of its own proprietary formulation and process developments, Alvotech also relies on trade secret protection and confidentiality agreements to protect proprietary scientific, business and technical information and know-how that is not or may not be patentable or that Alvotech elects not to patent. However, confidential information and trade secrets can be difficult to protect. Moreover, the information embodied in Alvotech’s trade secrets and confidential information may be independently and legitimately developed or discovered by third parties without any improper use of or reference to information or trade secrets. Alvotech seeks to protect the scientific, technical and business information supporting its operations, as well as the confidential information relating specifically to its product candidates by entering into confidentiality agreements with parties to whom Alvotech needs to disclose its confidential information, for example, its employees, consultants, scientific advisors, board members, contractors, potential collaborators and financial investors. However, Alvotech cannot be certain that such agreements have been entered into with all relevant parties, or that any such agreements would not be violated. Alvotech also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems, but it is possible that these security measures could be breached. While Alvotech has confidence in these individuals, organizations and systems, agreements or security measures may be breached, and Alvotech may not have adequate remedies for any breach. Further, from time-to-time Alvotech may be subject to anonymous Freedom of Information Act (“FOIA”), requests. To the extent the company needs to respond to such requests, Alvotech’s management’s attention and the company’s resources may be diverted from normal business operations. As a result of either security breaches or FOIA requests, Alvotech’s confidential information and trade secrets thus may become known by its competitors in ways Alvotech cannot prevent or remedy.

Although Alvotech requires all of its employees and consultants to assign their inventions to Alvotech, and all of its employees, consultants, advisors and any third parties who have access to its proprietary know-how, information or technology to enter into confidentiality agreements, Alvotech cannot provide any assurances that all such agreements have been duly executed. Alvotech cannot guarantee that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose its proprietary information, including its trade secrets, and Alvotech may not be able to obtain adequate remedies for such breaches. Misappropriation or unauthorized disclosure of Alvotech’s trade secrets could impair Alvotech’s competitive position and may have a material adverse effect on Alvotech’s business. Additionally, if the steps taken to maintain Alvotech’s trade secrets are deemed inadequate, Alvotech may have insufficient recourse against third parties for misappropriating the trade secret. Alvotech cannot guarantee that its employees, former employees or consultants will not file patent applications claiming Alvotech’s inventions. Because of the “first-to-file” laws in the United States, such unauthorized patent application filings may defeat Alvotech’s attempts to obtain patents on its own inventions.

Alvotech may be subject to claims challenging the inventorship or ownership of its patent filings and other intellectual property.

Although Alvotech is not currently aware of any claims challenging the inventorship of its patent applications or ownership of its intellectual property, Alvotech may in the future be subject to claims that former employees, collaborators or other third parties have an interest in Alvotech’s patent applications or patents Alvotech may be granted or other intellectual property as an inventor or co-inventor. For example, Alvotech may have inventorship or ownership disputes arise from conflicting obligations of consultants or others who are involved in developing Alvotech’s product candidates, or which result from an improper assignment of ownership. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Alvotech fails in defending any such claims, in addition to paying monetary damages, Alvotech may lose valuable intellectual property rights, such as exclusive ownership of or right to use valuable intellectual property. Such an outcome could have a material adverse effect on Alvotech’s business. Even if Alvotech is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Alvotech may not be successful in obtaining or maintaining necessary intellectual property rights to its product candidates through acquisitions and in-licenses.

Alvotech currently has or is pursuing rights to certain intellectual property, through licenses from third parties for various technologies relevant to the manufacture and commercialization of biologics. Because Alvotech may find that its programs require the use of proprietary rights held by third parties, the growth of Alvotech’s business may depend in part on its ability to acquire, in-license or use these proprietary rights. Alvotech may be unable to acquire or in-license compositions, methods of use, processes or other third-party intellectual property rights from third parties that Alvotech identifies as necessary for its product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that Alvotech may consider attractive. These established companies may have a competitive advantage over Alvotech due to their size, financial resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Alvotech to be a competitor may be unwilling to assign or license rights to Alvotech. Alvotech also may be unable to license or acquire third-party intellectual property rights on terms that would allow Alvotech to make an appropriate return on its investment.

If Alvotech is unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights Alvotech has, Alvotech’s business and financial condition could suffer.

Alvotech’s ability to market its products in the United States may be significantly delayed or prevented by the BPCIA patent information exchange mechanism.

The Biologics Price Competition and Innovation Act of 2009, Title VII, Subtitle A of the PPACA, Pub.L.No.111-148, 124 Stat.119, Sections 7001-02 signed into law March 23, 2010 (the “BPCIA”), created an elaborate and complex, private, pre-litigation patent information exchange mechanism for biosimilars to focus issues for patent litigation and/or facilitate dispute resolution with the reference product sponsor before litigation commences/ends.

The BPCIA provides for a detailed and complex mechanism for exchange of confidential and business-sensitive information between a reference product sponsor and a biosimilar candidate (pre-approval) that is demanding, time-sensitive and, to date, not fully tested and therefore unpredictable. This pre-litigation private information exchange is colloquially known as the “patent dance.”

The patent dance requires the biosimilar applicant to disclose not only the regulatory application but also the applicant’s manufacturing process before litigation (and therefore significantly earlier than would normally be required in patent litigation), has the potential to afford the reference product sponsor an easier path than traditional infringement litigation for developing any factual grounds they may require to support allegations of infringement. The rules established in the BPCIA’s patent dance procedures could place biosimilar firms at a significant disadvantage by affording the reference product sponsor a much easier mechanism for factual discovery, thereby increasing the risk that a biosimilar product could be blocked from the market more quickly than under traditional patent infringement litigation processes and in certain cases could outweigh advantages provided to biosimilar firms by the patent dance.

Preparing for and conducting the patent information exchange, briefing and negotiation process under the BPCIA will require sophisticated legal counseling and extensive planning, all under extremely tight deadlines. Alvotech cannot guarantee the outcome of the patent dance will be a successful path to commercialization of its biosimilar products.

It is possible for a biosimilar firm to skip the patent dance before any corresponding patent litigation. But this too could place a biosimilar firm at a significant disadvantage by ceding all control of the number of patents and the timing for the start of litigation to the reference product sponsor, thereby increasing the uncertainty before approval and launch and increasing the chances for possible delays. In certain circumstances, the advantages of participating in the patent dance could outweigh the advantages of skipping the patent dance.

Regardless of whether a biosimilar firm chooses to participate in the patent dance, the BPCIA’s information disclosure procedure adds significantly to expense, complexity, uncertainty, and risk. For example, a biosimilar firm may be subject to an allegation of violating the BPCIA independent of the patent issues, given that what could be a violation still has not been fully vetted. Moreover, the complexity of the patent dance and subsequent biosimilar litigation requires highly qualified law firms and the conflict space for such firms is very crowded, with biosimilar firms competing not only with other biosimilar firms but also with reference product sponsors for the engagement of suitable law firms. It may be difficult for Alvotech to secure such legal support if large, well-funded references have already entered into engagements with highly qualified law firms or if the most highly qualified law firms choose not to represent biosimilar applicants due to their long-standing relationships with references.

Alvotech has been and continues to be involved, directly or through its partners, in various legal proceedings adverse to AbbVie that may have an impact on its AVT02 product.

Alvotech has been and continues to be involved in legal proceedings adverse to AbbVie, directly or through its partners, that may have an impact on Alvotech’s biosimilar adalimumab product, AVT02, as further discussed below and in “Business—Legal Proceedings”. While the proceedings in the United States, the Netherlands, and Japan, and before the European Patent Office, have been settled or otherwise resolved as further described in “Business—Legal Proceedings”, proceedings are pending in Canada as further described below.

Canadian Litigations

On March 31, 2021, AbbVie filed four actions in the Federal Court of Canada (T-557-21, T-559-21, T-560-21 and T-561-21, collectively, the “NOC Actions”) against JAMP Pharma Corporation (“JAMP Pharma”), which is Alvotech’s exclusive Canadian partner for AVT02 (adalimumab solution for injection). No Alvotech entity is a named party in the NOC Actions. AbbVie is seeking declarations pursuant to the Patented Medicines (Notice of Compliance) Regulations and the Patent Act that JAMP Pharma’s adalimumab solution for subcutaneous injection (the “JAMP Pharma Products”) would directly or indirectly infringe the asserted claims of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745. JAMP Pharma counterclaimed, in each of the four actions, alleging that the asserted claims of each of the six patents are invalid.

On April 6, 2021, JAMP Pharma commenced four actions in the Federal Court of Canada (T-572-21, T-573-21, T-577-21 and T-581-21, collectively, the “Impeachment Actions”) seeking declarations that all claims of

Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745 are invalid, void and of no force or effect, and declarations that the making, using or selling of the JAMP Pharma Products by JAMP Pharma in Canada will not infringe any valid claim of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745. No Alvotech entity is a named party in the Impeachment Actions.

On June 4, 2021, JAMP Pharma amended its Statements of Claim in the Impeachment Actions to only seek declarations that the specific claims asserted in the NOC Actions are invalid, void and of no force or effect, and declarations that the making, using or selling of the JAMP Pharma Products by JAMP Pharma in Canada will not infringe the asserted claims. AbbVie has counterclaimed for declarations that the asserted claims of the patents are valid and that they will be infringed by JAMP Pharma.

The pleadings are closed and the parties exchanged documentary productions as part of the discovery process on September 3, 2021. The trial of the Impeachment Actions and the NOC Actions is scheduled to commence on November 14, 2022.

In the event of a successful claim of patent infringement against JAMP Pharma, JAMP Pharma may be blocked from the market, and Alvotech may have to redesign its infringing products or obtain a license from AbbVie, which may be impossible or require substantial time and monetary expenditure. Even if JAMP Pharma is successful in defending against AbbVie’s patent infringement claims, litigation could result in substantial cost and distraction to management and other employees.

In December 2021, Health Canada informed JAMP Pharma that the 40 mg/0.4 mL and 80 mg/0.8 mL presentations of SIMLANDI are not subject to the 24-month statutory stay pursuant to the Patented Medicines (Notice of Compliance) Regulations because AbbVie elected to not market the equivalent high-concentration versions to Canadian patients. In January 2022, JAMP Pharma received notices of compliance for the 40 mg/0.4 mL and 80 mg/0.8 mL presentations of SIMLANDI. AbbVie has commenced applications to judicially review Health Canada’s decision in the Federal Court of Canada, and a hearing took place on May 16-17, 2022. The court has not issued a decision as of the date of this prospectus.

In the event that AbbVie’s applications to judicially review Health Canada’s decision are granted, then JAMP Pharma’s notices of compliance may be quashed, resulting in JAMP Pharma not being able to market the 40 mg/0.4 mL and 80 mg/0.8 mL presentations of SIMLANDI until a favorable trial decision is released in the ongoing patent infringement claims brought by AbbVie against JAMP Pharma.

Risks Related to Legal and Regulatory Compliance Matters

Healthcare legislative reform measures may have a material adverse effect on Alvotech’s business and results of operations.

In the United States and some foreign jurisdictions, there have been and continue to be a number of legislative and regulatory changes and proposed changes regarding the healthcare system, including initiatives to contain healthcare costs. For example, in March 2010, the PPACA, was passed, which substantially changed the way health care is financed by both governmental and private insurers and continues to significantly impact the U.S. pharmaceutical industry. The PPACA, among other things, created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, added a provision to increase the Medicaid rebate for line extensions or reformulated drugs, established annual fees and taxes on manufacturers of certain branded prescription drugs and promotes a new Medicare Part D coverage gap discount program. The PPACA also includes the BPCIA, which created, among other things, a regulatory framework for the approval of biosimilars and interchangeables.

There have been executive, judicial and Congressional challenges to repeal or replace certain aspects of the PPACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the PPACA such as removing penalties, starting January 1, 2019, for not complying with the PPACA’s individual mandate to carry health insurance and eliminating the implementation of certain PPACA-mandated fees. Additionally, on June 17, 2021 the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the PPACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the PPACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the PPACA marketplace, which began February 15, 2021 and remained open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the PPACA. It is possible that the PPACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges, and the healthcare reform measures of the Biden administration, will impact the PPACA, including the BPCIA.

In addition, other legislative changes have been proposed and adopted in the United States since the PPACA was enacted. For example, on August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect on April 1, 2013 and will stay in effect through 2031, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022 due to COVID-19 relief legislation, unless additional Congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 3% in the final fiscal year of this sequester. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 which, among other things, further reduced Medicare payments to certain providers, including physicians, hospitals and cancer treatment centers. Alvotech expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for its product candidates or additional pricing pressures.

Further, there has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. At the federal level, the Trump administration used several means to propose or implement pharmaceutical pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the prior administration announced several executive orders related to pharmaceutical pricing that attempted to implement several of the administration’s proposals. As a result, the FDA released a final rule and concurrent guidance in September 2020, providing pathways for states to build and submit importation plans for non-biological pharmaceutical products from Canada. Further, on November 20, 2020, the U.S. Department of Health and Human Services (HHS) finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The implementation of the rule has been delayed by the Biden administration until January 1, 2023 in response to ongoing litigation. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers, the implementation of which have also been delayed by the Biden administration until January 1, 2023. On November 20, 2020, CMS issued an interim final rule implementing President Trump’s Most Favored Nation executive order, which would tie Medicare

Part B payments for certain physician-administered drugs to the lowest price paid in other economically advanced countries. The Most Favored Nation (MFN) regulations mandate participation by identified Medicare Part B providers and will apply in all U.S. states and territories for a seven-year period beginning January 1, 2021 and ending December 31, 2027. On December 28, 2020, the U.S. District Court for the Northern District of California issued a nationwide preliminary injunction against implementation of the interim final rule. On January 13, 2021, in a separate lawsuit brought by industry groups in the U.S. District of Maryland, the government defendants entered a joint motion to stay litigation on the condition that the government would not appeal the preliminary injunction granted in the U.S. District Court for the Northern District of California and that performance for any final regulation stemming from the MFN Model interim final rule shall not commence earlier than sixty (60) days after publication of that regulation in the Federal Register. Based on a recent executive order, the Biden administration expressed its intent to pursue certain policy initiatives to reduce pharmaceutical prices. For example, the executive order expressed the Biden administration’s support of legislative reforms to lower prescription drug prices, including by allowing Medicare’s negotiation of drug prices. In addition, Congress is considering additional health reform measures as part of the budget reconciliation process. In addition, at the state level, individual states have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic.

In various EEA countries, Alvotech expects to be subject to continuous cost-cutting measures, such as lower maximum prices, lower or lack of reimbursement coverage and incentives to use cheaper products as an alternative. Health Technology Assessment (“HTA”), of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EEA countries, including countries representing major markets. The HTA process, which is currently governed by the national laws of these countries, is the procedure according to which the assessment of the public health impact, therapeutic impact and the economic and societal impact of use of a given medicinal product in the national healthcare systems of the individual country is conducted. The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA Member States. On January 31, 2018, the European Commission adopted a proposal for a regulation on health technologies assessment. The proposed regulation is intended to boost cooperation among EEA Member States in assessing health technologies, including new medicinal products, and providing the basis for cooperation at the EEA level for joint clinical assessments in these areas. In June 2021, the European Parliament and Council reached a provisional agreement on the draft regulation. Entry into application of the Regulation could impose stricter and more detailed procedures to be followed by MAHs concerning conduct of HTA in relation to their products which may influence related pricing and reimbursement decisions.

Alvotech may be subject to federal and state healthcare laws, including those governing fraud and abuse, false claims, physician payment transparency and health information privacy and security laws. If Alvotech is unable to comply or has not fully complied with such laws, Alvotech could face substantial penalties including administrative, civil and criminal penalties, damages, fines, and exclusion from participation in government health care programs.

Alvotech’s operations may be subject to various civil and criminal fraud and abuse laws. In the United States, federal fraud and abuse laws include, without limitation, the False Claims Act (“FCA”), the Anti-Kickback Statute (“AKS”), the Exclusions Law, and the Civil Monetary Penalties Law (“CMPL”). Many states have similar state laws. These laws may impact, among other things, Alvotech’s research activities as well as its proposed sales, marketing and education programs. In addition, Alvotech may be subject to patient privacy regulation by both the federal government and the states in which Alvotech conducts its business. The laws that may affect its ability to operate include:

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the federal Anti-Kickback Statute, which prohibits, among other things, any individual or entity from knowingly and willfully soliciting, offering or paying remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce another individual or entity to : (a) refer an individual to a person for the furnishing (or arranging for the furnishing) of any item or service for which payment may be made under a federal health care program; (b) purchase or order any covered item or service; (c) arrange for the purchase or order of any covered item or service; or (d) recommend the purchase or order of any covered item or service;

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federal civil and criminal false claims laws and civil monetary penalties laws, including the FCA and the CMPL, which prohibit, among other things, individuals or entities from knowingly presenting or causing to be presented false, fictitious, or fraudulent claims for payment to the U.S. government;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created new federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of health information that allows identification of individual patients on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, as well as individuals and entities that provide services on behalf of a covered entity that involve individually identifiable health information, known as business associates, as well as their covered subcontractors;

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Federal and state transparency laws and regulations, such as the federal Physician Payments Sunshine Act. The federal Physician Payment Sunshine Act which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services information related to payments and other transfers of value made by such manufacturers to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), and their immediate family members in such manufacturers. Beginning in 2022, applicable manufacturers also will be required to report such information regarding its payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives during the previous year; and

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state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the national or federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; national or state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and national or state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of its business activities could be subject to challenge under one or more of such laws. In addition, health care reform legislation has strengthened these laws. For example, in the United States the PPACA, among other things, amended the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes, such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

If Alvotech’s operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to Alvotech, Alvotech may be subject to significant penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, integrity oversight and reporting obligations, and the curtailment or restructuring of Alvotech’s operations, any of which could adversely affect Alvotech’s ability to operate its business and its results of operations. Moreover, one or more of Alvotech’s commercial partners may be subject to the above law and may be investigated or sued for any one or more of the previous concerns which may in turn materially impact Alvotech by virtue of its association with such commercial partner(s).

The international aspects of Alvotech’s business expose Alvotech to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

Alvotech currently has international operations of its own and has a number of international collaborations. Doing business internationally involves a number of risks, including but not limited to:

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multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by Alvotech or its collaboration partners to obtain and maintain regulatory approvals for the use of its products in various countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining protection and enforcing its intellectual property;

•	difficulties in staffing and managing foreign operations by Alvotech or its collaboration partners;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems by its collaboration partners;

•	limits in its or its collaboration partners’ ability to penetrate international markets;

•	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for its products;

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foreign exchange risk, as Alvotech has significant asset and liabilities denominated in foreign currencies (mainly in EUR, GBP, ISK, and CHF), and a 10% fluctuation of the exchange rate of ISK against the USD can significantly impact Alvotech;

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natural disasters, political and economic instability, including wars such as the Russia-Ukraine conflict, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation and insurance; and

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regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act its books and records provisions or its anti-bribery provisions.

Alvotech is subject to U.S. anti-corruption laws and regulations, export and import controls, and sanctions laws and regulations. Compliance with these legal standards could impair Alvotech’s ability to compete in United States and international markets. Alvotech could face criminal liability and other serious consequences for violations, which could harm its business, prospects and financial condition.

Alvotech is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other state and national anti-bribery laws in jurisdictions in which Alvotech may conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, CROs, contractors and other collaborators and partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, improper payments or anything else of value improperly to or from recipients in the public or private sector. Alvotech has engaged third parties for clinical trials outside of the United States, to sell its products abroad once Alvotech enters a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals. Alvotech has direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. Alvotech can be held liable for the corrupt or other illegal activities of its employees, agents, CROs, contractors and other collaborators and partners, even if Alvotech does not explicitly authorize or have actual knowledge of such activities. In addition, the FCPA imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which requires such companies to maintain complete and accurate books and records and maintain a system of internal accounting controls.

Alvotech is also subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, as well as by comparable import and export laws and regulations in other jurisdictions. Compliance with applicable regulatory requirements, or applications for custom seizures filed by third parties relating to intellectual property rights, regarding the import and export of Alvotech’s products may create delays in the introduction of its products in international markets or, in some cases, prevent the export its products to some countries altogether.

Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions.

Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of Alvotech’s confidential information in internal systems or those used by third party collaborator partners or other contractors or consultants, could compromise the confidentiality, integrity and availability of Alvotech’s confidential information in information technology systems, network-connected control systems and/or Alvotech’s data, interrupt the operation of Alvotech’s business and/or affect Alvotech’s reputation.

To achieve its business objectives, Alvotech relies on sophisticated information technology systems, including software, mobile applications, cloud services and network-connected control systems, some of which are managed, hosted, provided or serviced by third parties. Internal or external events that compromise the confidentiality, integrity and availability of Alvotech’s systems and data may significantly interrupt the operation of its business, result in significant costs and/or adversely affect Alvotech’s reputation and/or place Alvotech at a competitive disadvantage resulting from the improper disclosure/theft of confidential information or intellectual property.

Alvotech’s information technology systems are highly integrated into its business, including its research and development (“R&D”) efforts, its clinical and commercial manufacturing processes and its product sales and distribution processes. Further, as certain of Alvotech’s employees are working remotely, Alvotech’s reliance on its and third-party information technology systems has increased substantially and is expected to continue to increase. The complexity and interconnected nature of Alvotech’s systems makes them potentially vulnerable to breakdown or other service interruptions. Alvotech’s systems are also subject to frequent cyberattacks. As the cyber-threat landscape evolves, these attacks are growing in frequency, sophistication and intensity and are becoming increasingly difficult to detect. Such attacks could include the use of harmful and virulent malware, including ransomware or other denials of service, that can be deployed through various means, including the software supply chain, e-mail, malicious websites and/or the use of social engineering. Attacks such as those experienced by governmental entities (including those that approve and/or regulate Alvotech’s products, such as the FDA, the European Commission or EMA) and other multi-national companies, including some of Alvotech’s peers, could leave Alvotech unable to utilize key business systems or access or protect important data, and could have a material adverse effect on Alvotech’s ability to operate its business, including developing, gaining regulatory approval for, manufacturing, selling and/or distributing Alvotech’s products.

Alvotech’s systems and possibly those of permissible third parties also contain and utilize a high volume of sensitive data, including intellectual property, trade secrets, financial information, regulatory information, strategic plans, sales trends and forecasts, litigation materials and/or personal information belonging to Alvotech, its staff, customers and/or other parties. In some cases, Alvotech and/or permissible third parties may use third-party service providers to process, store, manage or transmit such data, which may increase its risk. Intentional or inadvertent data privacy or security breaches (including cyberattacks) or lapses by employees, service providers (including providers of information technology-specific services), nation states (including groups associated with or supported by foreign intelligence agencies), organized crime organizations, “hacktivists” or others, create risks that Alvotech’s sensitive data may be exposed to unauthorized persons, its competitors, or the public.

Domestic and global government regulators, Alvotech’s business partners, suppliers with whom it does business, vendors and law firms that host Alvotech’s documents and information in connection with transactions or proceedings, companies that provide Alvotech or its partners with business services and companies that Alvotech may acquire may face similar risks, and security breaches of their systems could adversely affect Alvotech’s security, leave Alvotech without access to important systems, products, raw materials, components, services or information or expose Alvotech’s confidential data. As a part of Alvotech’s business, it shares confidential information to third parties, such as commercial partners, consultants, advisors, vendors, etc. Alvotech is at risk of its confidential data being disclosed without its consent or lost if these third parties’ servers or databases experience security breaches of their systems.

Although Alvotech has experienced system breakdowns, attacks and information security breaches, Alvotech does not believe such breakdowns, attacks and breaches have had a material adverse effect on its business or results of operations. Alvotech continues to invest in the monitoring, protection and resilience of its critical and/or sensitive data and systems. However, there can be no assurances that Alvotech’s efforts will detect, prevent or fully recover systems or data from all breakdowns, service interruptions, attacks, and/or breaches of its systems that could adversely affect Alvotech’s business and operations and/or result in the loss or exposure of critical, proprietary, private, confidential or otherwise sensitive data, which could result in material financial, legal, business or reputational harm to Alvotech or negatively affect its stock price. While Alvotech maintains cyber-liability insurance, its insurance is not sufficient to cover it against all losses that could potentially result from a service interruption, breach of Alvotech’s systems or loss of its critical or sensitive data.

Alvotech is also subject to various laws and regulations globally regarding privacy and data protection, including laws and regulations relating to the collection, storage, handling, use, disclosure, transfer and security of personal data. The legislative and regulatory environment regarding privacy and data protection is continuously evolving and developing and the subject of significant attention globally. For example, in the EEA Alvotech is subject to the General Data Protection Regulation (“GDPR”), which became effective in May 2018, imposes strict obligations and restrictions on the ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting and which provides for substantial penalties for non-compliance. Other jurisdictions where Alvotech operates have enacted or proposed similar legislation and/or regulations. Failure to comply with these current and future laws could result in significant penalties, liability for damages incurred by individuals whose privacy is violated, and could have a material adverse effect on Alvotech’s business and results of operations.

Alvotech currently relies on Alvogen’s IT infrastructure and may not successfully migrate to its own IT environment in the foreseeable future.

Alvotech currently relies on some critical IT infrastructure and software owned and operated by Alvogen.

A service agreement is in place between the two companies covering confidentiality, service and fees etc., and Alvotech and Alvogen are negotiating an agreement regarding the ownership, access rights and retention of shared data. Alvotech expects the agreement to state that most data (other than data on litigation hold, historic backups and data held in SAP) will be under the control of Alvotech.

Alvotech has signed a separate license agreement for an ERP platform and is in the process of implementing and migrating to a new platform in an environment separate from Alvogen’s. This environment is expected to go live at the end of 2022. However, in the meantime, Alvotech is relying on Alvogen’s platform and licenses. In addition, Alvotech a small number of applications, generally for less than ten users per application, that are licensed through Alvogen. Alvotech plans to stop using these applications before the end of 2022.

Alvotech is also currently relying on Alvogen’s Azure (cloud) environment and is in the process of migrating into a dedicated separate environment. While Alvotech’s components of the environment have been logically separated from Alvogen’s components and are operated entirely by Alvotech, a limited number of Alvogen system administrators have access to Alvotech’s infrastructure. Alvotech and Alvotech are in the process of logically separating their resources so that Alvogen users cannot access resources from Alvotech. Once the migration of the Azure environment and SAP moves have been completed, Alvotech plans to physically separate the resources. This is expected to happen in the first quarter of 2023.

The separation of the IT infrastructure of Alvogen and Alvotech is expected to be completed in the first quarter of 2023. However, the implementation might not be successfully completed on the expected timeline, or at all, due to lack of capabilities, resources or funding, prioritization, or other reasons.

There is a risk that other issues due to the shared infrastructure between the companies have not yet been identified, posing risk to Alvotech’s business operations which are currently relying on the confidentiality, integrity and availability of critical information systems and data of Alvogen. For more information on the service agreements between Alvotech and Alvogen, please see the section entitled “Certain Relationships and Related Person Transactions.”

Alvotech’s IT Governance (ITG) and Information Security Management System (ISMS) may not be sufficient to ensure the effective and efficient use of IT in enabling the organization to achieve business objectives and secure the confidentiality, integrity and availability of critical information technology systems and data.

Alvotech currently does not have a fully implemented ITG and ISMS in place. Alvotech is currently revising and updating its ITG and ISMS, including policies, procedures, and internal controls, which will be based on the ISO 27001 and ITIL standards. These standards cover the areas of access management, change management, incident management, business continuity plans, disaster recovery, and data retention policy.

Alvotech’s business continuity is not fully secured as its business continuity plan has not yet been fully implemented and tested. Some of Alvotech’s critical systems and data are hosted on premise in one data center, without a secondary data center for redundancy. Force majeure events impacting the data center such as fire, flood, earthquake, or power outage can therefore pose a risk to Alvotech’s operation and may compromise the confidentiality, integrity and availability of those systems and data.

If Alvotech fails to comply with environmental, health and safety laws and regulations, Alvotech could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.

Alvotech’s research and development activities and its third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials, including the components of Alvotech’s product candidates and other hazardous compounds. Alvotech and its manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at Alvotech’s and its manufacturers’ facilities pending their use and disposal. Alvotech cannot eliminate the risk of contamination, which could cause an interruption of its commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although Alvotech believes that the safety procedures utilized by Alvotech and its third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, Alvotech cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, Alvotech may be held liable for any resulting damages and such liability could exceed its resources and state or federal or other applicable authorities may curtail Alvotech’s use of certain materials and/or interrupt its business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. Alvotech cannot predict the impact of such changes and cannot be certain of its future compliance. Alvotech does not currently carry biological or hazardous waste insurance coverage.

Alvotech or the third parties upon whom Alvotech depends may be adversely affected by earthquakes or other natural disasters and Alvotech’s business continuity and disaster recovery plans may not adequately protect from a serious disaster. Until the Joint Venture becomes fully operational, Alvotech’s manufacturing facility and Alvotech’s inventories are located at a single site in Reykjavik, Iceland and any severe natural or other disaster or disruption at this site could have a material adverse effect on Alvotech’s financial condition and results of operations.

Alvotech’s corporate headquarters, manufacturing site and a large part of its R&D division are located in Reykjavik, Iceland. Iceland is geographically isolated and has in the past experienced severe earthquakes and other natural disasters, such as volcanic eruptions. Earthquakes or other natural disasters could severely disrupt Alvotech’s operations or those of its collaboration partners and have a material adverse effect on Alvotech’s business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented Alvotech from using all or a significant portion of its headquarters, that damaged critical infrastructure (such as the manufacturing facilities of Alvotech’s third-party providers of power or water supplies) or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for Alvotech to continue its business for a substantial period of time. The disaster recovery and business continuity plans Alvotech has in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. Alvotech may incur substantial expenses as a result of the limited nature of its disaster recovery and business continuity plans, which, particularly when taken together with Alvotech’s current lack of business continuity insurance, could have a material adverse effect on Alvotech’s business.

Iceland’s implementation of EEA rules may not be comprehensive or may be delayed, resulting in uncertainty for Alvotech and its business.

Alvotech has significant assets, including its subsidiary Alvotech hf., in Iceland. Many of Alvotech’s assets and material agreements are therefore governed by Icelandic law and subject to the jurisdiction of the Icelandic courts. As a member state of the European Economic Area (the EEA), Iceland is obligated to implement important parts of European Union law concerning the “four freedoms” within the EU single market. Certain aspects of Alvotech’s operations are subject to laws originating from such implementation. If the Icelandic state fails to draft national legislation which conforms with such EEA rules, Icelandic individuals and legal persons may not be able to rely on the relevant EEA rules and the Icelandic courts could be restricted from applying them unless the Icelandic legislation can be interpreted in a way which conforms with EEA rules. Errors or undue delay may occur in the implementation of EEA rules and in those cases, Icelandic law will be deemed by the Icelandic courts to prevail. This could negatively affect Alvotech or other individuals or legal persons who conduct business with Alvotech in Iceland.

Alvotech has identified material weaknesses in its internal control over financial reporting. If Alvotech is unable to remediate these material weaknesses, or if Alvotech experiences additional material weaknesses in the future or otherwise is unable to develop and maintain an effective system of internal controls in the future, Alvotech may not be able to produce timely and accurate financial statements or comply with applicable laws and regulations, which may adversely affect investor confidence in Alvotech and, as a result, the value of the Ordinary Shares.

Alvotech has identified material weaknesses in the design and operating effectiveness of its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the preparation of this prospectus and its financial statements, Alvotech has identified material weaknesses as follows: (i) control environment driven by the lack of a sufficient number of trained professionals with an appropriate level of internal control knowledge, training and experience; (ii) risk assessment, as Alvotech did not design and implement an effective risk assessment to identify and communicate appropriate objectives and fraud, and to identify and assess changes in the business that could affect Alvotech’s system of internal controls; (iii) control activities, as Alvotech did not have adequate formal documentation of certain policies and procedures, implementation of all required business process controls, including effective review process of key financial information, and documentation to evidence the design and operating effectiveness of the control activities; (iv) information and communication as Alvotech did not implement effective controls over the segregation of duties and certain information technology general controls for information systems that are relevant to the preparation of its financial statements; and (v) monitoring activities, as Alvotech did not have the evidence to support evaluation of the effectiveness of monitoring controls to ascertain whether the components of internal control are present and functioning. As a consequence of these material weaknesses, material accounting errors were identified in Alvotech’s annual consolidated financial statements primarily related to the accounting for joint ventures and convertible debt instruments. These material weaknesses could result in a misstatement of Alvotech’s accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Upon identifying the material weaknesses, Alvotech began taking steps intended to address the underlying causes of the control deficiencies in order to remediate the material weaknesses, which included the implementation of new tools and controls, engagement of outside consultants to develop remediation plans, provide training to control owners and plans to implement a new enterprise resource planning (“ERP”) system and automated controls. Alvotech is in the process of making the following enhancements to its control environment: (i) implementing a compliance tool to provide workflow and electronic approval capabilities as well as to maintain control evidence; (ii) engaging outside consultants to assist in evaluating the internal controls and developing a remediation plan to address the control deficiencies; (iii) implementing entity level and business process-level controls to mitigate the key risks identified; (iv) implementing a new ERP system; and (v) hiring more accounting resources. Alvotech’s remediation activities have continued through 2021 and into 2022. In addition to the above actions, Alvotech expects to engage in additional activities, including, but not limited to: (i) continue to implement entity level controls, business process-level controls across all significant accounts and information technology general controls across all relevant domains; (ii) provide training to control owners to establish clear expectations as it relates to the control design, execution and monitoring of such controls, including enhancements to the documentation to evidence the execution of the controls; (iii) engage outside consultants to help design and implement automated controls and enhance Alvotech’s information technology general controls environment as part of the ERP system implementation; (iv) implement a Governance, Risk and Control tool to monitor the segregation of duties in the new ERP system.

Alvotech cannot assure that the measures it has taken to date, and is continuing to implement, will be sufficient to remediate the material weaknesses identified and avoid potential future material weaknesses. If the steps Alvotech takes do not remediate the material weaknesses in a timely manner, Alvotech will be unable to conclude that it maintains effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of Alvotech’s financial statements would not be prevented or detected on a timely basis.

If Alvotech fails to remediate Alvotech’s existing material weaknesses, identifies new material weaknesses in its internal controls over financial reporting, is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, is unable to conclude that its internal controls over financial reporting are effective, or if Alvotech’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of Alvotech’s internal controls over financial reporting when Alvotech is no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of Alvotech’s financial reports and the market price of the Ordinary Shares could be negatively affected. As a result of such failures, Alvotech could also become subject to investigations by the stock exchanges on which Alvotech’s securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and shareholders, which could harm Alvotech’s reputation and financial condition or divert financial and management resources from Alvotech’s regular business activities.

Risks Related to Ownership of our Ordinary Shares and Warrants and our Status as a Public Company

Alvotech will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

Alvotech will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more if and when Alvotech is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Alvotech is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Alvotech’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Alvotech expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs will increase Alvotech’s net loss. For example, Alvotech expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Alvotech cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Alvotech to attract and retain qualified persons to serve on its board of directors, its board advisors or as executive officers.

Alvotech’s management has limited experience in operating a public company.

Alvotech’s executive officers have limited experience in the management of a publicly traded company. Alvotech’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities. This in turn may result in less time being devoted to the management and growth of Alvotech. Alvotech may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for Alvotech to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that Alvotech will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

The market price and trading volume of our Ordinary Shares and Warrants may be volatile and could decline significantly.

The stock markets, including Nasdaq and Nasdaq First North on which Ordinary Shares and Warrants are listed under the symbols ALVO and ALVOW, respectively, have from time to time experienced significant price and volume fluctuations. The market price of Ordinary Shares and Warrants may be volatile and could decline significantly. In addition, the trading volume in Ordinary Shares and Warrants may fluctuate and cause significant price variations to occur. Additionally, any substantial amount of trading or sales in Ordinary Shares could make it difficult for Alvotech to raise capital through the issuance of debt or equity securities in the future. Generally, securities of biopharmaceutical companies tend to be volatile and experience significant price and volume fluctuations. Alvotech cannot assure you that the market price of the Ordinary Shares and Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	actual or anticipated differences in Alvotech’s estimates, or in the estimates of analysts, for Alvotech’s revenues, results of operations, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales or resales, or anticipated issuances, sales or resales, of Ordinary Shares;

•	publication of research reports about Alvotech;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert Alvotech’s management’s attention and resources, which could have a material adverse effect on Alvotech.

The dual listing of Ordinary Shares may adversely affect the liquidity and value of those ordinary shares.

Our Ordinary Shares are listed on both the Nasdaq and Nasdaq First North. The trading of the Ordinary Shares in these markets takes place in different currencies (U.S. dollars on Nasdaq and Icelandic Krona on Nasdaq First North), at different times (resulting from different time zones, different trading days and different public holidays in the United States and Iceland) and with different settlement mechanics. The trading prices of Ordinary Shares on these two markets may differ due to these and other factors. Any decrease in the price of Ordinary Shares on Nasdaq First North could cause a decrease in the trading price of the ordinary shares on Nasdaq and vice versa. Investors could seek to sell or buy Ordinary Shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both the trading prices on one exchange and the ordinary shares available for trading on the other exchange. Further, the dual listing of Ordinary Shares may reduce the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for Ordinary Shares in the United States.

The listing of Ordinary Shares on Nasdaq First North may result in increased uncertainty for investors as well as additional compliance risk for Alvotech’s management, all of which could have a material effect on Alvotech’s business, results of operations and financial condition.

Our ordinary shares are listed on both the Nasdaq and Nasdaq First North. Nasdaq First North is an alternative marketplace operated by Nasdaq First North, the Icelandic stock exchange. It does not have the same legal status as a regulated market such as Nasdaq in the United States. Issuers on Nasdaq First North are subject to the rules of Nasdaq First North, but not the same legal requirements which otherwise apply to issuers of securities listed on a regulated market. For example, certain restrictions on take-over bids and changes in the ownership of major holdings do not apply to Alvotech’s shares listed on Nasdaq First North. Any investment in a company trading on Nasdaq First North involves more risk than an investment in a company trading on a regulated market.

As a dual-listed Luxembourg company listed on Nasdaq First North and Nasdaq, Alvotech is subject to reporting requirements and certain other applicable requirements under Luxembourg law, U.S. law and Icelandic law, including, but not limited to, the Market Abuse Regulation. Adherence to the requirements of these rules and regulations may increase Alvotech’s legal, accounting and financial compliance costs, make certain activities more difficult, time consuming and costly, place additional strain on resources and divert management’s attention away from other business matters.

In addition, the applicable legal requirements or the interpretation of such requirements by regulators and courts in each of these jurisdictions may differ or conflict which could expose Alvotech to additional costs, sanctions and/or fines. Any of these factors could have a material effect on Alvotech’s business, results of operations and financial condition.

Sales of Ordinary Shares, or the perception of such sales, by us or the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Ordinary Shares to decline and certain Selling Securityholders still may receive significant proceeds.

The sale of shares Ordinary Shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for Alvotech to sell equity securities in the future at a time and at a price that it deems appropriate. Resales of Ordinary Shares may cause the market price of our securities to drop significantly, even if Alvotech’s business is doing well.

Although the Sponsor and certain Alvotech Holdings Shareholders will be prohibited from transferring any Ordinary Share (subject to certain exceptions) until: (i) with respect to the Ordinary Shares held by the Sponsor after the closing of the Business Combination, 365 days after the closing of the Business Combination, (ii) with respect to the Ordinary Shares held by Robert Wessman, the founder of Alvotech and chairman of the board of directors (the “Chairman Shares”), (x) 180 days following the closing of the Business Combination, with respect to one-third of the Chairman Shares, (y) 365 days following the closing of the Business Combination, with respect to one-third of the Chairman Shares, and (z) 545 days following the closing of the Business Combination, with respect to the remaining one-third of the Chairman Shares; and (iii) with respect to the Ordinary Shares held by the other investors party to the IRA, 180 days after the closing of the Business Combination, the Ordinary Shares may be sold after the expiration or early termination or release of the respective applicable lock-up provisions. In addition, we agreed to issue up to 3,660,582 Ordinary Shares to certain current and former employees as a result of the settlement of their existing share appreciation rights agreements. Pursuant to these settlement agreements, 3,510,582 Ordinary Shares will be issued June 16, 2023 and 150,000 Ordinary Shares may be issued on this date if the individual elects to receive shares in lieu of cash.

Following the expiration of the applicable lock-ups described above and as restrictions on resale end and registration statements are available for use, the market price of our Ordinary Shares could decline if the holders of restricted or locked up shares sell them or are perceived by the market as intending to sell them. As such, sales of a substantial number of Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Ordinary Shares.

In connection with the Business Combination, holders of 24,023,495 OACB Class A Ordinary Shares, or 96% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $240,234,950. The Ordinary Shares being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 84.61% of Alvotech’s outstanding shares as of July 14, 2022 (after giving effect to the issuance of shares upon exercise of outstanding Warrants). Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of Ordinary Shares or result in a significant decline in the public trading price of Ordinary Shares.

Even if our trading price is significantly below $10.00, the offering price for the units offered in the IPO, certain of the Selling Securityholders may still have an incentive to sell Ordinary Shares because they purchased the shares at prices lower than the public investors or the current trading price of Ordinary Shares. For example, based on the closing price of Ordinary Shares of $7.00 as of July 11, 2022, Oaktree Acquisition Holdings II, L.P. and other holders of the Founder Shares would experience a potential profit of up to approximately $5.88 per share, or up to approximately $36.73 million in the aggregate. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

We expect to issue additional Ordinary Shares, including under our management incentive plan. Any such issuances would dilute the interest of our shareholders and likely present other risks.

We expect to issue a substantial number of Ordinary Shares, including under the 2022 management incentive plan.

Ordinary Shares reserved for future issuance under our management incentive plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of Ordinary Shares initially reserved for future issuance under 2022 equity incentive plan (the “2022 Plan”) is 16,802,386 shares. We intend to file one or more registration statements on Form S-8 under the Securities Act to register Ordinary Shares or other securities convertible into or exchangeable for Ordinary Shares pursuant to the 2022 equity incentive plan.

Accordingly, shares registered under such registration statements may be immediately available for sale in the open market.

Any such issuances of additional Ordinary Shares or securities convertible into Ordinary Shares:

•	may significantly dilute the equity interests of our investors;

•	may subordinate the rights of holders of Ordinary Shares if securities are issued with rights senior to those afforded Ordinary Shares; and

•	may adversely affect prevailing market prices for Ordinary Shares.

Our Warrants are exercisable for Ordinary Shares, the exercise of which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

As a result of the Business Combination being consummated, outstanding warrants to purchase an aggregate of 10,916,647 Ordinary Shares became exercisable in accordance with the terms of the Warrant Agreement. These warrants became exercisable on July 15, 2022. The exercise price of these warrants is $11.50 per share, or approximately $125.5 million, assuming none of the warrants are exercised through “cashless” exercise. To the extent such warrants are exercised, additional ordinary shares will be issued, which will result in dilution to the holders of Ordinary Shares and increase the number of shares eligible for resale in the public market. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our ordinary shares. If the trading price for our ordinary shares is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their warrants. On July 11, 2022, the last reported sales price of our ordinary shares was $7.00 per share and the last reported sales price of our Public Warrants was $0.69 per warrant. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of ordinary shares. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—The warrants may never be in the money, and they may expire worthless and the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.”

The Warrants may never be in the money, and they may expire worthless and the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

The exercise price for our Warrants is $11.50 per Ordinary Share. We believe the likelihood that warrant holders will exercise their Public Warrants and Private Placement Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and OACB. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, correct any defective provision or correct any mistake, amend the definition of “Ordinary Cash Dividend” or add or change any provisions with respect to matters or questions arising under the warrant as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the warrant holders, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding Private Placement Warrants. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of Ordinary Shares purchasable upon exercise of a warrant.

Alvotech may redeem the Public Warrants prior to their exercise at a time that is disadvantageous to the holder, thereby making such warrants worthless.

Alvotech may redeem the Public Warrants prior to their exercise at a time that is disadvantageous to the holder, thereby making such warrants worthless. Alvotech will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. Alvotech will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by Alvotech, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force holders (i) to exercise the Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the Public Warrants at the then-current market price when holders might otherwise wish to hold the Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of the Public Warrants.

In addition, Alvotech will have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. Recent trading prices for the Ordinary Shares have not exceeded the $10.00 per share threshold at which the Public Warrants would become redeemable. In such a case, the holders will be able to exercise their Public Warrants prior to redemption for a number of Ordinary Shares determined based on the redemption date and the fair market value of the Ordinary Shares.

The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time when the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants.

Risks Related to Investment in a Luxembourg Company and Our Status as a Foreign Private Issuer

As a foreign private issuer, Alvotech is exempt from a number of U.S. securities laws and rules promulgated thereunder and is permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the Ordinary Shares.

Alvotech qualifies as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, Alvotech is not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, Alvotech is exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, Alvotech’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of Alvotech’s securities. For example, some of Alvotech’s key executives may sell a significant amount of Ordinary Shares and such sales are not required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of Ordinary Shares may decline significantly.

Moreover, Alvotech is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Alvotech is also not subject to Regulation FD under the Exchange Act, which prohibits Alvotech from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning Alvotech than there is for U.S. public companies.

As a foreign private issuer, Alvotech will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after Alvotech publicly announces these events. However, because of the above exemptions for foreign private issuers, which Alvotech relies on, Alvotech shareholders are not afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

As a foreign private issuer, Alvotech will also be permitted to follow home country practice in lieu of certain corporate governance rules of the Nasdaq, including those that require listed companies to have a majority of independent directors and independent director oversight of executive compensation, nomination of directors and corporate governance matters. As long as Alvotech relies on the foreign private issuer exemption, a majority of its board of directors will not be required to be independent directors and Alvotech’s compensation committee will not be required to be composed entirely of independent directors. Accordingly, holders of our securities may not have the same protections afforded to shareholders of listed companies that are subject to all of the applicable corporate governance requirements.

Alvotech may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject Alvotech to U.S. GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” Alvotech is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Alvotech on June 30, 2022.

In the future, Alvotech could lose its foreign private issuer status if a majority of its ordinary shares are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although Alvotech intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, Alvotech’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to Alvotech under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If Alvotech is not a foreign private issuer, Alvotech will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, Alvotech would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information.

Alvotech also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, Alvotech may lose its ability to rely upon exemptions from certain corporate governance requirements of Nasdaq that are available to foreign private issuers. For example, Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. As a foreign private issuer, Alvotech is permitted to follow home country practice in lieu of the above requirements. Alvotech intends to follow Luxembourg practice with respect to quorum requirements for shareholder meetings in lieu of the requirement under Nasdaq Listing Rules that the quorum be not less than 33 1/3% of the outstanding voting shares. Under Alvotech’s articles of association, at an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. In addition, under Alvotech’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of our issued share capital unless otherwise mandatorily required by law. As long as Alvotech relies on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on its board of directors are not required to be independent directors, its remuneration committee is not required to be comprised entirely of independent directors, and it will not be required to have a nominating and corporate governance committee. Also, Alvotech would be required to change its basis of accounting from IFRS to U.S. GAAP, which may be difficult and costly for it to comply with. If Alvotech loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, Alvotech may have to de-list from Nasdaq and could be subject to investigation by the SEC, Nasdaq and other regulators, among other materially adverse consequences.

Alvotech is organized under the laws of Luxembourg and a substantial amount of its assets are not located in the United States. It may be difficult to obtain or enforce judgments or bring original actions against Alvotech or the members of its board of directors in the United States.

Alvotech is organized under the laws of Luxembourg. In addition, a substantial amount of its assets are located in Iceland and elsewhere outside the United States.

Furthermore, some of the members of Alvotech’s board of directors and officers reside outside the United States and a substantial portion of Alvotech’s assets are located in Iceland and elsewhere outside the U.S. Investors may not be able to effect service of process within the United States upon Alvotech or these persons or enforce judgments obtained against Alvotech or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against Alvotech or these persons in courts located in jurisdictions outside the United States, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Luxembourg other than arbitral awards rendered in civil and commercial matters, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to the applicable enforcement procedures (exequatur) as set out in the relevant provisions of the Luxembourg New Civil Procedure Code and in Luxembourg case law. Pursuant to Luxembourg case law, the granting of exequatur is subject to the following requirements:

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States and has not been fully enforced in the United States and/or in any other jurisdiction;

•

the U.S. court had full jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•

the U.S. court applied to the dispute the substantive law which is designated by the Luxembourg conflict of laws rules or, at least, such court’s order must not contravene the principles underlying those rules (based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court);

•

the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court acted in accordance with its own procedural laws;

•	the judgment of the U.S. court does not contradict an already issued judgment of a Luxembourg court, and

•

the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules (as such term is interpreted under the laws of Luxembourg) or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages), might not be recognized by Luxembourg courts. Ordinarily, an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered a penalty and therefore not enforceable in Luxembourg.

Similarly, as Alvotech hf., a subsidiary of Alvotech, has significant assets in Iceland, investors may seek to enforce judgments obtained in the United States against Alvotech in Iceland. As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Iceland other than arbitral awards entered in civil and commercial matters, courts in Iceland will not automatically recognize and enforce a final judgment rendered by a U.S. court. Based on recent Icelandic case law, a valid judgment obtained from a court of competent jurisdiction in the United States will not be directly recognized and enforceable in Iceland. Instead, the judgment creditor would need to issue fresh legal proceedings against the judgment debtor in Iceland in which the U.S. judgment would serve as evidence, in addition to other evidence and legal arguments regarding the merits of the case, which will be adjudicated by the Icelandic courts.

If an original action is brought in Luxembourg or Iceland, without prejudice to specific conflict of law rules, Luxembourg courts or Icelandic courts may refuse to apply the designated law (i) if the choice of such foreign law was not made bona fide or (ii) if the foreign law was not pleaded and proved or (iii) if pleaded and proved, such foreign law is contrary to mandatory Luxembourg or Icelandic laws or incompatible with Luxembourg or Icelandic public policy rules. In an action brought in Luxembourg or Iceland on the basis of U.S. federal or state securities laws, Luxembourg courts or Icelandic courts may not have the requisite power to grant the remedies sought. Also, an exequatur may be refused by a Luxembourg court in respect of punitive damages.

In practice, Luxembourg courts tend not to review the merits of a foreign judgment, although there is no clear statutory prohibition of such review.

A contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg or Icelandic statutory provisions allowing the valid serving of process against a party in accordance with applicable laws at the domicile of the party. Further, in the event any proceedings are brought in a Luxembourg court in respect of a monetary obligation payable in a currency other than the Euro, a Luxembourg court would have the power to give judgment as an order to pay the obligation in a currency other than the Euro. However, enforcement of the judgment against any party in Luxembourg would be available only in Euros and, for such purposes, all claims or debts would be converted into Euros. Similarly, in the event any proceedings are brought in an Icelandic court in respect of a monetary obligation payable in a currency other than the Icelandic Krona, an Icelandic court would have the power to give judgment as an order to pay the obligation in a currency other than the Icelandic Krona.

In addition, actions brought in a Luxembourg court against Alvotech, the members of its board of directors, its officers, or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts generally do not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against Alvotech, the members of its board of directors, its officers, or the experts named herein. In addition, even if a judgment against Alvotech, the non-U.S. members of its board of directors, its officers, or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in United States or Luxembourg courts.

The directors and officers of Alvotech have entered into, or will enter into, indemnification agreements with Alvotech. Under such agreements, the directors and officers will be entitled to indemnification from Alvotech to the fullest extent permitted by Luxemburg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. Luxembourg law permits Alvotech to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards Alvotech or a third-party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by Alvotech, except in connection with criminal offenses, gross negligence or fraud. The rights to and obligations of indemnification among or between Alvotech and any of its current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against Alvotech’s assets in Luxembourg.

Luxembourg, Icelandic and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer Alvotech’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

As a company organized under the laws of Luxembourg and with its registered office in Luxembourg, Alvotech is subject to Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it including, among other things, Council and European Parliament Regulation (EU) 2015/848 of May 20, 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to Alvotech in accordance with and subject to such EEA regulations, the courts in such European country could have jurisdiction over the insolvency proceedings initiated against Alvotech.

Alvotech is the parent company of Alvotech hf., the main operating subsidiary of Alvotech. As a company organized under the laws of Iceland and with its registered office in Iceland, Alvotech hf. is subject to Icelandic insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it.

Insolvency and bankruptcy laws in Luxembourg, Iceland or the relevant other European country, if any, may offer Alvotech’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

The rights of its shareholders and responsibilities of its directors and officers are governed by Luxembourg or Icelandic law and differ in some respects from the rights and responsibilities of shareholders under other jurisdictions, including jurisdictions in the United States.

Its corporate affairs are governed by its articles of association, and by the laws governing companies incorporated in Luxembourg, including the Luxembourg Company Law. The rights of its shareholders and the responsibilities of its directors and officers under Luxembourg law differ in some respects from those of a company incorporated under other jurisdictions, including jurisdictions in the U.S. corporate laws governing Luxembourg companies may not be as extensive as those in effect in U.S. jurisdictions and the Luxembourg Company Law in respect of corporate governance matters might not be as protective of shareholders as the corporate law and court decisions interpreting the corporate law in Delaware, where the majority of U.S. public companies are incorporated. Further, under Luxembourg law there may be less publicly available information about Alvotech than would otherwise be published by or about U.S. issuers. In addition, Alvotech anticipates that all of its shareholder meetings will take place in Luxembourg. Its shareholders may have more difficulty in protecting their interests in connection with actions taken by its directors and officers or its principal shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the United States.

Risks Related to Taxation

If we are treated as a “passive foreign investment company” for any taxable year, U.S. investors could be subject to adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Based on the expected operations, and the composition of income and assets, of us and our subsidiaries, we do not expect to be treated as a PFIC for our current taxable year. However, the determination of whether a non-U.S. corporation is a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. As a result, our actual PFIC status for any taxable year will not be determinable until after the end of such year. Therefore, there can be no assurance with respect to our status as a PFIC for the current or any future taxable year, and our U.S. counsel expresses no opinion with respect to our PFIC status for the current or any future taxable year.

If we are treated as a PFIC, U.S. investors may be subject to certain adverse U.S. federal income tax consequences, including additional reporting requirements. See “Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules” for a more detailed discussion of the PFIC rules. U.S. investors should consult their tax advisors regarding the application of the PFIC rules in their particular circumstances.

If we or any of our subsidiaries is treated as a “controlled foreign corporation,” certain U.S. investors could be subject to adverse U.S. federal income tax consequences.

Generally, under the Internal Revenue Code of 1986, as amended (the “Code”), if a U.S. investor owns or is treated as owning, directly, indirectly, or constructively, 10% or more of the total value or total combing voting power of our stock, the U.S. investor may be treated as a “United States shareholder” with respect to each controlled foreign corporation (“CFC”) in our corporate structure, if any. A non-U.S. corporation generally will be a CFC if United States shareholders own, directly, indirectly, or constructively, 10% or more of the total value or total combined voting power of the stock of such corporation. Because our corporate structure includes a U.S. corporate subsidiary, our non-U.S. corporate subsidiaries, including any non-U.S. corporate subsidiaries that may be formed or acquired in the future, will be treated as CFCs, regardless of whether we are treated as a CFC. A United States shareholder of a CFC may be required to annually report and include in its U.S. taxable income its pro rata share of the CFC’s “Subpart F income”, “global intangible low-taxed income,” and investments of earnings in U.S. property, regardless of whether the CFC makes any distributions to its shareholders. Furthermore, an individual United States shareholder with respect to a CFC generally will not be allowed certain tax deductions and foreign tax credits that are allowed to a corporate United States shareholder. Failure to comply with CFC reporting obligations may also subject a United States shareholder to significant penalties. There can be no assurance that the Company will provide to any United States shareholder information that may be necessary for the United States shareholder to comply with its CFC reporting and tax paying obligations. U.S. investors should consult their tax advisors regarding the application of the CFC rules in their particular circumstances.

Changes in tax laws and unanticipated tax liabilities could adversely affect Alvotech.

Alvotech is subject to taxes in Luxembourg and numerous foreign jurisdictions. Alvotech hf., Alvotech’s operating subsidiary, is subject to taxes in Iceland and other foreign jurisdictions. Alvotech’s tax liabilities could be adversely affected in the future by a number of factors, including changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and the outcome of tax audits in various jurisdictions around the world. Many of the countries in which Alvotech and its subsidiaries do business have or are expected to adopt changes to tax laws as a result of the Base Erosion and Profit Shifting final proposals from the Organization for Economic Co-operation and Development and specific country anti-avoidance initiatives. Such tax law changes increase uncertainty and may adversely affect Alvotech’s tax provision. Alvotech regularly assesses all of these matters to determine the adequacy of its tax provision, which is subject to significant judgment.

Alvotech may not be able to utilize a significant portion of its Iceland NOL carryforwards.

As of December 31, 2021, Alvotech had Iceland net operating loss (“NOL”) carryforwards. There can be no certainty that Alvotech will generate revenue from sales of products outside Canada or select European countries in the foreseeable future, if ever, and Alvotech may never achieve profitability. These NOL carryforwards could expire unused and be unavailable to offset future income tax liabilities. In the absence of profitability, any increased liabilities could adversely affect its business, results of operations, financial position and cash flows.

General Risk Factors

Future issuances of debt securities and equity securities may adversely affect us, including the market price of our Ordinary Shares and may be dilutive to existing shareholders.

We expect that significant additional capital will be needed in the future to continue our planned research, development and business operations. In the future, we may incur debt or issue equity ranking senior to our ordinary shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of Ordinary Shares. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Ordinary Shares and be dilutive to existing shareholders. In addition, our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus which could result in a significant decline in the trading price of Ordinary Shares and potentially hinder our ability to raise capital at terms that are acceptable to us or at all.

If securities or industry analysts do not publish or cease publishing research or reports about Alvotech, its business, or its market, or if they change their recommendations regarding Ordinary Shares adversely, then the price and trading volume of Ordinary Shares could decline.

The trading market for Ordinary Shares is influenced by the research and reports that industry or securities analysts may publish about Alvotech, its business, its market, or its competitors. If any of the analysts who may cover Alvotech change their recommendation regarding Ordinary Shares adversely, cease to provide coverage or provide more favorable relative recommendations about Alvotech’s competitors, the price of Ordinary Shares would likely decline. If any analyst who may cover OACB were to cease coverage of Alvotech or fail to regularly publish reports on it, Alvotech could lose visibility in the financial markets, which could cause Ordinary Share price or trading volume to decline.

The JOBS Act permits “emerging growth companies” like Alvotech to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, which may make our Ordinary Shares less attractive to investors.

Alvotech currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Its Business Startups Act of 2012, which is referred to as the “JOBS Act.” As such, Alvotech takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, Alvotech shareholders may not have access to certain information they deem important.

Alvotech cannot predict if investors will find Ordinary Shares less attractive because it relies on these exemptions. If some investors find Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Ordinary Shares may be more volatile. Alvotech may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is provided to aid you in your analysis of the financial aspects of the Business Combination, the PIPE Financing and other related transactions, including the combination of the financial information of OACB and Alvotech Holdings after giving effect to the Business Combination, the PIPE Financing and other related transactions.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2021 combines the historical balance sheet of OACB with the historical consolidated statement of financial position of Alvotech Holdings, giving effect to the Business Combination, the PIPE Financing and other related transactions as if they had been consummated on December 31, 2021.

The following unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2021 combines the historical statement of operations of OACB and the historical consolidated statement of profit or loss of Alvotech Holdings, giving effect to the Business Combination, the PIPE Financing and other related transactions as if they had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, the PIPE Financing and other related transactions taken place on the dates indicated or if the businesses had always been combined, nor is it indicative of the future consolidated results of operations or financial position of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Combined Company.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with Alvotech Holdings’ and OACB’s financial statements and related notes, as applicable, and the section titled “Alvotech Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “OACB Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information in Amendment No. 6 of the Company’s Registration Statement on Form F-4 (333-261773) as declared effective by the Securities and Exchange Commission on May 10, 2022 (the “Form F-4”) and other financial information incorporated herein by reference.

Description of the Transactions

On June 15, 2022, Alvotech closed the Business Combination with OACB and Alvotech Holdings, pursuant to the Business Combination Agreement dated December 7, 2021. The closing of the Business Combination resulted in the following transactions:

•

OACB merged with and into Alvotech, whereby (i) all of the outstanding OACB Ordinary Shares were exchanged for Ordinary Shares on a one-for-one basis, pursuant to a share capital increase of Alvotech and (ii) all of the outstanding OACB Warrants ceased to represent a right to acquire OACB Ordinary Shares and now represent a right to be issued one Ordinary Share, with Alvotech as the surviving company in the merger;

•	Alvotech redeemed and canceled the initial shares held by the initial sole shareholder of Alvotech pursuant to a share capital reduction of Alvotech;

•	The legal form of Alvotech changed from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) under Luxembourg law; and

•

Alvotech Holdings merged with and into Alvotech, whereby all outstanding Alvotech Holdings Ordinary Shares were exchanged for Ordinary Shares, pursuant to a share capital increase of Alvotech, with Alvotech as the surviving company in the merger.

On June 15, 2022, immediately prior to the closing of the Business Combination, the PIPE Financing was closed, pursuant to the subscription agreements, in which subscribers collectively subscribed for 17,493,000 Ordinary Shares at $10.00 per share for an aggregate subscription price equal to approximately $174.9 million.

In advance of the closing of the Business Combination and in preparation for redemptions of OACB Class A Ordinary Shares as further described below, the Alvotech had secured a Standby Equity Purchase Agreement (“SEPA”) facility from YA II PN, Ltd (“Yorkville”) for up to $150 million. Alvotech also continues to finalize the terms of a debt facility with Sculptor Capital Investments, LLC (“Sculptor”). Pursuant to the term sheet, the facility would provide Alvotech with funding between $75.0 million and $125.0 million. Negotiations remain ongoing, which may impact the final terms of the facility. Alvotech’s entry into the facility agreement is, among other conditions precedent, subject to receipt of all necessary approvals and the negotiation and execution of final documentation in a form that is mutually agreeable to all parties involved. There can be no guarantee that these conditions precedent will be satisfied or that the parties will be able to agree on final documentation. The two facilities are intended to replace redemptions by OACB shareholders that occurred as part of the Business Combination.

Accounting Treatment

The Business Combination was accounted for as a capital reorganization. Under this method of accounting, OACB was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Alvotech Holdings issuing shares at the closing of the Business Combination for the net assets of OACB as of the closing date, accompanied by a recapitalization. The net assets of OACB were stated at historical cost, with no goodwill or other intangible assets recorded.

Alvotech Holdings was determined to be the accounting acquirer based on the following facts and circumstances:

•	The former owners of Alvotech Holdings hold the largest portion of voting rights in Alvotech;

•	Alvotech Holdings has the right to appoint a majority of the directors in Alvotech;

•	Alvotech Holdings’ existing senior management team comprises senior management of Alvotech;

•	The operations of Alvotech Holdings represent the ongoing operations of Alvotech;

•	Alvotech Holdings is the larger of the combining entities based on fair value, assets, revenues and profits; and

•	Alvotech assumed Alvotech Holdings’ headquarters.

The Business Combination was not within the scope of IFRS 3 – Business Combinations, since OACB does not meet the definition of a business. The Business Combination was accounted for within the scope of IFRS 2 – Share-based Payments. As a result, any excess of fair value of Ordinary Shares issued over the fair value of OACB’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

Pursuant to OACB’s charter, OACB’s public shareholders were offered the opportunity to redeem, upon closing of the Business Combination, OACB Class A Ordinary Shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial statements reflect the actual redemption of 24,023,495 shares of OACB Class A Ordinary Shares at $10.00 per share.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The following summarized the number of Ordinary Shares outstanding immediately after the Closing Date:

Shareholders	Ownership in Shares	%
Alvotech shareholders (1)	218,930,000	90%
OACB shareholders	976,505	1%
Sponsor (2)	6,250,000	2%
PIPE investors	17,493,000	7%

Total (3)	243,649,505

(1)

Includes 38,330,000 of Seller Earn Out Shares. Refer to tickmark (N) in the transaction accounting adjustments section for additional details. Excludes the TopCo Ordinary Shares issued for the settlement of the SARs (as defined below). Refer to tickmark (I) in the transaction accounting adjustments section for additional details.

(2)	Includes 1,250,000 of Sponsor Earn Out Shares. Refer to tickmark (O) in the transaction accounting adjustments section for additional details.
(3)	Does not include the 27,072,167 Ordinary Shares issued on July 4, 2022 and held in treasury by Alvotech’s subsidiary, Alvotech Manco ehf.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

As of December 31, 2021

(In thousands)

	Alvotech (IFRS, Historical)	OACB (US GAAP, Historical)	IFRS conversion and presentation alignment (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
Non-current assets
Property, plant and equipment, net	$78,530	$—	$—	$—		$78,530
Right-of-use assets	126,801	—	—	—		126,801
Goodwill	12,367	—	—	—		12,367
Other intangible assets	21,509	—	—	—		21,509
Contract assets	1,479	—	—	—		1,479
Investment in joint venture	55,307	—	—	—		55,307
Other long-term assets	1,663	—	—	—		1,663
Restricted cash	10,087	—	—	14,913	Q	25,000
Deferred tax assets	170,418	—	—	—		170,418
Investments held in Trust Account	—	250,034	—	(240,235)	A	—
				(9,799)	B

Total non-current assets	478,161	250,034	—	(235,121)		493,074

Current assets
Inventories	39,058	—	—	—		39,058
Trade receivables	29,396	—	—	—		29,396
Contract assets	17,959	—	—	—		17,959
Other receivables	14,736	—	100	—		14,836
Receivables from related parties	1,111	—	—	—		1,111
Cash and cash equivalents	17,556	587	—	9,799	B	252,699
				174,930	C
				(5,930)	D
				(37,830)	E
				50,000	F
				40,000	G
				20,000	H
				(1,500)	I
				(14,913)	Q
Prepaid expenses	—	100	(100)	—		—

Total current assets	119,816	687	—	234,556		355,059

Total assets	$597,977	$250,721	$—	$(565)		$848,133

Commitments and contingencies
Class A ordinary shares subject to possible redemption	$—	$250,000	$(250,000)	$—		$—
Equity						—
Share capital	135	—	—	175	C	2,026
				35	I
				10	J
				1,671	K

	Alvotech (IFRS, Historical)	OACB (US GAAP, Historical)	IFRS conversion and presentation alignment (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
Share premium	1,000,118	—	—	174,755	C	1,029,379
				2,920	D
				(5,560)	E
				30,267	I
				9,756	J
				(1,671)	K
				(31,869)	L
				87,263	M
				(227,500)	N
				(9,100)	O
Class A ordinary shares	—	—	—	—		—
Class B ordinary shares	—	1	—	(1)	J	—
Translation reserve	4,669	—	—	—		4,669
Additional paid-in capital	—	—	—	—		—
Accumulated deficit	(1,140,534)	(25,079)	—	(25,078)	E	(1,249,201)
				4,211	I
				31,869	L
				(87,263)	M
				(2,327)	P
				(5,000)	Q

Total equity	(135,612)	(25,078)	—	(52,437)		(213,127)

Non-current liabilities
Borrowings	398,140	—	—	—		398,140
Derivative financial liabilities	—	—	11,571	227,500	N	248,171
				9,100	O
Other long-term liability to related party	7,440	—	—	—		7,440
Lease liabilities	114,845	—	—	—		114,845
Long-term incentive plan	56,334	—	—	(36,013)	I	20,321
Contract liabilities	44,844	—	—	—		44,844
Deferred tax liability	150	—	—	—		150
Deferred legal fees	—	100	—	(100)	D	—
Deferred underwriting commissions	—	8,750	—	(8,750)	D	—
Derivative warrant liabilities	—	11,571	(11,571)	—		—
Class A ordinary shares subject to redemption	—	—	250,000	(240,235)	A	—
				(9,765)	J

Total non-current liabilities	621,753	20,421	250,000	(58,263)		833,911

	Alvotech (IFRS, Historical)	OACB (US GAAP, Historical)	IFRS conversion and presentation alignment (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
Current liabilities
Trade and other payables	28,587	—	233	(1,860)	E	26,960
Lease liabilities	7,295	—	—	—		7,295
Current maturities of borrowings	2,771	—	—	—		2,771
Liabilities to related parties	638	—	360	50,000	F	110,998
				40,000	G
				20,000	H
Contract liabilities	29,692	—	—	—		29,692
Taxes payable	841	—	—	—		841
Other current liabilities	42,012	—	4,785	(5,332)	E	48,792
		—		2,327	P
				5,000	Q
Accounts payable	—	233	(233)	—		—
Accrued expenses	—	4,785	(4,785)	—		—
Accrued expenses-related party	—	241	(241)	—		—
Advance from related party	—	119	(119)	—		—

Total current liabilities	111,836	5,378	—	110,135		227,349

Total liabilities	733,589	25,799	250,000	51,872		1,061,260

Total equity and liabilities	$597,977	$250,721	$—	$(565)		$848,133

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

For the Year Ended December 31, 2021

(In thousands, except per share data)

	Year Ended December 31, 2021	Year Ended December 31, 2021
	Alvotech (IFRS, Historical)	OACB (US GAAP, Historical)	IFRS conversion and presentation alignment (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$36,772	$—	$—	$—		$36,772
Other income	2,912	—	—	4,723	T	7,635
Research and development expenses	(191,006)	—	—	—		(191,006)
General and administrative expenses	(84,134)	(5,862)	—	(25,078)	R	(202,849)
				(87,263)	S
				(512)	T

Operating loss	(235,456)	(5,862)	—	(108,130)		(349,448)
Share of net loss of joint venture	(2,418)	—	—	—		(2,418)
Finance income	51,568	—	9,854	(52)	U	61,370
Finance costs	(117,361)	—	—	40,215	V	(74,130)
				(2,327)	W
				10,343	X
				(5,000)	Y
Exchange rate differences	2,681	—	—	—		2,681
Gain on extinguishment of financial liabilities	151,788	—	—	—		151,788
Unrealized gain on investments held in Trust Account	—	52	(52)	—		—
Change in fair value of derivative warrant liabilities	—	9,802	(9,802)	—		—

Non-operating profit	86,258	9,854	—	43,179		139,291

(Loss) / profit before taxes	(149,198)	3,992	—	(64,951)		(210,157)
Income tax credit	47,694	—	—	—		47,694

(Loss) / profit for the year	$(101,504)	$3,992	$—	$(64,951)		$(162,463)

Basic and diluted net loss per share–basic and diluted	$(12.29)
Basic and diluted net income per share, Class A Ordinary Shares		$0.13
Basic and diluted net income per share, Class B Ordinary Shares		$0.13
Pro Forma weighted average ordinary shares outstanding–basic and diluted						204,069,505
Pro Forma net loss per share–basic and diluted						$(0.67)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of the presentation

The unaudited pro forma condensed combined statement of financial position as of December 31, 2021, assumes that the Business Combination, the PIPE Financing and other related transactions occurred on December 31, 2021. The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2021, presents the pro forma effect of the Business Combination, the PIPE Financing and other related transactions as if they had been completed on January 1, 2021. This period is presented on the basis that Alvotech Holdings is the accounting acquirer.

The historical financial information of Alvotech Holdings was derived from Alvotech Holdings’ consolidated financial statements as of and for the year ended December 31, 2021, included in this prospectus. The historical financial information of OACB was derived from OACB’s financial statements as of and for the year ended December 31, 2021, included in this prospectus. This information should be read together with Alvotech Holdings’ and OACB’s financial statements and related notes, as applicable, and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information in this prospectus.

Alvotech Holdings’ historical consolidated financial statements are prepared in accordance with IFRS. The historical financial statements of OACB were prepared in accordance with U.S. GAAP and, for purposes of the unaudited pro forma condensed combined financial information, have been converted to IFRS on a basis consistent with the accounting policies and presentation adopted by Alvotech Holdings.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, No. 33-10786. Release No. 33-10786 replaces the existing pro forma adjustment criteria and simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”). OACB and Alvotech Holdings have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of Alvotech upon consummation of the Business Combination, the PIPE Financing and other related transactions. The pro forma adjustments reflecting the consummation of the Business Combination, the PIPE Financing and other related transactions are based on certain currently available information and certain assumptions and methodologies that Alvotech believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Alvotech management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination, the PIPE Financing and related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not include any adjustments for new equity incentive plans since no grants have been approved under such plans. Compensation expense and the associated liabilities pursuant to Alvotech’s long-term incentive plans are included within Alvotech Holdings’ historical financial results, and pro forma adjustments have been made related to the settlement of certain long-term incentive plans as further described below.

The unaudited pro forma condensed combined financial statements do not include any adjustments for the potential debt facility with Sculptor since definitive documentation has not been executed and there have been no drawings by Alvotech as of the Closing. Similarly, the unaudited pro forma condensed combined financial statements do not include any adjustments for the Yorkville SEPA Facility since no issuances of Ordinary Shares were made pursuant to this facility as of the Closing.

2. Conversion and Reclassification of OACB’s Financial Statements

The historical financial information of OACB has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert OACB’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify OACB Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align OACB’s historical financial information in accordance with the presentation of Alvotech’s historical financial information.

3. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2021

The Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A. Reflects the actual redemption of 24,023,495 OACB Class A Ordinary Shares at a redemption price of $10.00 per share for aggregate redemption payments of $240.2 million from investments held in the Trust Account.

B. Reflects the liquidation and reclassification of $9.8 million of investments held in the Trust Account to cash and cash equivalents, after recording actual redemptions of OACB Class A Ordinary Shares as discussed in (A) above.

C. Represents the proceeds of approximately $174.9 million from the issuance and sale of 17,493,000 Ordinary Shares at $10.00 per share pursuant to the terms of the PIPE Financing.

D. Reflects the settlement of deferred underwriting commissions and deferred legal fees, both of which are OACB liabilities to be paid by Alvotech upon the closing of the Business Combination. The liabilities were settled for $5.9 million, resulting in a $2.9 million increase in share premium.

E. Represents the transaction costs incurred by OACB and Alvotech Holdings of approximately $16.8 million and $30.7 million, respectively, for advisory, banking, printing, legal, and accounting fees incurred as part of the Business Combination.

For the OACB transaction costs, $4.2 million of these fees have been accrued and $0.2 million have been paid as of the pro forma balance sheet date. $5.6 million represent equity issuance costs capitalized in share premium related to the PIPE Financing. The remaining amount of $6.8 million is reflected as an adjustment to accumulated deficit and is reflected in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2021 as discussed in (R) below. The OACB estimated transaction costs excludes the deferred underwriting commissions included in (D) above.

For the Alvotech Holdings transaction costs, $3.0 million of these fees have been accrued and $9.4 million have been paid as of the pro forma balance sheet date. The remaining amount of $18.3 million is included as an adjustment to accumulated deficit and is reflected in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2021 as discussed in (R) below.

F. Represents the $50.0 million of funding provided by Alvogen and Aztiq in the form of an interest-free advance which is due 30 days after the Closing Date.

G. Represents the $40.0 million of funding available under the Alvogen Bridge Loan, bearing an interest rate of 10% per annum. The loan is drawable in two separate installments of $20.0 million each. Each drawdown is subject to Alvogen approval. Repayment by Alvotech of amounts drawn under the Alvogen Bridge Loan is due within 30 days of the Closing Date.

H. Represents the $20.0 million of funding provided by Alvogen pursuant to a loan agreement entered into on June 1, 2022. The loan bears an interest rate of 10% per annum and is due within 30 days of the Closing Date.

I. Represents the settlement of the share appreciation rights (“SARs”) previously awarded to certain current and former employees of Alvotech in connection with the closing of the Business Combination, as follows:

•	two former employees will receive a fixed number of Ordinary Shares to be issued one year after the Closing;

•	one former employee will receive a cash payment at Closing;

•	one current employee can elect to receive a cash payment or a fixed number of Ordinary Shares to be issued one year after the Closing.

In accordance with IFRS 2, the transactions with the two former employees that will receive a fixed number of Ordinary Shares were accounted for as a modification of a share-based payment transaction that changes the award’s classification from cash-settled to equity-settled. The settlement with the former employee that received a cash payment at Closing is presented as a decrease in both the long-term incentive plan liability and cash and cash equivalents in the unaudited pro forma condensed combined statement of financial position. The obligation for the current employee that may receive either a cash payment or a fixed number of Ordinary Shares continues to be presented as liability on the unaudited pro forma condensed combined statement of financial position.

The transactions resulted in a $36.0 million decrease in the long-term incentive plan liability, and subsequent $1.5 million decrease in cash, a $30.3 million increase in equity and a $4.2 million decrease in accumulated deficit as a result of settling the SARs with these current and former employees. Refer to (T) below for the impact of these transactions to the unaudited pro forma condensed combined statement of profit or loss.

J. Represents the exchange of 976,505 OACB Class A Ordinary Shares and 5,000,000 OACB Class B Ordinary Shares into 5,976,505 TopCo Ordinary Shares.

K. Represents the exchange of 13,386,098 Alvotech Holdings Class A Ordinary Shares and 95,701 Alvotech Holdings Class B Shares into 180,600,000 Ordinary Shares and 38,330,000 Seller Earn Out Shares as described in (N) below.

L. Represents the elimination of OACB’s historical accumulated deficit after recording the transaction costs to be incurred by OACB as described in (E) above.

M. Represents the expense recognized, in accordance with IFRS 2, for the excess of the fair value of Ordinary Shares issued and the fair value of OACB’s identifiable net liabilities at the date of the Business Combination, resulting in a $87.3 million increase to accumulated deficit. The fair value of shares issued was estimated based on a market price of $9.38 per share (as of June 15, 2022). The fair value of shares issued includes the shares to be issued under the Sponsor Letter Agreement, which includes shares to be issued to the Initial Shareholders of OACB if future volume-weighted average price targets of Ordinary Shares are met in a specified time period.

	Shares	(in 000s)
OACB Shareholders
Class A shareholders	976,505
Class B shareholders	5,000,000
Sponsor Earn Out Shares	1,250,000

Total TopCo Shares issued to OACB shareholders	7,226,505
Fair value of Shares issued to OACB as of June 15, 2022		$56,060
Fair Value of Sponsor Earn Out Shares issued to OACB as of June 15, 2022		9,100

Estimated market value		65,160
Net assets of OACB as of December 31, 2021		224,922
Less: OACB transaction costs		(6,790)
Less: Effect of redemption of 24,023,495 OACB Class A Ordinary Shares		(240,235)

Adjusted net liabilities of OACB as of December 31, 2021		(22,103)

Difference–being IFRS 2 charge for listing services		$87,263

N. Represents 38,330,000 Ordinary Shares to be issued to the Alvotech Holdings Shareholders (the “Seller Earn Out Shares”) at the Second Merger Effective Time. One half of the Seller Earn Out Shares will vest if, at any time during the five years following the closing of the Business Combination, the Ordinary Share price is at or above a volume weighted average price (“VWAP”) of $15.00 per share for any ten trading days within any twenty trading day period, with the other half vesting at a VWAP of $20.00 per share for any ten trading days within any twenty trading day period. The Seller Earn Out Shares are accounted for as liabilities in accordance with IAS 32 and will be subject to ongoing mark-to-market adjustments through the statement of profit or loss.

O. Represents 1,250,000 Ordinary Shares issued to the Sponsor (the “Sponsor Earn Out Shares”) at the First Merger Effective Time. One half of the Sponsor Earn Out Shares will vest if, at any time during the five years following the closing of the Business Combination, the Ordinary Share price is at or above a VWAP of $12.50 per share for any ten trading days within any twenty trading day period, with the other half vesting at a VWAP of $15.00 per share. The Sponsor Earn Out Shares are accounted for as liabilities in accordance with IAS 32 and will be subject to ongoing mark-to-market adjustments through the statement of profit or loss.

P. Reflects the accrual of waiver fees to be paid by Alvotech to certain bondholders who waived their right to exercise an option whereby Alvogen, a related party, would be required to purchase their interest in the Company.

Q. Reflects the following transactions in connection with the amended bond agreement:

•	the reclassification of $14.9 million of cash to restricted cash due to Alvotech’s requirement to maintain a minimum of $25.0 million of restricted cash in a separate liquidity account; and

•	the recognition of a $5.0 million consenting fee payable to the bondholders.

4. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss for the Year Ended December 31, 2021

The Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

R. To reflect the recognition of transaction costs, as described in (E) above, during the year ended December 31, 2021. These costs are a nonrecurring item.

S. Represents $87.3 million of expense recognized in accordance with IFRS 2, for the difference between the fair value of Ordinary Shares issued and the fair value of OACB’s identifiable net liabilities, as described in (M) above. This cost is a nonrecurring item.

T. Represents the recognition of $0.5 million of general and administrative expense related to the remeasurement of the SAR liabilities at the modification date and $4.7 million in other income related to the gain on the extinguishment of the SAR liabilities from the transactions described in (I) above.

U. To eliminate interest income earned on funds in the Trust Account that were released upon closing of the Business Combination.

V. Reflects the elimination of $40.2 million of finance costs recognized during the year ended December 31, 2021 for interest expense associated with Alvotech’s convertible shareholder loans, which were converted into Alvotech Holdings Class A Ordinary Shares or otherwise extinguished in connection with the BCA Framework Agreement entered into among Alvotech Holdings Shareholders, Alvotech Holdings, Alvotech and Floki Holdings S.à r.l. Any conversion rights and warrant rights that remained unexercised at the date of the Business Combination would have been forfeited by the holders of these derivative financial liabilities.

W. Reflects the finance costs recognized for the accrual of waiver fees as described in (P) above. These costs are a nonrecurring item.

X. Reflects the difference in finance costs on the outstanding bonds, resulting from the closing of the Business Combination. In accordance with the terms of the outstanding bonds, the interest rate decreased from 15% to 10% following the closing of the Business Combination.

Y. Reflects the recognition of the consenting fee payable to the bondholders as described in (Q) above.

5. Pro Forma Loss per Share

The pro forma loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, PIPE Financing and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination, PIPE Financing and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The holders of the Sponsor Earn Out Shares and Seller Earn Out Shares are entitled to the same voting and dividend rights generally granted to holders of Ordinary Shares. Therefore, the Sponsor Earn Out Shares and Seller Earn Out Shares are determined to be participating securities at issuance, and are included in the calculation of pro forma loss per share for the year ended December 31, 2021. The employees that will or may be issued Ordinary Shares as described in (I) above are not entitled to such rights during the period in which the shares have not been issued; therefore, such Ordinary Shares are not included in the calculation of pro forma loss per share for the year ended December 31, 2021.

For the year ended December 31, 2021

(in thousands, except share and per share data)

Shares
Pro forma loss (1)	$(136,071)
Weighted average shares outstanding–basic and diluted	204,069,505
Pro forma loss per share–basic and diluted	$(0.67)
Weighted average shares outstanding–basic and diluted
Alvotech shareholders	180,600,000
OACB shareholders	5,976,505
PIPE investors	17,493,000

Total	204,069,505

(1)

Holders of the Seller Earn Out and Sponsor Earn Out Shares are entitled to the voting and dividend rights generally granted to holders of Ordinary Shares. As such, these shares are considered to be participating securities. Accordingly, the pro forma income is adjusted for the income attributable to these unvested shares, which are not included in the weighted average shares outstanding.

USE OF PROCEEDS

We could potentially receive up to an aggregate of $125.5 million if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. The exercise price of our Public Warrants and Private Placement Warrants is $11.50 per warrant. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

All Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

DIVIDEND POLICY

From the annual net profits of Alvotech, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of Alvotech. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Ordinary Share entitling to the same proportion in such distributions.

The board of directors may resolve that Alvotech pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the Luxembourg Company Law and Alvotech’s articles of association. The board of directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Luxembourg Company Law and Alvotech’s articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to Alvotech’s accounts.

CAPITALIZATION

The following table sets out our consolidated capitalization and indebtedness as of December 31, 2021. The information below should be read together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of December 31, 2021	Alvotech Holdings Historical (in $ thousands)	Alvotech Pro Forma Combined (in $ thousands)
Cash and cash equivalents and restricted cash
Cash and cash equivalents	17,556	252,699
Restricted cash	10,087	25,000

Total Cash and cash equivalents and restricted cash	27,643	277,699

Borrowings and other financial liabilities
Borrowings	398,140	398,140
Current maturities of borrowings	2,771	2,771
Liabilities to related parties	638	110,998

Total Borrowings and other financial liabilities	401,549	511,909

Equity
Share capital	135	2,026
Share premium	1,000,118	1,029,379
Translation reserve	4,669	4,669
Accumulated deficit	(1,140,534)	(1,249,201)

Total Equity	(135,612)	(213,127)

Total Capitalization	265,937	298,782

Prior to the Closing, 24,023,495 of OACB Class A Ordinary Shares were redeemed by the holders for an aggregate redemption payment of approximately $240,234,950.

BUSINESS

Our Mission

Our mission and vision is to enhance sustainability of the global healthcare system and improve patient access by providing lower cost alternatives (biosimilars) to high priced biologic medicines. To realize this vision, we intend to become a world leader in the biosimilars market.

Biologic medicines produced from living cells have revolutionized and continue to transform the treatment of conditions from autoimmune diseases to cancer. The high cost of many brand-name reference products put them beyond the reach of millions of patients and threaten the sustainability of healthcare systems globally. We believe that one solution is high-quality biosimilars—which much like generic drugs provide a medically equivalent but more cost-effective alternative to reference biologic medicines—and their efficient and systematic development as the patent exclusivity of reference products expires.

Over the past nine years, we have built a distinctive integrated, scalable platform focused exclusively on developing and manufacturing biosimilars that we believe positions us to serve as a central engine for advancing this vision globally. By executing on our strategy, we aim to ensure that life-saving and life-changing treatments will be available to as many of those who need them as possible, not just to those who can afford the original branded versions. In addition to our current pipeline of eight product candidates, we believe that our platform approach, experienced team, network of global partners, and vast potential product targets will allow us to serve a social purpose that is directly aligned with creating value for shareholders.

As an enterprise, we have worked to put Alvotech into a distinctive position, ahead of what is an increasingly compelling set of industry tailwinds. We anticipated the platform opportunity in biosimilars and founded our Company nine years ago to capture that opportunity. Since then, the biologics market, the market we intend to target for the foreseeable future, has continued to expand and mature. The biosimilars market has matured rapidly in tandem, as physicians, payors, and patients become more accepting of and increasingly demand lower cost, therapeutically equivalent treatments to well-known biologics medicines. Similarly, the biosimilars regulatory framework in which we intend to navigate globally has also matured. This has created more certainty in approval pathways and opened new avenues for differentiation, including that of interchangeability for biosimilars in the U.S. market. Since our founding in 2013, we have invested nearly $1 billion and today have an advancing and expanding product portfolio built on a fully integrated infrastructure, one that is distinctive and exclusively dedicated to realizing the commercial and medical potential of biosimilars.

Company Overview

Alvotech is a highly integrated biotech company focused solely on the development and manufacture of biosimilar medicines for patients worldwide. Our purpose is to improve the health and quality of life of patients around the world by improving access to proven treatments for various diseases. Since our inception, we have built our company with key characteristics we believe will help us capture the substantial global market opportunity in biosimilars: a leadership team that has brought numerous successful biologics and biosimilars to market around the world; a purpose-built biosimilars R&D and manufacturing platform; top commercial partnerships in global markets; and a diverse, expanding pipeline addressing many of the biggest disease areas and health challenges globally. Alvotech is a company committed to constant innovation: we focus our platform, people and partnerships on finding new ways to drive access to more affordable biologic medicines.

Much as generics do for off-patent small-molecule drugs, biosimilars provide a cost-effective alternative with no clinically meaningful difference to biologic medicines whose patent exclusivity has expired. Many patient, policy, industry and regulatory organizations share Alvotech’s view that the availability of quality, affordable biosimilars is critical to the long-term sustainability of health systems and medical innovation globally. Cost savings generated by biosimilars can be used to treat more people and to sustain the cost of investment in the next generations of innovative therapies. Alvotech sees both the discovery of novel therapies, which is the focus of many biopharmaceutical companies, and innovating access to medicines, which is Alvotech’s core focus, as critical to the purpose of the pharmaceutical industry as a whole—to deliver breakthrough, life-changing medicines to as many patients as possible, whoever and wherever they are.

The market for biologic medicines has grown rapidly in the past fifteen years. In the five years from 2006 to 2010, 23 novel biologic products were approved by the FDA; in the five years from 2016 to 2020, there were 60 novel biologic approvals in the U.S. market alone and from 2020 to 2026, the global biologics market is forecasted to more than double in size, from approximately $288 billion to approximately $582 billion. Alvotech believes it is well-positioned to succeed in this rapidly growing market. It intends to apply the infrastructure it has systemically developed to navigate the inherent complexity of developing biosimilars to select target originator biologics that will lose patent protection in the years ahead. In so doing, Alvotech aims to enable more patients to afford the medicines they need and to reduce the cost of biologic medicines to healthcare system globally.

Alvotech aims to achieve its mission by becoming a leading supplier of biosimilars globally. To do this, Alvotech has built a distinctive and comprehensive platform for developing and manufacturing biosimilars at scale. Alvotech’s platform is designed to enable it to execute the product development and scale-up process in-house: from identifying therapeutic areas and target product candidates with significant unmet patient and market need through R&D, leveraging gold-standard host cell lines, cell-culture processes and Good Manufacturing Practice (“GMP”) manufacturing, clinical testing, and regulatory approvals. In order to give its products global reach with local expertise, Alvotech has formed strategic commercialization partnerships with leading pharmaceutical companies covering global markets. Alvotech licenses its intellectual property to partners in exchange for milestone payments and royalties. Thus far, Alvotech has executed agreements with the potential for milestone payments of up to $1,075 million under these partnerships.

Developing and manufacturing biosimilars is a time-consuming, capital intensive, complex and historically uncertain undertaking. The high barrier-to-entry has given rise to a competitive landscape comprised principally of large pharmaceutical companies with biosimilar divisions and independent regional firms. Since Alvotech’s founding in 2013, it has invested approximately $1 billion in developing its highly integrated capabilities and advancing its candidates through development and towards market launch. Alvotech believes its singular focus on biosimilars, investment in its platform, and global market reach endow it with a differentiated set of strategic advantages in a dynamic and competitive marketplace. These advantages include substantial control over quality and capacity allocation; the ability to find and exploit operational and process efficiencies across R&D and manufacturing; and the agility to rapidly, flexibly and efficiently pursue new product opportunities to advance a broad portfolio of product candidates. Alvotech believes these advantages expand its opportunity set and support its goals of accelerating the development of cost-effective biosimilars that are highly similar to and with no clinically meaningful differences from its target reference products, and then getting them to the patients around the world who need them.

Alvotech currently has eight product candidates in its pipeline for serious diseases with unmet patient and market need. Product candidates in our pipeline address reference products treating autoimmune, eye, and bone disorders, as well as cancer, with combined estimated peak global sales of originator products of more than $85 billion.

•

Alvotech’s most advanced product is AVT02, the company’s high-concentration biosimilar to Humira (adalimumab), the world’s top-selling pharmaceutical product with approximately $20.7 billion in global revenue in 2021. Alvotech received approval for AVT02 for Europe in November 2021 and for Canada and the UK in January 2022. In April 2022, Alvotech’s commercial partner, JAMP Pharma, launched AVT02 under the name SIMLANDI in Canada. In June 2022, Alvotech’s commercial partner, STADA, launched AVT02 under the name Hukyndra in selected European countries, including France, Germany, Finland, and Sweden. Commercial launches in further European countries are scheduled over the coming months.

In September 2020, Alvotech submitted its biologics license application for AVT02 to the FDA and in September 2021, the FDA notified Alvotech it had elected to defer the application. The FDA can defer action when no deficiencies have been identified and the application otherwise satisfies the requirements for approval, but a pre-approval inspection(s) is necessary yet cannot be completed due to factors including travel restrictions. In February 2022, the FDA communicated that it had accepted Alvotech’s BLA supporting interchangeability for review. Pursuant to the U.S. AbbVie Agreement, Alvotech and AbbVie settled all U.S. litigation arising out of the development of Alvotech’s adalimumab biosimilar, and the filing of the corresponding BLA with the FDA. Subject to regulatory approval from the FDA, Alvotech expects to launch AVT02 in the United States on July 1, 2023.

•

In May 2022, Alvotech reported positive topline results from two clinical studies for its second product candidate, AVT04, a proposed biosimilar to Stelara (ustekinumab). Alvotech expects to file for regulatory approval for AVT04 in the second half of 2022.

•

Alvotech’s three other most advanced product candidates, AVT06, AVT03, and AVT05, are proposed biosimilars to Eylea (aflibercept), Prolia/Xgeva (denosumab) and Simponi/Simponi ARIA (golimumab), respectively. Alvotech announced the initiation of clinical programs for AVT06 and AVT03 in July 2022.

•

In December 2021, Alvotech entered into a partnership with Biosana for the co-development of AVT23, a biosimilar candidate to Xolair (omalizumab), thereby adding a new product candidate to its pipeline.

•

Alvotech also has a number of other programs in earlier phases of development that it plans to advance over the coming years. The two most advanced of these, AVT16 and AVT33, are in early development and with immunology and oncology reference products that have estimated combined global peak sales of approximately $30 billion.

Alvotech has built an end-to-end platform that enables a comprehensive approach to biosimilars. In addition to products developed in-house, Alvotech’s pure-play focus allows it to identify and partner with third-parties to in-license or acquire attractive products into its R&D pipeline. By then leveraging the Alvotech platform R&D, manufacturing and global commercial network, Alvotech can be highly strategic in its approach to growth.

Our History

Alvotech hf. was founded in 2013 in Reykjavik, Iceland with the aim of creating a highly integrated platform company focused exclusively on developing and manufacturing biosimilars for the global market. Alvotech has a world class management team of proven and highly experienced pharma executives with deep expertise in biologics and biosimilars, led by a visionary founder in Robert Wessman, who serves as Alvotech’s chairman. Alvotech represents Robert’s third platform in the pharmaceutical sector. Across these three platforms, Robert has led more than 50 strategic acquisitions and partnerships, and established operations in over 60 countries around the globe.

Over the past nine years, Alvotech has invested steadily and methodically in building a fully integrated platform, enabling the company to control quality, cost and speed to market of its developed products, representing a key competitive advantage in the biosimilar business. Alvotech’s growth and development can be divided roughly into three periods:

•

From 2013 to 2017, Alvotech focused on building out capabilities in its platform, recruiting experienced scientific and technical staff, acquiring key technologies and knowhow, and investing in R&D for its AVT02 program and early-stage target selection to build out its portfolio.

•

From 2018 to 2020, with its headquarters, laboratory and manufacturing facility fully operational, Alvotech shifted to commercial readiness and began focusing on broadening and accelerating its pipeline of product candidates; rounding out its global network of commercial partnerships to encompass nearly every major market; and completing the clinical and regulatory steps required to become a commercial stage biosimilars company.

•

Since the beginning of 2021, Alvotech has been focused on deploying its platform, advancing its pipeline towards and onto the global marketplace. The company’s plan is to commercialize five products by the end of 2025 through our world-class network of partners and to scale up its manufacturing capabilities in China and Iceland.

To support the execution of our strategy, we have continued to bring onboard world-class investors from across the global life sciences, among others CVC Capital Partners, Temasek, Baxter Healthcare SA, YAS Holdings and Athos (the Strüngmann Family Office).

Our Market Opportunity

Background on Biologics

Biologic medicines (biologics) are complex pharmaceutical products that typically contain one or more active substances made by or derived from a biological source. Conventional medicines are typically chemically synthesized small molecules that are easily identified and characterized; in contrast, biologics are large, complex molecules that require unique characterization techniques and generally tend to be sensitive to heat and microbial contamination. The creation innovation and advancement of biologics are the result of cutting-edge research and these medicines have provided novel treatments for a variety of illnesses such as rheumatoid arthritis, Crohn’s disease, ulcerative colitis, psoriasis, multiple sclerosis, age-related macular degeneration, diabetic macular edema and numerous types of cancer. Biologics are designed to have very specific effects and to interact with specific targets in the patient’s body, mainly on the outside of cells. A more targeted mechanism of action leads to a greater chance of the medicine having the desired effect against the disease and results in fewer side effects compared to traditional medicines. The effectiveness of biologics has led to an increase of investment in R&D within the pharmaceutical sector for biologic medicines. In 2020, 40% of U.S. pharmaceutical R&D spend was focused on biologics with eight out of the top 10 pharmaceutical products being biologics (as measured by global sales). Also in 2020, 10 out of the top 15 pharmaceutical products in terms of global sales were biologics.

Source: Biosimilars council “The Era of Biological Medicines”, EvaluatePharma

1. IQVIA institute report, “Biosimilars in the United States 2020 – 2024”

2. Size based on illustrative antibody size

3. Per EvaluatePharma

Background on Biosimilars

A biosimilar is a biological medicine that is highly similar to and has no clinically meaningful differences from an existing approved biological, or reference product. Biosimilars are approved according to the same standards of pharmaceutical quality, safety and efficacy that apply to all biological medicines and typically have the same amino acid sequence.

Biosimilars offer a lower cost alternative to their name-brand reference products, and have no clinically meaningful difference in terms of safety, purity or potency when compared to reference products. Because they are designed to be highly similar to already approved biologics, the success rate for developing biosimilars is considerably higher, and the R&D cost proportionally much lower. While the average originator biologic takes an average of 12 years to develop at a cost of more than $2.5 billion, the average biosimilar can usually be developed six to nine years and at a cost of between $100 to 200 million. Further, this is significantly different to generics, which are simpler to manufacture, can typically developed in two years or less at a cost of less than $10 million, and without needing clinical trials.

The availability of biologics and their rapidly increasing prices have forced healthcare systems and payors around the world, public and private alike, into difficult tradeoffs in the effort to balance the best quality of care, accessibility, sustainability and cost. As biosimilars provide a more affordable alternative to payors and patients, they offer the potential to improve the accessibility of many life-altering treatments to many more patients. More broadly, lower costs for existing treatments can make healthcare systems more sustainable and free up resources to pay for the next generation of innovative brand-name therapies, and the R&D infrastructure that sustains future drug discovery. In this way, we believe that biosimilars can also help to sustain the global biomedical innovation ecosystem as a whole.

While biosimilars share similarities with generics, there are significant differences, including the complexity of development and manufacturing. For traditional medications, generic products can generally be considered identical to the branded product in form and function. In the case of biologics and biosimilars, the complexity of a biologic molecule means that the biosimilar product is not identical in form to the branded product, and some variability from the branded reference product is considered inherent to the process. However, there is no clinically meaningful functional difference between a biosimilar and the reference product in safety, purity or potency.

Market Growth

The global biosimilars market is large and has experienced rapid growth, which we believe represents one of the most significant growth opportunities in biotechnology. We believe the rapid growth in the biologics market is a leading indicator for the biosimilar opportunity, of which the critical facets include:

•	The growth and success of reference products, FDA approvals for which have more than doubled from 23 between 2006 and 2010 to 60 between 2016 and 2020;

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The high cost and expense burden of these therapies on the healthcare system, with global spending on biologics estimated to increase at a CAGR of 12% between 2020 and 2026 to approximately $582 billion, and accounting for 40% of pharmaceutical spending in the U.S. in 2020, up from 30% in 2014; and

•	The large number of major early biologics that are losing U.S. patent exclusivity, over 35 products between 2018 and 2026, each with more than $1 billion each in annual sales.

Represents patent expiry events in the U.S. and the EU markets for products with more than $1 billion in annual sales, with the exception of Blincyto.

The global biologics market is expected to grow at a rapid pace, nearly doubling between 2020 and 2026, from $288 billion to $582 billion.

Source: Evaluate Pharma, Frost & Sullivan

While biologics are being studied for a range of diseases that have limited effective alternative treatment options, their cost can limit access to patients. By offering a therapeutic with no clinically meaningful differences to brand-name reference biologics products at much lower cost, biosimilars offer a direct response to these dynamics and the significant cost pressures they are putting on healthcare providers, insurers and governments. At the same time, they could not only lower the cost of treating current patients but also expand access to people who previously could not afford these therapies. As a result, the biosimilars market is estimated to grow at a 17% CAGR between 2020 and 2026, from $30 billion to $79 billion, outstripping growth in the biologics market, and set to generate $100 billion in drug cost savings between 2020 and 2024 in the U.S. alone.

In addition, the concept of biosimilar interchangeability, under which pharmacists can substitute a biosimilar for a reference product without intervention by the prescribing physician, may further accelerate the growth of the biosimilars market. In the second half of 2021, the FDA approved the first two interchangeable biosimilar products. Alvotech intends to selectively pursue interchangeability when appropriate, including for our AVT02 and AVT05 products.

Our Strategy

Alvotech believes its differentiated strategy enables it to leverage its highly integrated platform to develop and manufacture high quality biosimilars. Alvotech is advancing multiple product candidates towards regulatory approval and has established a global network of partnerships, with the goal of expeditiously delivering its cost-effective biosimilar medicines to patients worldwide. We believe this positions Alvotech to positively impact public health and create significant commercial value streams for the company and its shareholders.

Since Alvotech was founded in 2013, approximately $1 billion has been invested to create a platform singularly focused on biosimilars and optimized for quality, speed, and flexibility. Alvotech’s business strategy is underpinned by six key pillars:

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Platform: Invest in and differentiate its platform. At the heart of Alvotech’s strategy is its fully integrated biosimilars platform. Alvotech has a 140,000 square feet purpose-built R&D, process, quality, manufacturing and headquarters facility in Reykjavik, expected to be operational in early 2024; cell line, process, analytics and glycoprotein characterization sites in Germany; a regulatory, legal and government affairs office in the United States; and an R&D, clinical, and regulatory strategy center in

Switzerland. This infrastructure and know-how enables Alvotech to have a full set of capabilities and control, from analysis of reference products and cell line development through fill-and-finish GMP manufacturing and regulatory approvals. Further, it provides Alvotech the ability to innovate efficiencies in every step of the process and project those cost-savings throughout its portfolio. Alvotech is one of few companies with demonstrated manufacturing capabilities using both of the two most widely-used host cell lines — Chinese hamster ovary (“CHO”) and SP2/0 — as well as cell culture processes, fed batch and perfusion. These capabilities enable Alvotech to innovate and produce biosimilars that are not only high quality but that can also be manufactured more efficiently. Alvotech believes this represents a fundamental advantage when competing with both the sponsors of the reference products and other biosimilar companies.

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Portfolio: Evaluate the evolving biologic landscape for the right programs to pursue. With an originator biologics market set to grow to approximately $582 billion by 2026, and the biosimilars market estimated to grow to nearly $80 billion in the same period, a critical part of Alvotech’s strategy is to select the reference products and therapeutic areas that will leverage the company’s advantages to maximize medical and commercial impact. Alvotech builds its portfolio by adhering to a rigorous set of criteria, including the ability to reach the market early; potential for differentiation through its platform to achieve superior cost and return profiles; commercial partner insights on specific market opportunities; and potential interchangeability.

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Pipeline: Advance high-value product candidates towards launch. The growth of Alvotech’s portfolio reflects the strength of its platform. As with its lead product candidates, AVT02, a high concentration formulation of adalimumab, Alvotech aims to develop products, across its portfolio to be first-movers with major products to swiftly meet unmet medical needs. The ability to use multiple cell lines gives it breadth and flexibility in product program selection and in positioning it advantageously in different markets. The eight product candidates in its developmental pipeline address an $85 billion originator market opportunity. We believe that we have the capacity to add one to two additional programs every 12 to 18 months, on both an organic and inorganic basis, all of which benefit from platform-level cost efficiencies and positions Alvotech for sustainable growth and managed risk. For example, Alvotech entered into a partnership with Biosana for the co-development of AVT23, a biosimilar candidate to Xolair (omalizumab), in December 2021.

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Commercial Partnerships: Pursue and execute on strategic partnerships across the globe. Alvotech has formed a global network of strategic commercial partnerships to ensure that its products can reach the patients in geographies across the world. Its partners include Teva (US), STADA (EU), Yangtze (China), Fuji Pharma Co., Ltd (Japan), Cipla/Cipla Gulf/Cipla Medpro (Australia, New Zealand, South Africa/Africa), JAMP Pharma (Canada), DKSH (Taiwan, Hong Kong, Cambodia, Malaysia, Singapore, Indonesia, India, Bangladesh and Pakistan), YAS (Middle East and Africa), Abdi Ibrahim (Turkey), Kamada (Israel), Biosana (Australia, Netherlands, Singapore), and MegaLabs, Stein, Libbs, Tuteur and Saval (Latin America), among others. Alvotech’s partners’ deep knowledge of the markets and economic, regulatory, payor and reimbursement landscapes in the countries they serve optimizes the company’s commercial opportunity and ability to reach patients in these markets in a way it could not do on its own. Alvotech partners only with trusted, market leaders and develops close strategic relationships with these partners that align company and partner interests for success. Both Fuji Pharma Co., Ltd (“Fuji Pharma”) and YAS are shareholders in Alvotech and the company has a manufacturing joint-venture with the Joint Venture Partner for the China market, and a joint manufacturing agreement with Abdi Ibrahim for the Turkey market. Alvotech also entered into a global licensing agreement with Biosana for the co-development of AVT23, a biosimilar candidate to Xolair (omalizumab), in December 2021 and expanded its partnership with Fuji Pharma by entering into an agreement for another, undisclosed, biosimilar candidate in February 2022. Thus far, Alvotech has executed agreements with the potential for milestone payments for up to $1,075 million from our commercial partners.

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People: Attract and retain the highest quality talent to fulfill the Alvotech vision. In a field in which innovation and competitive edge can be gained at every stage of product selection, development, manufacturing and marketing, the caliber and commitment of Alvotech’s people are a critical element in shaping and executing its strategy. Alvotech’s founder, chairman and principal investor has built and led two successful global generics enterprises and has provided the vision and resources to grow Alvotech as a built-for-purpose, highly integrated platform. Alvotech’s business, scientific and operations leadership team brings together vast collective experience creating and launching both innovator therapies and biosimilars at top-tier global pharmaceutical firms. Further, Alvotech has attracted highly talented and dedicated technical, laboratory and support staff talent from 38 countries around the world. As of March 4, 2022, Alvotech had 805 employees, including 21 contractors, 86% of whom were devoted to R&D, quality and technical operations, and 14% to administration and support roles. Approximately 58% of our employees hold a PhD, MD or master’s degree.

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ESG and corporate responsibility: Maintain and further develop Alvotech’s commitment to sustainability and corporate responsibility beyond its fundamental mission of expanding access to medicines while lowering costs for patients. We are developing and implementing a comprehensive environmental, social and governance (“ESG”) framework to collect, monitor and report data that assess our environmental and social impact as well as provide transparent disclosures on governance. We believe that we have certain intrinsic business and operational qualities that may favorably position us to optimize our ESG impact, including the location of our headquarters and manufacturing in Iceland. This enables us to minimize our environmental impact by conducting our principal operations using nearly 100% renewable energy and in a geography with abundant cold and hot water. We intend to make a difference for patients around the world by working strategically towards increasing patient access to medicines, supporting the sustainability of health systems and, where feasible, conducting clinical trials in areas with relatively lower access to healthcare. In 2021, we implemented governance framework elements including an updated code of business conduct and ethics, a whistleblowing policy and an anti-harassment and response policy, which were updated in June 2022 in connection with the listing on Nasdaq.

Our Platform

We believe that the nature and quality of our platform enable us to innovate and systematically develop and manufacture biosimilar medicines. We consider this ability, and that our platform can generate and capture efficiencies all along the research and development, manufacturing and sales and marketing chain, to be fundamental advantages when competing with both originator and other biosimilar companies in quality, cost and speed to market.

The challenges of biosimilars development

Making biosimilars—biologic medicines that are highly similar to and without clinically meaningful differences from their reference products in terms of safety, purity and potency—is a fundamentally complex task. It requires, among other things, highly specialized expertise and infrastructure, time, and significant capital. Success in the biosimilar space is largely determined by the ability to make biosimilars efficiently and consistently.

We believe that these same barriers to entry also create opportunities for differentiation. The capital investment, sophisticated infrastructure and scientific/ technical expertise required are principal reasons that the biosimilar divisions of large originator biopharmaceutical companies, who have access to all of these, have dominated the sector’s early years. But these biosimilars divisions within larger organizations have competing internal demands for resources, including people, R&D and manufacturing facilities. As a result, biosimilars are often viewed as a secondary business. Such internal competition makes consistent and replicable operational control and efficiencies more difficult and costly to achieve, and biosimilars also tend to receive less focus in marketing and distribution. Conversely, smaller companies may not have all of the internal capabilities needed for development or the capital resources to invest in such capabilities. These constraints may require these smaller companies to outsource key parts of the R&D and manufacturing process, thereby potentially losing control over quality or the ability to innovate and control costs.

Our differentiated approach

Alvotech’s goal is to become a leading global supplier of biosimilar medicines and it intends to realize this ambition through its distinctive approach. Built around its exclusive focus on biosimilars; a comprehensive and fully-integrated platform; an agile and rapidly expanding portfolio and pipeline; and a network of leading commercial partners who can deliver its products to payors and patients with expert local knowledge in every major market.

Research & Development

Alvotech’s research and development is solely focused on the development of biosimilar medicines, which require considerable time and substantial financial investment. We intend to continue to commit significant resources in financial and human capital to development activities going forward, with the aim of offering more affordable biologic medicines, globally. We also strive to identify opportunities where a level of differentiation can be applied to the development program to enable improved commercial success.

Biosimilar medicines are highly similar to their reference products and typically have identical primary amino acid structure. They are held to the same high-quality standards as innovative biopharmaceuticals. The ultimate goal in the development of biosimilar medications is to develop therapeutics that are highly similar to and have no clinically meaningful difference from their reference products. In order to demonstrate this, we apply rigorous processes in the development of our product candidates.

A biosimilarity claim must demonstrate totality of evidence with respect to physiochemical characteristics, biologic activity, pharmacokinetics, clinical safety and efficacy, and therapeutic indication. Extensive analytical comparisons to the reference products are conducted, followed by nonclinical and clinical pharmacokinetic (“PK”) and pharmacodynamic (“PD”) studies, as required. Finally, a clinical efficacy and safety study is conducted to resolve any remaining uncertainty that the product is biosimilar. This process is described in more detail below.

Early phase development

In this phase of development it is vital to establish a manufacturing process that delivers highly similar product to the reference product. This starts with cell line development activities, where clones having characteristics similar to the reference product with acceptable productivity are selected. Following this a competitive commercial manufacturing process for drug substance and drug product is developed to deliver a product that is highly similar to the reference product, enabling future investment in GMP manufacturing. Numerous characterization methods are also applied to ensure our biosimilar candidate is highly similar to the reference product in structure and function. Significant time and effort is spent on this similarity evaluation to enable a streamlined clinical program in subsequent development phases with a higher probability of success.

Pre-clinical development and GMP manufacturing

In this phase, the manufacturing process is scaled-up up from small pilot scale batches to commercial scale in a commercial site. The goal is to manufacture product with a high degree of analytical similarity to the reference product while also confirming the highest quality product is produced.

In parallel, regulatory authorities in the United States, EU and other geographies are engaged to discuss the overall development strategy, in order to ensure the ultimate submission package is approvable in all major regions. Non-clinical studies may also be conducted as required, based on the individual biosimilar program and alignments with regulatory authorities.

Clinical studies

Clinical studies are conducted in this phase to support product registration. Typically, a PK study is performed to demonstrate PK equivalence of the proposed biosimilar to the approved reference products such as those available in both the U.S. and EU. A global, confirmatory clinical efficacy and safety study is typically also performed to demonstrate that there are no clinically meaningful differences between the proposed biosimilar and the reference product. Depending on the specific program, these two studies may be conducted within one larger study or, conversely, additional small studies may need to be performed to support registration. When both a PK and confirmatory efficacy and safety study is required, we take the calculated risk to execute these studies in parallel (where feasible), which enables the fast track to licensing application submission for the program.

In parallel to the clinical studies being conducted, manufacturing process characterization and validation is completed, in addition to completion of the analytical similarity assessment supporting registration.

Interchangeability

When practical and commercially relevant in the U.S. market and other countries and regions, we seek interchangeability designation such as is the case with our lead product, AVT02, our biosimilar candidate to Humira. Interchangeability is a U.S. regulatory construct and according to the FDA, an interchangeable product will have met additional data requirements and so may be substituted for the reference product without the intervention of a prescriber. The substitution may occur at the pharmacy, much as generic drugs are substituted for brand name drugs, subject to varying U.S. state pharmacy laws. Biosimilars, including those designated as interchangeable products, have the potential to reduce health care costs. The concept of interchangeability for biosimilars was signed into law through the Biologics Price Competition and Innovation Act in 2010. In order to be considered interchangeable, a biosimilar must meet additional requirements, including the execution of a “switching study,” utilizing the reference product and biosimilar product in patients. The vast majority of states have passed laws regarding substitution for interchangeable products.

Submission and approval

The ultimate goal is to submit a globally vetted, high-quality dossier that enables first-pass approval based on the totality of evidence for the comparative analytical, Chemistry, Manufacturing and Controls, (“CMC”), and clinical data. Extrapolation principles also allow for attaining a full label matching the reference product other than indications specifically protected by regulatory exclusivity. We work closely with health authorities through the review process to enable approval at the earliest possible time after dossier submission, ensuring we can remain competitive with market entry.

Manufacturing & Supply

Manufacturing Facilities

Alvotech’s manufacturing facility is located in Reykjavik, Iceland. It provides us with purpose-built GMP, and highly integrated capabilities for producing biosimilars at scale. Our facility is currently approximately 140,000 square feet and utilizes single-use technology to manufacture drug substance and drug product. The platform enables us to use both CHO and SP2/0 cell culture processes; produce active drug substance using both perfusion and fed batch processes; and to carry out sterile fill-and-finish for pre-filled syringes. Having all of these capabilities in-house and in one place, alongside both R&D, quality control and quality assurance teams, allows us to streamline tech transfer and implement efficiencies across the entire production process, while continuously optimizing quality and controlling costs.

In December 2020, Alvotech broke ground on an expansion of its Reykjavik facility that will double its total footprint, adding another 140,000 square feet. The expansion is expected to be completed in early 2023 and will give us additional redundancy in our drug product capacity, assembly of combination products and devices, and secondary packaging. Additionally, the expansion will support increased warehousing and other supportive functions. Alvotech’s manufacturing facility and the extension are owned and leased for the company’s use by a related party, life sciences/pharmaceutical investment company Aztiq, which is a founding investor in Alvotech. These facilities are leased under extendable agreements that currently run through 2038.

The Reykjavik facility has an active and valid GMP certificate issued by the Icelandic Medicines Authority authorizing Investigational Medicinal Product and commercial manufacturing. This certificate enables our products to be manufactured for the market overseen by the European Medicines Agency.

Third Party Suppliers and Manufacturers

Raw Materials

Alvotech’s manufacturing processes utilize single-use processing technology for both drug substance and drug product. Our manufacturing is therefore reliant on the availability of single-use components to complete production. Alvotech sources these components from various reputable third-party suppliers. However, the price of these materials and components is subject to market forces and competing demands. Increases in the cost of components would have an adverse effect on the company’s forecasted cost of goods. In certain cases, Alvotech may rely on only one approved source for a particular component and shortages may significantly impact our ability to manufacture drug substance and drug product. Finding alternative suppliers may not be possible or cause material delay to development plans or commercial production. Alvotech has the ability and is currently evaluating opportunities for redundancies in our manufacturing processes in order to mitigate risk and control costs.

Alvotech also requires the use of certain reagents and materials in order to develop and produce biologic medicines. We acquire these reagents and materials through reputable third parties that specialize in the production and sourcing of these reagents and materials. These materials are widely available commodities. However, unforeseen shortages in these materials may have an adverse effect on either the price of these materials or could cause delays in Alvotech’s development or commercialization timelines.

AVT02 and certain other products within our pipeline require the use of auto-injector devices. We work closely with our vendor in order to assure availability and manage risk through inventory management and relationship management. Our current arrangement with our supplier utilizes a proprietary design.

Master cell banks and working cell banks are critical components in biologic medicine manufacturing. A cell bank is a collection of ampoules of uniform composition stored under defined conditions, each containing an aliquot of a single pool of cells. The master cell bank is generally derived from the selected cell clone containing the expression construct that has been encoded to produce the protein of interest, such as a specific monoclonal antibody with a defined amino acid sequence. This unique aliquot of cells allows for a consistent high quality biologic medicine to be produced. The working cell bank is derived by expansion of one or more ampoules of the master cell bank and is used for routine manufacturing. Both the master cell bank and working cell bank are central to obtaining regulatory approval for manufacturing and marketing biologic medicine. Without well-characterized and well-controlled master and working cell banks, the manufacturing process could be susceptible to non-ideal product variability. The quality of the manufactured biologic product is dependent on the quality of the cells used for its manufacturing, and having a sufficient supply of master and working cell banks is important for a consistent manufacturing process. The master cell banks and working cell banks for our lead product candidates are produced at either an EU or U.S.-based contract manufacturing organization and then transferred internally to both the Reykjavik site in Iceland and Jülich site in Germany for supply continuity and redundancy. The availability of master cell banks is critical to our ability to manufacture products for the commercial market. Should our cell banks (despite any redundancies) be compromised, we would be unable to produce usable products for patients in any market.

Sales and Marketing

To date, we have chosen to market and commercialize our products through numerous strategic partnerships rather than sell a single global license to an individual commercial partner. By partnering with multiple leading regional partners who would likely be able place a higher value on licenses due to their core market(s) focus, we believe we can achieve higher return for the rights of our products. This also better ensures focus from partners on Alvotech’s portfolio. Additionally, by partnering with multiple partners, we are able to enhance local market knowledge and expand our geographic reach by mitigating our risk of being dependent on one single partner.

Our broad commercial footprint is highlighted by the orange countries in the graphic above.

By outsourcing sales and marketing, we believe we are able to realize and leverage the following benefits:

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Global reach: By commercializing through best-in-class partners, we can reach nearly all markets around the world, including key markets in the U.S., Europe, Japan, Canada, Australia, and various international markets across regions such as Latin America and Asia. This global approach provides diversification and opportunities for growth often overlooked by companies that focus solely on the U.S. and Europe.

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Local expertise: Our commercial strategy allows us to leverage the expertise from our partners. Our partners’ expertise in managing numerous local regulatory and commercial landscapes has been built up over many years and would be difficult, to replicate internally across all global markets. We believe our partners will enable us to bring our products to market more effectively, than if we were to pursue a commercial strategy on our own.

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Portfolio scale: Our commercial strategy also allows us to combine our products with larger portfolios (via our partners) which, through the benefit of cross-selling, should enhance the attractiveness of our products. Furthermore, through a portfolio approach, we are able to receive the benefits of our partners established relationships with payors and providers.

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Product selection flexibility: As a company focused only on developing and manufacturing biosimilars, our product selection model is not complicated by an in-house set of innovator products, nor is it confined to specific therapeutic areas. We do not need to make product selection decisions to fit a pre-existing commercial strategy or sales and marketing infrastructure, but rather we can take a flexible approach to product selection, evaluating candidates based on their clinical merits, partner preferences and commercial opportunity. We are able to access markets through an existing network or create a new network through our partnership model in various therapeutic areas and various geographies.

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Platform leveragability: Our commercial strategy also allows for the creation of a highly leverageable platform. Products may be added without significant changes in Sales and Marketing or G&A infrastructure. We believe this leveragability, after achieving critical mass through our launches, can create a company more profitable than we would otherwise be, had we decided to create a global commercial infrastructure and distribute our product through that network.

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Milestones: We expect to receive milestone payments from our partners at the time of signature of the commercial agreement and at various points in time through development and in some cases, post approval. Thus far, Alvotech has executed agreements with the potential for milestone payments of up to $1,075 million, of which over $190.7 million has been collected as of June 30, 2022. Milestones offset the cost of development and create a shared risk alignment with our partners. We further view milestones as a consistent and repeating revenue opportunity, as we fully expect to continue to add product candidates to our pipeline, and subsequently out-license them in order to maximize the value of our dedicated biosimilar development and manufacturing infrastructure.

As a result of our strategic decision to form commercial partnerships, we do not currently have direct sales, marketing, and distribution capabilities. In order for us to commercialize any product on our own, we would need to either develop an infrastructure to facilitate sales, marketing and distribution or contract with third parties that have the requisite capabilities. Our in-house strategic sales and marketing expertise is currently focused on relationships with our existing partners and finding new partner relationships. As of June 30, 2022, we have contracted with 17 partners to sell, market, and distribute our products in certain agreed upon territories.

Commercial partnerships

Alvotech has formed strategic commercialization partnerships with leading pharmaceutical companies covering global markets. A commercialization partnership generally consists of two components. First, under the licensing component, Alvotech and the partner agree that Alvotech will develop the product candidate and that the partner will have the exclusive right to market, distribute and sell Alvotech’s product in a certain territory once the product has been approved by the relevant regulator. In return, the partner agrees to make certain upfront or milestone payments to Alvotech, which can be any or a combination of the following:

•	Upfront payments upon the signing of the agreement;

•	Milestone payments related to the development of the products, for example upon the completion of a clinical trial with respect to the relevant product candidate;

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Milestone payments related to the regulatory approval process of the products, for example upon submitting an application for approval with or receiving approval from the relevant regulator for the relevant product candidate;

•	Milestone payments related to the launch or first commercial sale of the product in the relevant territory; and

•	Milestone payments related to achieving sales targets in the territory.

As of June 30, 2022, Alvotech has received $190.7 million in execution and milestone payments, including $75.0 million from Teva, $61.5 million from STADA (amounts payable in Euro and converted at the December 31, 2020 exchange rate of EUR/USD 1.23015), $15.0 million from JAMP Pharma, $10.0 million from YAS Holdings, $9.6 million from Fuji Pharma and $19.6 million in the aggregate from its other partners combined. As of June 30, 2022, Alvotech has estimated the potential to receive up to $884.4 million in the future, including $455.0 million from Teva, $267.5 million from STADA, $41.7 million from JAMP Pharma, $30.4 million from Fuji Pharma and $89.8 million in the aggregate from its other partners combined.

Under the supply component of the partnership agreements, Alvotech will generally manufacture, supply and deliver the product to each partner, and the partner will exclusively buy the product from Alvotech. The purchase price for each commercial partner, unless specifically noted otherwise in the description of the partnership agreements below, is a royalty of approximately 40% (between 35% and 45%) of the estimated net selling price or an agreed-upon applicable floor price, whichever is higher, for the duration of the agreements. The floor price is a minimum price per unit specific to each presentation to be paid by the commercial partner for the product, and is determined per each presentation and product taking into consideration Cost of Goods of manufacturing, supply and commercial market environment. Under certain partnership agreements, Alvotech may be eligible to receive additional royalty payments in periods where sales exceed certain targets. As of June 30, 2022, Alvotech has not received any product-based revenue from any of its partners. As is customary, the partnerships are concluded for durations of ten to twenty years.

The amounts in upfront and milestone payments and the royalty rates are negotiated between parties and depend in part on the estimated addressable market for the product and the size of the territory.

As a principal matter, Alvotech grants its partners access to the dossier, which includes Alvotech’s dossier of data, information and know-how relating to the relevant products that enable our partners to apply for and obtain marketing authorization in the various territories. Marketing authorizations obtained with the help of the dossier remain with the partners after the expiry of the partnership. Partners only return the marketing authorization to Alvotech when Alvotech terminates the agreement for cause. Certain partners may also get access to Alvotech trademarks.

Alvotech’s principal partners and partnerships include:

United States

Teva. In August 2020, Alvotech and Teva formed a commercial partnership under which Teva will have exclusive marketing and distribution rights to a portfolio of five Alvotech biosimilars in the U.S. Teva has a leading commercial footprint in the U.S., one of every nine prescriptions in the U.S. is filled with a Teva product. Teva is a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day and are served by one of the largest and most complex supply chains in the pharmaceutical industry. For more information about our agreements with Teva, see “—License and Development Agreement with Teva Pharmaceuticals International GmbH.”

Europe

STADA. In November 2019, Alvotech announced a strategic commercial partnership with STADA under which STADA will serve as the exclusive marketer and distributor of seven Alvotech biosimilars in all key European markets and selected markets outside Europe. The initial partnership spans biosimilars for autoimmune, inflammatory and ophthalmological diseases, as well as oncology. STADA sells its products in approximately 120 countries and in 2020 achieved approximately $3.7 billion in sales across its generics, specialty pharma and non-prescription consumer healthcare product platform. For more information about our agreements with STADA, see “—STADA Out-License Contracts in the European Union and Certain Other Countries.”

Japan

Fuji Pharma. On April 2, 2019, Alvotech and Fuji Pharma entered into a license agreement, as amended on June 23, 2020 to reflect a delay in the development process and therefore, among others, amended and restated the milestone payments, (the “Fuji Pharma AVT04 License Agreement”) and a supply agreement (the “Fuji Pharma AVT04 Supply Agreement”). Under the Fuji Pharma AVT04 License Agreement, Alvotech will develop AVT04 and compile and provide a dossier of data, information and know-how relating to AVT04 to Fuji Pharma. Alvotech retains full ownership of all intellectual property rights in AVT04 and the AVT04 dossier. Fuji Pharma has the exclusive right to use the dossier to obtain and maintain regulatory approvals for AVT04 and to import, finish, market, promote, sell and distribute AVT04 in Japan. Fuji Pharma made a one-time payment on the signature date of $4.6 million and will make an additional milestone payment to Alvotech upon the launch of the product, subject to certain conditions. If Fuji Pharma achieves annual sales in excess of certain target volumes, it will pay Alvotech an additional royalty on the net sales above the target. Under the Fuji Pharma AVT04 Supply Agreement, Alvotech will manufacture, supply and deliver the AVT04 product. Fuji Pharma will pay Alvotech a royalty or the applicable floor price, whichever is higher, for the duration of the agreement. All invoices are payable within thirty business days, in U.S. dollar and by wire transfer. The agreements terminate 20 years after the first commercial sale of AVT04 in Japan. They can be terminated by either party if the other party: (i) withholds any monies due to the other party for more than two months; (ii) commits or permits any substantial breach of any material term of the agreement; (iii) has a receiver or administrator appointed in respect of any of its assets or enters into any agreement with its creditors; or (iv) goes into liquidation. The agreements can be terminated by Fuji Pharma if (i) a competing product obtains reimbursement approval (Fuji Pharma AVT04 License Agreement) before AVT04 obtains reimbursement approval; (ii) AVT04 does not obtain reimbursement approval by November 30, 2023; or (iii) AVT04 obtains reimbursement approval at the same time two competing products obtain reimbursement approval.

On November 18, 2020, Alvotech and Fuji Pharma entered into four binding term sheets with respect to AVT06, two proposed AVT03 biosimilar products and AVT05. On February 10, 2022, Alvotech and Fuji Pharma expanded their strategic partnership and entered into an additional binding term sheet with respect to a new undisclosed biosimilar candidate currently in early phase development. Under the binding term sheets, Alvotech will develop the product candidates and provide a dossier of data, information and know-how relating to the relevant product to Fuji Pharma. Fuji Pharma has the exclusive right to use the dossier to obtain and maintain regulatory approvals and to import, finish, market, promote, sell and distribute the relevant product in Japan. As of December 31, 2021, Fuji Pharma made one-time payments on the signing dates of the binding term sheets of $3.0 million and agreed to make additional payments upon the achievement of certain regulatory and development milestones. Alvotech and Fuji Pharma will enter into license and supply agreements for each product at a later date, subject to fulfilling of certain conditions related to the development of that product and the absence of the commercial launch of competing products in Japan at that time. Fuji Pharma will exclusively buy the relevant biosimilar candidate from Alvotech at a royalty or the applicable floor price, whichever is higher, for the duration of the agreement. The license and supply agreements will terminate 20 years after the first commercial sale of the relevant product in Japan. They can be terminated by either party in case a party (i) withholds any monies due to the other party for more than two months; (ii) commits or permits any substantial breach of any material term of the agreement; (iii) has a receiver or administrator appointed in respect of any of its assets or enters into any agreement with its creditors; or (iv) goes into liquidation.

As of June 30, 2022, Alvotech has received an aggregate of $9.6 million under the abovementioned agreements with Fuji Pharma and is eligible to receive up to an additional $30.4 million in milestone payments under the abovementioned agreements with Fuji Pharma.

Canada

JAMP Pharma. JAMP Pharma has a portfolio with more than 290 molecules and is a leader in the pharmaceutical industry in Canada. In December 2019, Alvotech entered into five license and supply agreements with JAMP Pharma with respect to AVT02, AVT03, AVT04, AVT05 and AVT06. Under the terms of the agreements, Alvotech will develop the product candidates and provide the dossier of data, information and know-how relating to the relevant product candidate to JAMP Pharma. Alvotech retains full ownership of all intellectual property rights in the product candidates and the dossiers. JAMP Pharma has the exclusive right and obligation to use the dossier to try to obtain and maintain regulatory approvals for the relevant product and to market, sell, and distribute the products in Canada. JAMP Pharma made upfront payments in the aggregate amount of $15.0 million and agreed to make additional payments for an aggregate amount of up to CAD53.2 million upon the achievement of certain sales milestones. Alvotech will manufacture, supply and deliver the product to JAMP Pharma and JAMP Pharma will exclusively buy the relevant biosimilar candidate from Alvotech at a royalty or the applicable floor price, whichever is higher, for the duration of the agreement. If the agreed remittance is less than the floor price, JAMP Pharma has the option to turn the supply price for that product into a profit share arrangement. All invoices are payable within sixty days, in euros and by wire transfer. The agreements terminate 20 year after the first commercial sale of the relevant product and are subject to certain customary early termination rights. They can be terminated by either party if the other party (i) commits or permits any substantial breach of any material term or provision of the agreement; (ii) has a receiver or administrator appointed in respect of any of its assets, or enter into any arrangement or composition with its creditors; or (iii) goes into liquidation. The agreements can be terminated by JAMP Pharma (i) in case of Phase III study failure; (ii) in case the dossier is delayed by more than 12 months from the target date; (iii) if, following the agreed launch date, Alvotech’s formulation of the product or the process used in the manufacture of the product violates any third-party patent in Iceland or Canada; (iv) in case of GMP or quality failures hindering registration or launch in the Canada; (v) if Health Canada rejects or does not provide regulatory approval within 18 months of filing; (vi) if the results of due diligence performed by JAMP Pharma are not satisfactory; (viii) if 50% of the market for the product is not converted to certain product specifications at the time of launch by JAMP Pharma; or (ix) if Alvotech fails to deliver the launch order for the product within 12 months from the placing of the launch and, due to Alvotech’s non- or late delivery of products, JAMP Pharma is out of stock for more than 12 consecutive months.

As of June 30, 2022, Alvotech has received an aggregate of $15.0 million in upfront and milestone payments and is eligible to receive up to an additional CAD53.2 million upon achievement of certain milestones under the abovementioned agreements with JAMP Pharma.

Additional Markets

Cipla Gulf. In July 2019, Alvotech entered into a license and supply agreement with Cipla Gulf FZ – LLC (“Cipla Gulf”) with respect to AVT02 for Algeria, Australia, Colombia, Lebanon, Malaysia, Morocco, Myanmar, Nepal, New Zealand and Sri Lanka. In January 2021, Alvotech and Cipla Gulf entered into an additional license and supply agreement with respect to AVT06, AVT03, AVT04 and AVT05 for Australia and New Zealand. Under the terms of the 2019 and 2021 agreements, Alvotech will develop the product candidates and provide the dossier of data, information and know-how relating to relevant product candidate to Cipla Gulf. Alvotech retains full ownership of all intellectual property rights in the product candidates and the dossiers. Cipla Gulf has the exclusive right and obligation to use the dossier to obtain and maintain regulatory approvals for that product and to market, sell and distribute the products in the abovementioned countries. Under the 2019 and 2021 agreements, Cipla Gulf made upfront payments in the aggregate amount of $2.6 million upon signing the agreements and agreed to make additional payments upon achieving certain regulatory and sales milestones. Alvotech will manufacture, supply and deliver the product and Cipla Gulf will exclusively buy the relevant biosimilar candidate from Alvotech at a royalty or the applicable floor price, whichever is higher, for the duration of the agreement. All invoices are payable within 60 days (for payments under the 2019 agreement) or 75 business days (for payments under the 2021 agreement), in U.S. dollar and by wire transfer. The agreements terminate ten years after the launch of each respective product in the relevant country, as applicable. The agreements can be terminated by either party if the other party (i) commits or permits any substantial breach of any material term or provision of the agreements; (ii) has a receiver or administrator appointed in respect of any of its assets, or enters into any arrangement or composition with its creditors; or (iii) goes into liquidation. The agreements can be terminated by Cipla Gulf (i) in case of a supply failure; (ii) if the manufacturing facility is no longer authorized by a regulatory authority to manufacture the products and the authorization is not reinstated within 60 days; (iii) in the event the parties are unable to agree on a revised floor price; or (iv) if Cipla Gulf serves an audit concern notice on Alvotech and does not wish to proceed any further.

As of June 30, 2022, Alvotech has received an aggregate of $4.0 million under the abovementioned agreements with Cipla Gulf.

Cipla Medpro. In October 2020, Alvotech entered into a license and supply agreement with Medpro Pharmaceutica (Pty) Ltd (“Cipla Medpro”) with respect to AVT02, AVT03, AVT04, AVT05 and an undisclosed biosimilar candidate currently in early phase development. Under the terms of the agreement, Alvotech will develop the product candidates and provide the dossier of data, information and know-how relating to relevant product candidate to Cipla Medpro. Alvotech retains full ownership of all intellectual property rights in the product candidates and the dossiers. Cipla Medpro has the exclusive right and obligation to use the dossier to obtain and maintain regulatory approvals for the products and to market, promote, sell and distribute the products in South Africa. Cipla Medpro made upfront payments in the aggregate amount of $1.05 million upon signing the agreements and agreed to make additional payments upon achieving certain regulatory and sales milestones. Alvotech will manufacture, supply and deliver the product and Cipla Medpro will exclusively buy the relevant biosimilar candidate from Alvotech at a royalty (Supply Price) or the applicable floor price, whichever is higher, for the duration of the agreement. All invoices are payable within 70 days, in U.S. dollar and by wire transfer. The agreement terminates ten years after the launch of each respective product in the relevant country, as applicable. The agreement can be terminated by either party if the other party (i) commits or permits any substantial breach of any material term or provision of the agreement; (ii) has a receiver or administrator appointed in respect of any of its assets or enter into any arrangement or composition with its creditors; or (iii) goes into liquidation. The agreement can be terminated by Cipla MedPro (i) in case of a supply failure; (ii) if the manufacturing facility is no longer authorized by a regulatory authority to manufacture the product and the authorization is not reinstated within 60 days; (iii) in the event the parties are unable to agree on a revised floor price; or (iv) if the originator has not registered the reference product in the respective country by the time Alvotech’s dossier is available for submission.

As of June 30, 2022, Alvotech has received an aggregate of $1.25 million in upfront and milestone payments under the abovementioned agreement with Cipla Medpro.

DKSH. In November 2019, Alvotech entered into a license and supply agreement with Favorex Pte Ltd. (“DKSH”) with respect to AVT02 in the Asia Pacific region. In August 2020, Alvotech and DKSH entered into another license and supply agreement with respect to six more Alvotech products in more than 20 markets, including, Thailand, Taiwan, Hong Kong, Korea, Vietnam, Malaysia, Singapore, Indonesia, India, Bangladesh and Pakistan. Under the terms of the agreements, Alvotech will develop the product candidates and provide the dossier of data, information and know-how relating to relevant product candidate to DKSH. Alvotech retains full ownership of all intellectual property rights in the product candidates and the dossiers. DKSH has the exclusive right and obligation to use the dossier to try to obtain and maintain regulatory approvals for the products and to market, sell and distribute the products in the abovementioned countries. DKSH made upfront payments in the aggregate amount of $7.15 million upon signing the agreements and agreed to make additional payments upon achieving certain regulatory and sales milestones. Alvotech will manufacture, supply and deliver the products and DKSH will exclusively buy the relevant product from Alvotech at a royalty or the applicable floor price, whichever is higher, for the duration of the agreement. All invoices are payable within 90 days, in U.S. dollar and by wire transfer. The agreements terminate ten years after the launch of the AVT02 and 15 years after the launch of each respective product in the relevant country, as applicable. The agreements can be terminated by either party if the other party (i) withholds any monies due to the other party for more than 2 months; (ii) commits or permits any substantial breach of any material term of the agreements; (iii) has a receiver or administrator appointed in respect of any of its assets or enters into any agreement with its creditors; or (iv) goes into liquidation. The agreements can be terminated by DKSH (i) if the dossier is delayed by more than 60 days from the target date; (ii) if DKSH serves an audit concern notice on Alvotech and does not wish to proceed any further; or (ii) if regulatory approval is not obtained by a certain date.

As of June 30, 2022, Alvotech has received an aggregate of $7.15 million in upfront and milestone payments under the abovementioned agreements with DKSH.

YAS Holding. In October 2019, Alvotech entered into license agreements with Abu Dhabi-based YAS Holding LLC, acting through its wholly-owned subsidiary, Bioventure FZ-LLC (“YAS”), with respect to AVT02, AVT04 and AVT06. The parties agreed to enter into a supply agreement with respect to the products at a later date and, in February 2022, entered into a supply agreement with respect to AVT02. Under the terms of the agreements,

Alvotech will develop the product candidates and provide the dossier of data, information and know-how relating to relevant product candidate to YAS. Alvotech retains full ownership of all intellectual property rights in the product candidates and the dossiers. YAS has the exclusive right and obligation to use the dossier to try to obtain and maintain regulatory approvals for the products and to market, sell, and distribute the products in the Middle East and Africa region. YAS made upfront payments in the aggregate amount of $10 million. Alvotech will manufacture, supply and deliver the products and YAS will exclusively buy the relevant product from Alvotech at an agreed royalty or the applicable floor price, whichever is higher, for the duration of the agreement. All invoices are payable within 90 days, in U.S. dollar and by wire transfer. The agreements terminate ten years after the launch date of each respective product, as applicable. They can be terminated by either party if the other party (i) withholds any monies due to the other party for more than 2 months; (ii) commits or permits any substantial breach of any material term of the agreement; (iii) has a receiver or administrator appointed in respect of any of its assets or enters into any agreement with its creditors; or (iv) goes into liquidation.

As of June 30, 2022, Alvotech has received an aggregate of $10.0 million in upfront payments under the abovementioned agreements with YAS.

Abdi Ibrahim. In October 2019, Alvotech entered into a commercial and joint manufacturing partnership agreement with Abdi Ibrahim Ilac Sanayi ve Ticaret A.S (“Abdi Ibrahim”) for the commercialization and joint production of AVT02, AVT03 and AVT05 in the Turkish market. Under the terms of the agreement, Alvotech will develop the product candidates and provide the dossier of data, information and know-how relating to relevant product candidate to Abdi Ibrahim. Alvotech retains full ownership of all intellectual property rights in the product candidates and the dossiers. Abdi Ibrahim has the exclusive right and obligation to use the dossier to try to obtain and maintain regulatory approvals for the products and to fill, finish, market promote, sell and distribute the products in Turkey. Alvotech will transfer the technology needed by Abdi Ibrahim to fill and finish the product at Abdi Ibrahim’s manufacturing site. Any know-how that is transferred to Abdi Ibrahim remains Alvotech’s property and Abdi Ibrahim does not gain any right other than the right to use such know-how itself and solely for the purpose of filling and finishing the products for the Turkish market. Abdi Ibrahim made upfront payments in the aggregate amount of $1.19 million and agreed to make additional payments upon achieving certain development, regulatory and sales milestones. Alvotech will manufacture, supply and deliver the raw products and Abdi Ibrahim will exclusively buy the relevant raw product from Alvotech at a royalty or the applicable floor price, whichever is higher, for the duration of the agreement. All invoices are payable within 60 days, in U.S. dollar and by wire transfer. The agreement terminates 20 years after the launch date of each respective product, as applicable. It can be terminated by either party if the other party (i) withholds any monies due to the other party for more than 2 months; (ii) commits or permits any substantial breach of any material term of the agreement; (iii) has a receiver or administrator appointed in respect of any of its assets or enters into any agreement with its creditors; or (iv) goes into liquidation. The agreement can be terminated by Alvotech if regulatory approval is not granted within 24 months after submission and parties fail to agree on a new timeline and by Adbi Ibrahim if (i) product presentation is delayed beyond the agreed timeline; (ii) a final technical failure of the product occurs; (iii) Abdi Ibrahim serves an audit concern notice on Alvotech and does not wish to proceed any further; or (iv) regulatory approval is not granted within 24 months after submission due to reasons that are attributable to failure of the dossier.

As of June 30, 2022, Alvotech has received an aggregate of $1.72 million in upfront and milestone payments under the abovementioned agreement with Abdi Ibrahim.

Kamada. In November 2019, Alvotech entered into license, supply and distribution agreements with Kamada Ltd. (“Kamada”) with respect to AVT02, AVT03, AVT04, AVT05 and AVT06. On January 28, 2022, Alvotech and Kamada expanded their strategic partnership and entered into two additional license, supply and distribution agreements with Kamada with respect to two new undisclosed biosimilar candidates currently in early phase development. Under the terms of the agreements, Alvotech will develop the product candidates and provide the dossier of data, information and know-how relating to the relevant product candidate to Kamada. Alvotech retains full ownership of all intellectual property rights in the product candidates and the dossiers. Kamada has the exclusive right and obligation to use the dossier to obtain and maintain regulatory approvals for the products and to market, promote, sell and distribute the products in Israel, including the Palestinian Authorities (West Banks and Gaza Streep). Kamada made upfront payments in the aggregate amount of $0.5 million and agreed to make additional payments upon the achievement of certain development and sales milestones. Alvotech will manufacture, supply and deliver the product and Kamada will exclusively buy the relevant biosimilar candidate from Alvotech at a royalty or the applicable floor price, whichever is higher, for the duration of the agreement. All invoices are payable within 60 days, in euros and by wire transfer. The agreements terminate ten years after the launch of each respective product in the relevant country, as applicable. They can be terminated by either party if the other party (i) withholds any monies due to the other party for more than two months; (ii) commits or permits any substantial breach of any material term of the agreement; (iii) has a receiver or administrator appointed in respect of any of its assets or enters into any agreement with its creditors; or (iv) goes into liquidation. The agreement can be terminated by Alvotech if: (i) Kamada fails to launch the product within three months after the grant of the regulatory approval; or (ii) Kamada fails to purchase from Alvotech the applicable minimum quantity per year. Each of the agreements can be terminated by Kamada if (i) the phase III study with respect to the relevant product fails; (ii) filing of the dossier with respect to the relevant product is delayed more than 12 months due to reasons attributable to Alvotech; (iii) if the respective product cannot be launched due to a third-party process or formulation patent; or (iv) in case of GMP or quality failure(s) with respect to the relevant product occurring prior to launch and such failure cannot be remedied within reasonable time prior to launch.

As of June 30, 2022, Alvotech has received an aggregate of $0.7 million in upfront and milestone payments under the abovementioned agreements with Kamada.

Yangtze. In March 2020, the Joint Venture entered into a distribution, marketing services and agency agreement with Yangtze and Alvotech with respect to AVT02, AVT03, AVT04, AVT05, AVT06 and three undisclosed products in China. Under the terms of the agreements, the Joint Venture and Alvotech will develop the product candidates and the Joint Venture will obtain and maintain regulatory approvals for the products in China. In case any product can be launched before the Joint Venture is ready to provide commercial supplies of such product, Alvotech will take over the Joint Venture’s obligations with respect to the regulatory approvals. Yangtze will have the exclusive right and obligation to market, promote, offer and sell the products in China, under trademarks registered in the name of the Joint Venture. There is no transfer of intellectual property. The agreement does not provide for upfront payments. However, Yangtze will make additional payments to the Joint Venture for an aggregate amount of up to CNY469 million upon achieving certain sales milestones. The Joint Venture will manufacture, supply and deliver the products and Yangtze will exclusively buy the relevant product from the Joint Venture at a royalty of approximately 50% of the estimated net selling price or the applicable floor price, whichever is higher, for AVT02 for the duration of the agreement. The sales price for the other products is to be agreed upon at a later date. All invoices are payable within 60 days in CNY. The agreements terminate ten years after the launch of the first product in China. It can be terminated by the Joint Venture and Yangtze if the other party (i) withholds any monies due to the other party for more than two months; (ii) commits or permits any substantial breach of any material term of the agreement; (iii) has a receiver or administrator appointed in respect of any of its assets or enters into any agreement with its creditors; (iv) goes into liquidation; or (v) with respect to any product if no agreement on the purchase price of that product can be reached. Yangtze may terminate the agreement entirely or with respect to AVT02 if the regulatory approval is not obtained by a target date.

As of June 30, 2022, no payments have been made under this agreement and the Joint Venture is eligible to receive up to CNY469 million upon achieving certain sales milestones under the abovementioned agreement with Yangtze. Alvotech has not received and will not receive payments under this agreement.

Biosana. In December 2021, Alvotech entered into an exclusive global licensing agreement with Biosana Pharma (“Biosana”) for the co-development of AVT23, which will be produced using Biosana’s proprietary 3C manufacturing process technology. Under the terms of the agreement, Biosana will develop AVT23, compile part of the dossier of data, information and know-how related to AVT23 and provide the dossier to Alvotech.

Alvotech will conduct the comparative study and update the dossier, and, when completed, has the exclusive right (and, for the U.S., the U.K., France, Germany, Italy and Spain, the obligation) to use the dossier to obtain regulatory approvals and to market, promote, distribute and sell AVT23. In each case limited to the extent necessary and solely for the purpose of (i) developing, registering, marketing, offering for sale, importing, storage, distributing, selling and using the property; and (ii) manufacturing the product, Biosana grants Alvotech (i) exclusive, perpetual and irrevocable, assignable and sub-licensable rights to its intellectual property rights related to AVT23, including in the dossier, that existed prior to or are created during the collaboration; and (ii) the non-exclusive, perpetual and irrevocable, assignable and sub-licensable right with respect to the 3C manufacturing process. Alvotech made a one-time payment of $7.5 million upon the signing of the agreement with an additional $7.5 million due at the earlier of the closing of the Business Combination or April 30, 2022, and agreed to make additional payments upon the achievement of certain development and regulatory milestones. Biosana will manufacture, supply and deliver AVT23 and Alvotech will exclusively buy AVT23 from Biosana (i) for five years, on a country-by-country basis, from the launch for supply for the EEA market; and (ii) for the term of the agreement for all other markets. In addition to the supply price, Alvotech will make tiered royalty payments to Biosana of 0% of product revenue in the first three years after the launch, 5% for the next three years, and 10% for as long as Alvotech continues to commercialize AVT23, unless the agreement is terminated for cause. All invoices are payable within 60 days in U.S. dollar and by wire transfer. The agreement terminates 15 years after the launch of AVT23 in a given country on a country-by-country basis, unless the parties agree to a renewal term. Either party may terminate the agreement for cause at any time if the other party (i) is two or more months overdue on a payment; (ii) commits or permits a substantial breach of any material term of the agreement; or (iii) is subject to certain bankruptcy proceedings. Alvotech may terminate the agreement in its entirety in a certain territory if (i) the intellectual property rights of a third party may be infringed; (ii) there is an unacceptable product liability risk; (iii) a regulatory authority prohibits, prevents, or restricts the products developed under the agreement for more than 90 days; (iv) the product fails to achieve real time stability; or (v) its gross margin is below a certain threshold in that country. Alvotech may further terminate the agreement if (i) Biosana fails to ship clinical trial material by the target date; (ii) the regulatory approval for the U.S. has not been submitted or granted by certain target dates for reasons attributable to Biosana; or (iii) a supply failure occurs. Biosana may terminate the agreement if Alvotech, its affiliates, or customers institutes or actively participates with a third party in challenging any of the patents under the agreement.

As of June 30, 2022, Alvotech has paid an aggregate of $15.0 million in upfront and milestone payments under the abovementioned agreement with Biosana.

Our Pipeline

Product selection

Alvotech believes that the nature and quality of its platform enable it to innovate and systematically produce high quality biosimilars for treating a broad range of serious diseases. It believes that its ability to generate and capture efficiencies across research and development, manufacturing and commercialization gives it fundamental advantages in quality, cost and speed to market when competing with both originator and other biosimilar companies.

Alvotech’s fully integrated capabilities provide it wide breadth and flexibility in deciding which biosimilar opportunities to pursue, optimizing the commercial, scientific and medical impact of each program as part of its portfolio. It evaluates a rigorous set of six criteria to select its candidates:

•	Competitive situation: Evaluates originator value, brand and longevity, as well as competition from biosimilars and originators alike, on an ongoing basis.

•	Launch timing: Aims to be among the first wave of biosimilars to every reference product.

•	Portfolio fit: Seeking balance across the portfolio, assesses volume/price ratio and the ability to leverage the breadth of its R&D and manufacturing capabilities.

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Differentiation: Seeks opportunities where platform differentiation can be applied and exploited, for example, in potential for interchangeability (for the U.S. market), delivery device and product presentations.

•	Feasibility and cost: Ongoing assessment for technical, clinical, intellectual property and regulatory issues as well as cost and time analysis for CMC, clinical and potential for interchangeability.

•	Partner insights: Strategic input from commercial partners taken into account at every stage.

In addition to the above, Alvotech’s platform is built for flexibility that may allow Alvotech to expand into other healthcare products areas such as respiratory and primary care products.

Our Pipeline

Through our rigorous product selection and development platform, we have been able to build a pipeline comprising five disclosed biosimilar products covering a variety of therapeutic areas, including autoimmune, eye, and bone disorders, as well as cancer. Our lead program, AVT02, a high concentration formulation biosimilar to Humira, was approved by the European Commission in the fourth quarter of 2021 and in Canada and the UK in January 2022. Subject to regulatory approval from the FDA, Alvotech expects to launch AVT02 in the United States on July 1, 2023. We also have a second clinical program, AVT04, which uses the same SP2/0 host cell line as Stelara. AVT04 has an expected clinical readout in the second half of 2022. In July 2022, Alvotech announced the initiation of its clinical trials for AVT06 and AVT03. Beyond our registrational and clinical programs, we have AVT05, with clinical trials expected to be initiated in the second half of 2022, and AVT23, that is in late-stage development. Lastly, we also have two undisclosed programs in pre-clinical development.

We intend to continuously invest in our development program with the goal of establishing a program that can add one to two additional product candidates to our pipeline every 12 to 18 months. As of March 2022, market opportunities for our current product candidates include:

•	approximately $21.2 billion for AVT02 (adalimumab, a biosimilar to Humira),

•	approximately $10.8 billion for AVT04 (ustekinumab, a proposed biosimilar to Stelara),

•	approximately $10.3 billion for AVT06 (aflibercept, a proposed biosimilar to Eylea),

•	approximately $6.7 billion for AVT03 (denosumab, a proposed biosimilar to Xgeva and Prolia),

•	approximately $3.7 billion for AVT05 (golimumab, a proposed biosimilar to Simponi and Simponi Aria), and

•	approximately $3.6 billion for AVT23 (omalizumab, a proposed biosimilar to Xolair).

In addition to the above programs, we are currently in early phase development for two additional products that have not yet been publicly disclosed, AVT16, a proposed biosimilar to an immunology product, and AVT33, a proposed biosimilar to an oncology product, for which the estimated combined originator market opportunity is approximately $30 billion. In all, we believe our pipeline has the potential to address an originator market of over $85 billion.

These estimated market opportunities are based on peak sales results from 2021 to 2026 for each product candidate’s respective originator product, according to reports from Evaluate Pharma. In the biosimilar industry, the target market for any given product is described by reference to the corresponding originator medicine’s peak global revenues. The ultimate revenue realized by a biosimilar medicine relative to those peak revenues depends on the pricing of the biosimilar medicine, often at a discount relative to the originator medicine, and the market share achieved by the biosimilar medicine. The estimated originator market opportunity for each candidate does not reflect impact of expected price erosion caused by biosimilar competition. In the event that Alvotech is required to set the price of its biosimilar candidates at greater discounts than are currently estimated, Alvotech may realize lower than expected revenues; conversely, smaller discounts than are currently expected may result in higher revenues for Alvotech.

Our Programs

AVT02, our high-concentration biosimilar to Humira

Humira (adalimumab) inhibits tumor necrosis factor (“TNF”), which is a protein in the body that can cause inflammation. Developed and predominantly marketed by AbbVie, adalimumab is prescribed to treat a variety of inflammatory conditions including, rheumatoid arthritis, psoriatic arthritis, Crohn’s disease, ulcerative colitis, plaque psoriasis among other indications. Humira is approved and marketed in a high concentration formation (100 mg/mL) across four doses (10 mg, 20 mg, 40 mg, 80 mg) which account for roughly 80% of the U.S. Humira market. A lower concentration formulation (50 mg/mL) is also approved and marketed across three strengths (10 mg, 20mg, 40mg). In 2021, Humira worldwide net revenues were approximately $20.7 billion. Adalimumab has many of the core characteristics Alvotech looks for in selecting a candidate for development. We are aiming to be in the first wave of launches, as there are currently only two other companies developing high concentration formulation biosimilars to Humira. Additionally, adalimumab fits well within our immunology portfolio and manufacturing capabilities. The competitive landscape and broad market opportunity for adalimumab is attractive to us and our commercial partners as we are aware of only one other company that is pursuing an interchangeability designation referencing the high concentration form of the product, and others that are doing low concentration.

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In November 2021, Alvotech received approval by the European Commission for AVT02, Alvotech’s high-concentration biosimilar to Humira. In June 2022, Alvotech’s commercial partner, STADA, launched AVT02 under the name Hukyndra in selected European countries, including France, Germany, Finland, and Sweden. Commercial launches in further European countries are scheduled over the coming months.

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In January 2022, Health Canada granted marketing authorization for AVT02, which JAMP Pharma, Alvotech’s commercial partner for the Canadian territory, markets as SIMLANDI in Canada. In April 2022, JAMP Pharma, launched AVT02 under the name SIMLANDI in Canada.

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In September of 2021, we announced that the FDA had notified us that our BLA application supporting biosimilarity for AVT02 was being deferred. Per FDA guidance regarding Manufacturing, Supply Chain, and Drug Inspections during the COVID-19 pandemic, the FDA may choose to defer action if no deficiencies have been identified and the application otherwise satisfies the requirements for approval, but an inspection(s) is necessary yet cannot be completed due to factors including travel restrictions. In February 2022, the FDA accepted our BLA supporting interchangeability for review. In addition to the approval as biosimilar by the EMA, in Canada and in the UK, the pending application at FDA, and the market launches in Canada and selected European countries including France, Germany, Finland and Sweden, we also successfully conducted a switching study to support a potential designation for interchangeability in the U.S. Pursuant to the U.S. AbbVie Agreement, Alvotech and AbbVie settled all U.S. litigation related to AVT02 and, subject to regulatory approval from the FDA, Alvotech expects to launch AVT02 in the United States on July 1,2023.

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Pursuant to the various settlement agreements with AbbVie, Alvotech and AbbVie resolved all intellectual property disputes relating to AVT02, except in Canada. For more information regarding the litigation adverse to AbbVie, see “—Legal Proceedings.”

We have conducted five clinical studies to date for AVT02, comprising of over 1,500 subjects. In September of 2021, we announced that topline results from a randomized study in patients demonstrate no increased risk in terms of safety or decreased efficacy from repeated switches between the administration of Humira (adalimumab) and Alvotech’s high-concentration interchangeable biosimilar candidate AVT02, compared to the administration of Humira without switching (AVT02-GL-302). The study has been conducted in 568 patients with Chronic Plaque Psoriasis across five countries and 25 sites in Central and Eastern Europe. Further, no significant differences were observed in clinical pharmacokinetics (which was the primary endpoint), or the clinical efficacy, safety or immunogenicity between the switching cohort and the reference product cohort. During the lead-in period (Week 1 to Week 12), only one patient reported a serious Treatment Emergent Adverse Event (“TEAE”). During the switching module phase (Week 12 to Week 28), six patients (1.1%) reported serious TEAEs, of which five patients (1.8%) were in the AVT02/EU-Humira/AVT02 group, and one patient was in the EU-Humira group. During the extension phase, three patients reported TEAEs. All ten of the TEAEs were assessed by the investigator as non-drug related. Two of the TEAEs were assessed by the sponsor as drug related: one event was COVID-19 pneumonia, which was resolved in the patient with sequelae, and the other event was extrapulmonary tuberculosis. Only one TEAE was fatal and the cause was determined to be unexpected and non-drug related (accidental carbon monoxide poisoning). None of the drug related serious TEAEs were unexpected. The most commonly reported serious TEAE was COVID-19 (30%). Statistical analysis for this study was conducted in line with the scientific standards and in agreement with relevant regulatory guidelines and the specific advice received from major agencies during the course of development. An overview of this study is outlined below:

AVT04, our proposed biosimilar to Stelara

Stelara (ustekinumab) is a human IgG1k monoclonal antibody against the human interleukin-12 and -23 cytokines. Marketed by Janssen, Stelara is prescribed to treat a variety of inflammatory conditions including psoriatic arthritis, Crohn’s disease, ulcerative colitis, plaque psoriasis among other indications. In 2020, Stelara’s worldwide net revenues were nearly $8 billion.

We are using an SP2/0 host cell line, which is the same manufacturing host cell line as Stelara. The infrequent dosing for Stelara is enabled by an extended half-life that is partially achieved due to the high levels of sialic acid on the monoclonal antibody. The SP2/0 host cell line allows for more efficient sialyation of the molecule as compared to CHO. Therefore, matching of the post-translational modifications and structure in a biosimilar development program for Stelara also, in our view, requires matching of the host cell line. Developing our biosimilar in the same host cell line as the originator for a product that requires such a long half-life, de-risks the approval process and creates potential differentiation relative to other biosimilar developers. In July 2021, we announced the initiation of clinical studies for AVT04. A pharmacokinetic (PK) comparability study (AVT04-GL-101) is being conducted in healthy volunteers and is being conducted simultaneously in New Zealand and Australia. This is a single dose, 3-arm, parallel design to compare pharmacokinetic, safety, tolerability and immunogenicity of a single 45mg/0.5mL subcutaneous dose of AVT04, European sourced Stelara (EU-Stelara) and U.S. sourced Stelara (US-Stelara). The study is being conducted in Australia and New-Zealand and the enrollment of all 294 participants was completed in the fourth quarter of 2021. The primary endpoints for this PK study are peak concentration (Cmax) and the total area under the curve (AUC0-inf). The secondary endpoints for the study include (but are not limited to) additional PK parameters, adverse events and clinical laboratory assessments, tolerability and immunogenicity parameters. This study is still ongoing, therefore allocation to either one of the treatment arms is not possible until the database lock, when the study will be unblinded. Statistical analysis for this study is being conducted in line with the scientific standards and in agreement with relevant regulatory guidelines and the specific advice received from major agencies during the course of development. In May 2022, Alvotech reported positive topline results for the PK study for AVT04.

Simultaneously, Alvotech is conducting a comparative, confirmatory efficacy and safety clinical study (AVT04-GL-301) in patients with chronic plaque psoriasis. The clinical study is conducted at approximately 30 investigational sites in five countries across Central and Eastern Europe. The enrollment (581 patients) was completed in September 2021. The primary efficacy endpoint for AVT04-GL-301 study is Psoriasis Area and Severity Index (PASI) percent improvement from Baseline at Week 12. The key secondary endpoints include additional efficacy parameters, adverse events and clinical laboratory assessments, tolerability, immunogenicity and pharmacokinetic parameters as well as quality of life scores. This study is still ongoing, therefore allocation to either one of the treatment arms is not possible until the database lock, when the study will be unblinded. Statistical analysis for this study is being conducted in line with the scientific standards and in agreement with relevant regulatory guidelines and the specific advice received from major agencies during the course of development. In May 2022, Alvotech reported positive topline results for AVT04-GL-301.

The ongoing AVT04 clinical trial currently includes seven trial sites and 188 patients located in Ukraine. As a result of the ongoing crisis in Ukraine, one Ukrainian site is inactive and Alvotech does not expect that any of the 29 patients enrolled through that site will make it to Week 52. The other six trial sites in Ukraine are not reporting major operational issues and, as of July 10, 2022, 162 of the 188 Ukrainian patients had completed the Week 40 visit. Alvotech expects that all Week 52 visits will be completed in the third quarter of 2022. Due to the size of patient group enrolled in this study worldwide (581 patients) and the overall patient retention rate of approximately 92% through Week 40, Alvotech expects that the study has a sufficient number of patients outside Ukraine to ensure a robust long-term safety assessment, even if none of the Ukrainian patients are able to complete the trial through Week 52. As of today, Alvotech does not expect the conflict in Ukraine to have a material impact on Alvotech as a whole or on the development or clinical trial of AVT04. Alvotech expects to file for regulatory approvals for AVT04 in the second half of 2022.

AVT06, our proposed biosimilar to Eylea

Eylea (aflibercept) is a recombinant fusion protein formulated for intravitreal administration consisting of portions of human VEGF receptors 1 and 2 extracellular domains fused to the Fc portion of human IgG1. Developed and marketed by Bayer and Regeneron, Eylea is prescribed to treat conditions including age-related macular degeneration, macular edema, and diabetic retinopathy. In 2020, Eylea worldwide net revenues were nearly $8 billion.

Both the reference product as well as our proposed biosimilar AVT06 are produced in recombinant Chinese hamster ovary cells.

In July 2022, we initiated the confirmatory clinical study for AVT06. The objective of the study is to compare AVT06 and Eylea in terms of efficacy, safety, and immunogenicity in adult patients with neovascular (wet) age-related macular degeneration (AMD). The study (ALVOEYE) is a randomized, double-masked, parallel-group, multicenter, therapeutic equivalence study, and is expected to enroll approximately 444 participants in approximately 16 different countries in Europe, South America, Asia (India and Japan) and South Africa. The study’s primary endpoint is change from baseline to week 8 in best-corrected visual acuity (BCVA). Statistical analysis for this study will be conducted in line with the scientific standards and in agreement with relevant regulatory guidelines and the specific advice received from major agencies during the course of development. We have engaged with global regulatory authorities on our development strategy in order to align our program with expectations from regulatory authorities and further limit development risk.

Alvotech originally planned to conduct the AVT06 trial, in part, in ten sites (for 44 patients) located in Ukraine and eight sites (for 19 patients) in Russia. Due to the Russian invasion in Ukraine, Alvotech replaced these sites with sites in new countries with similar patient enrollment projections. As of today, Alvotech does not expect the conflict in Ukraine to have a material impact on Alvotech as a whole or on the development or clinical trial of AVT06.

AVT03, our proposed biosimilar to both Xgeva and Prolia

Xgeva and Prolia have the same active ingredient, denosumab, but the products are approved for different indications, patient populations, doses and frequencies of administration. Denosumab is a human IgG2 monoclonal antibody with affinity and specificity for human RANKL, receptor activator of nuclear factor kappa-B ligand. Developed and predominately marketed by Amgen, Xgeva is prescribed to prevent bone fracture, spinal cord compression or the need for radiation or bone surgery in patients with certain types of cancer, and Prolia is prescribed to prevent bone loss and increase bone mass. In 2020, Xgeva and Prolia worldwide net revenues were over $4 billion.

Both the reference product as well as our proposed biosimilar AVT03 are produced in recombinant Chinese hamster ovary cells.

AVT03 has been developed to have a high degree of analytical similarity to the originator. Further we have engaged with global regulatory authorities on our development strategy in order to align our program with expectations from regulatory authorities and further limit development risk.

Alvotech clinical program consists of a pharmacokinetic (PK) study in healthy volunteers and a confirmatory efficacy and safety study in patients with post-menopausal osteoporosis.

In July 2022, Alvotech announced the initiation of the pharmacokinetic (PK) study (AVT03-GL-P01) in healthy volunteers aimed to compare the pharmacokinetic, safety, tolerability and immunogenicity between AVT03 and the reference product Prolia after administration of 60mg single subcutaneous dose. The study is expected to have a 2-arm, double-blind, parallel design and to be conducted at selected pharmacology units in Australia and New Zealand. Alvotech aims to recruit approximately 206 participants for this study. The primary endpoints for this PK study are peak concentration (Cmax) and the total area under the serum concentration-time curve (AUC0-inf). The secondary endpoints for this study include (but are not limited to) additional PK parameters, adverse events and clinical laboratory assessments, tolerability and immunogenicity parameters. Statistical analysis for this study will be conducted in line with the scientific standards and in agreement with relevant regulatory guidelines and the specific advice received from major agencies during the course of development.

Alvotech originally planned to conduct the AVT03 trial, in part, in five sites (for a projected 40 patients) in Ukraine. Due to the Russian invasion in Ukraine, Alvotech replaced these Ukrainian trial sites with sites elsewhere. As of today, Alvotech does not expect the conflict in Ukraine to have a material impact on Alvotech as a whole or on the development or clinical trial of AVT03.

AVT05, our proposed biosimilar to Simponi and Simponi Aria

Simponi / Simponi Aria (golimumab), inhibits TNF, which is a protein in the body that can cause inflammation. Simponi / Simponi Aria are prescribed to treat a variety of inflammatory conditions including, RA, psoriatic arthritis, ulcerative colitis among others. Simponi is a sterile solution of golimumab antibody supplied for subcutaneous use. Simponi Aria injection is a sterile solution supplied for intravenous use. We are developing both forms of the product. In 2020, Simponi and Simponi Aria generated over $3 billion in sales.

AVT05 is expressed in an SP2/0 host cell line, which matches the cell used by the developer of the originator. AVT05 is in early phase development. We have developed AVT05 to match the host cell line used by the developer of the originator and we intend to pursue interchangeability designation.

AVT23 (also called BP001), our proposed biosimilar to Xolair

Xolair (omalizumab) is an antibody that targets free IgE and is used to improve the control of severe persistent allergic asthma, for chronic (long-term) spontaneous urticaria (itchy rash) in patients with elevated IgE who do not respond to treatment with antihistamines, and to treat nasal polyps in people 18 years of age and older when medicines to treat nasal polyps called nasal corticosteroids have not worked well enough. Xolair, the only currently approved product containing omalizumab, was first approved in 2003. In 2020, global sales of Xolair reached $3.3 billion.

AVT23 is in late-stage development. AVT23 will be produced using Biosana’s proprietary 3C process technology, a fully continuous operation to allow for highly productive, low-cost manufacturing. A pharmacokinetic (PK) comparability study has been completed showing that AVT23’s bioavailability, safety, tolerability and immunogenicity are comparable to those of Xolair.

Undisclosed programs, AVT16 and AVT33

We are currently in early phase development for two additional products that have not yet been publicly disclosed, AVT16, a proposed biosimilar to an immunology product, and AVT33, a proposed biosimilar to an oncology product. We expect the estimated combined originator market opportunity for these two products to be approximately $30 billion.

Material Agreements, Partnerships and Suppliers

STADA Out-License Contracts in the European Union and Certain Other Countries

AVT02, AVT03, AVT04, AVT05, AVT06, and AVT16 Out-License Contracts

From August to November of 2019, we entered into similar license and supply agreements (“out-license contracts”) with STADA which were amended in March 2020, pursuant to which we granted STADA exclusive licenses (even as to us and our affiliates) to import, commercialize and market certain products containing AVT02, AVT03, AVT04, AVT05, AVT06 and AVT16 in the European Union and certain other countries. Under the amended agreements, STADA also received joint ownership of certain of our intellectual property covering such products in the EU and certain other countries under certain conditions. Pursuant to the amended agreements, we are required to provide, and STADA is required to obtain, all of STADA’s requirements of the licensed products for a defined period of time. We are also obligated to develop the licensed products, including performing all pre-clinical and clinical activities required to submit grants to obtain marketing authorizations for the licensed products in the EU and certain other countries, whereas STADA is required to use all commercially reasonable efforts to sell, market, import and store the licensed products and Alvotech has the right to terminate if STADA does not launch after fulfillment of certain conditions. STADA will remit approximately 40% of its in-market sales to us in the form of sales-based royalties.

As of June 30, 2022, we have received $6.5 million in upfront payments and $55.0 million in milestone payments, and we are eligible to receive aggregate payments of up to an additional $267.8 million upon achievement of certain financial, regulatory, commercial, manufacturing and sales milestones. Subject to certain conditions, the consideration paid to us is subject to a partial or full refund to STADA on a product-by-product basis if (i) the net sales of a product fall below certain specified thresholds, (ii) the manufacture, marketing or sale of such product would result in patent infringement, or (iii) we materially breach the agreement and fail to cure within 60 days of receiving notice from STADA.

The licenses granted to STADA will remain exclusive until the fifth anniversary of STADA’s first sale of a product in a country, on a product-by-product and country-by-country basis. STADA may extend the exclusivity period up to three times for an additional five years by providing written notice one year prior to the expiration of the exclusivity period. Upon expiration of the exclusivity period for a product in a country, STADA will retain a non-exclusive license to import, commercialize and market such product in the country, and will be granted a worldwide, non-exclusive license to manufacture such product for sale in such country.

Expansion of the AVT02 Agreement

In May 2021, we entered into a second amendment of the AVT02 agreement to, among other things, expand the agreement to include an additional product and provide certain additional terms for the development, licensing and commercialization of such product. Under the amended agreement, we granted STADA a perpetual, exclusive license to import, commercialize and market the additional product in the EU and certain other countries. Under the terms of the amended agreement, we are eligible to receive aggregate payments of up to an additional $3.6 million upon certain development milestones as payment for the development costs of the additional product, of which Alvotech has received $1.1 million as of June 30, 2022. If STADA grants us a non-exclusive license to import, commercialize and market the additional product, we will be required to reimburse a portion of the milestone payments received for the development of the additional product. Upon expiration of the exclusive license of any AVT02 product in a country, STADA will be granted a worldwide, non-exclusive license to manufacture the additional product for sale in such country. Prior to the completion of development of the additional product, STADA may terminate its rights to the additional product upon 10 days written notice. Upon such termination, we would no longer be eligible for payments for the subsequent completion of milestones for the additional product.

License and Development Agreement with Teva Pharmaceuticals International GmbH

In August 2020, we entered into a license and development agreement with Teva which was amended in June 2021, for the commercialization of certain biosimilar products in certain territories (the “LDA”). Under the LDA, we granted Teva an exclusive license (even as to us and our affiliates), with the right to sublicense through multiple tiers, to use, import, commercialize, and market products containing AVT02, AVT04, AVT05, AVT06 and AVT16 in the United States and each of its territories, districts and possessions, including the Commonwealth of Puerto Rico. Under the LDA, Teva has the exclusive right to reference (i) the registration dossiers of certain biosimilar products for its BLA approval, (ii) its BLA approval, (iii) all clinical studies conducted by or on our behalf with respect to the development of certain biosimilar products for purposes of obtaining its applicable BLA approval. Under the LDA, we granted Teva the right of first negotiation for commercialization and marketing rights in certain territories for certain future biosimilar products for five (5) years from the effective date of the agreement, excluding AVT03.

As consideration for the rights granted to Teva under the LDA, Teva will pay us license and milestone fees. As of June 30, 2022, we received $40 million in upfront payments and $35 million in milestone payments, and we are eligible to receive aggregate payments of up to an additional $455 million upon achievement of certain financial, regulatory, commercial, manufacturing and sales milestones.

The LDA expires on a product-by-product basis ten (10) years from the first commercial sale of a product, subject to possible one-year extensions. Either party may terminate the LDA on a product-by-product basis for any material breach by the other party that is not remedied within a specified time period, or if either party reasonably believes that there is a material safety issue with respect to such product. Teva may terminate the LDA on a product-by-product basis within certain time periods, only if Teva reasonably demonstrates a lack of commercial viability for such product and Alvotech retains already paid milestone payments and allowed to partner with someone else. Either party may also terminate the LDA upon insolvency of the other party. The LDA will automatically terminate as a whole upon the termination of the Teva Product Supply Agreement, or in part with respect to any product if the Teva Product Supply Agreement is terminated with respect to such product.

Product Supply Agreement with Teva Pharmaceuticals International GmbH

In connection with the LDA, we entered into a product supply agreement with Teva in August 2020 for the exclusive manufacture and supply of each product during such product’s respective product supply term (the “PSA”). Under the PSA, we will manufacture and supply each product exclusively in the territory for and to Teva for the marketing of such product in the territory and fully meet purchase orders for the product that have been accepted or deemed accepted by us. We will also provide, at our cost, all packaging materials for each product. However, Teva will reimburse our costs for any packaging or labeling materials as specified in the first six months of a forecast which can no longer be used due to a change in artwork requested by Teva. Teva has agreed to a minimum order quantity for each product for the determined supply price. Pursuant to the PSA, Teva will remit approximately 40% of its in-market sales to us in the form of sales-based royalties.

The PSA expires on a product-by-product basis until the expiration or earlier termination of the LDA in respect of that product or termination of the LDA as a whole. Either party may terminate the PSA on a product-by-product basis for any material breach by the other party that is not remedied within a specified time period. Either party may terminate the agreement with respect to a product if the BLA approval for a product in the territory is revoked by a regulatory authority due to a health, safety or efficacy concern. Under the PSA, Teva may require us to purchase any and all unsold quantities of products ordered by Teva prior to termination. We may terminate the PSA if Teva fails to fulfill the minimum quantity of each product. Additionally, either party may terminate the PSA with respect to a product if a margin split event occurred which results in a negative margin for a period of four (4) consecutive calendar quarters.

China Joint Venture

In September 2018, Alvotech created a 50-50 joint venture with the Joint Venture Partner to develop, manufacture and commercialize Alvotech’s biosimilar medicines in China and for the China market. Pursuant to a joint venture agreement, as amended on February 17, 2019, the Joint Venture Partner is investing $100 million in cash to build a state-of-the-art biologic medicine manufacturing facility in Changchun, and Alvotech is contributing the same value via a combination of additional capital and the granting of market licenses for six of its biosimilar medicines in the China market under a separate technology license contract. These capital contributions are made in installments pursuant to the contribution schedule in the joint venture agreement. There are no other anticipated payments under the joint venture agreement aside from the aforementioned capital contributions.

The Joint Venture Partner’s responsibilities include building the manufacturing facility, hiring employees, and obtaining the requisite approvals, permits and licenses for the operation of the facility. Alvotech’s responsibilities include providing the Joint Venture with technical support for the construction of the facility, procuring equipment, and providing technical experts and training. Profit distributions from the Joint Venture shall be made to Alvotech and the Joint Venture Partner in proportion to their respective paid-up capital contributions. The duration of the Joint Venture is infinite, but the joint venture agreement is subject to certain customary termination rights. Upon termination of the joint venture agreement, the Joint Venture shall be dissolved, or if terminated pursuant to a breach, the non-breaching party may opt to buy out the other party pursuant to the terms of the joint venture agreement.

This joint venture provides Alvotech with the ability to expeditiously enter its products into the Chinese market, leveraging the Joint Venture Partner’s experience and reputation in the China market as well as expertise in local registration, certification, and approval processes. In 2019, the Joint Venture broke ground on its manufacturing. The Joint Venture expects to complete certifications and quality controls in the third quarter of 2022 and aims to start producing commercial batches before the end of 2023.

U.S. AbbVie Agreement

On March 8, 2022 Alvotech entered into the AbbVie U.S. Agreement with AbbVie Inc. and AbbVie Biotechnology Ltd with respect to AVT02 for the U.S. market. Pursuant to the settlement component of the

AbbVie U.S. Agreement, the parties agreed to stipulate to the dismissal of all claims, counterclaims and potential claims in the pending litigation, with each party to bear its own fees and costs, in the U.S. For more information about the U.S. litigation that was terminated, please refer to “ —Legal Proceedings —U.S. Litigations.” The parties further agreed to release each other from certain claims and demands. Under the licensing component of the AbbVie U.S. Agreement, AbbVie granted Alvotech a license effective July 1, 2023 to make, import, use, distribute, sell and offer for sale AVT02 in the U.S. and a license to manufacture, import and store a reasonable amount of AVT02 in anticipation of the commercial launch of AVT02 in the U.S. Under the agreement, Alvotech may sublicense certain rights to Teva, as a commercialization partner, and may also sublicense to other parties subject to certain conditions. In return, Alvotech is obligated to pay a royalty to AbbVie in the single-digits of the net sales of AVT02 in the U.S. The agreement does not provide for upfront or milestone payments. The obligation of Alvotech to pay royalties shall terminate on the earlier of (i) February 11, 2025; or (ii) a determination that licensed patents are invalid or unenforceable, at which time the license granted will be deemed fully paid up and irrevocable. Each party has the right to terminate the agreement upon breach of certain terms of the agreement that remains uncured for a certain period of time. Additionally, AbbVie may terminate the agreement if Alvotech takes certain actions concerning the patentability, validity, or enforceability of AbbVie’s patents in the U.S. with respect to AVT02.

European AbbVie Agreement

On April 4, 2022, Alvotech entered into the European AbbVie Agreement with AbbVie Biotechnology Ltd with respect to the sale of AVT02 in Europe and selected markets outside of Europe (the “European AbbVie Agreement”). Pursuant to the settlement component, the parties resolved all intellectual property disputes between Alvotech and AbbVie relating to AVT02 in those territories. For more information about those legal disputes, please refer to “—Legal Proceedings.” The parties further agreed to release each other from certain claims and demands. Under the licensing component of the European AbbVie Agreement, AbbVie granted Alvotech a license effective immediately to make, import, use, distribute, sell and offer for sale AVT02 in Europe and selected markets outside of Europe. Under the agreement, Alvotech may sublicense certain rights to STADA, as a commercialization partner, and may also sublicense to other parties subject to certain conditions. In return, Alvotech is obligated to pay royalties to AbbVie with respect to certain indications that are covered by AbbVie patents, on an indication-by-indication and territory-by-territory basis. For purposes of calculating royalties due under the agreement, the parties agreed that in any territory, a certain percentage of AVT02 sold in such territory is covered by the indication, bringing the effective royalty rate in the single-digit to low-teens percentage range of net sales of AVT02 in the territories. The agreement does not provide for upfront or milestone payments. The royalty payments will terminate, on an indication-by-indication basis, on June 5, 2022, April 11, 2025 and June 3, 2031, respectively, at which time the license granted for that indication will be deemed fully paid up and irrevocable. Alvotech’s royalty obligation will terminate earlier if, on a territory-by-territory and indication-by-indication basis, no valid AbbVie patent rights remain. Each party has the right to terminate the agreement upon breach of certain terms of the agreement that remains uncured for a certain period of time. Additionally, AbbVie may terminate the agreement if Alvotech takes certain actions concerning the patentability, validity, or enforceability of AbbVie’s patents in Europe with respect to AVT02.

In June 2022, Alvotech’s commercial partner, STADA, launched AVT02 under the name Hukyndra in selected European countries, including France, Germany, Finland, and Sweden under this license. Commercial launches in further European countries are scheduled over the coming months.

Competition

Alvotech believes its focus on biosimilars, investment in its platform, and global market reach endow it with a differentiated set of strategic advantages in the dynamic and competitive biosimilars marketplace. These features include substantial control over quality and capacity allocation; the ability to find and exploit operational and process efficiencies across R&D and manufacturing; and the agility to rapidly, flexibly and efficiently pivot to new opportunities to advance a broad portfolio of product candidates. Alvotech believes these advantages expand its opportunity and support its commercial and medical goals of accelerating the development of cost-effective biosimilars that are as close to the reference products as possible, and then getting them to the patients around the world who need them.

The specific characteristics of the competitive landscape for each of Alvotech’s publicly announced product development programs include but are not limited to:

AVT02. Alvotech expects AbbVie (the originator) as well as Amgen, Boehringer Ingelheim GmbH, Biocon/FujiFilm/Viatris, Celltrion, Fresenius Kabi Pfizer, Samsung Bioepis, Coherus, and Sandoz to be its main competitors for AVT02, a biosimilar product candidate to Humira (adalimumab). Most of these companies have either launched or disclosed development plans for a 50 mg/mL Humira biosimilar in the U.S., EU, or both, as well as in some other global markets. Celltrion and Alvotech are the only two companies with regulatory approval in the EU for a 100 mg/mL biosimilar version of adalimumab. In November of 2021, Amgen announced that the company is enrolling patients in a Phase 3 study to support interchangeability designation in the U.S. The study indicates Amgen is utilizing a 100 mg/mL version of the product with their study. Other companies that disclosed development plans for a 100 mg/mL Humira biosimilar in the United States, EU, or both, include Samsung Bioepis, Sandoz, and Boehringer Ingelheim GmbH.

AVT04. Alvotech expects Janssen (the originator) as well as Amgen, Celltrion, BioFactura, Bio-Thera, Formycon, Dong-A/Meiji Seika, Neuclone, Samsung Bioepis and Sandoz to be its main competitors for AVT04, a biosimilar candidate to Stelara (ustekinumab), all of which have disclosed development plans for a Stelara biosimilar. Janssen is also attempting to defend against biosimilar competition by expanding the label for Stelara and by launching follow-on drugs.

AVT06. Alvotech expects Regeneron (the originator) Amgen, Celltrion, Formycon, Altos, Sam Chun Dang, Samsung Bioepis, Sandoz and Viatris to be its main competitors for AVT06, a biosimilar candidate to Regeneron’s Eylea (aflibercept). As the originator, Regeneron is currently working to expand the label for Eylea and developing higher-concentration formulations.

AVT03. Alvotech expects Amgen (the originator), Celltrion, Eden Biologics, Fresenius Kabi, Samsung Bioepis, Sandoz, Gedeon Richter, mAbxience, Biocon, Henlius and Teva to be its main competitors for AVT03, a biosimilar candidate to Prolia/Xgeva (denosumab), as they have all disclosed development plans for a Prolia/Xgeva biosimilar. Sandoz is additionally pursuing development for a biosimilar to Prolia/Xgeva in Japan, as are multiple companies in China. Alvotech believes that Evenity, a follow-on drug launched by Amgen with similar characteristics as Prolia/Xgeva, is likely most indicated for a subpopulation with very severe disease and is priced at a significant premium to Prolia/Xgeva.

AVT05. Alvotech expects Janssen (the originator) and Bio-Thera to be its main competitors for AVT05, a biosimilar candidate to Janssen’s Simponi (golimumab). The originator, Janssen, is solidifying the reference product’s market position by actively expanding the label and by winning approvals in Japan and China. As AVT05 is to Alvotech’s knowledge the most advanced biosimilar to Simponi in development for the global market, Alvotech believes that the originator’s success in expanding the market for the reference product will prove to be a benefit to AVT05’s commercial positioning.

AVT23. Alvotech expects Genentech (the originator), Celltrion and Teva to be its main competitors for AVT23, a biosimilar candidate to Genentech’s Xolair (omalizumab), as they have all disclosed development plans for a Xolair biosimilar. As the originator, Genentech is currently working to expand the label for Xolair.

Intellectual Property

The branded pharmaceutical industry relies on patent protection as one of several means to maintain exclusivity on the market. As a biosimilar-focused company, our success will depend in part on our ability to avoid infringement of, to invalidate, and/or to license any relevant and material intellectual property rights of third parties. We expect all branded companies that market products in which we are developing a biosimilar to vigorously protect what they view as their proprietary rights. We fully understand that efforts to market our products may result in patent litigation, which may determine whether a particular patent at issue is valid and whether Alvotech has infringed such a patent. Timelines for resolution to patent disputes are difficult to estimate and are very specific to a particular situation (including, for example, the jurisdiction).

While our principal focus in matters relating to intellectual property is to avoid infringing the valid and enforceable rights of third parties, we also use a combination of intellectual property protection and confidentiality agreements to protect our own intellectual property related to our product candidates and development programs. We strive to protect and enhance the proprietary technologies, inventions and improvements that we believe are important to our business, including by seeking, maintaining, enforcing and defending trademarks, trade secrets, patent rights, and other intellectual property rights for our products and processes, whether developed internally or licensed from third parties.

We are actively building our own intellectual property portfolio around our product candidates and platform technologies, including our manufacturing processes, and intend to identify and obtain, directly or through a license, as appropriate, patents that provide protection to our intellectual property and technology base. As of June 30, 2022, our patent portfolio consists of several pending patent applications for composition of matter (formulations) related to our AVT02 product:

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We have patent applications entitled “pharmaceutical formulations for adalimumab” that are pending in Europe, Canada, Australia, Japan, New Zealand, China, and the United States, all owned by Alvotech. Any patents issuing from these pending applications would be expected to expire no earlier than 2038.

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We also have patent applications entitled “Aqueous Formulations of TNF-alpha Antibodies in High Concentrations” that are pending in Australia, New Zealand, Japan, Israel, Europe, China, the United States and Canada, all owned by Alvotech. Any patents issuing from these pending applications would be expected to expire no earlier than 2040.

With respect to these pending and any future applications, we cannot be sure that patents will be granted in any or all jurisdictions, nor can we be sure that any patents that may be granted to us in the future will be commercially useful in protecting our products. In addition to patents, Alvotech also relies on trademarks, trade secrets, know-how, continuing technological innovation, confidentiality agreements, and IP assignment agreements in place with our employees to develop and maintain our proprietary position and ensure the future commercial success of our products.

Regulatory Landscape

Government Regulation and Product Approval

Government authorities at the federal, state and local level in the United States and in other countries extensively regulate, among other things, the research, development, testing, clinical trials manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products such as those we are developing. The processes for obtaining regulatory approvals in the United States and in other countries, along with subsequent obligation of compliance with applicable statutes and regulations, can vary widely and can require the expenditure of substantial time and financial resources.

FDA Approval Process

All of our current product candidates are subject to extensive pre- and post-market regulation in the United States by the FDA as biological products, or biologics. The Public Health Service Act, or PHSA, the Federal Food, Drug and Cosmetic Act, or FFDCA, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, post-approval changes, and import and export of biologics. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending Biologics License Applications, or BLAs, withdrawal of approvals or revocation or suspension of licenses, clinical holds, warning letters, product recalls, product seizures, injunctions, fines, civil penalties or criminal penalties. The PHSA and its implementing regulations provides FDA authority to immediately suspend licenses in certain situations where FDA determines that there exists a danger to health, and to promulgate and enforce regulations to prevent the introduction or spread of communicable diseases in the United States and between states.

The process required by the FDA before a new biologic may be marketed in the United States is long, expensive and inherently uncertain. In order to establish the safety, purity and potency (effectiveness) of the biologic, biologics development in the United States typically involves, among other things, pre-clinical laboratory and animal tests, the submission to the FDA of an investigational new drug application, or IND, which must become effective before U.S. clinical investigations in humans may commence, and adequate and well-controlled clinical trials to establish the safety, purity and potency of the biologic for the conditions of use for which FDA approval is sought. Developing the data to satisfy FDA approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Pre-clinical tests include laboratory evaluation of product chemistry, formulation and toxicology, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the pre-clinical tests must comply with federal regulations and requirements, including good laboratory practices. An IND must be submitted to the FDA to administer an investigational new drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for human studies, although the IND must also include safety data, e.g., the results of pre-clinical testing and animal testing assessing the toxicology and pharmacology of the product along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long term pre-clinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

An IND must become effective before United States clinical trials may begin. There is generally a 30-day waiting period after the IND submission, after which clinical investigations can begin, unless the FDA notifies the sponsor of concerns or questions related to a clinical hold. If that happens, the sponsor and the FDA must resolve the hold issue(s) before the clinical investigation can begin. Otherwise, the clinical trial proposed in the IND may begin at the conclusion of this 30-day period.

Clinical trials involve the administration of the investigational new drug to volunteers or patients all under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations on good clinical practice, or GCP, including, for example, regulations regarding the protection of human subjects, defining, the roles of clinical trial sponsors, administrators and monitors, and governing protocols detailing the objectives of the trial and, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND. Before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients, among other reasons. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or may impose other conditions. The study sponsor may also suspend a clinical trial at any time on various grounds, including a determination that the subjects or patients are being exposed to an unacceptable health risk.

Clinical trials to support BLAs for marketing approval of a reference biologic product under the 351(a) pathway are typically conducted in three sequential phases, but the phases may overlap or be combined. In Phase 1, the biologics are initially introduced into patients or healthy human subjects and the biologic is tested to assess the safety/tolerability, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the biologic for a particular indication, dosage tolerance and optimum dosage and to identify common adverse effects and safety risks. If a product candidate demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 clinical trials are undertaken to obtain additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites. These Phase 3 clinical trials are intended to establish data sufficient to demonstrate substantial evidence of the efficacy and safety of the product to permit the FDA to evaluate the overall benefit-risk relationship of the biologic and to provide adequate information for the labeling of the biologic. Trials conducted outside of the United States under similar, GCP-compliant conditions in accordance with local applicable laws may also be acceptable to the FDA in support of product licensing.

Sponsors of clinical trials for investigational drugs generally must publicly disclose certain clinical trial information, including detailed trial design and trial results in a public database administered by the U.S. Department of Health and Human Services. These requirements are subject to specific timelines and apply to most clinical trials of FDA-regulated products.

After completion of the required clinical testing in accordance with all applicable regulatory requirements, detailed information regarding the investigational product is prepared and submitted to the FDA in the form of a BLA requesting approval to market the product for one or more indications or conditions of use. FDA review and approval of the BLA is required before marketing of the product may begin in the United States. The BLA will include the results of pre-clinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls and must demonstrate the continued safety, purity, and potency (efficacy) of the product based on these data.

Manufacturing controls and conformance to current good manufacturing practices (“cGMPs”) are considered very important for biological products. The BLA must also contain extensive manufacturing information. The FDA will inspect the facility or the facilities at which the biologic is manufactured to ensure conformance to cGMPs. The COVID-19 pandemic has impacted the FDA’s ability to complete timely inspections of manufacturing sites. FDA is using alternative tools, where available, to determine or mitigate the need for an inspection and to support the application assessment. This can include reviewing a firm’s previous compliance history, using information sharing from trusted foreign regulatory partners through mutual recognition agreements and other confidentiality agreements, requesting records “in advance of or in lieu of” facility inspections or voluntarily from facilities and sites, and conducting remote interactive evaluations where appropriate.

The cost of preparing and submitting a BLA is substantial. Under federal law, the submission of most original BLAs is subject to a multi-million dollar application user fee, as well as annual fees, both of which are typically increased annually.

The FDA has agreed to certain performance goals in the review of BLAs. First, the FDA has agreed to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to enable substantive review within 60 days from its receipt of a BLA. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA’s stated goal is to review most original BLA applications for standard review biologics within ten months from the date the application is accepted for filing. Although the FDA often meets its user fee performance goals, the review goal date can be extended in the event of a “major amendment,” or can be extended by requests for additional information or clarification, and FDA review may not occur on a timely basis at all. Additionally, as a result of the ongoing COVID-19 pandemic, review timelines may be delayed even further.

The FDA often refers applications for novel biologics or biologics which present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation and a recommendation as to whether the application should be approved and/or specific use and approvability questions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. After the FDA evaluates the BLA, including the facilities listed in the BLA, it issues either an approval letter or a complete response letter. A complete response letter outlines the deficiencies in the submission. Remedying those deficiencies may require substantial additional testing or information in order for the FDA to consider the resubmitted application for approval. If, or when, those deficiencies have been addressed to the FDA’s satisfaction such that a resubmitted BLA is approvable, the FDA will issue an approval letter. The FDA has committed to user fee goals of reviewing such resubmissions in two or six months depending on the type of information included. The FDA approval is never guaranteed, and the FDA may refuse to approve a BLA if applicable regulatory criteria are not satisfied. Additionally, while the agency may utilize alternative approaches such as records requests in lieu of inspections for certain facilities, the agency is also deferring actions (i.e., missing the goal dates) on BLAs for which they have been unable to conduct site inspections due to the COVID-19 pandemic as FDA regulations generally require a pre-approval inspection for biologics in addition to the BLA’s demonstration the biologic is safe, pure and potent (effective) under the conditions of use sought. For BLAs where FDA defers action, there is no submission or communication needed by the applicant to ensure that an inspection will be scheduled to support approval.

Under the PHSA, the FDA will approve a BLA if it determines, among other things, that the product is safe, pure and potent and the facility where the product will be manufactured meets standards designed to ensure that it continues to be safe, pure and potent. An approval letter authorizes commercial marketing of the biologic with specific prescribing information for specific indications. The approval for a biologic may be significantly more limited than requested in the application, including limitations on the specific conditions of use, which could restrict the commercial value of the product. The FDA may also require that certain contraindications, warnings or precautions be included in the product labeling. In addition, under certain circumstances, the FDA may require a risk evaluation and mitigation strategy, or REMS, as a condition of approval, if necessary to ensure that the benefits of the biologic outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the biologic. Moreover, product approval may include post-marketing commitments and/or post-marketing-requirements, including, for example, pediatric studies, safety monitoring, and Phase 4 trials.

Certain types of biologics may also be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official lot release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of biological products. After approval of biologics, manufacturers must address any safety issues that arise, may be subject to recalls or a halt in manufacturing under certain circumstances, and are subject to periodic inspection after approval.

Because biologically-sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

Abbreviated Licensure Pathway of Biological Products as Biosimilars under 351(k)

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, amended the PHSA and created an abbreviated approval pathway for biological products shown to be highly similar to an FDA-licensed reference biological products. This pathway was established as a way to provide more treatment options, increase access to lifesaving medications, and potentially lower health care costs through competition. Under the 351(k) (biosimilar) approval pathway, an application for licensure of a biosimilar product must include information demonstrating biosimilarity based upon the following (unless a specific element is waived by FDA):

•	analytical studies demonstrating that the proposed biosimilar product is highly similar to the approved product notwithstanding minor differences in clinically inactive components;

•	animal studies (including the assessment of toxicity and immunogenicity); and

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a clinical study or studies (including the assessment of immunogenicity and pharmacokinetics or pharmacodynamics) that are sufficient to demonstrate safety, purity, and potency in one or more appropriate conditions of use for which the reference product is licensed and intended to be used and for which licensure is sought for the biological product.

In addition, an application submitted under the 351(k) pathway must include information demonstrating that:

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the proposed biosimilar product and reference product utilize the same mechanism of action for the condition(s) of use prescribed, recommended or suggested in the proposed labeling, but only to the extent the mechanism(s) of action are known for the reference product;

•	the condition or conditions of use prescribed, recommended or suggested in the labeling for the proposed biosimilar product have been previously approved for the reference product;

•	the route of administration, the dosage form and the strength of the proposed biosimilar product are the same as those for the reference product; and

•	the facility in which the biological product is manufactured, processed, packed or held meets standards designed to assure that the biological product continues to be safe, pure, and potent.

Biosimilarity, as defined in PHSA §351(i), means that the biological product is highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product. In addition, section 351(k)(4) of the PHSA provides for a designation of “interchangeability” between the reference and biosimilar products if certain additional criteria are met, whereby the biosimilar may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product. An application seeking licensure as an interchangeable must include information sufficient to demonstrate that:

•	the proposed product is biosimilar to the reference product;

•	the proposed product is expected to produce the same clinical result as the reference product in any given patient; and

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for a product that is administered more than once to an individual, the risk to the patient in terms of safety or diminished efficacy of alternating or switching between the biosimilar and the reference product is no greater than the risk of using the reference product without such alternation or switch.

As with other biological products, FDA approval of a BLA is required before a biosimilar may be marketed in the United States. Biosimilar BLAs (or “351(k) BLAs”) are not required to duplicate the entirety of the data package used to establish the safety and effectiveness of the reference product. Rather, a 351(k) BLA will be approved based on a demonstration of biosimilarity to the reference product, including the information outlined above, and does not require an independent showing of safety and effectiveness. Because a biosimilar can rely in part on FDA’s previous determination of safety and effectiveness for the reference product for approval, biosimilar applicants generally do not need to conduct as many clinical trials. Biosimilar products also may be approved for an indication without direct studies of the biosimilar in that indication, with sufficient scientific justification for extrapolation. However, the FDA may not approve a 351(k) BLA if there is insufficient information to show that the biosimilar is “highly similar” to the reference product or that there are no clinically meaningful differences between the biosimilar product and the reference product. In addition, as with innovator BLAs, biosimilar BLAs will not be approved unless the product is manufactured in facilities designed to assure and preserve the biological product’s safety, purity and potency.

The process for filing and review of a BLA submitted through the 351(k) pathway is very similar to that of a BLA submitted through the 351(a) pathway, although there is a period of statutory exclusivity during which time the FDA is precluded from filing a 351(k) BLA that references a protected reference product. Subsequently, the FDA will accept the application for filing if it meets the regulatory criteria. The FDA may refuse to file applications that it finds are incomplete. The FDA will treat a biosimilar application or supplement as incomplete if, among other reasons, any applicable user fees assessed under the Biosimilar User Fee Act of 2012 have not been paid. In addition, the FDA may accept an application for filing but deny approval on the basis that the sponsor has not demonstrated biosimilarity, in which case the sponsor may choose to conduct further analytical, preclinical or clinical studies and resubmit the BLA to demonstrate biosimilarity under section 351(k).

The timing of final FDA approval of a biosimilar for commercial distribution depends on a variety of factors, including whether the manufacturer of the branded product is entitled to one or more statutory exclusivity periods, during which time the FDA is prohibited from approving any products that are biosimilar to the branded product. The FDA cannot approve a biosimilar application for 12 years from the date of first licensure of the reference product. A reference product may also be entitled to exclusivity under other statutory provisions. For example, a reference product with orphan drug exclusivity for a particular orphan “disease or condition” may be entitled to seven years of exclusivity, in which case no product that is biosimilar to the reference product may be approved until either the end of the 12-year period provided under §351(k)(7), and no biosimilar may be approved for the orphan disease or condition until the end of the seven-year orphan drug exclusivity period. In certain circumstances, a regulatory exclusivity period can extend beyond the life of a patent and thus block §351(k) applications from being approved on or after the patent expiration date.

The first biological product determined to be interchangeable with a branded reference product for any condition of use is also eligible for a period of exclusivity, during which time the FDA may not determine that another product is interchangeable with the same reference product for any condition of use. This exclusivity period lasts until the earlier of: (1) one year after the first commercial marketing of the first interchangeable product; (2) 18 months after resolution of a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product, based on a final court decision regarding all of the patents in the litigation or dismissal of the litigation with or without prejudice; (3) 42 months after approval of the first interchangeable product, if a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product is still ongoing; or (4) 18 months after approval of the first interchangeable product if the applicant that submitted the application for the first interchangeable product has not been sued under 42 U.S.C. § 262(l)(6).

Advertising and Promotion

The FFDCA prohibits the marketing, promotion, or advertising of an investigational drug as if it has been demonstrated to be safe and effective for the uses for which it is being studied. Once a BLA is approved, a product will be subject to continuing post-approval regulatory requirements, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse events. For instance, the FDA closely regulates the post-approval advertising, marketing and promotion of drugs, including biologics, including, for example, direct-to-consumer advertising, off-label promotion, and industry-sponsored scientific and educational activities. Violations of the FDA’s requirements around advertising, marketing, and promotion of drugs can result in significant enforcement activities, including the issuance of warning letters or untitled letters, which may direct a company to correct deviations from FDA, and federal and state investigations, which can lead to civil and criminal penalties, lawsuits, and prosecutions.

As with all drugs, biologics may be marketed only as consistent with FDA-approved labeling. After approval, most changes require submission and FDA approval supplemental BLA before the change can be implemented. This includes changes to labeling or manufacturing processes (including changes to facilities), which typically require prior approval of a supplement. A supplement for a 351(a) BLA seeking to add a new indication typically requires new clinical data, and the FDA generally uses the same procedures and actions in reviewing BLA supplements with clinical data as it does in reviewing BLAs. There are also continuing reporting requirements for marketed drug products.

Adverse Event Reporting and GMP Compliance

In addition to regular periodic reports following FDA approval of a BLA and compliance with any post-marketing commitments or post-marketing requirements, license-holders also must comply with adverse event reporting requirements and must continue to conform to cGMPs, as described above. Manufacture, packaging, labeling, storage, and distribution procedures must continue to conform to cGMP after approval, and FDA conducts periodic surveillance inspections intended to ensure such ongoing compliance. Biologics manufacturers and their manufacturing subcontractors are generally required to register their establishments with the FDA and certain state agencies. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with cGMP.

Post-approval discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency or issues with manufacturing processes or cGMP compliance, or other failures to comply with regulatory requirements, may lead the FDA to, for example:

•	require revisions to approved labeling to add new safety information;

•	require post-market studies to assess new safety risks;

•	issue fines, warning letters, or untitled letters;

•	place post-approval clinical trials on hold;

•	detain or refusal to permit the import or export of products; or

•	seek injunctions, civil forfeiture, civil money penalties, or other civil relief; or

•	seek criminal penalties or prosecution.

Under certain circumstances, FDA may initiate proceedings to suspend or revoke a license or recall the product from the market.

Other Healthcare Laws and Compliance Requirements

Although we currently do not have any products on the market or engage with any licensed health care providers in the United States, our current and future business operations are subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we conduct our business. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security and physician sunshine laws and regulations.

The federal Anti-Kickback Statute (“AKS”) prohibits any individual or entity from knowingly and willfully offering or paying “remuneration,” directly or indirectly, overtly or covertly, in cash or in kind to induce another individual or entity to: (a) refer an individual to a person for the furnishing (or arranging for the furnishing) of any item or service for which payment may be made under a federal health care program; (b) purchase or order any covered item or service; (c) arrange for the purchase or order of any covered item or service; or (d) recommend the purchase or order of any covered item or service. It also is illegal under the Anti-Kickback Statute to solicit or receive remuneration for such purposes. “Remuneration” is generally defined to include any transfer of value, in cash or in kind, including gifts or free product, meals, discounts, rebates, and other price concessions. Courts have broadly construed the AKS to include virtually anything of value given to an individual or entity if one purpose of the remuneration is to influence the recipient’s reason or judgment relating to referrals.

There are statutory exceptions and regulatory safe harbors specifying certain payment practices that will not be considered to violate the AKS. Such exceptions and safe harbors include, among others, protection for payments for personal services and management contracts, and for certain discounts. If a payment practice falls squarely within one of the exceptions or safe harbors, it will be immune from criminal prosecution and civil exclusion under the AKS. Importantly, the failure of an arrangement to fall within a statutory exception or regulatory safe harbor does not mean that it necessarily violates the AKS; however, the legality of such arrangements may be closely scrutinized by federal authorities on a facts and circumstances basis and are not protected.

Additionally, states have enacted similar kickback statutes that may apply to healthcare services reimbursed by private insurance, not just those reimbursed by a federal or state health care program. The specific scope of these laws vary. However, in many instances, activities that are protected from scrutiny under the federal statute would not violate the state statutes.

Further, pursuant to changes made under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”) any claims submitted to Medicare or Medicaid as a result of an illegal kickback constitutes a false or fraudulent claims under the federal False Claims Act (“FCA”). Additionally, the ACA amended the intent requirement of the AKS so that a person or entity no longer needs to have actual knowledge of the AKS, or the specific intent to violate it, to have violated the statute.

The civil false claims laws, including the FCA, prohibits, among other things, knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the FCA may be brought by the government or as a qui tam action by a private individual in the name of the government. Government enforcement agencies and private whistleblowers have investigated pharmaceutical companies for or asserted liability under the FCA for a variety of alleged promotional and marketing activities, such as providing free products to customers with the expectation that the customers would bill federal programs for the products; providing consulting fees and other benefits to physicians to induce them to prescribe products; and engaging in promotion for unapproved uses. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.

The federal Health insurance Portability and Accountability Act of 1996 (“HIPAA”) created additional federal criminal statutes that prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of whether the payor is public or private, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing or covering up by any trick, scheme or device a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Additionally, the ACA amended the intent requirement of some of these criminal statutes under HIPAA so that a person or entity no longer needs to have actual knowledge of the statute, or the specific intent to violate it, to have committed a violation.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. For instance, the federal Physician Payments Sunshine Act (“Sunshine Act”) requires certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with specified exceptions) to report annually information related to specified payments or other transfers of value provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals and to report annually specified ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding its payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives during the previous year.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations, impose requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

Many states have also adopted laws similar to each of the above federal laws, which may be broader in scope and apply to items or services reimbursed by any third-party payor, including commercial insurers. We may also be subject to state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and/or state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information, state and local laws that require the registration of pharmaceutical sales representatives, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The shifting commercial compliance environment and the need to build and maintain robust systems to comply with different compliance and/or reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may violate one or more of the requirements. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to significant penalties, including, without limitation, administrative, civil, and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs and imprisonment.

International Regulation

In addition to regulations in the United States, a variety of foreign regulations govern clinical trials, marketing authorization procedures and commercial sales and distribution of pharmaceutical products. The approval process varies from country to country and the time to approval may be longer or shorter than that required for FDA approval. In the European Union, the approval of a biosimilar for marketing is based on an opinion issued by the European Medicines Agency and a related decision issued by the European Commission. However, the subsequent substitutability of a biosimilar for the innovator product is a decision that is made at the national level on a country-by-country basis in individual EU Member States. Other regions, including Canada, Japan and Korea, also have their own regulatory pathways governing the approval and marketing of biosimilars. Some third countries (such as Singapore and Malaysia) have adopted EU guidance. Other countries (such as (Cuba and Brazil) follow guidance issued by the World Health Organization. While there are some similarities between the regulatory requirements across regions, some areas of substantial difference remain.

Pharmaceutical Coverage, Pricing and Reimbursement

In the United States and other countries, sales of our products will depend on the availability and extent of coverage and reimbursement from third-party payors, including government healthcare programs and private insurance plans. Patients who are provided medical treatment for their conditions generally rely on third party payors to reimburse all or part of the costs associated with their treatment. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors are critical to new product acceptance. Governments and private payors continue to pursue initiatives to manage drug utilization and contain costs. These payors are increasingly focused on the effectiveness, benefits, and costs of similar treatments, which could result in lower reimbursement rates for our products or narrower populations for whom payors will reimburse. Continued intense public scrutiny of the price of drugs and other healthcare costs, together with payor dynamics, have limited, and are likely to continue to limit, our ability to set or adjust the price of our products based on their value, which could adversely affect on our business.

In the United States, no uniform product coverage and reimbursement policy exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. Obtaining coverage and reimbursement approval of a product from a government or other third-party payor can be a time-consuming and costly process that can require provision of supporting scientific, clinical and cost-effectiveness data, with no assurance that coverage or specific levels of reimbursement will be obtained. Third-party payors are increasingly examining the medical necessity and cost-effectiveness of products and services in addition to their safety and efficacy. Accordingly, significant uncertainty exists as to the reimbursement status of newly approved products.

Both private and government payors use formularies to manage access and utilization of drugs. A drug’s inclusion and favorable positioning on a formulary are essential to ensure patients have access to a particular drug. Even when access is available, some patients abandon their prescriptions for economic reasons. Third-party payors continue to institute cost reduction and containment measures that lower drug utilization and/or spending altogether and/or shift a greater portion of the costs to patients. Such measures include, but are not limited to, more-limited benefit plan designs, higher patient co-pays or coinsurance obligations, limitations on patients’ use of commercial manufacturer co-pay payment assistance programs (including through co-pay accumulator adjustment or maximization programs), stricter utilization management criteria before a patient may get access to a drug, higher-tier formulary placement that increases the level of patient out-of-pocket costs and formulary exclusion, which effectively encourages patients and providers to seek alternative treatments or pay 100% of the cost of a drug. The use of such measures by pharmacy benefit managers (“PBMs”) and insurers has continued to intensify and could limit use and sales of our products.

Over the past few years, many PBMs and insurers have consolidated, resulting in a smaller number of PBMs and insurers overseeing a large portion of total covered lives in the United States. As a result, PBMs and insurers have greater market power and negotiating leverage to mandate stricter utilization criteria and/or exclude drugs from their formularies in favor of competitor drugs or alternative treatments. In highly competitive treatment markets, PBMs are also able to exert negotiating leverage by requiring incremental rebates from manufacturers in order for them to gain and/or maintain their formulary position. Moreover, third-party coverage policies and reimbursement rates are dynamic, meaning that our products could be subject to less favorable coverage policies and/or reimbursement rates over time, making prospective reimbursement and coverage status of our products difficult to predict.

Healthcare Reform

Like third-party payors, the U.S. federal government, state legislatures and foreign governments have continually implemented cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for generic substitution. State laws may permit or require substitution of interchangeable products, too, when approved interchangeable products are available in the future. Adoption of price controls and cost-containment measures and adoption of more restrictive policies in jurisdictions with existing controls and measures could further limit our net revenue and results. Decreases in third-party reimbursement for our products or decisions by certain third-party payors to not cover specific products, or implement coverage restrictions (e.g. prior authorization, step-edit requirements) could reduce provider utilization and have a material adverse effect on sales, results of operations and financial condition.

In the United States and some other countries, particularly over the past few years, a number of legislative and regulatory proposals have been introduced in an attempt to lower drug prices and restrict or regulate post-approval activities.

In the United States, in addition to market actions taken by private and government payors, legislators from both major U.S. political parties are actively pursuing policies to lower drug costs. Such initiatives cover a wide range of areas, including direct price negotiation, allowing the importation of drugs from other countries; instituting international reference pricing schemes, which would set the prices of certain drugs based on those available in other countries; establishing caps on price increases based on inflation metrics; increasing transparency of drug pricing; and using third-party value assessments to determine drug prices. Examples of such policies include permitting drug price negotiations in Medicare Part B, Medicare Part D rebate reform, and drug price increase and transparency and reporting requirements. The direction of drug pricing policy reforms in the U.S. remains unclear at this time.

There has been heightened government, media, and public scrutiny over the manner in which drug manufacturers set prices for their marketed products, resulting in several presidential executive orders, Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. For example, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the U.S. Department of Health and Human Services (“HHS”) released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. No legislation or administrative actions have been finalized to implement these principles. In addition, Congress is considering drug pricing as part of the budget reconciliation process. In this dynamic environment, we are unable to predict which or how many government policy, legislative, regulatory, executive or administrative changes may ultimately be, or effectively estimate the consequences to our business if, enacted and implemented. However, to the extent that these or other federal government initiatives further decrease or modify the coverage or reimbursement available for our products, require that we pay increased rebates or shift other costs to us, limit or affect our decisions regarding the pricing of or otherwise reduce the use of our products, or limit our ability to offer co-pay payment assistance to commercial patients, such actions could have a material adverse effect on our business and results of operations. Individual states have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, it is possible that additional governmental action is taken in response to the COVID-19 pandemic.

In many countries outside the United States, government-sponsored healthcare systems are the primary payors for drugs. With increasing budgetary constraints and/or difficulty in understanding the value of medicines, governments and payors in many countries are applying a variety of measures to exert downward price pressure. These measures can include mandatory price controls; price referencing; therapeutic-reference pricing; increases in mandates; incentives for generic substitution and biosimilar usage and government-mandated price cuts. In this regard, many countries have health technology assessment agencies that use formal economic metrics such as cost-effectiveness to determine prices, coverage and reimbursement of new therapies; and these agencies are expanding in both established and emerging markets. Many countries also limit coverage to populations narrower than those specified on our product labels or impose volume caps to limit utilization. We expect that countries will continue taking aggressive actions to seek to reduce expenditures on drugs. Similarly, fiscal constraints may also affect the extent to which countries are willing to approve new and innovative therapies and/or allow access to new technologies.

Facilities

As of June 30, 2022, Alvotech has six locations.

Alvotech’s registered office is at 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, where it has approximately 500 square feet of office space. This location is used for administrative functions only.

Our corporate headquarters, main manufacturing site and a large part of our R&D division are located in Reykjavik, Iceland. This facility provides us with purpose-built GMP, and has highly integrated capabilities for producing biosimilars at scale. Our facility is currently approximately 140,000 square feet and utilizes single-use technology to manufacture drug substance and drug product. The Reykjavik facility houses Alvotech’s R&D, quality control and quality assurance teams and has an active and valid GMP certificate issued by the Icelandic Medicines Authority authorizing Investigational Medicinal Product and commercial manufacturing. In December 2020, Alvotech broke ground on an expansion of its Reykjavik facility that will double its total footprint, adding another 140,000 square feet. The expansion is expected to be completed in early 2023 and will give us additional redundancy in our drug product capacity, assembly of combination products and devices, and secondary packaging. Additionally, the expansion will support increased warehousing and other supportive functions. With the expansion of the Reykjavik facility’s manufacturing capabilities, we expect our capabilities to be able to meet the demand for our products, after obtaining regulatory approval and commercial launch, in the near future. See “Certain Relationships and Related Person Transactions—Lease Agreements—Leases of Operational Facilities.”

During this expansion, our R&D functions have temporarily moved to another facility in Reykjavik. Permits from the Icelandic EPA (Umhverfisstofnun) and the city of Reykjavik have been granted for the operations in Klettagardar. These facilities have no known additional environmental risks that might impact our operations or utilization of facilities.

Additionally, in Reykjavik we also have two office spaces, each approximately 4,700 square feet, and a new warehouse of approximately 36,000 square feet that opened in the fourth quarter of 2021 and will increase our warehousing capabilities and allow for laboratories to sample incoming materials. We expect these laboratories to be operational later in 2022.

We also have a facility in Jülich, Germany that focuses on cell line, media, process and analytical development, including tailored clone creation and selection. The Jülich site also serves as a warehouse for supply continuity of master cell banks and working cell banks for our lead product candidates that are produced at contract manufacturing organizations. This facility is approximately 15,000 square feet and is not used for manufacturing.

We have a facility in Hannover, Germany that houses our capabilities in analytical glycoprotein characterization. This facility is approximately 14,000 square feet and is not used for manufacturing.

Our Virginia, USA office provides our U.S. regulatory, government policy and legal affairs functions. This office is approximately 3,200 square feet and is not used for manufacturing.

Our office in Zurich, Switzerland features our strategic clinical and Medical Affairs R&D center that focuses on late-stage development and regulatory filings. This facility is approximately 3,800 square feet and is not used for manufacturing.

We believe that our office, research, laboratory and manufacturing facilities, including the ongoing expansion of the Reykjavik facility, are sufficient to meet our current needs. However, as a high-growth company we are constantly evaluating our needs for expanding and or adding to our facilities.

Alvotech holds operational permits from the city of Reykjavik for our facilities in Iceland. The permits address potential environmental impact from our operations. They also address factors that could impact our neighboring communities, such as noise pollution, handling of hazardous substances, air emissions, handling of solid waste and wastewater. We are also required to hold permits from the Icelandic EPA (Umhverfisstofnun) for the use of GMOs in our facilities. We are subject to Icelandic law and regulations, many of whom are set by the Icelandic EPA (Umhverfisstofnun) and the Icelandic Administration of Occupational Safety and Health (Vinnueftirlitið).

We are not aware of, and do not anticipate, environmental issues that may affect our utilization of the facilities described above.

Employees

As of March 4, 2022, Alvotech had 805 employees, including 21 contractors, 86% of whom were devoted to R&D, quality and technical operations, and 14% to administration and support roles. Approximately 58% of our employees hold a PhD, MD or master’s degree.

Legal Proceedings

From time to time, Alvotech may become involved in additional legal proceedings arising in the ordinary course of its business.

U.S. Litigations

On March 19, 2021, AbbVie filed an action against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging trade secret misappropriation under the Defend Trade Secrets Act and under the Illinois Trade Secrets Act. The complaint pleaded, among other things, that Alvotech hf. hired a certain former AbbVie employee in order to acquire and access trade secrets belonging to AbbVie. Pursuant to the U.S. AbbVie Agreement, Alvotech and AbbVie settled all U.S. litigation arising out of the development of Alvotech’s adalimumab biosimilar, and the filing of the corresponding BLA with the FDA. The case is now dismissed.

On December 17, 2021, AbbVie Inc., AbbVie Biotechnology Ltd, and AbbVie Operations Singapore Pte. Ltd. filed a complaint with the U.S. International Trade Commission against Alvotech hf., Alvotech Germany GmbH, Alvotech Swiss AG, Alvotech USA Inc., Teva Pharmaceutical Industries Ltd., Teva Pharmaceuticals USA Inc., and Ivers-Lee AG (Certain Adalimumab, Processes for Manufacturing or Relating to Same, and Products Containing Same, Investigation No. 337-TA-1296). The complaint raised trade secret misappropriation allegations similar to those raised in the trade secret litigation that AbbVie previously filed in the Northern District of Illinois. Pursuant to the U.S. AbbVie Agreement, Alvotech and AbbVie jointly sought dismissal of this action for all respondents, with each respondent to bear its own fees and costs. The action is now terminated.

On April 27, 2021, AbbVie filed an action against Alvotech hf. in the United States District Court for the Northern District of Illinois, alleging infringement of four patents, under the patent laws of the United States. On May 28, 2021, AbbVie filed another action against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging infringement of 58 patents, under the patent laws of the United States, the BPCIA, and the Declaratory Judgment Act, and later added three more patents. Pursuant to the U.S. AbbVie Agreement, Alvotech and AbbVie agreed to jointly seek dismissal of all claims, counterclaims, potential claims and counterclaims in these cases without prejudice, with each respondent to bear its own fees and costs. The cases are now dismissed.

Canadian Litigations

On March 31, 2021, AbbVie filed four actions in the Federal Court of Canada (T-557-21, T-559-21, T-560-21 and T-561-21, collectively, the “NOC Actions”) against JAMP Pharma, which is Alvotech’s exclusive Canadian partner for AVT02 (adalimumab solution for injection). No Alvotech entity is a named party in the NOC Actions. AbbVie is seeking declarations pursuant to the Patented Medicines (Notice of Compliance) Regulations and the Patent Act that JAMP Pharma’s adalimumab solution for subcutaneous injection (the “JAMP Pharma Products”) would directly or indirectly infringe the asserted claims of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745. JAMP Pharma counterclaimed, in each of the four actions, alleging that the asserted claims of each of the six patents are invalid.

On April 6, 2021, JAMP Pharma commenced four actions in the Federal Court of Canada (T-572-21, T-573-21, T-577-21 and T-581-21, collectively, the “Impeachment Actions”) seeking declarations that all claims of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745 are invalid, void and of no force or effect, and declarations that the making, using or selling of the JAMP Pharma Products by JAMP Pharma in Canada will not infringe any valid claim of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745. No Alvotech entity is a named party in the Impeachment Actions.

On June 4, 2021, JAMP Pharma amended its Statements of Claim in the Impeachment Actions to only seek declarations that the specific claims asserted in the NOC Actions are invalid, void and of no force or effect, and declarations that the making, using or selling of the JAMP Pharma Products by JAMP Pharma in Canada will not infringe the asserted claims. AbbVie has counterclaimed for declarations that the asserted claims of the patents are valid and that they will be infringed by JAMP Pharma.

The pleadings are closed and the parties exchanged documentary productions as part of the discovery process on September 3, 2021. The trial of the Impeachment Actions and the NOC Actions is scheduled to commence on November 14, 2022.

In the event of a successful claim of patent infringement against JAMP Pharma, JAMP Pharma may be blocked from the market and Alvotech may have to redesign its infringing products or obtain a license from AbbVie, which may be impossible or require substantial time and monetary expenditure. Even if JAMP Pharma is successful in defending against AbbVie’s patent infringement claims, litigation could result in substantial costs and be a distraction to management and other employees.

In December 2021, Health Canada informed JAMP Pharma that the 40 mg/0.4 mL and 80 mg/0.8 mL presentations of SIMLANDI are not subject to the 24-month statutory stay pursuant to the Patented Medicines (Notice of Compliance) Regulations because AbbVie elected to not market the equivalent high-concentration versions to Canadian patients. In January 2022, JAMP Pharma received notices of compliance for the 40 mg/0.4 mL and 80 mg/0.8 mL presentations of SIMLANDI. AbbVie has commenced applications to judicially review Health Canada’s decision in the Federal Court of Canada, and a hearing took place on May 16-17, 2022. The court has not issued a decision as of the date of this prospectus.

In the event that AbbVie’s applications to judicially review Health Canada’s decision are granted, then JAMP Pharma’s notices of compliance may be quashed, resulting in JAMP Pharma not being able to market the 40 mg/0.4 mL and 80 mg/0.8 mL presentations of SIMLANDI until a favorable trial decision is released in the ongoing patent infringement claims brought by AbbVie against JAMP Pharma.

Preliminary Injunction Proceedings in Netherlands

On April 15, 2021, AbbVie Biotechnology Ltd. (“AbbVie Biotech”) filed a writ of summons, bringing preliminary injunction proceedings (Case number: C/09/610604 KG ZA 21-366) against Alvotech hf., Alvotech Swiss AG, and STADA Arzneimittel AG (collectively, “Defendants”) in the District Court of Amsterdam, relating to the European Marketing Authorization Application for AVT02, and asserting European Patent Nos. EP 1 737 491 and EP 2 940 044. AbbVie Biotech sought, after amendment of its claims, an order for the defendants to obtain a Marketing Authorization for AVT02 with a carve-out pursuant to Article 11, second paragraph, of Directive 2001/83/EC, whereby the indications allegedly protected by EP 1 737 491 and/or EP 2 940 044 and the corresponding dosage regimens are removed from certain portions of the SmPC of the Marketing Authorization, before AVT02 is marketed in Iceland, Norway, Liechtenstein and the EU countries where the asserted patents are valid. AbbVie Biotech also sought periodic penalty payments and an order to pay the costs of the proceedings. The Court heard oral argument on June 18, 2021. On July 16, 2021, the Court issued a decision, denying AbbVie Biotech’s request for relief and ordering AbbVie Biotech to pay the defendants’ costs. AbbVie Biotech did not appeal the Court’s ruling.

Proceedings Before the European Patent Office

On July 15, 2021, Alvotech hf. filed an intervention with the European Patent Office in the appeal opposition proceedings (T1837/19-3.304) relating to EP2940044, assigned to AbbVie Biotech. In 2017, a number of oppositions were filed with the Opposition Division of the European Patent Office (“Opposition Division”) against EP2940044. On July 15, 2021, Alvotech hf. also filed an intervention with the European Patent Office in the appeal opposition proceedings (T1039/19-3.304) relating to EP1737491, assigned to AbbVie Biotech. On April 1, 2022 AbbVie and Alvotech entered into the European AbbVie Agreement pursuant to which, among other things, Alvotech and AbbVie settled all European legal proceedings relating to AbbVie’s adalimumab patents. Pursuant to that agreement, the interventions have been withdrawn.

Proceedings Before the Japanese Patent Office

On February 24, 2021, Alvotech hf. filed a petition to invalidate JP5813618, assigned to AbbVie Biotech with the Japanese Patent Office (No. 2021-800014). Alvotech hf.’s grounds for invalidation include that the claims of JP5813618 lack clarify and are unenforceable. AbbVie Biotech has filed its reply to the petition.

On March 16, 2021, Alvotech hf. filed a petition to invalidate JP5840364, assigned to AbbVie Biotech, with the Japanese Patent Office (No. 21-800020). Alvotech hf.’s grounds for invalidation include that the claims of JP5840364 are obvious and unenforceable. AbbVie Biotech has filed its response to the petition. An oral hearing took place in January 2022. In May 2022, the Japanese Patent Office dismissed Alvotech’s petition to invalidate JP5840364.

In June 2022, Alvotech entered into a Settlement and License Agreement with AbbVie Inc., AbbVie Biotechnology Ltd, and AbbVie Bahamas Ltd. with respect to AVT02 in Australia, Japan, Israel, Mexico, New Zealand, Republic of Korea, China, Hong Kong, Indonesia, Malaysia, Philippines, Saudi Arabia, Singapore, South Africa, Taiwan and certain other territories. With that settlement agreement executed, the parties have now resolved all intellectual property disputes before the Japanese Patent Office. In June 2022, Alvotech filed petitions to withdraw its petitions to invalidate JP5813618 and JP5840364.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Alvotech Holdings’ financial condition and results of operations should be read in conjunction with Alvotech Holdings’ audited consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus. The following discussion is based on Alvotech Holdings’ financial information prepared in accordance with IFRS. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Alvotech’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this prospectus, Alvotech’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

All amounts discussed are in U.S. dollars, unless otherwise indicated.

Company Overview

Alvotech is a highly integrated biotech company focused solely on the development and manufacture of biosimilar medicines for patients worldwide. Our purpose is to improve the health and quality of life of patients around the world by improving access to proven treatments for various diseases. Since our inception, we have built our company with key characteristics we believe will help us capture the substantial global market opportunity in biosimilars: a leadership team that has brought numerous successful biologics and biosimilars to market around the world; a purpose-built biosimilars R&D and manufacturing platform; top commercial partnerships in global markets; and a diverse, expanding pipeline addressing many of the biggest disease areas and health challenges globally. Alvotech is a company committed to constant innovation: we focus our platform, people and partnerships on finding new ways to drive access to more affordable biologic medicines. Alvotech, which was founded in 2013, is led by specialists in biopharmaceutical product creation from around the world that bring extensive combined knowledge and expertise to its mission.

Alvotech currently has eight product candidates in its pipeline for serious diseases with unmet patient and market need. Product candidates in our pipeline address reference products treating autoimmune, eye, and bone disorders, as well as cancer, with combined estimated peak global sales of originator products of more than $85 billion.

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Alvotech’s most advanced product is AVT02, the company’s high-concentration biosimilar to Humira (adalimumab), the world’s top-selling pharmaceutical product with approximately $20.7 billion in global revenue in 2021. Alvotech received approval for AVT02 for Europe in November 2021 and for Canada and the UK in January 2022. In April 2022, Alvotech’s commercial partner, JAMP Pharma, launched AVT02 under the name SIMLANDI in Canada. In June 2022, Alvotech’s commercial partner, STADA, launched AVT02 under the name Hukyndra in selected European countries, including France, Germany, Finland, and Sweden. Commercial launches in further European countries are scheduled over the coming months.

In September 2020, Alvotech submitted its biologics license application for AVT02 to the FDA and in September 2021, the FDA notified Alvotech it had elected to defer the application. The FDA can defer action when no deficiencies have been identified and the application otherwise satisfies the requirements for approval, but a pre-approval inspection(s) is necessary yet cannot be completed due to factors including travel restrictions. In February 2022, the FDA communicated that it had accepted Alvotech’s BLA supporting interchangeability for review. Pursuant to the U.S. AbbVie Agreement, Alvotech and AbbVie settled all U.S. litigation arising out of the development of Alvotech’s adalimumab biosimilar, and the filing of the corresponding BLA with the FDA. Subject to regulatory approval from the FDA, Alvotech expects to launch AVT02 in the United States on July 1, 2023.

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In May 2022, Alvotech reported positive topline results from two clinical studies for its second product candidate, AVT04, a proposed biosimilar to Stelara (ustekinumab). Alvotech expects to file for regulatory approval for AVT04 in the second half of 2022.

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Alvotech’s three other most advanced product candidates, AVT06, AVT03, and AVT05, are proposed biosimilars to Eylea (aflibercept), Prolia/Xgeva (denosumab) and Simponi/Simponi ARIA (golimumab), respectively. Alvotech announced the initiation of clinical programs for AVT06 and AVT03 in July 2022.

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In December 2021, Alvotech entered into a partnership with Biosana for the co-development of AVT23, a biosimilar candidate to Xolair (omalizumab), thereby adding a new product candidate to its pipeline.

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Alvotech also has a number of other programs in earlier phases of development that it plans to advance over the coming years. The two most advanced of these, AVT16 and AVT33, are in early development and with immunology and oncology reference products that have estimated combined global peak sales of approximately $30 billion.

Alvotech Holdings’ loss for the years ended December 31, 2021, 2020 and 2019 was $101.5 million, $170.0 million and $209.9 million, respectively. Alvotech Holdings’ Adjusted EBITDA was $(180.7) million, $(91.2) million and $(69.5) million for the years ended December 31, 2021, 2020 and 2019, respectively. Alvotech expects to continue to incur increasing expenses and operating losses for the immediate future, as it advances its products through preclinical and clinical development and seeks regulatory approvals, manufactures drug product and drug supply, maintains and expands its intellectual property portfolio, hires additional personnel, and pays for accounting, audit, legal, regulatory and consulting services and costs associated with maintaining compliance with exchange listing rules and the requirements of the SEC, director and officer liability insurance premiums, investor and public relations activities and other expenses associated with operating as a public company. See “Risk Factors—Alvotech may need to raise substantial additional funding from shareholders or third parties. This additional funding may not be available on acceptable terms or at all. Failure to obtain such necessary capital when needed may force Alvotech to delay, limit or terminate its product development efforts or other operations.” for additional information.

Factors Affecting Alvotech’s Performance

The pharmaceutical industry is highly competitive and highly regulated. As a result, Alvotech faces a number of industry-specific factors and challenges, which can significantly impact its results. For a more detailed explanation of Alvotech’s business and its risks, refer to the section titled “Risk Factors.” These factors include:

Competition

The regions in which Alvotech conducts business and the pharmaceutical industry in general is highly competitive. Alvotech faces significant competition from a wide range of companies in a highly regulated industry, including competition from both biosimilar developers and manufacturers as well as competition from branded pharmaceutical developers and manufacturers. In addition, Alvotech is at risk of becoming a party to litigation with respect to patent infringement and other related claims. See “Risk Factors—Alvotech has been and continues to be involved, directly or through its partners, in various legal proceedings adverse to AbbVie that may have an impact on its AVT02 product” for details related to Alvotech’s resolved and ongoing litigation adverse to AbbVie.

Research and development uncertainty

Research and development within the pharmaceutical industry has a high degree of uncertainty, and likewise there is uncertainty with respect to the probability of success of Alvotech’s biosimilar programs and the timing of the requisite preclinical and clinical steps to achieve regulatory approval of its biosimilar product candidates. See “Risk Factors—The regulatory review and approval processes of the FDA, European Commission and comparable national or regional authorities are lengthy and time consuming. If Alvotech and its collaboration partners are unable to obtain regulatory approval for its product candidates, its business will be substantially harmed. Alvotech cannot give any assurance that marketing authorization applications for any of its product candidates will receive regulatory approval, which is necessary before they can be commercialized.”

Reliance on commercial partners

Alvotech has partnered with several third parties to commercialize its biosimilar product candidates, once approved by the appropriate regulatory agencies. Alvotech does not currently have the capabilities or the necessary infrastructure to commercialize its products independently. See “Risk Factors—Alvotech is dependent on its partners, such as Teva and STADA, for the commercialization of its biosimilar products candidates in certain major markets, and their failure to commercialize in those markets could have a material adverse effect on Alvotech’s business and operating results.”

The Business Combination and PIPE Financing

On June 15, 2022, Alvotech consummated the Business Combination with Alvotech Holdings and OACB pursuant to the Business Combination Agreement dated December 7, 2021 and as amended by an amendment agreement dated April 18, 2022 and June 7, 2022. The Business Combination is expected to have a significant impact to Alvotech’s future capital structure and operating results, de-risking our product development, manufacturing and commercialization. As a result of the Business Combination, the most significant change to our future reported financial position compared to our consolidated statement of financial position as of December 31, 2021 is expected to be an estimated increase in net cash primarily driven by the $174.9 million of cash proceeds from the PIPE Financing and $9.8 million from the trust account after the redemptions paid to former OACB shareholders, partially offset by $53.0 million in transaction costs, which includes $5.9 million in deferred underwriting and legal fees from OACB’s initial public offering. For further information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

COVID-19

With the ongoing COVID-19 pandemic, Alvotech created a COVID-19 task force which implemented a business continuity plan to address and mitigate the impact of the pandemic on its business and operations across sites. As a result, in the short-term, the pandemic has not had a material impact on Alvotech’s financial condition, results of operations, the timelines for biosimilar product development, expansion efforts or its operations as a whole. However, the extent to which the pandemic will impact Alvotech’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for its ordinary shares will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate direction of the pandemic, travel restrictions, quarantines, social distancing, business closure requirements and the effectiveness of other actions taken globally to contain and treat the disease. The global economic slowdown, the overall disruption of global supply chains and distribution systems, the effects of this on the work of appropriate regulatory authorities in different regions and the other risks and uncertainties associated with the pandemic could have a material adverse effect on Alvotech’s business, financial condition, results of operations and growth prospects. See “Risk Factors–Clinical drug development involves a lengthy and expensive process and Alvotech may encounter substantial delays in its clinical studies or may fail to demonstrate safety, purity and efficacy/potency to the satisfaction of applicable regulatory authorities. Additionally, the impact of the COVID-19 pandemic may delay the conduct and completion of clinical studies.”

Components of Operations

Revenue

Alvotech currently generates a majority of its revenue from upfront and milestone payments pursuant to long-term out-license contracts which provide its commercial partners with an exclusive right to market and sell Alvotech’s biosimilar product candidates in a particular territory once such products are approved for commercialization. These contracts typically include commitments to continue development of the underlying compound and to provide supply of the product to the partner upon commercialization.

In the future, revenue may include new out-license contracts and additional milestone payments. Alvotech expects that any revenue it generates will fluctuate from period to period as a result of the timing and amount of license, research and development services, and milestone and other payments.

To date, Alvotech has not generated any revenue from product sales outside of Canada and select European countries. If Alvotech’s development efforts for product candidates are successful and result in regulatory approval of a product candidate, Alvotech may generate revenue in the future from product sales. However, there can be no assurance as to when Alvotech will generate such revenue, if at all.

Other income

Other income includes research and development grants from the Icelandic government and income generated from support services performed by Alvotech pursuant to an arrangement with Alvogen, a related party. Support services include finance, administrative, legal and human resource services. In addition, other income for the year ended December 31, 2019 included a gain recognized upon Alvotech’s contribution of intellectual property to the Joint Venture as further described in “Results of Operations” below.

Operating expenses

Research and development expenses

Research and development expenses consist primarily of costs incurred in connection with Alvotech’s research, development and pre-commercial manufacturing activities and include:

•	personnel expenses, including salaries, benefits and other compensation expenses;

•	costs of funding the execution of studies performed both internally and externally;

•	costs of purchasing laboratory supplies and non-capital equipment used in designing, developing and manufacturing preclinical study and clinical trial materials;

•	expenses related to quality control and other advancement development;

•	consultant fees;

•	expenses related to regulatory activities, including filing fees paid to regulatory agencies;

•	facility costs including rent, depreciation and maintenance expenses;

•	fees for maintaining licenses under third party licensing agreements;

•

expenses incurred in preparation for commercial launch, such as designing and developing commercial-scale manufacturing capabilities and processes, quality control processes, production asset valuation and other related activities; and

•	costs related to amortization, depreciation and impairment losses related to software and property, plant and equipment used in research and development activities.

Expenditures related to research and development activities are generally recognized as an expense in the period in which they are incurred. Due to significant regulatory uncertainties and other uncertainties inherent in the development of pharmaceutical products, Alvotech did not capitalize any research and development expenses as internally-developed intangible assets during the years ended December 31, 2021, 2020 and 2019.

Research and development activities will continue to be central to Alvotech’s business model and will vary significantly based upon the success of its programs. Alvotech plans to substantially increase research and development expenses in the near term, as it continues to advance the development of its biosimilar product candidates.

Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of development, primarily due to the increased size and duration of later-stage clinical trials.

The duration, costs and timing of clinical trials of Alvotech’s products in development and any other product candidates will depend on a variety of factors that include, but are not limited to, the following:

•	the number of trials required for approval;

•	the per patient trial costs;

•	the number of patients who participate in the trials;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the dose that patients receive;

•	the drop-out or discontinuation rates of patients;

•	the potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up;

•	any delays in key trial activities and patient enrollment or diversion of healthcare resources as a result of the COVID-19 pandemic;

•	production shortages or other supply interruptions in clinical trial materials resulting from the COVID-19 pandemic;

•	the timing and receipt of regulatory approvals; and

•	the efficacy and safety profile of the product candidates.

In addition, the probability of success of Alvotech’s products in development and any other product candidate will depend on numerous factors, including competition, manufacturing capability and commercial viability. Alvotech may never succeed in achieving regulatory approval of its product candidates for any indication in any country (outside of the European Union, Canada and the UK, where it received approval for AVT02). As a result of the uncertainties discussed above, the estimated duration and completion costs of any clinical trial that Alvotech conducts is subject to change. Alvotech is also unable to determine with certainty when and to what extent it will generate revenue from the commercialization and sale of products in development or other product candidates, if at all.

General and administrative expenses

General and administrative expenses primarily consist of personnel-related expenses, including salaries, bonuses and other related compensation expenses, and external consulting service costs for corporate and other administrative and operational functions including finance, human resources, information technology and legal, as well as facility-related costs not otherwise included in research and development expenses. These costs relate to the operation of the business and are not related to research and development initiatives. General and administrative costs are expensed as incurred.

Alvotech expects general and administrative expenses to continue to increase as Alvotech increases its headcount and incurs external costs associated with operating as a public company, including expenses related to legal, accounting, tax, consulting services and regulatory matters, maintaining compliance with requirements of exchange listings and of the SEC, director and officer liability insurance premiums and investor relations activities and other expenses associated with operating as a public company. Though expected to increase in the short-term, Alvotech expects these expenses to decrease as a percentage of revenue in the long-term as revenue increases.

Share of net loss / profit of joint venture

Alvotech hf. currently holds a 50% ownership interest in the Joint Venture. Alvotech accounts for its ownership interest in the Joint Venture using the equity method of accounting. Under the equity method of accounting, investments in joint ventures are initially recognized at cost and the carrying amount is subsequently adjusted for Alvotech’s share of the profit or loss of the Joint Venture, as well as any distributions received from the Joint Venture. Alvotech’s profit or loss includes its share of the profit or loss of the Joint Venture and, to the extent applicable, other comprehensive income or loss for Alvotech will include its share of other comprehensive income or loss of the Joint Venture. See “Critical Accounting Policies and Estimates—Accounting for the Joint Venture.”

Finance income and finance costs

Finance income consists of changes in the fair value of derivative financial liabilities and interest income. Alvotech recognizes interest income from a financial asset when it is probable that the economic benefits will flow to Alvotech and the amount of income can be measured reliably.

Finance costs consist of interest expenses related to lease liabilities and borrowings, changes in the fair value of derivative financial liabilities, accretion of Alvotech’s borrowings and amortization of deferred financing fees.

Exchange rate differences

Exchange rate differences consist of the translation of certain assets and liabilities that are denominated in foreign currency into U.S. dollars.

Gain on extinguishment of financial liabilities

Alvotech recognized a gain on extinguishment of financial liabilities during the year ended December 31, 2021 in connection with the substantial modification of its convertible bond agreement and the exercise of the conversion, warrant and funding rights associated with the convertible shareholder loans.

Income tax benefit / expense

Income tax benefit or expense consists of current tax and deferred tax benefit or charge recorded in the consolidated statement of profit or loss and other comprehensive income or loss.

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020

The following table sets forth Alvotech’s results of operations for the years ended December 31:

USD in thousands	2021	2020
Revenue	36,772	66,616
Other income	2,912	2,833
Research and development expenses	(191,006)	(148,072)
General and administrative expenses	(84,134)	(58,914)

Operating loss	(235,456)	(137,537)

Share of net loss of joint venture	(2,418)	(1,505)
Finance income	51,568	5,608
Finance costs	(117,361)	(161,551)
Exchange rate differences	2,681	3,215
Gain on extinguishment of financial liabilities	151,788	—

Non–operating profit (loss)	86,258	(154,233)

Loss before taxes	(149,198)	(291,770)
Income tax benefit	47,694	121,726

Loss for the year	(101,504)	(170,044)

Revenue

			Change
	Year Ended December 31,		2020 to 2021
USD in thousands	2021	2020	$ %
Revenue	36,772	66,616	(29,844)	(44.8)

Revenue decreased by $29.8 million, or 44.8%, from $66.6 million for the year ended December 31, 2020 to $36.8 million for the year ended December 31, 2021. The decrease in revenue was driven by a $22.6 million decrease in license revenue and a $7.2 million decrease in research and development service revenue earned pursuant to out-license contracts with commercial partners during 2021 as compared to 2020.

The $22.6 million decrease in license revenue was primarily attributable to the timing of entering out-license contracts with commercial partners coupled with the stage of development of Alvotech’s biosimilar product candidates at the time such out-license contracts were executed. Alvotech’s license revenue for the year ended December 31, 2020 primarily relates to milestones reached on out-license contracts entered into for AVT02 whereas Alvotech’s license revenue for the year ended December 31, 2021 primarily relates to out-license contracts entered into for AVT04.

The $7.2 million decrease in research and development service revenue was primarily attributable to the wind down of clinical studies and other development-related activities for AVT02 in 2021.

Other income

			Change
	Year Ended December 31,		2020 to 2021
USD in thousands	2021	2020	$	%
Other income	2,912	2,833	79	2.8

Other income increased by $0.1 million, or 2.8%, from $2.8 million for the year ended December 31, 2020 to $2.9 million for the year ended December 31, 2021. The increase in other income was driven by an increase in research and development grants from the Icelandic government partially offset by a decrease in income generated from services performed pursuant to Alvotech’s support service arrangements with Alvogen, a related party, during the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Research and development expenses

			Change
	Year Ended December 31,		2020 to 2021
USD in thousands	2021	2020	$	%
AVT02 development program expenses	26,610	42,440	(15,830)	(37.3)
AVT04 development program expenses	35,770	15,148	20,622	136.1
AVT06 development program expenses	11,508	2,321	9,187	395.8
Salary and other employee expenses	71,588	49,043	22,545	46.0
Depreciation and amortization	21,764	16,358	5,406	33.0
Other research and development expenses (1)	23,766	22,762	1,004	4.4

Total research and development expenses	191,006	148,072	42,934	29.0

(1)	Other research and development expenses include manufacturing costs, facility costs and other operating expenses recognized as research and development expenses during the period.

Research and development expenses increased by $42.9 million, or 29.0%, from $148.1 million for the year ended December 31, 2020 to $191.0 million for the year ended December 31, 2021. The increase in research and development expense was primarily attributable to an increase of $22.5 million in salary expense as a result of new hires in support of new and existing development programs and ongoing preparation for commercial launch of Alvotech’s biosimilar product candidates. Additional drivers include an increase of $20.6 million in AVT04 development program expenses, an increase of $9.2 million in AVT06 development program expenses, a $4.0 million impairment charge on certain software assets previously under development and a $2.1 million impairment charge on equipment no longer intended for research and development purposes. These expenses were offset by a $15.8 million decrease in AVT02 development program expenses due to the wind down of clinical studies and other development-related activities throughout 2021.

General and administrative expenses

			Change
	Year Ended December 31,		2020 to 2021
USD in thousands	2021	2020	$	%
General and administrative expense	84,134	58,914	25,220	42.8

General and administrative expenses increased by $25.2 million, or 42.8%, from $58.9 million for the year ended December 31, 2020 to $84.1 million for the year ended December 31, 2021. The increase in general and administrative expenses was primarily attributable to $12.5 million of transaction costs related to the Business Combination incurred in 2021, an increase of $5.6 million in legal expenses in preparation for, and/or in relation to, litigation with AbbVie in the United States and an increase of $4.7 million in salary expense as a result of new hires. See “Risk Factors—Alvotech has been and continues to be involved, directly or through its partners, in various legal proceedings adverse to AbbVie that may have an impact on its AVT02 product” for details related to Alvotech’s resolved and ongoing legal proceedings with AbbVie.

Share of net loss of joint venture

			Change
	Year Ended December 31,		2020 to 2021
USD in thousands	2021	2020	$	%
Share of net loss of joint venture	2,418	1,505	913	60.7

Share of net loss of joint venture increased by $0.9 million, or 60.7%, from $1.5 million for the year ended December 31, 2020 to $2.4 million for the year ended December 31, 2021. The increase in the share of net loss of joint venture was due to an increase in losses incurred by the Joint Venture during the year ended December 31, 2021 as compared to December 31, 2020. The increase in losses incurred by the Joint Venture was due to higher research and development and administrative expenses incurred by the Joint Venture during the year ended December 31, 2021, partially due to the fact that the Joint Venture commenced operations in the first quarter of 2020, coupled with a decrease in interest income in 2021.

Finance income

			Change
	Year Ended December 31,		2020 to 2021
USD in thousands	2021	2020	$	%
Finance income	51,568	5,608	45,960	819.5

Finance income increased by $46.0 million, or 819.5%, from $5.6 million for the year ended December 31, 2020 to $51.6 million for the year ended December 31, 2021. The increase in finance income was primarily attributable to an increase of $46.1 million in unrealized gains associated with the fair value remeasurement of derivative financial liabilities, the majority of which relates to the remeasurement of the derivative financial liabilities associated with the convertible shareholder loans on the date of extinguishment of such loans.

Finance costs

			Change
	Year Ended December 31,		2020 to 2021
USD in thousands	2021	2020	$ %
Finance costs	117,361	161,551	(44,190)	(27.4)

Finance costs decreased by $44.2 million, or 27.4%, from $161.6 million for the year ended December 31, 2020 to $117.4 million for the year ended December 31, 2021. The decrease in finance costs was primarily attributable to a decrease of $58.0 million in unrealized losses associated with the fair value remeasurement of derivative financial liabilities, partially offset by an increase of $14.5 million in interest on borrowings as result of additional payment-in-kind interest added to the principal balances for the convertible shareholder loans during the year ended December 31, 2021.

Exchange rate differences

			Change
	Year Ended December 31,		2020 to 2021
USD in thousands	2021	2020	$ %
Exchange rate differences	2,681	3,215	(534)	(16.6)

Exchange rate differences decreased by $0.5 million, or 16.6%, from $3.2 million for the year ended December 31, 2020 to $2.7 million for the year ended December 31, 2021. The decrease was primarily driven by a change in financial assets and liabilities denominated in Icelandic Krona and Euros during the year ended December 31, 2021. See “Risk Factors—The international aspects of Alvotech’s business expose Alvotech to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the U.S.”

Gain on extinguishment of financial liabilities

			Change
	Year Ended December 31,		2020 to 2021
USD in thousands	2021	2020	$	%
Gain on extinguishment of financial liabilities	151,788	—	151,778	nm

nm = not meaningful, refer to explanation below

Alvotech recognized a gain on extinguishment of financial liabilities of $151.8 million during the year ended December 31, 2021 in connection with the substantial modification to the terms and conditions of the convertible bonds, and other related, concurrent transactions, as well as the exercise of the conversion, warrant and funding rights associated with the convertible shareholder loans.

The substantial modification of the convertible bonds was accounted for as an extinguishment, resulting in a gain on extinguishment of financial liabilities of $2.6 million. The gain on extinguishment of financial liabilities was primarily driven by the $26.7 million difference between the fair value of the post-transaction bonds and the carrying amount of the pre-transaction bonds in addition to the $7.7 million difference between the carrying amount of pre-transaction bonds converted in connection with the transaction and the fair value of the resulting shares into which such bonds were converted. The gain on extinguishment of financial liabilities was partially offset by $16.2 million for transaction costs and fees incurred as part of the extinguishment, the acceleration of $11.0 million of previously deferred debt issue costs incurred in connection with the issuance of the pre-transaction bonds, and the acceleration of $4.6 million of previously unamortized accretion of the pre-transaction bonds.

The exercise of the conversion, warrant and funding rights associated with the convertible shareholder loans resulted in a gain on extinguishment of financial liabilities of $149.2 million, driven by the difference between the carrying amount of the pre-transaction convertible shareholder loans and the related derivative financial liabilities and the fair value of the ordinary shares issued and cash received for the exercise of the conversion, warrant and funding rights.

Income tax benefit

			Change
	Year Ended December 31,		2021 to 2020
USD in thousands	2021	2020	$ %
Income tax benefit	47,694	121,726	(74,032)	(60.8)

Income taxes for the year ended December 31, 2021 resulted in an income tax benefit of $47.7 million compared to income tax benefit of $121.7 million for the year ended December 31, 2020. This change was primarily driven by the recognition of an additional $47.7 million of deferred tax assets in 2021 with respect to current year tax losses that Alvotech expects will be fully utilized against future taxable profits, as further described below. See “Critical Accounting Policies and Estimates—Valuation of deferred tax assets” for additional information regarding Alvotech’s policies, estimates and key judgments related to the recognition of deferred tax assets.

Comparison of the Years Ended December 31, 2020 and 2019

The following table sets forth Alvotech’s results of operations for the years ended December 31:

USD in thousands	2020	2019
Revenue	66,616	31,918
Other income	2,833	50,757
Research and development expenses	(148,072)	(95,557)
General and administrative expenses	(58,914)	(48,566)

Operating loss	(137,537)	(61,448)

Share of net loss of joint venture	(1,505)	(192)
Finance income	5,608	6,932
Finance costs	(161,551)	(158,467)
Exchange rate differences	3,215	3,790

Non-operating loss	(154,233)	(147,937)

Loss before taxes	(291,770)	(209,385)
Income tax benefit / (expense)	121,726	(491)

Loss for the year	(170,044)	(209,876)

Revenue

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
Revenue	66,616	31,918	34,698	108.7

Revenue increased by $34.7 million, or 108.7%, from $31.9 million for the year ended December 31, 2019 to $66.6 million for the year ended December 31, 2020. The increase in revenue was driven by a $6.1 million increase in license revenue and a $28.6 million increase in research and development service revenue earned pursuant to out-license contracts with commercial partners during 2020 as compared to 2019.

The $6.1 million increase in in-license revenue was primarily attributable to milestones reached on new out-license contracts entered into during the year ended December 31, 2020 for the license of AVT02.

The $28.6 million increase in research and development service revenue was primarily attributable to out-license contracts entered into in the second half of the year ended December 31, 2019 and during the year ended December 31, 2020 for services provided related to AVT04. These contracts contributed to $24.7 million of revenue recognized during the year ended December 31, 2020. The remaining increase in research and development service revenue was driven by out-license contracts entered into during the year ended December 31, 2020 for services related to AVT02.

Other income

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$ %
Other income	2,833	50,757	(47,924)	(94.4)

Other income decreased by $47.9 million, or 94.4%, from $50.7 million for the year ended December 31, 2019 to $2.8 million for the year ended December 31, 2020. The decrease in other income was primarily driven by the

$45.0 million gain recognized during the year ended December 31, 2019 for the contribution of intellectual property to the Joint Venture. Alvotech recognized income for the contribution in the amount of the counterparty’s share of the intellectual property due to the fact that no related development costs had been capitalized by Alvotech prior to contributing the intellectual property to the Joint Venture.

Research and development expenses

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
AVT02 development program expenses	42,440	30,655	11,785	38.4%
AVT04 development program expenses	15,148	3,045	12,103	397.5%
AVT06 development program expenses	2,321	302	2,019	668.5%
Salary and other employee expenses	49,043	34,998	14,045	40.1%
Depreciation and amortization	16,358	7,800	8,558	109.7%
Other research and development expenses (1)	22,762	18,757	4,005	21.4%

Total research and development expenses	148,072	95,557	52,515	55.0%

(1)

Other research and development expenses include manufacturing costs, facility costs and other operating expenses recognized as research and development expenses during the period. In 2020, other research and development expenses includes the payment made to Lotus Pharmaceutical Co. Ltd., a related party, related to the acquisition of rights for the commercialization of Alvotech’s biosimilar Adalimumab product in certain territories in Asia.

Research and development expenses increased by $52.5 million, or 55.0%, from $95.6 million for the year ended December 31, 2019 to $148.1 million for the year ended December 31, 2020. The increase in research and development expense was primarily attributable to an increase of $14.0 million in salary expense as a result of new hires in support of new and existing development programs and ongoing preparation for commercial launch of Alvotech’s biosimilar product candidates. Additional drivers include an increase of $12.1 million in AVT04 development program expenses, an increase of $11.8 million in AVT02 development program expenses, $9.3 million of expense related to the acquisition of rights for the commercialization of Alvotech’s biosimilar Adalimumab product in certain territories in Asia from Lotus Pharmaceutical Co. Ltd., a related party, an increase of $6.5 million in depreciation and amortization as a result of new equipment put into service and a $2.1 million impairment charge on equipment no longer intended for research and development purposes. These increases were partially offset by a net $3.3 million decrease in miscellaneous research and development expenses.

General and administrative expenses

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
General and administrative expense	58,914	48,566	10,348	21.3

General and administrative expenses increased by $10.3 million, or 21.3%, from $48.6 million for the year ended December 31, 2019 to $58.9 million for the year ended December 31, 2020. The increase in general and administrative expenses was primarily attributable to an increase of $4.3 million in legal expenses, primarily in preparation for, and/or in relation to, litigation with AbbVie in the United States and an increase of $2.7 million related to external consulting and professional service expenses. See “Risk Factors—Alvotech has been and continues to be involved, directly or through its partners, in various legal proceedings adverse to AbbVie that may have an impact on its AVT02 product” for details related to Alvotech’s resolved and ongoing legal proceedings with AbbVie.

Share of net loss of joint venture

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
Share of net loss of joint venture	1,505	192	1,313	683.9

Share of net loss of joint venture increased by $1.3 million, or 683.9%, from $0.2 million for the year ended December 31, 2019 to $1.5 million for the year ended December 31, 2020. The increase in the share of net loss of joint venture was due to an increase in losses incurred by the Joint Venture during the year ended December 31, 2020 as compared to December 31, 2019. The increase in losses incurred by the Joint Venture was due to higher research and development and administrative expenses incurred by the Joint Venture during the year ended December 31, 2020, partially due to the fact that the Joint Venture commenced operations in the first quarter of 2019.

Finance income

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$ %
Finance income	5,608	6,932	(1,324)	(19.1)

Finance income decreased by $1.3 million, or 19.1%, from $6.9 million for the year ended December 31, 2019 to $5.6 million for the year ended December 31, 2020. The decrease in finance income was primarily attributable to a decrease of $1.5 million in interest income from cash and cash equivalents due to a reduction in Alvotech’s cash balances from December 31, 2019 to December 31, 2020 coupled with a decrease in interest rates during the year ended December 31, 2020. This decrease was partially offset by an increase of $0.2 million in unrealized gains associated with the fair value remeasurement of derivative financial liabilities.

Finance costs

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
Finance costs	161,551	158,467	3,084	1.9

Finance costs increased by $3.1 million, or 1.9%, from $158.5 million for the year ended December 31, 2019 to $161.6 million for the year ended December 31, 2020. The increase in finance costs was primarily attributable to an increase of $0.9 million in unrealized losses associated with the fair value remeasurement of derivative financial liabilities, coupled with an increase of $1.8 million in interest on debt and borrowings as result of $50.0 million of additional convertible shareholder loans issued in May 2019, resulting in a full year of interest expense for the year ended December 31, 2020.

Exchange rate differences

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$ %
Exchange rate differences	3,215	3,790	(575)	(15.2)

Exchange rate differences decreased by $0.6 million, or 15.2%, from $3.8 million for the year ended December 31, 2019 to $3.2 million for the year ended December 31, 2020. The decrease was primarily driven by a change in financial assets and liabilities denominated in Icelandic Krona and Euros during the year ended December 31, 2020. See “Risk Factors—The international aspects of Alvotech’s business expose Alvotech to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the U.S.”

Income tax benefit / (expense)

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
Income tax benefit / (expense)	121,726	(491)	122,217	nm

nm = not meaningful, refer to explanation below

Income taxes for the year ended December 31, 2020 resulted in a net credit of $121.7 million compared to income tax expense of $0.5 million for the year ended December 31, 2019. This change was primarily driven by the recognition of a $121.9 million deferred tax asset in 2020 with respect to current year tax losses and unutilized historical losses by Alvotech in 2019 and prior that Alvotech expects will be fully utilized against future taxable profits. Recognition of the deferred tax asset occurred in 2020 due to the increase in forecasted profit, largely driven by an increase in executed out-license contracts with commercial partners in 2020. See “Critical Accounting Policies and Estimates—Valuation of deferred tax assets” for additional information regarding Alvotech’s policies, estimates and key judgments related to the recognition of deferred tax assets.

Reconciliation of non-IFRS financial measure

In addition to its operating results, as calculated in accordance with IFRS, Alvotech uses Adjusted EBITDA when monitoring and evaluating operational performance. Adjusted EBITDA is defined as profit or loss for the relevant period, as adjusted for certain items that Alvotech management believes are not indicative of ongoing operating performance. The adjusting items consist of the following:

1.	Income tax (benefit) expense;

2.	Total net finance (income) costs;

3.	Depreciation and amortization of property, plant, and equipment, right-of-use assets and other intangible assets;

4.	Impairment of property, plant, and equipment and other intangible assets;

5.	Long-term incentive plan expense;

6.	Share of net loss of joint venture;

7.	Exchange rate differences;

8.	Gain on extinguishment of financial liabilities;

9.	Transaction costs incurred in connection with the Business Combination;

10.	Gain on contribution of intellectual property; and

11.	Acquisition of rights for Adalimumab from Lotus Pharmaceutical Co. Ltd.

Alvotech believes that this non-IFRS measure assists its shareholders because it enhances the comparability of results each period, helps to identify trends in operating results and provides additional insight and transparency on how management evaluates the business. Alvotech’s executive management team uses this non-IFRS measure to evaluate financial measures to budget, update forecasts, make operating and strategic decisions, and evaluate performance. This non-IFRS financial measure is not meant to be considered alone or as a substitute for IFRS financial measures and should be read in conjunction with Alvotech’s financial statements prepared in accordance with IFRS. Additionally, this non-IFRS measure may not be comparable to similarly titled measures used by other companies. The most directly comparable IFRS measure to this non-IFRS measure is profit/(loss) for the period.

The following table reconciles loss for the year to Adjusted EBITDA for the years ended December 31, 2021, 2020 and 2019, respectively:

USD in thousands	2021	2020	2019
Loss for the year	(101,504)	(170,044)	(209,876)
Income tax (benefit) expense	(47,694)	(121,726)	491
Total net finance costs	65,793	155,943	151,535
Depreciation and amortization	18,196	16,419	14,607
Impairment of property, plant and equipment	2,092	2,142	—
Impairment of other intangible assets . . . . . . . .	3,993	—	—
Long-term incentive plan expense (1)	17,955	18,053	22,384
Share of net loss of joint venture	2,418	1,505	192
Exchange rate differences	(2,681)	(3,215)	(3,790)
Gain on contribution of intellectual property (2)	—	—	(45,000)
Acquisition of rights for Adalimumab from Lotus Pharmaceutical Co. Ltd. (3)	—	9,300	—
Gain on extinguishment of financial liabilities	(151,788)	—	—
Transaction costs (4)	12,503	430	—

Adjusted EBITDA	(180,717)	(91,193)	(69,457)

(1)	Represents expense related to the long-term incentive plans, reported within general and administrative expenses.
(2)	Represents the gain recognized for the contribution of intellectual property to the Joint Venture, reported within other income.
(3)	Represent the expense related to the acquisition of rights for Adalimumab from Lotus Pharmaceutical Co. Ltd., reported within research and development expenses.
(4)	Represents transaction costs incurred in connection with the Business Combination, reported within general and administrative expenses.

Going Concern, Liquidity and Capital Resources

Alvotech has a limited operating history and to date has primarily funded its operations with proceeds from the issuance of ordinary shares and the issuance of loans and borrowings to both related parties and third parties. Alvotech has also incurred recurring losses since inception, including net losses of $101.5 million, $170.0 million and $209.9 million for the years ended December 31, 2021, 2020 and 2019, respectively, and had an accumulated deficit of $1,140.5 million and $1,039.0 million as of December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020, Alvotech had cash and cash equivalents, excluding restricted cash, of $17.6 million and $31.7 million, respectively and current assets less current liabilities of $8.0 million and $35.2 million, respectively. Furthermore, while the COVID-19 pandemic has not had, and is not expected to have, a material impact on Alvotech’s development and expansion efforts and operations as a whole, the pandemic may in the long-term significantly impact Alvotech’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for the Ordinary Shares.

In February and March 2022, Alvotech received $25.0 million from each of Alvogen and Aztiq pursuant to interest free loan advances provided by both related parties (see Note 27 of the consolidated financial statements included elsewhere in this prospectus). In April 2022, Alvotech entered into an additional $40.0 million loan agreement with Alvogen, of which the first installment of $20.0 million was received on April 12, 2022, and the second installment was received on May 9, 2022. In June 2022, Alvotech entered into an additional $20.0 million loan agreement with Alvogen and withdrew the entire loan amount on the same date. Alvotech received $30.6 million in milestone payments pursuant to its out-license contracts with commercial partners through the first half of 2022.

The closing of the Business Combination and the PIPE Financing provided the Group with approximately $131.5 million of cash (after deduction of costs related to the Business Combination) that is expected to be used to finance the continuing development and commercialization of its biosimilar products. In advance of the closing of the Business Combination and in preparation for redemptions of OACB Class A Ordinary Shares, the Company secured a Standby Equity Purchase Agreement facility from Yorkville for up to $150.0 million. The company also continues to finalize the terms of a debt facility with Sculptor. The debt facility is currently expected to provide Alvotech with funding between $75.0 million and $125.0 million. Negotiations remain ongoing, which may impact the final terms of the facility. The two facilities are intended to replace redemptions by OACB shareholders that occurred as part of the Business Combination.

Alvotech could potentially receive up to an aggregate of $125.5 million if all of the Warrants are exercised to the extent such Warrants are exercised for cash. The exercise price of the Public Warrants and Private Placement Warrants is $11.50 per warrant. Alvotech believes the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that Alvotech would receive, is dependent upon the trading price of the Ordinary Shares. If the trading price for the Ordinary Shares is less than $11.50 per share, Alvotech believes holders of the Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash Alvotech would receive from the exercise of the Warrants will decrease. Alvotech believes that based on the current trading prices of its Ordinary Shares and the substantial percentage of its outstanding Ordinary Shares that is being offered for resale in this prospectus, it is uncertain that it will receive cash proceeds from the exercise of the Warrants offered in this prospectus in the next twelve months. Accordingly, Alvotech has not relied upon, and is not dependent upon, the receipt of the cash proceeds from the exercise of the Warrants offered in this prospectus as a source of liquidity to fund its operations in the next twelve months.

In addition to the cash received from related parties, the Business Combination and the PIPE Financing, the Company expects to continue to source its financing during the development of its biosimilar product candidates from new and existing out-license contracts with commercial partners, shareholder equity and shareholder and third party debt financing.

However, even with the aforementioned cash received during 2022, management has determined that there is a material uncertainty that may cast significant doubt about Alvotech’s ability to continue as a going concern. See “Risk Factors—Alvotech may need to raise substantial additional funding from shareholders or third parties. This additional funding may not be available on acceptable terms or at all. Failure to obtain such necessary capital when needed may force Alvotech to delay, limit or terminate its product development efforts or other operations.” for additional information.

Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could harm the prevailing market price of the Ordinary Shares. The Selling Securityholders, which include Alvogen and Aztiq (who own 35.48% and 40.49% of the outstanding Ordinary Shares as of June 15, 2022, respectively), will be able to sell all of their Ordinary Shares for so long as the registration statement, of which this prospectus forms a part, is available for use or pursuant to an exemption from registration under the Securities Act and any applicable lock-up restrictions expire. These sales, or the possibility that these sales may occur, also might make it more difficult for Alvotech to sell equity securities in the future at a time and at a price that it deems appropriate. See “Risk Factors—Sales of Ordinary Shares, or the perception of such sales, by us or the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Ordinary Shares to decline and certain Selling Securityholders still may receive significant proceeds.”

For the foreseeable future, Alvotech’s board of directors will maintain a capital structure that supports Alvotech’s strategic objectives through managing the budgeting process, maintaining strong investor relations and managing financial risks. Consequently, management and the board of directors believe that Alvotech will have sufficient funds, and access to sufficient funds, to continue in operation for at least the next 12 months and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. However, although management continues to pursue these plans, there is no assurance that Alvotech will be successful in obtaining sufficient funding on terms acceptable to Alvotech management to fund continuing operations, if at all. Alvotech’s future capital requirements will depend on many factors, including the following:

•	the progress, results, and costs of preclinical studies for any programs that Alvotech may develop;

•	the costs, timing, and outcome of regulatory review of program candidates;

•	Alvotech’s ability to establish and maintain collaborations, licensing, and other agreements with commercial partners on favorable terms, if at all;

•	the achievement of milestones or occurrence of other developments that trigger payments under the agreements that Alvotech has entered into or may enter into with third parties or related parties;

•	the extent to which Alvotech is obligated to reimburse clinical trial costs under collaboration agreements, if any;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, defending and enforcing Alvotech’s intellectual property rights;

•	the extent to which Alvotech acquires or invests in businesses, products, technologies, or other joint ventures;

•	the costs of performing commercial-scale manufacturing in-house and, if needed, securing manufacturing arrangements for commercial production of its program candidates; and

•	the costs of establishing or contracting for sales and marketing capabilities if Alvotech obtains regulatory approvals to market program candidates.

As of December 31, 2021 and 2020, Alvotech had $400.9 million and $567.9 million in gross borrowings, respectively, including payment-in-kind interest and accrued interest, through its shareholders and third party investors, as mentioned above.

Material Cash Requirements for Known Contractual Obligations and Commitments

The following is a description of commitments for known and reasonably likely cash requirements as of December 31, 2021 and 2020.

Borrowings

Alvotech’s debt consists of interest-bearing borrowings from both financial institutions and related parties. Outstanding borrowings as of December 31, 2021 and 2020 totaled $400.9 million and $567.9 million, including payment-in-kind interest and accrued interest, respectively. The timing of these future payments, by year, as well as additional information regarding Alvotech’s borrowings and rights conveyed to the lenders, can be found in Note 19 of the audited consolidated financial statements as of December 31, 2021 included elsewhere in this prospectus.

Convertible shareholder loans

In connection with the Business Combination Agreement, on December 7, 2021, Alvotech’s shareholders entered into the BCA Framework Agreement resulting in the exercise of the conversion, warrant and funding rights associated with the convertible shareholder loans in exchange for 4,965,906 Alvotech Holdings Class A Ordinary Shares. As a result, the convertible shareholder loans were extinguished.

In connection with these exercises, for the year ended December 31, 2021, Alvotech recognized finance income of $48.8 million resulting from the remeasurement of the derivative liabilities at the date of extinguishment and a $149.2 million gain on extinguishment of financial liabilities, which primarily reflects the difference between the carrying amount of the pre-transaction convertible shareholder loans and the related derivative financial liabilities and the fair value of the ordinary shares issued.

The total outstanding balance on the shareholder loans, including payment-in-kind interest added to the principal, was $171.5 million as of December 31, 2020. Accrued interest on the shareholder loans was $6.1 million as of December 31, 2020.

See “Certain Relationships and Related Person Transactions” for more information.

Convertible bonds and bonds

On June 24, 2021, holders of Alvotech’s convertible bonds converted $100.7 million of principal and accrued interest and $4.8 million of additional premium offered by Alvotech to the bondholders into 455,687 Alvotech Holdings Class A Ordinary Shares. Following the conversion, certain bondholders elected to redeem their remaining bonds for cash, resulting in the payment of $55.3 million in outstanding principal and accrued interest plus an additional $6.1 million of premium that the bondholders elected to be paid in cash. The remaining unconverted and unredeemed bonds were rolled over into new bonds with an extended maturity of June 2025 and the elimination of conversion rights, among other amendments to the terms and conditions. Such bonds, including an additional premium of $2.6 million and an extension premium of $8.1 million offered to the bondholders in the form of additional bonds, approximated $280.9 million. Alvotech also issued an additional $113.8 million of bonds to one previous bondholder and one new bondholder.

The carrying amount of the bonds was $363.1 million as of December 31, 2021. Accrued interest on the bonds was $31.0 million as of December 31, 2021.

The outstanding balance on the convertible bonds, including payment-in-kind interest added to the principal, was $391.2 million as of December 31, 2020. Accrued interest on the convertible bonds was $2.6 million as of December 31, 2020.

Other borrowings

In 2015 and 2016, Alvotech entered into multiple loan agreements with a financial institution, Landsbanki hf., for a total principal amount of $25.9 million. The outstanding balance on these borrowings was $5.7 million and $8.1 million as of December 31, 2021 and 2020, respectively. Accrued interest on these borrowings was not material as of December 31, 2021 and 2020.

In 2019, Alvotech entered into two loan agreements with two separate lenders, University Science Park and Lykill fjarmognun hf. The outstanding balance on the borrowings held with University Science Park, including accrued interest, was $0.5 million and $0.6 million as of December 31, 2021 and 2020, respectively. The loan matures in late 2029. The outstanding balance on the borrowings held with Lykill fjarmognun hf., including accrued interest, was $0.3 million and $0.3 million as of December 31, 2021 and 2020, respectively. The loan matures in early 2024.

In 2021, Alvotech entered into two loan agreements with two separate lenders, Origo hf. and Arion banki hf. The outstanding balance on the borrowings held with Origo hf., including accrued interest, was $0.2 million as of December 31, 2021, respectively. The loan matures in early 2024. The outstanding balance on the borrowings held with Arion banki hf., including accrued interest, was $0.1 million as of December 31, 2021, respectively. The loan matures in late 2023.

Leases

Alvotech’s future undiscounted payments pursuant to lease agreements totaled $180.0 million and $164.1 million as of December 31, 2021 and 2020, respectively. The timing of these future payments can be found in Note 12 of the audited consolidated financial statements as of December 31, 2021 and for the three years ended December 31, 2021 included elsewhere in this prospectus. See “Certain Relationships and Related Person Transactions” for more information.

Other long-term liability to a related party

Alvotech acquired certain rights for the commercialization of its biosimilar Adalimumab product in certain territories in Asia from Lotus Pharmaceutical Co. Ltd., a related party, during the year ended December 31, 2021. Pursuant to the terms of the asset acquisition, Alvotech is required to pay $7.4 million upon the commercial launch of Adalimumab in China. Alvotech concluded that the event triggering future payment is probable and, as such, recorded the full amount of the liability as a non-current liability in the consolidated statements of financial position as of December 31, 2021 and 2020. Refer to Note 2 of the consolidated financial statements included elsewhere in this prospectus for further information. See “Certain Relationships and Related Person Transactions” for more information.

Other current liabilities

In December 2021, subsequent to the signing of the Business Combination Agreement, Alvotech entered into an exclusive global licensing agreement with Biosana Pharma (Biosana) for the co-development of AVT23, which is in late-stage development. Pursuant to the terms of the agreement, Alvotech was required to pay $7.5 million upon the signing of the agreement with an additional $7.5 million required paid on June 21, 2022. In addition, Alvotech may be obligated to pay Biosana up to an aggregate of $13.5 million, payable upon the achievement of various development and regulatory milestones, as well as certain tiered royalty payments based on commercial sales of AVT23. Refer to Note 2 of the consolidated financial statements included elsewhere in this prospectus for further information. See “Business—Commercial partnerships” for more information.

Purchase obligations

For the years ended December 31, 2021, 2020 and 2019, Alvotech did not have any purchase obligations.

While Alvotech does not have legally enforceable commitments with respect to capital expenditures, Alvotech expects to continue to make substantial investments in preparation for commercial launch of its biosimilar product candidates. Alvotech expects to spend approximately $35.0 to $45.0 million in 2022.

Cash Flows

Comparison of the Years Ended December 31, 2021 and 2020

			Change
	Year Ended December 31,		2020 to 2021
USD in thousands	2021	2020	$	%
Cash used in operating activities	(228,170)	(74,295)	(153,875)	207.1
Cash used in investing activities	(40,633)	(16,903)	(23,730)	140.4
Cash generated from financing activities	254,831	55,402	199,429	360.0

Operating activities

Net cash used in operating activities increased by $153.9 million, or 207.1%, from $74.3 million for the year ended December 31, 2020 to $228.2 million for the year ended December 31, 2021. The increase was driven by a

$160.8 million decrease in non-cash operating costs, a $39.3 million decrease in cash flows from operating working capital and a $22.3 million increase in interest paid, partially offset by a $68.5 million decrease in net loss for the year.

The decrease in non-cash operating costs was primarily driven by a $151.8 million gain on extinguishment of financial liabilities and a $90.2 million increase in net finance income, partially offset by a $74.0 million decrease in tax benefit and a $4.0 million increase in impairment charges.

The decrease in cash flows from operating working capital was primarily driven by a net decrease in cash flows from customers of $26.2 million, comprised of changes in trade receivables, contract assets and contract liabilities, due to the timing of milestone achievement and customer payments and a net decrease in cash flows of $25.9 million due to purchases of inventory in preparation for commercial launch of AVT02. These decreases were partially offset by a net increase in cash flows of $12.1 million due to the timing of payments to Alvotech’s vendors.

Investing activities

Net cash used in investing activities increased by $23.7 million, or 140.4%, from $16.9 million for the year ended December 31, 2020 to $40.6 million for the year ended December 31, 2021. The increase was primarily driven by a $15.7 million increase in cash outflows for intangible assets, which include the acquisition of intellectual property rights from Biosana and the development of software, and a $13.0 million increase in purchases of property, plant and equipment during the year ended December 31, 2021. These increases were partially offset by a $5.0 million investment in the Joint Venture made in 2020 that did not reoccur in 2021.

Financing activities

Net cash generated from financing activities increased by $199.4 million, or 360.0%, from $55.4 million for the year ended December 31, 2020 to $254.8 million for the year ended December 31, 2021. The increase was primarily attributable to a $151.5 million increase in proceeds on issue of equity shares and an $83.8 million increase in proceeds from new borrowings during the year ended December 31, 2021, partially offset by a $34.6 million increase in cash outflows related to the redemption and repayments of borrowings during the year ended December 31, 2021.

Comparison of the Years Ended December 31, 2020 and 2019

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
Cash used in operating activities	(74,295)	(88,548)	14,253	16.1
Cash used in investing activities	(16,903)	(12,876)	(4,027)	(31.3)
Cash generated from financing activities	55,402	116,370	(60,968)	(52.4)

Operating activities

Net cash used in operating activities decreased by $14.3 million, or 16.1%, from $88.5 million for the year ended December 31, 2019 to $74.3 million for the year ended December 31, 2020. The decrease reflected the $39.8 million decrease in loss for the year, for the reasons described above, and a $46.3 million increase in cash flows from operating working capital, partially offset by a $71.3 million decrease in non-cash operating costs.

The increase in cash flows from operating working capital was primarily driven by a $21.8 million decrease in trade receivables from 2019 to 2020 as compared to a $21.9 million increase in trade receivables from 2018 to

2019. The decrease in trade receivables as of December 31, 2020 was attributable to cash collections from Alvotech’s commercial partners pursuant to out-license contracts.

The decrease in non-cash operating costs was driven by a $121.7 million tax benefit recognized during the year ended December 31, 2020 and a $4.3 million decrease in long-term incentive plan expenses. These decreases were partially offset by a $4.0 million increase in depreciation, amortization and impairment charges, a $3.1 million increase in total finance costs and the non-recurring $45.0 million gain recognized on the contribution of intellectual property to the Joint Venture during the year ended December 31, 2019.

Investing activities

Net cash used in investing activities increased by $4.0 million, or 31.3%, from $12.9 million for the year ended December 31, 2019 to $16.9 million for the year ended December 31, 2020. The increase was primarily driven by a $3.6 million increase in cash outflows for the development of software and a $0.3 million increase in purchases of property, plant and equipment during the year ended December 31, 2020.

Financing activities

Net cash generated from financing activities decreased by $61.0 million, or 52.4%, from $116.4 million for the year ended December 31, 2019 to $55.4 million for the year ended December 31, 2020. The decrease was primarily attributable to an $83.8 million decrease in proceeds from new borrowings during the year ended December 31, 2020, partially offset by a $21.4 million decrease in cash outflows related to the redemption and repayments of borrowings during the year ended December 31, 2020.

Quantitative and Qualitative Disclosures about Market Risk

Alvotech is exposed to market risks that may result in changes of foreign currency exchange rates and interest rates, as well as the overall change in economic conditions in the countries where Alvotech conducts business. As of December 31, 2021 and 2020, Alvotech had cash and cash equivalents of $17.6 million and $31.7 million, respectively, excluding restricted cash. Alvotech’s cash and cash equivalent include both cash in banks and cash on hand.

Foreign currency exchange risk

Alvotech is subject to foreign exchange risk in its operations, as a majority of its financial assets and financial liabilities are denominated in currencies other than Alvotech’s functional currency. Any strengthening or weakening of Alvotech’s significant foreign currencies against the USD could impact the measurement of financial instruments in a foreign currency and affect equity. Alvotech’s significant asset and liabilities denominated in foreign currencies as December 31, 2021 and December 31, 2021 are denominated in EUR, GBP, ISK and CHF. Alvotech analyzes at the end of each year the sensitivity to foreign currency exchange changes. Specifically, Alvotech has performed an analysis to understand the impact of an increase or decrease of a 10% strengthening or weakening of each significant foreign currency, keeping all other variables consistent, as of December 31, 2021. Through this analysis, Alvotech notes that the only foreign currency that had a material impact was ISK, while all other currencies did not significantly fluctuate. Refer to Note 25 of the consolidated financial statements included elsewhere in this prospectus for further information.

Interest rate risk

Alvotech’s interest-bearing investments and borrowings are subject to interest rate risk. Alvotech’s exposure to the risk of fluctuations in market interest rates primarily relates to the cash in bank that is denominated with floating interest rates. Alvotech analyzes at the end of each year the sensitivity to interest rate changes. Specifically, Alvotech has performed an analysis to understand the impact of an increase or decrease of a one hundred basis point on the interest rates, keeping all other variables consistent, as of December 31, 2021.

Through this analysis, Alvotech notes that the impacts of the interest rate sensitivity did not have a significant effect on loss before tax.

Critical Accounting Policies and Estimates

Alvotech has prepared its financial statements in accordance with IFRS. The preparation of these financial statements requires Alvotech to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities and related disclosures at the date of the financial statements, as well as revenue and expense recorded during the reporting periods. Alvotech evaluates its estimates and judgments on an ongoing basis. Alvotech bases its estimates on historical experience and other relevant assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably possible could materially impact the financial statements. While Alvotech’s significant accounting policies are described in more detail in Note 2 of the audited consolidated financial statements as of December 31, 2021 and for the three years ended December 31, 2021 included elsewhere in this prospectus, Alvotech believes the following accounting policies to be critical to the judgments and estimates used in the preparation of its consolidated financial statements.

Revenue recognition

The majority of Alvotech’s revenue is generated from long-term out-license contracts which provide the partner with an exclusive right to market and sell products in a particular territory once such products are approved for commercialization. These contracts typically include Alvotech’s commitments to continue development of the underlying compound and to provide supply of the product to the partner upon commercialization. License revenue is recognized at a point in time, generally upon execution of the contract with the partner, while research and development and other service revenue is recognized over time.

The consideration to which Alvotech is entitled pursuant to these contracts generally includes upfront payments and payments based upon the achievement of development and regulatory milestones. All contracts include a potential refund obligation whereby Alvotech must refund the consideration paid by the partner in the event of a technical failure or the occurrence of certain other matters that result in partial or full cancellation of the contract. As such, the entire transaction price is comprised of variable consideration, which is estimated using the most likely amount method due to the binary nature of the outcomes under these contracts. Such variable consideration is included in the transaction price only when it is highly probable that doing so will not result in a significant reversal of cumulative revenue recognized when the underlying uncertainty associated with the variable consideration is subsequently resolved.

The standalone selling prices of the development services and the license to intellectual property are not directly observable and, therefore, are estimated. The standalone selling price of the development services is estimated using the expected cost plus a margin approach, using various data points such as the underlying development budget, contractual milestones, and performance completed at the time of entering into the contract with a partner. The standalone selling price of the license is estimated using the residual approach on the basis that the Alvotech licenses intellectual property for a broad range of amounts and has not previously licensed intellectual property on a standalone basis. Therefore, Alvotech first allocates the transaction price to the development services and subsequently allocates the remainder of the transaction price to the license.

Valuation of derivative financial instruments

Alvotech recognized derivative financial liabilities related to the equity conversion features within its convertible bonds and convertible shareholder loans and also recognized derivative financial liabilities related to warrant rights and funding rights granted to holders of the convertible shareholder loans. The fair values of the derivative liabilities were determined using an option pricing-based approach that incorporated a range of inputs that are both observable and unobservable in nature. The unobservable inputs used in the initial and subsequent fair value measurements for the equity conversion rights, warrant rights and funding rights predominantly relate to (i) the fair value of Ordinary Shares, (ii) the volatility of the Ordinary Shares, (iii) a risk-adjusted discount rate corresponding to the credit risk associated with the repayment of the host debt instruments, and (iv) the probabilities of each derivative being exercised by the holder and the timing of such exercises. The probabilities are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date.

The assumptions underlying the valuations represent Alvotech’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if Alvotech used significantly different assumptions or estimates, its finance costs for prior periods could have been materially different.

Valuation of share appreciation rights

Alvotech has issued to certain current and former employees SARs that require settlement in connection with the occurrence of specified, future triggering events. The award holders retain their vested awards upon termination of employment. Pursuant to the terms of the awards, Alvotech cannot avoid paying cash to settle the awards and, therefore, SARs are classified as liabilities in the consolidated statements of financial position. Accordingly, SARs are recorded at fair value and are subsequently remeasured each reporting period with the change in fair value reflected as a gain or loss in the consolidated statements of profit or loss and other comprehensive income or loss, as appropriate.

Given the absence of a public market, Alvotech is required to estimate the fair value of the awards at the time of each grant, using objective and subjective factors in determining the estimated fair value. The fair value of the SARs is determined using the Black-Scholes-Merton pricing model. The significant assumptions used in the valuation include risk-free interest rate, volatility rate, expected dividend yield, expected life, share price at valuation, and strike price. Alvotech has determined the value of its share price based on interpolating from the valuations in its recent external equity financing rounds.

The assumptions underlying the valuations represent Alvotech’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if Alvotech used significantly different assumptions or estimates, its compensation expense for prior periods could have been materially different.

Valuation of deferred tax assets

Alvotech recognizes deferred tax assets for all deductible temporary differences to the extent that it is probable that taxable profits will be available against the deductible temporary differences that can be utilized after consideration of all available positive and negative evidence. Estimation of the level of future taxable profits and the application of relevant jurisdictional tax legislation regarding loss expiry rules, non-deductible expenses, and other guidance are required in order to determine the appropriate carrying value of deferred tax assets.

Alvotech’s estimation of the level of future taxable profits is primarily driven by an evaluation of executed out-license contracts and the expected timing of revenue recognition from such contracts. Alvotech considers the amount of revenues that relate to the various phases of development for its biosimilar product candidates, with greater certainty attributed to revenues earned upon contract execution and before later-stage clinical trials and no certainty attributed to revenues that relate to future sales targets on the basis that such amounts are dependent on events that are not within Alvotech’s control. These forecasts are also evaluated to incorporate potential uncertainty associated with the amount and timing of expected future revenues, driven by factors such as potential competition and the inherent risk associated with biosimilar product development.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and is reduced to the extent it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Recognition of Alvotech’s deferred tax asset occurred in 2020 due to the increase in forecasted profit, largely driven by an increase in executed out-license contracts with commercial partners in 2020.

Accounting for the Joint Venture

As noted above, Alvotech currently holds a 50% ownership interest in the Joint Venture. Alvotech’s investment in the Joint Venture requires Alvotech to evaluate whether it controls the entity. To do so, Alvotech evaluated whether its voting rights are sufficient to provide Alvotech with the practical ability to direct the relevant activities of the Joint Venture unilaterally, since it does not hold a majority of the voting rights in the entity. Alvotech considered the fact that both Alvotech and the Joint Venture Partner have equal representation on the board of directors and, as such, have joint authority in significant decision-making to direct the relevant activities and strategic objectives of the Joint Venture. Therefore, Alvotech concluded that it does not control the Joint Venture and, as a result, Alvotech accounts for its investment in the Joint Venture using the equity method of accounting.

If Alvotech had concluded that it controls the Joint Venture, the Joint Venture would have been classified as a subsidiary and Alvotech would have consolidated the Joint Venture’s assets, liabilities and results of operations within its consolidated financial statements.

Recent Accounting Pronouncements

For information on the standards applied for the first time as of January 1, 2021, please refer to Note 3 of the audited consolidated financial statements as of December 31, 2021 and for the three years ended December 31, 2021 included elsewhere in this prospectus.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from certain SEC disclosure requirements and standards. Alvotech intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as Alvotech qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. See “Risk Factors—The JOBS Act permits “emerging growth companies” like Alvotech to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, which may make our Ordinary Shares less attractive to investors.”

Material Weaknesses in Internal Control Over Financial Reporting

In connection with the preparation of its audited consolidated financial statements as of December 31, 2021, Alvotech identified material weaknesses in the design and operating effectiveness of its internal control over financial reporting. Upon identifying the material weaknesses, Alvotech began taking steps intended to address the underlying causes of the control deficiencies in order to remediate the material weaknesses, which included the implementation of new tools and controls, engagement of outside consultants to develop remediation plans, provide training to control owners and plans to implement a new enterprise resource planning system and automated controls. Alvotech will continue its remediation efforts, including:

•	implementing a compliance tool to provide workflow and electronic approval capabilities as well as to maintain control evidence;

•	engaging outside consultants to assist in evaluating the internal controls and developing a remediation plan to address the control deficiencies;

•	implementing entity level and business process-level controls to mitigate the key risks identified;

•	implementing a new ERP system; and

•	hiring more accounting resources.

See “Risk Factors— Alvotech has identified material weaknesses in its internal control over financial reporting. If Alvotech is unable to remediate these material weaknesses, or if Alvotech experiences additional material weaknesses in the future or otherwise is unable to develop and maintain an effective system of internal controls in the future, Alvotech may not be able to produce timely and accurate financial statements or comply with applicable laws and regulations, which may adversely affect investor confidence in Alvotech and, as a result, the value of the Ordinary Shares.”

BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT

Management and Board of Directors

The following table sets forth the executive officers and directors of Alvotech. Unless otherwise noted, the business address of each of the directors and executive officers of Alvotech is 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg.

Name	Age	Title
Executive Officers
Robert Wessman	52	Executive Chairman of the Board of Directors
Mark Levick	59	Chief Executive Officer
Tanya Zharov	55	Deputy Chief Executive Officer
Joseph E. McClellan	49	Chief Scientific Officer
Sean Gaskell	41	Chief Technical Officer
Joel Morales	44	Chief Financial Officer
Reem Malki	51	Chief Quality Officer
Anil Okay	35	Chief Commercial Officer
Ming Li	45	Chief Strategy Officer
Directors
Richard Davies	61	Director and Deputy Chairman
Tomas Ekman	54	Director
Faysal Kalmoua	47	Director
Ann Merchant	57	Director
Arni Hardarson	55	Director
Lisa Graver	50	Director
Linda McGoldrick	67	Director

Executive Officers

Robert Wessman is the founder and has served as Executive Chairman and member of the board of directors of Alvotech since January 2019. Since November 2018, he has also served as Director at Fuji Pharma and chairman of the board of directors of Lotus Pharmaceuticals and since May 2009, he has served as a member of the board of directors of Aztiq and as a member of the board of directors of Aztiq GP, the general partner of Aztiq Fund I SCSp, a Luxembourg alternative investment fund, and the parent company of Aztiq. Mr. Wessman is also the founder and main partner of the Aztiq group. Mr. Wessman founded Alvogen in July 2009, and served as its Executive Chairman and Chief Executive Officer until June 2022. He continues to serve as Alvogen’s chairman since July 2022. Between 1999 and 2008, Mr. Wessman served as the Chief Executive Officer of Actavis. He has a Bachelor of Science degree in Business Administration from the University of Iceland. We believe Mr. Wessman is qualified to serve on Alvotech’s board of directors due to the perspective he brings as Alvotech’s founder and his experience in top executive positions in the pharmaceutical industry.

Mark Levick has served as our Chief Executive Officer since August 2019. Prior to joining Alvotech, between 2016 and 2019, Mr. Levick served as Global Head of Development of Sandoz Biopharmaceuticals (a business unit of Novartis). Between 2008 and 2016, Mr. Levick served in various roles at Novartis in the United States and Switzerland, including serving as the head of biologics, clinical development and respiratory development. Mr. Levick holds a PhD in vaccine development from Cambridge University, and is a fellow of the Royal College of Pathologists of Australasia and the Australasian College of Tropical Medicine.

Tanya Zharov has served as our Deputy Chief Executive Officer since May 2020. Prior to joining Alvotech, between 2016 and 2020, Ms. Zharov served as Deputy Chief Executive Officer and compliance officer of deCODE genetics. Prior to that, Ms. Zharov held various management positions, including as General Counsel and Deputy Chief Executive Officer at Virding hf from January 2014 to January 2016, as General Counsel and

Deputy Chief Executive Officer at Audur Capital from January 2008 to December 2013, as Board Secretary, corporate counsel and Vice President Corporate Governance and Administration at deCODE genetics from July 2003 to December 2007, and as tax partner at PricewaterhouseCoopers from June 1996 to December 1998. Ms. Zharov holds a law degree from the University of Iceland and is a European Patent Attorney.

Joseph E. McClellan has served as our Chief Scientific Officer since October 2019. Prior to joining Alvotech, Mr. McClellan served for over 17 years in various roles at Pfizer Inc., including as Global Head of Biosimilars Development and Medicine/Asset Team Leader of IXIFI (biosimilar infliximab). Mr. McClellan holds a PhD degree in Chemistry, with a focus in Analytical Chemistry and Mass Spectrometry, from the University of Florida, and he was a Postdoctoral Fellow in Mass Spectrometry and Analytical Biochemistry at the Boston University School of Medicine.

Sean Gaskell has served as our Chief Technical Officer since May 2020. Prior to joining Alvotech, from 2018 to 2020, Mr. Gaskell served as Site Head and Vice President of Manufacturing Operations at AveXis (now Novartis Gene Therapies). Between 2009 and 2018, Mr. Gaskell served in various roles at Novartis in Technical Operations, including as site head responsible for the manufacture of clinical biopharmaceutical drug substance and an assignment as strategic assistant to Novartis’ Global Head of Technical Operations, to develop, implement and monitor the company’s long-term technical operations strategy. Mr. Gaskell holds a Bachelor of Science with first class honors in chemistry, a PhD in organic chemistry from Loughborough University, UK, and a diploma in industrial studies.

Joel Morales has served as our Chief Financial Officer since February 2020 after serving as Chief Financial Officer at our affiliated company Alvogen since 2017. Prior to joining Alvotech he held various positions of increasing responsibility with Endo International plc., from January 2015 to September 2017, with his last position as Senior Vice President of the Generics Business Segment and Global Finance Operations. Prior to that, Mr. Morales spent ten years working for large multinational pharmaceutical companies, including Merck and Schering Plough. Mr. Morales began his career at KPMG as a licensed certified public accountant in the State of New Jersey and has a Bachelor of Science degree in Accounting from Rutgers University.

Reem Malki has served as our Chief Quality Officer since January 2021. Prior to joining Alvotech, she served in various leadership roles at Mylan, including as Head of Global Quality Operations, Affiliate and Third Party from March 2018 to December 2020, and Head of Global Quality Operations (OSD, API, Injectable and Biologics) between August 2012 and March 2018. Prior to joining Mylan, Ms. Malki served as Director of Quality Control and Director of Quality Investigations and Capa at Andrx Pharmaceuticals. Ms. Malki holds a Bachelor of Science degree in Chemistry from the University of Maine.

Anil Okay has served as our Chief Commercial Officer since July 2018. Since May 2020, he has also served as the General Manager of Adalvo, an affiliate of Alvotech, and between July 2018 and June 2020 as Senior Vice President of Business Development and Managing Director of B2B Business Unit of Alvogen. Currently, Mr. Okay also serves as a board member of Sweden-based pharma company NewBury Pharma and Adalvo, and as a partner of the Aztiq group since July 2022. Prior to joining Alvotech, Mr. Okay served in various leadership positions at Helm AG, including as Head of the Global Licensing & Sales Department between February 2017 and August 2018 and as Head of Licensing & Sales Management Department (Growth Markets) between December 2013 and April 2017. Mr. Okay holds a Bachelor of Mathematics and Computer Engineering from the İstanbul Kültür University, a Master’s degree in Business Administration from the Vienna University of Economics and Business, and a Master’s Degree in Marketing Management from Galatasaray University.

Ming Li has served as our Chief Strategy Officer since January 2020. Mr. Li has also served as a partner of the Aztiq group since July 2022. Prior to joining Alvotech, Mr. Li served in various leadership positions at Alvogen, including as Executive Vice President, Corporate Development between January 2012 and January 2020, and as Director of Business Development of between November 2009 and February 2012. Mr. Li holds a Bachelor of Science degree from North Carolina State University.

Non-Executive Directors

Richard Davies has served Deputy Chairman of Alvotech’s board, previously Chairman of Alvotech’s board, and as one of Alvotech’s directors since January 2019. Since November 2018, he has served as Chief Executive Officer of Auregen Bio Therapeutics SA. Prior to joining Auregen Bio Therapeutics, Mr. Davies served as Chief Executive Officer of Bonesupport AB between 2016 and 2018, as Senior Vice President and Chief Commercial Officer of Hospira Inc. between 2012 and 2015, and in various leadership roles at Amgen Inc between 2003 and 2012. Mr. Davies holds an MBA from the University of Warwick and Bachelor of Science in applied chemistry from the University of Portsmouth.

Tomas Ekman has served as one of Alvotech’s directors since January 2019. Since November 2014 he has served as a partner at CVC Capital Partners where he is a member of the CVC Nordics team and is based in Stockholm. Prior to joining CVC in 2014, Mr. Ekman was a partner and Managing Director at 3i, responsible for its Nordic business. Mr. Ekman holds MSc degrees from the University of Strathclyde and Chalmers University of Technology, and an MBA from IMD, Switzerland.

Faysal Kalmoua has served as one of Alvotech’s directors since June 2020. Mr. Kalmoua has also served as a partner of the Aztiq group since June 2022. Between April 2020 and June 2022, Mr. Kalmoua served as Executive Vice President of Portfolio, Business Development and Research and Development for Alvogen Iceland ehf. and Alvogen, Inc. Between November 2015 and March 2020, Mr. Kalmoua served as Executive Vice President of Portfolio for Alvogen, Inc. Prior to joining Alvogen, Mr. Kalmoua served in various management positions for Synthon for nearly 16 years. Mr. Kalmoua holds a Master’s degree in Chemistry from the Radboud University Nijmegen and an executive MBA from Insead.

Ann Merchant has served as one of Alvotech’s directors since June 2022. Since 2018, she has served as Vice President for MorphoSys, and as Head of Global Supply Chain since January 2019. Prior to joining MorphoSys, from September 2011 to August 2018, Ms. Merchant served as the President for Schreiner Medipharm. Between 1994 and 2011, Ms. Merchant held various roles at Amgen, including Vice President, Head of International Supply Chain and Site Head between 2007 and 2011. Ms. Merchant holds an MBA from the Henley Business School and a Bachelor of Science in Languages from Georgetown University. We believe Ms. Merchant is qualified to serve on Alvotech’s board of directors because of her experience in executive positions with several pharmaceutical companies and expertise in financial planning, new product launches and creating and executing international strategies to increase market share.

Arni Hardarson has served as one of Alvotech’s directors since June 2022. Mr. Hardarson is a co-founder and partner of the Aztiq group. Between 2009 and June 2022, he served as Deputy to the Chief Executive Officer and General Counsel of Alvogen. Prior to joining Alvogen, Mr. Hardarson was Vice President of Tax and Structure at Actavis, and as partner, member of the executive management committee, and served as a head of tax and legal at Deloitte. Mr. Hardarson holds a Master’s degree in law from the University of Iceland. We believe Mr. Hardarson is qualified to serve on Alvotech’s board of directors because of his extensive expertise in financial and legal matters and his past experience in top executive positions.

Lisa Graver has served as one of Alvotech’s directors since June 2022. Ms. Graver has served in various leadership positions for Alvogen since June 2010, including as President of Alvogen Inc, a subsidiary of Alvogen, since August 2015, as Executive Vice President and Deputy to the Chief Executive Officer of Alvogen Inc. since February 2013, and as Vice president Intellectual Property of Alvogen since June 2010. Prior to joining Alvogen, Ms. Graver was Vice President Intellectual Property and Senior Director Intellectual Property at Actavis Inc. between 2006 and 2008. Ms. Graver holds a BSc in Biology from Lakehead University and a law degree from the Case Western Reserve University School of Law. We believe Ms. Graver is qualified to serve on Alvotech’s board of directors because of her extensive expertise in intellectual property and the pharmaceutical industry.

Linda McGoldrick has served as one of Alvotech’s directors since June 2022. In 1985, Ms. McGoldrick founded, and currently serves as Chairman and Chief Executive Officer of, Financial Health Associates International, a

strategic consulting company specializing in healthcare and life sciences. Since January 2020, she has served as the Chief Executive Officer for 2Enable Health LLC. Prior to joining 2Enable Health LLC, Ms. McGoldrick served as interim CEO at Zillion between June 2019 and December 2019. Over her professional career, Ms. McGoldrick has served in a number of leadership roles, including Senior Vice President and National Development Director for the Healthcare and Life Sciences Industry Practices at Marsh-MMC Companies, International Operations and Marketing Director of Veos plc, and Managing Director Europe for Kaiser Permanente International. In 2018, Ms. McGoldrick was appointed by the Governor of Massachusetts to serve on the state’s Health Information Technology Commission. Ms. McGoldrick has served as a director of numerous publicly traded and private held companies and non-profit organizations in the U.S., UK and Europe, including as director for Compass Pathways since September 2020. In 2012, Ms. McGoldrick was named as one of the Top 100 Corporate Directors of Fortune 100 Companies by the Financial Times. Ms. McGoldrick holds a Master’s Degree in Healthcare from the University of Pennsylvania and an MBA from Wharton. We believe Ms. McGoldrick is qualified to serve on Alvotech’s board of directors because of her extensive expertise in financial matters and the healthcare and life sciences industry.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with Nasdaq rules, we will comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we expect to voluntarily follow most Nasdaq corporate governance rules, we may choose to take advantage of the following limited exemptions:

•	Exemption from filing quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K upon the occurrence of specified significant events;

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Exemption from Section 16 rules requiring insiders to file public reports of their securities ownership and trading activities and providing for liability for insiders who profit from trades in a short period of time;

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Exemption from quorum requirements for shareholder meetings. Luxembourg practice with respect to quorum requirements for shareholder meetings in lieu of the requirement under Nasdaq Listing Rules that the quorum be not less than 33 1/3% of the outstanding voting shares;

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Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers;

•	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans;

•	Exemption from the requirement that our audit committee have review and oversight responsibilities over all “related party transactions,” as defined in Item 7.B of Form 20-F;

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Exemption from the requirement that our board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We currently have only director who serves on the compensation committee who meets the heightened independence standards for members of a compensation committee; and

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Exemption from the requirements that director nominees are selected, or recommended for selection by our board, either by (1) independent directors constituting a majority of our board’s independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as we, may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). Although we are permitted to follow certain corporate governance rules that conform to Luxembourg requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. See the section titled “Description of Share Capital and Articles of Association” for additional information.

Corporate Governance

Alvotech structured its corporate governance in a manner it believes closely aligns its interests with those of its shareholders. Notable features of this corporate governance include:

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Alvotech has three independent directors and independent director representation on our audit, compensation and nominating committees immediately following the consummation of the Business Combination, and Alvotech’s independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of the independent directors qualifies as an “audit committee financial expert” as defined by the SEC; and

•	Alvotech implemented a range of other corporate governance practices, including a robust director education program.

Non-Classified Board of Directors

In accordance with Alvotech’s articles of association, Alvotech’s board of directors is not divided into classes of directors. The Directors were appointed until the end of the general meeting of shareholders called to approve the Alvotech’s annual accounts for the 2024 financial year.

Independence of our Board of Directors

Three of Alvotech’s eight directors are independent as defined in Nasdaq listing standards and applicable SEC rules and Alvotech’s board of directors has an independent audit committee, a nominating committee and a compensation committee.

Board Committees

Audit Committee

The audit committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The members of Alvotech’s audit committee are Ms. McGoldrick (Chair), Ms. Merchant and Mr. Davies.

Each member of Alvotech’s audit committee qualifies as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all audit committee members meet the requirements for financial literacy under applicable SEC and Nasdaq rules and at least one of the audit committee members qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The audit committee’s charter is available on Alvotech’s website. The reference to Alvotech’s website address in this prospectus does not include or incorporate by reference the information on Alvotech’s website into this prospectus.

Compensation Committee

The compensation committee is responsible for, among other things:

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reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our shareholders regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

The members of Alvotech’s compensation committee are Mr. Davies (Chair), Mr. Hardarson and Mr. Ekman.

Mr. Davies qualifies as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. The compensation committee’s charter is available on Alvotech’s website. The reference to Alvotech’s website address in this prospectus does not include or incorporate by reference the information on Alvotech’s website into this prospectus.

Nominating and Corporate Governance Committee

The nominating committee is responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

The members of Alvotech’s nominating committee are Mr. Davies (Chair), Mrs. Graver and Mr. Ekman.

The nominating and corporate governance committee’s charter is available on Alvotech’s website. The reference to Alvotech’s website address in this prospectus does not include or incorporate by reference the information on Alvotech’s website into this prospectus.

Risk Oversight

The board of directors is responsible for overseeing Alvotech’s risk management process. The board of directors focuses on Alvotech’s general risk management strategy, the most significant risks, and oversees the implementation of risk mitigation strategies by management. The audit committee is also responsible for discussing Alvotech’s policies with respect to risk assessment and risk management. The board of directors believes its administration of its risk oversight function has not negatively affected the board of directors’ leadership structure.

Code of Business Conduct

Alvotech’s board of directors adopted a Code of Business Conduct applicable to the directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics is available on Alvotech’s website. In addition, Alvotech posted on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to Alvotech’s website address in this prospectus does not include or incorporate by reference the information on Alvotech’s website into this prospectus.

Compensation of Directors and Officers

Compensation of Directors

On June 8, 2022, Alvotech adopted its Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Under the Director Compensation Policy, each non-employee director of Alvotech will receive an annual retainer of $50,000, the Executive Chairperson (Mr. Wessman) will receive an additional annual retainer of $20,000 and the Deputy Chairperson (Mr. Davies) an additional annual retainer of $25,000. In addition, the chairpersons of the audit committee, compensation committee, and nominating committee will receive a retainer of $20,000, and non-chair members of the audit committee, compensation committee, and nominating committee will receive a retainer of $10,000.

Non-employee directors who are appointed or elected after the Closing Date will receive an initial award of restricted stock units with a value of $250,000, which will vest in three equal annual installments on the first three anniversaries of the grant date. Each non-employee director will also receive an automatic annual restricted stock unit award, the value of which will be determined by a third party. The value of such annual grant will be prorated for each individual who has been in service as a non-employee director for less than one year as of such annual meeting. The automatic annual grants will vest on the earlier of the first anniversary of the grant or the date immediately preceding the date of the following annual meeting of shareholders.

All vesting of the restricted stock units is subject to the non-employee director’s continuous service on the applicable vesting date. However, for each eligible director who remains in continuous service until immediately prior to the occurrence of a change in control (as such term is defined in the 2022 Plan), the shares subject to his or her then-outstanding restricted stock unit awards will become fully vested immediately prior to the closing of such change in control event.

Alvotech will also reimburse its non-employee directors for their reasonable out-of-pocket expenses in connection with attending board and committee meetings.

Compensation of Executive Officers

Each of Alvotech’s executive officers has entered into an employment agreement with Alvotech for an indefinite period of time. The agreements provide the terms of each individual’s employment or service with Alvotech, as applicable.

Each employment agreement contains provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants is subject to limitations. Either Alvotech or the executive officer may terminate the applicable executive officer’s employment or service by giving advance written notice to the other party. Alvotech may also terminate an executive officer’s employment or services agreement for cause (as defined in the applicable employment or services agreement).

Alvotech’s executive compensation program to reflects its compensation policies and philosophies, as they may be modified and updated from time to time. In addition to a base salary and certain performance-based bonuses, executive officers can be eligible to receive awards under the Management Incentive Plan, as further described below. Decisions with respect to the compensation of our executive officers, including our named executive officers, are made by the compensation committee of Alvotech’s board of directors.

The aggregate compensation, including benefits in kind, accrued or paid to our executive officers with respect to the year ended December 31, 2021, for services in all capacities was $7.3 million, which includes $5.9 million compensation paid, as well as amounts accrued in respect of future periods as described further below, and pensions, retirement or similar benefits.

Company Management Incentive Plan

Alvotech’s chairman has adopted, and Alvotech’s shareholders approved, a new 2022 equity incentive plan (the “2022 Plan”). The 2022 Plan came into existence upon its adoption by Alvotech’s chairman, but no grants were made under the 2022 Plan prior to its effectiveness after Closing.

Awards. The 2022 Plan will provide for the grant of shares, restricted shares units, options or any combination of the foregoing including such other Awards that may be denominated or payable in, value in whole or in part, by reference to or otherwise based upon, or related to, shares (the “Awards”) to our employees, directors, and consultants and any of our affiliates’ employees and consultants.

Authorized Shares. Initially, the maximum number of Alvotech Ordinary Shares that may be issued under the 2022 Plan after it becomes effective will not exceed 5.79% of the share capital of Alvotech on a fully diluted basis. In addition, the number of Alvotech Ordinary Shares reserved for issuance under the 2022 Plan may be increased by Alvotech’s board of directors by up to 1% annually over ten (10) years from the date of approval of the 2022 Plan.

Plan Administration. Our board of directors, or any person or persons or committee to whom decision-making authority with respect to the Plan is delegated by our board of directors (the “Administrator”) will administer the 2022 Plan.

Plan Amendment or Termination. Our board of directors and the Administrator have the authority to amend, suspend, the 2022 Plan at any time and from time to time, and our Board of directors has the authority to terminate the 2022 Plan provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our shareholders. No Awards may be granted after the tenth anniversary of the date our board of directors adopts the 2022 Plan. No Awards may be granted under the 2022 Plan while it is suspended or after it is terminated. Rights under any Award granted before suspension or termination of the Plan shall not be impaired by such suspension or termination.

Management Share Appreciation Rights Agreements

As part of its long-term incentive program, Alvotech hf. had entered into “phantom share agreements,” which were defined as Share Appreciation Rights (“SARs”) for financial purposes, with certain members of management. The vesting conditions of the SARs under the phantom share agreements were linked to certain milestones in Alvotech’s operations and the payment amounts were determined by the increase in Alvotech´s market value from the grant date of the SARs until the triggering event occurred. The SARs did not give the beneficiaries dividend rights, voting rights or the right to purchase shares of Alvotech but required Alvotech to pay the beneficiaries a cash payment associated with the occurrence of certain designated triggering events. In conjunction with the Business Combination, Alvotech terminated deferred compensation arrangements by entering into settlement agreements with the three former employees and one current employee that had outstanding rights under the phantom share agreements of $38.1 million as of the Closing. Alvotech agreed with one former employee to settle his claim by paying a one-time lump sum of $1.5 million, reduced by any applicable tax withholdings and pension fund contribution, on June 16, 2022. Alvotech further agreed with the two other former employees to settle each of their respective claims of $17.5 million, as may be reduced by any applicable tax withholdings, through the allocation of a number of Ordinary Shares by dividing their respective claims by a per share price of $10.00, rounded to the nearest whole share. The shares will be allocated to them on June 16, 2023, one year and one day following the Closing. Alvotech also agreed with one current employee to settle his outstanding claim of $1.5 million in either shares or cash, payable on June 16, 2023, one year and one day from the Closing. To minimize the dilutive impact of the settlement in shares, Alvotech reduced the authorized shares that may be issued under the Company Management Incentive Plan (as described below) from 7%, as previously disclosed in Form F-4, to 5.79%.

DESCRIPTION OF SECURITIES

Ordinary Shares

Share Capital

Alvotech was incorporated on August 23, 2021 by Floki Holdings S.à r.l., an affiliate of Alvotech Holdings, with an initial share capital of $40,000, represented by 4,000,000 initial shares with a nominal value of $0.01 per share. Prior to consummation of the Business Combination, Alvotech’s issued share capital equaled $40,000, represented by 4,000,000 initial shares with a nominal value of $0.01 per share. All issued shares were fully paid and subscribed for.

After the Closing, Alvotech’s issued share capital equaled $2,436,495.05, represented by 243,649,505 shares with a nominal value of $0.01 per share. All issued shares are fully paid and subscribed for. On July 4, 2022, Alvotech issued 27,072,167 Ordinary Shares to be held in treasury by Alvotech’s subsidiary, Alvotech Manco ehf.

The authorized capital of Alvotech (including the issued share capital) is set at $59,825,070.00, divided into 5,982,507,000 Ordinary Shares with a nominal value of $0.01 each.

A shareholder in a Luxembourg société anonyme holding fully paid-up shares is not liable, solely because of his, her or its shareholder status, for additional payments to Alvotech or its creditors.

Share Issuances

Pursuant to Luxembourg law, the issuance of Ordinary Shares requires approval by the general meeting of shareholders in front of a notary subject to necessary quorum and majority requirements. The general meeting of shareholders may approve an authorized capital and authorize the board of directors to increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on Alvotech or in any other manner for any reason whatsoever including (ii) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorized capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued by Alvotech), convertible bonds, notes or similar instruments; (iii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iv) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments up to the maximum amount of such authorized capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil Electronique des Sociétés, “RESA”). The general meeting may amend, renew, or extend such authorized capital and such authorization to the board of directors to issue ordinary shares.

In addition, the general meeting of shareholders may authorize the board of directors to make an allotment of existing or newly issued shares without consideration to (a) employees of Alvotech or certain categories amongst those; (b) employees of companies or economic interest grouping in which Alvotech holds directly or indirectly at least 10% of the share capital or voting rights; (c) employees of companies or economic interest grouping which directly or indirectly hold at least 10% of the share capital or voting rights of Alvotech; (d) employees of companies or economic interest grouping in which at least 50% of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least 50% of the share capital of Alvotech; (e) members of the corporate bodies of Alvotech or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg RESA.

Alvotech recognizes only one holder per ordinary share. In case an ordinary share is owned by several persons, they shall appoint a single representative who shall represent them in respect of Alvotech. Alvotech has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

Upon the consummation of the Business Combination, the board of directors resolved on the issuance of Ordinary Shares out of the authorized capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the articles of association and applicable law.

The board of directors also resolves on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new Ordinary Shares exceeds the limits of Alvotech’s authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preferential Rights

Under Luxembourg law, existing shareholders benefit from a preferential subscription right on the issuance of ordinary shares for cash consideration. However, Alvotech’s shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preferential subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of ordinary shares within the scope of Alvotech’s authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association also may, by a two-thirds majority vote, limit, waive, or cancel such preferential subscription rights or renew, amend, or extend the authorization of the board of directors to suppress, waive, or limit such preferential subscription rights, in each case for a period not to exceed five years. Such ordinary shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per ordinary share. The ordinary shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

Alvotech cannot subscribe for its own ordinary shares. Alvotech may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for its account, subject to the following conditions:

•	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

•	the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased;

•	the duration of the period for which the authorization is given, which may not exceed five years; and

•

in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of ordinary shares acquired by either Alvotech, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

•	only fully paid-up ordinary shares may be repurchased; and

•

the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased ordinary shares are held by Alvotech; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to Alvotech’s shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire Ordinary Shares under the conditions set forth in article 430-15 of the Luxembourg Company law. Such purchases and subsequent sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per ordinary share to be determined by the board of directors or its delegate shall represent not more than the fair market value of such ordinary share.

In addition, pursuant to Luxembourg law, Alvotech may directly or indirectly repurchase ordinary shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to Alvotech in accordance with Art. 430-15(2) of the Luxembourg Company Law, or if the acquisition of ordinary shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) in accordance with Art. 430-15(3) of the Luxembourg Company Law or in any of the circumstances listed in article 430-16 of the Luxembourg Company Law.

Voting rights

Each Ordinary Share entitles the holder thereof to one vote. Neither Luxembourg law nor Alvotech’s articles of association contain any restrictions as to the voting of Ordinary Shares by non-Luxembourg residents. The Luxembourg Company Law distinguishes ordinary general meetings of shareholders and extraordinary general meetings of shareholders with respect to the required quorums and majorities.

Meetings

Ordinary General Meeting

At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preferential subscription rights, (iii) approval of a statutory merger or de-merger (scission), (iv) Alvotech’s dissolution and liquidation, (v) any and all amendments to Alvotech’s articles of association and (vi) change of nationality. Pursuant to Alvotech’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of Alvotech’s issued share capital unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened, for which Luxembourg Company Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

Annual Shareholders Meetings

An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within 6 months of the end of the preceding financial year, except for the first annual general meeting of shareholders which may be held within 18 months from incorporation. Alvotech’s first fiscal year ended on December 31, 2021.

Warrants

OACB assigned to Alvotech all of OACB’s right, title and interest in and to the existing Warrant Agreement and Alvotech assumed, and agreed to pay, perform, satisfy and discharge in full, all of OACB’s liabilities and obligations under the existing Warrant Agreement arising from and after the First Merger Effective Time.

Each Warrant is exercisable to be issued one Ordinary Share and only whole warrants are exercisable. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described in the Warrant Agreement. A Warrant may be exercised only during the period commencing on the date that is 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five years after the date on which the Business Combination is completed, (y) the liquidation of Alvotech, or (z) the redemption date as provided in Section 6.3 of the Warrant Agreement.

Redemptions of warrants for cash

Pursuant to the Warrant Agreement, once the Public Warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder.

If the Public Warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement.

Redemption of warrants for shares

Commencing 90 days after the warrants become exercisable, Alvotech may redeem the outstanding warrants (i) in whole and not in part, (ii) at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares to be determined, based on the redemption date and the fair market value of the shares, (iii) if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the notice of redemption to the warrant holders is sent, (iv) if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of Ordinary Shares) as the outstanding Public Warrants, as described above, and (v) if, and only if, there is an effective registration statement covering the shares issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares issuable upon the exercise of the Private Placement will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as mentioned above) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable and exercisable by such holders on the same basis as the Public Warrants.

The foregoing description of the Warrants is qualified in its entirety by reference to the full text of the Warrant Agreement, filed hereto as Exhibit 4.2, incorporated herein by reference.

Dividends

From the annual net profits of Alvotech, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of Alvotech. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Ordinary Share entitling to the same proportion in such distributions.

The board of directors may resolve that Alvotech pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the Luxembourg Company Law and Alvotech’s articles of association. The board of directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Luxembourg Company Law and Alvotech’s articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to Alvotech’s accounts.

Registrar, Transfer and Warrant Agent

The registrar and transfer agent for the Shares and the warrant agent for the Warrants is Computershare Trust Company, N.A.

Comparison of Luxembourg Corporate Law and Delaware Corporate Law

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SHAREHOLDER RIGHTS PLAN

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a

Pursuant to Luxembourg law, the shareholders may create an authorized share capital which allows the board of directors to increase the issued share capital for a price defined by the board of directors of Alvotech (which may or may not include an issue premium) against payment in cash or in kind, including by conversion of claims on Alvotech for any reason whatsoever including (i) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorized capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued by Alvotech),

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potential premium over the market value of their shares.

convertible bonds, notes or similar instruments; (ii) determine the place and date of the issuance or successive issuances, the issue price, the terms and conditions of the issuance of and paying up on the new shares and instruments and (iii) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments within the limits of such authorized share capital. The board of directors may be further authorized to, under certain conditions, limit, restrict, or waive preferential subscription rights of existing shareholders when issuing new shares within the authorized share capital. The rights attached to the new shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in the articles of association.

The authorization to the board of directors to issue additional shares or other instruments as described above within the authorized share capital (and to limit, restrict, or waive, as the case may be preferential subscription rights) as well as the authorization to allot shares without consideration may be valid for a period of up to five years, starting from either the date of the minutes of the extraordinary general meeting resolving upon such authorization or starting from the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official electronic gazette (RESA). The authorization may be renewed, increased or reduced by a resolution of the extraordinary general meeting of

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shareholders, with the quorum and majority rules set for the amendment of the articles of association.

Alvotech’s articles of association authorize its board of directors to issue Ordinary Shares within the limits of the authorized share capital at such times and on such terms as the board of directors or its delegates may decide for a period ending five years after the date of the creation of the authorized share capital or its publication date unless such period is extended, amended or renewed. Accordingly, the board of directors is authorized to issue Ordinary Shares up to the limits of authorized share capital until such date. Alvotech currently intends to seek renewals and/or extensions as required from time to time.

APPRAISAL RIGHTS	Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	Neither Luxembourg law nor Alvotech’s articles of association provide for appraisal rights.

SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING	Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing.

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or Alvotech’s articles of association (except as otherwise provided for by temporary Covid-legislation).

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote in

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person, by proxy or, if the articles of association provide for that possibility, by correspondence.

The articles of association of Alvotech provide for the possibility of vote by correspondence, via proxy, and conference call (to the extent made available by Alvotech).

MEETINGS OF SHAREHOLDERS

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year, within six months as from the close of the financial year. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments and resolve on the discharge of the directors.

Other general meetings of shareholders may be convened.

Luxembourg law distinguishes between ordinary resolutions to be adopted and extraordinary resolutions to be adopted by the general meeting of shareholders. Extraordinary resolutions relate to proposed amendments to the articles of association and other limited matters. All other resolutions are ordinary resolutions.

Pursuant to Luxemburg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued share capital, (ii) a limitation or exclusion of preferential subscription rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, (v) an amendment of the articles of

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association and (vi) change of nationality.

Pursuant to Luxembourg law, for any extraordinary resolutions to be approved at a general meeting, the quorum shall be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

The Luxembourg Company Law provides that if, as a result of losses, net assets fall below half of the share capital of the company, the board of directors shall convene an extraordinary general meeting of shareholders so that it is held within a period not exceeding two months from the time at which the loss was or should have been ascertained by them and such meeting shall resolve on the possible dissolution of the company and possibly on other measures announced in the agenda. The board of directors shall, in such situation, draw up a special report which sets out the causes of that situation and justify its proposals made available eight days before the extraordinary general meeting at the registered office. If it proposes to continue to conduct business, it shall set out in the report the measures it intends to take in order to remedy the financial situation of the company. The same rules apply if, as a result of losses, net assets fall below one-quarter of the share capital provided that in such case dissolution shall take place if approved by one-fourth of the votes casts at the extraordinary general meeting.

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DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•  surplus of the corporation, which is defined as net assets less statutory capital; or;

•  if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors shall not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its shares if such shares will be retired and the capital reduced.

Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of the board of directors, except in certain limited circumstances. Pursuant to Alvotech’s articles of association, the board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law. Distributions may be lawfully declared and paid if Alvotech’s net profits and/or distributable reserves are sufficient under Luxembourg law. All Ordinary Shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with Alvotech’s articles of association or applicable law.

Under Luxembourg law, at least 5% of Alvotech’s net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of Alvotech’s issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of Alvotech’s issued share capital. The legal reserve is not available for distribution.

Pursuant to Luxembourg law, Alvotech (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided that:

•  the shareholders at a general meeting have previously authorized the board of directors to acquire its ordinary shares. The general meeting shall determine the terms and conditions of the proposed

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acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration;

•  the acquisitions, including shares previously acquired by Alvotech and held by it and shares acquired by a person acting in his or her own name but on Alvotech’s behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•  the shares repurchased are fully paid-up; and

•  the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to Alvotech’s shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to Alvotech, provided that the board of directors informs the next general

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meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of shares acquired by either Alvotech or by a person acting on its behalf with a view to redistributing the shares to its staff or staff of its controlled subsidiaries, provided that the distribution of such shares is made within 12 months from their acquisition.

NUMBER OF DIRECTORS	A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors.

Pursuant to Luxembourg law, the Alvotech’s Board of Directors must be composed of at least three directors. They are appointed by the general meeting of shareholders by a simple majority of the votes cast. Abstentions are not considered “votes.” Directors may be reelected, but the term of their office may not exceed three years in accordance with Alvotech’s articles of association.

Alvotech’s articles of association provide that the board of directors shall be composed of at least three directors.

VACANCIES ON BOARD OF DIRECTORS	The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.	Alvotech’s articles of association provide that in case of a vacancy the remaining members of the board of directors may elect a director to fill the vacancy, on a temporary basis and for a period of time not exceeding the initial mandate of the replaced member of the board of directors, until the next general meeting of shareholders, which shall resolve on the permanent appointment in compliance with the applicable legal provisions and the articles of association.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS	Under Delaware law, a board of directors can be divided into classes. The board of directors is divided into	Under Luxembourg law, a director may be removed at any time by the general meeting of shareholders by a

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three classes, with only one class of directors being elected in each year and each class serving a three-year term.

simple majority of the votes cast, with or without cause.

Alvotech’s articles of association provides that the duration of the mandate of the directors will not exceed three (3) years. Directors of Alvotech may be reappointed for successive terms.

CUMULATIVE VOTING	Under the DGCL, a corporation may adopt in its certificate of incorporation that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.	Not applicable.

AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, a certificate of incorporation may be amended if:

•  the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

•  the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.

Under Luxembourg law, amendments to Alvotech’s articles of association require an extraordinary general meeting of shareholders held in front of a Luxembourg notary at which at least one half (50%) of the share capital is present or represented.

The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (RESA) and in a Luxembourg newspaper. The second meeting shall be validly constituted regardless of the proportion of the share capital present or represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders (unless otherwise required by Luxembourg law or the articles of association). Where different classes of shares exist and

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Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares.

An increase of the commitments of the shareholders requires the unanimous consent of the shareholders.

Alvotech’s articles of association and the Luxembourg Company Law provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of Alvotech’s issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of Alvotech’s authorized share capital within which the board of directors is authorized to issue further Ordinary Shares. The board of directors is then authorized to appear in front of a Luxembourg notary to record the capital increase and to amend the share capital set forth in the articles of association. The above also applies in case of the transfer of Alvotech’s registered office outside the current municipality.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

•  by a majority of the disinterested directors, even though less than a quorum;

•  by a committee of disinterested directors designated by a majority vote of disinterested, directors, even though less than a quorum;

•  by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

•  by the stockholders

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to

Luxembourg law permits Alvotech to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards Alvotech or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by Alvotech, except in connection with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Under the articles of association of the company, the members of the board of directors, officers, employees and agents of Alvotech are not held personally liable for the indebtedness or other obligations of Alvotech. As agents of Alvotech, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in the articles of association of Alvotech and mandatory provisions of law, every person who is, or has been, a member of the board of directors, officer (mandataire) or agent of Alvotech (and any other persons to which applicable law permits Alvotech to provide indemnification, including any person who is or was a director or officer of Alvotech, is or was serving at the request of Alvotech as a director, officer (mandataire), employee or agent of another company, partnership, joint venture, trust or other enterprise or employee benefit plan) (collectively, the “Covered Persons”), shall be indemnified by Alvotech to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by them in connection with any claim, action, suit or proceeding

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advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

which they become involved as a party or otherwise by virtue of his or her being or having been a Covered Person and against amounts paid or incurred by him or her in the settlement thereof. If applicable law is amended after approval of the current articles of association of Alvotech to authorize corporate action further eliminating or limiting the personal liability of Covered Persons, then the liability of a Covered Person to Alvotech shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

Expenses (including attorneys’ fees) incurred by a Covered Person in defending any claim (save for fraud, negligence or willful misconduct’s claims) shall be paid by Alvotech in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Alvotech as authorized in Alvotech’s articles of association. Such expenses (including attorneys’ fees) incurred by former Covered Persons may be so paid upon such terms and conditions, if any, as Alvotech deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, Alvotech’s articles of association shall not be deemed exclusive of any other rights to which those seeking

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indemnification or advancement of expenses may be entitled under this present articles of association, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of Alvotech that indemnification of the persons specified in Alvotech’s articles of association shall be made to the fullest extent permitted by law.

No indemnification shall be provided to any Covered Person (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of Alvotech or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors. The termination of any claim, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Alvotech, and, with respect to any claim, had reasonable cause to believe that such person’s conduct was unlawful.

The right of indemnification set out above shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be such Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification

	Delaware	Luxembourg

to which corporate personnel, including Covered Persons, may be entitled by contract or otherwise under law. Alvotech shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including Covered Persons, as Alvotech may decide upon from time to time.

The obligations of Alvotech under Alvotech’s articles of association only apply to Covered Persons in their capacity as Covered Persons.

LIMITED LIABILITY OF DIRECTORS	Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Luxembourg law does not provide for an ex ante limitation of liability but it permits Alvotech to keep directors indemnified as set out above.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS	Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

One or several shareholders holding at least 10% of the share capital may request the addition of one or several items on the agenda of a general meeting. Such request must be addressed to the registered office of Alvotech by registered mail.

If one or more shareholders representing at least 10% of the share capital request so in writing, with an indication of the agenda, the convening of a general meeting, the board of directors or the statutory auditor must convene a general meeting.

	Delaware	Luxembourg

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

SHAREHOLDERS’ SUITS

Under Delaware law, a stockholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).

Shareholders generally do not have the authority to initiate legal action on a company’s behalf unless the company fails abusively to exercise its legal rights. However, a company’s shareholders may vote at a general meeting to initiate legal action against directors on grounds that the directors have failed to perform their duties.

Luxembourg law does not provide for class action lawsuits.

However, it is possible for plaintiffs who have similar but separate claims against the same defendant(s) to bring an action on a “group” basis by way of a joint action. It is also possible to ask the court, under the Luxembourg New Civil Procedure Code, to join claims which are closely related and to rule on them together.

In addition, minority shareholders holding an aggregate of 10% of the voting rights and who voted against the discharge to a director at the annual general meeting of the company can initiate legal action against the director on behalf of the company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

The Board of Directors has adopted a written related person transaction policy that sets forth certain policies and procedures for the review and approval or ratification of transactions involving Alvotech in which a related person has or will have a direct or indirect material interest, as determined by the audit committee of the Board. A “related person” for purposes of the policy means: (i) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, Alvotech; (ii) Associates (defined as, unconsolidated enterprises in which Alvotech has a Significant Influence or which has Significant Influence over Alvotech); (iii) individuals owning, directly or indirectly, an interest in the voting power of Alvotech that gives them Significant Influence over Alvotech, and close members of any such individual’s family; (iv) key management personnel (i.e., having authority and responsibility for planning, directing and controlling the activities of Alvotech), including Directors and close members of such individuals’ families; and (v) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (iii) or (iv) above or over which such a person is able to exercise Significant Influence, including enterprises owned by Directors or major shareholders of Alvotech and enterprises that have a member of key management in common with Alvotech. “Significant Influence” for purposes of the policy means the power to participate in the financial and operating policy decisions of an enterprise but is less than control over those policies, provided that shareholders beneficially owning a 10% or more interest in the voting power of the enterprise concerned are presumed to have a significant influence on such enterprise.

Pursuant to the policy, each executive director, nominee for the position of executive director and executive officer shall promptly notify the designated contact of any transaction involving Alvotech and a related person. The designated contact will present any new related person transactions, and proposed transactions involving related persons, to the Audit Committee of the Board at its next occurring regular meeting. If the Audit Committee determines that the related person involved has a direct or indirect material interest in the transaction, and there therefore that the transaction is a related party transaction, the Audit Committee shall consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person. The Audit Committee will not approve or ratify a Related Person Transaction unless it shall have determined that, upon consideration of all relevant information, the Transaction is in, or not inconsistent with, the best interests of Alvotech. On an annual basis, the Audit Committee shall review previously approved related person transactions, under the standard described above, to determine whether such transactions should continue. If after the review described above, the Audit Committee determines not to approve or ratify a related person transaction (whether such transaction is being reviewed for the first time or has previously been approved and is being reviewed), the transaction will not be entered into or continued.

Service Agreements with Alvogen and Adalvo

On January 1, 2021, Alvotech entered into a shared service agreement with Alvogen, which was amended and restated on April 11, 2022, as agreed between Alvotech and OACB (the “Alvogen Services Agreement”), pursuant to which Alvotech, Alvogen and certain of their affiliates will perform certain support services for each other. Under the Alvogen Services Agreement, Alvotech and its affiliates (including its U.S. affiliate) are responsible for providing general finance, administrative, and legal services. Alvogen’s affiliates are responsible for providing to Alvotech certain support services including marketing and IT services. Services provided by the parties are charged at a rate equal to each respective party’s direct costs plus an 8% mark-up, provided that third party pass-through costs shall not include a mark-up. All proceeds from one party’s work for the other party, such as any form of intellectual property, shall be the sole property of the party for which the services have been provided and no transfer of such rights is needed. The party providing the services transfers to the beneficiary of the services the right to patent inventions resulting from such work. The amended and restated Alvogen Services

Agreement will be for indefinite duration with a minimum term of 12 months, without termination rights (only termination for cause as set out below), after which it can be terminated by the party providing the services upon 12 months’ notice and by the beneficiary of the services upon 30 days’ notice. Notwithstanding the foregoing, either party may terminate the Alvogen Services Agreement upon (i) the liquidation, insolvency or bankruptcy of the other party; (ii) the other party ceasing or threatening to cease to carry on its business; or (iii) material breach by the other party following written notice of such breach and a thirty-day cure period.

In 2021, Alvotech has received an aggregate of $3 million for services provided and has paid an aggregate of $2.1 million for services received under the Alvogen Services Agreement.

On March 4, 2021, Alvotech entered into a shared service agreement with Alvogen Malta (Out-Licensing) Ltd. (“Adalvo”), which was amended and restated on April 21, 2022, as agreed between Alvotech and OACB (the “Adalvo Services Agreement”), pursuant to which Adalvo provides certain support services to Alvotech. Under the Adalvo Services Agreement, Adalvo is responsible for providing salary processing, supply chain management, portfolio and market intelligence research, regulatory, quality audit, publishing and legal services to Alvotech. Services provided by Adalvo are charged at a rate equal to Adalvo’ s direct costs plus an 8% mark-up, provided that third party pass-through costs shall not include a mark-up. All proceeds from one party’s work for the other party, such as any form of intellectual property, shall be the sole property of the party for which the services have been provided and no transfer of such rights is needed. The party providing the services transfers to the beneficiary of the services the right to patent inventions resulting from such work. The amended and restated Adalvo Services Agreement will be for indefinite duration with a minimum term of 12 months, without termination rights (only termination for cause as set out below), after which it can be terminated by Adalvo with 9 months’ notice and by Alvotech with 30 days’ notice. Notwithstanding the foregoing, either party may terminate the Adalvo Services Agreement upon (i) the liquidation, insolvency or bankruptcy of the other party; (ii) the other party ceasing or threatening to cease to carry on its business; or (iii) material breach by the other party following written notice of such breach and a thirty-day cure period.

In 2021, Alvotech has received an aggregate of $0.4 million for services provided and has paid an aggregate of $2.5 million for services received under the Adalvo Services Agreement.

Supply and Distribution Agreements with Lotus Pharmaceuticals

On August 2, 2014, Alvotech entered into supply and distribution agreements with Lotus Pharmaceuticals Co., Ltd., an affiliate of Alvogen (“Lotus”), as amended on March 31, 2020, May 25, 2020 and November 20, 2020, respectively (together, the “Lotus Supply and Distribution Agreements”) with respect to AVT02 in certain Thailand, Vietnam, Philippines and South Korea. Under the terms of the Lotus Supply and Distribution Agreements, Alvotech will develop AVT02 and provide the dossier of data, information and know-how relating to AVT02 to Lotus. Alvotech retains full ownership of all intellectual property rights in the product candidates and the dossiers. Lotus has the exclusive right and obligation to use the dossier to obtain and maintain regulatory approvals for that product and to market, sell and distribute the products in the respective countries. Lotus will own all right, title and interest in and with respect to the trademark for the product and Alvotech has the royalty-free right to use the trademark in the markets not covered by the Lotus Supply and Distribution Agreements during the term of the agreements. However, due to changes in the territorial scope of the Lotus Supply and Distribution Agreements as a result of the amendments, Lotus divested its distribution rights in several markets to Alvotech, for which Alvotech made an upfront payment to Lotus of $3.06 million and will pay another $7.44 million upon the launch of the product in China. Alvotech will manufacture, supply and deliver the product and Lotus will exclusively buy the relevant biosimilar candidate from Alvotech on a cost-plus basis. The parties do not owe royalties to each other. Invoices are payable within thirty days of the receipt of the product. The Lotus Supply and Distribution Agreements terminate 20 years after the first commercial sale of the product in the territories. The agreements can be terminated by either party (i) if the other party commits a material breach of the agreement; (ii) in case of insolvency, the appointment of a receiver with respect to the assets of the other party or the assignment for the benefit of creditors of assets of the other party; or (iii) if the other party or any of its affiliates, employees or agents become subject to an FDA investigation that could lead to them becoming debarred by the FDA.

As of December 31, 2021, Alvotech has paid an aggregate of $3.06 million and is required to pay an additional $7.44 million upon achieving certain milestones under the Lotus Supply and Distribution Agreements.

Product Rights Agreement with Alvogen

On January 22, 2018, Alvotech entered into a product rights agreement with Alvogen, as amended on December 14, 2018 (the “Alvogen Product Rights Agreement”), pursuant to which Alvogen provides commercialization services with respect to Alvotech’s product candidates. For Adalimumab, Aflibercept, Denosumab, Eculizumab, Golimumab, and Ustekinumab, Alvogen will provide commercialization services in the Alvogen Territories (as defined in the Alvogen Product Rights Agreement). Alvogen also has a “right of last look” with respect to the other territories and a “right of first refusal” with respect to new Alvotech products.

Alvogen will pay Alvotech, on a quarterly basis, a royalty equal to fifty percent (50%) of Alvogen’s aggregate net sales on sales of Alvotech’s products in the Alvogen Territories for the duration of the agreement. If, however, Alvotech sells any of its products to any distributor or other third party in any Alvogen Territory, then Alvotech shall be required to pay to Alvogen an amount equal to 50% of Alvotech’s aggregate net sales to such third party in the Alvotech Territories. Alvogen also has a right to acquire rights to develop, license, distribute, market, commercialize or sell any Alvotech product by offering written terms to Alvotech that provide the same, or greater, aggregate financial value to Alvotech as the proposal of a third party for those rights (a “right of last look”) in any territory that is not an Alvogen Territory. Alvogen is also entitled, for sales of adalimumab (AVT02) occurring in the United States, to a royalty equal to:

(i) if Adalimumab is not the first biosimilar to be interchangeable: (x) for a period of 60 months from the start of the first date on which the first U.S. commercial sale occurs, 10% of the Alvotech Royalty Payment (as defined in the Alvogen Product Rights Agreement) payable during each relevant quarterly period, and (y) for an additional 24 months, 7.5% of the Alvotech Royalty Payment payable during each relevant quarterly period; or

(ii) if Adalimumab is the first biosimilar to be interchangeable, for a period of 60 months from the start of the first date on which the first U.S. commercial sale occurs, 7.5% of the Alvotech Royalty Payment payable during each relevant quarterly period.

The contract expires, for each product, on the 20th anniversary of the first commercial sale of that product, provided that the Alvogen Product Rights Agreement shall automatically renew for an additional year unless Alvogen provides Alvotech with written notice of non-renewal. The agreement can be terminated by either party if (i) if the other party commits a material breach of the agreement; or (ii) in case of insolvency, the appointment of a receiver with respect to the assets of the other party, the assignment for the benefit of creditors of assets of the other party, the entry of an order of relief under Title 11 of the U.S. Code against the other party or the appointment of a liquidator, administrator or similar officer in respect of the other party (or analogous procedure in any jurisdiction).

As of December 31, 2021, Alvotech has not received or made any payments under the Alvogen Product Rights Agreement.

Agreements with Fuji

On April 2, 2019, Alvotech and Fuji Pharma entered into a license agreement, as amended on June 23, 2020 to reflect a delay in the development process and therefore, among others, amended and restated the milestone payments, (the “Fuji Pharma AVT04 License Agreement”) and a supply agreement (the “Fuji Pharma AVT04 Supply Agreement”). Under the Fuji Pharma AVT04 License Agreement, Alvotech will develop AVT04 and compile and provide a dossier of data, information and know-how relating to AVT04 to Fuji Pharma. Alvotech retains full ownership of all intellectual property rights in AVT04 and the AVT04 dossier. Fuji Pharma has the exclusive right to use the dossier to obtain and maintain regulatory approvals for AVT04 and to import, finish, market, promote, sell and distribute AVT04 in Japan. Fuji Pharma made a one-time payment on the signature date of $4.6 million and will make an additional milestone payment to Alvotech upon the launch of the product, subject to certain conditions. If Fuji Pharma achieves annual sales in excess of certain target volumes, it will pay Alvotech an additional royalty on the net sales above the target. Under the Fuji Pharma AVT04 Supply Agreement, Alvotech will manufacture, supply and deliver the AVT04 product. Fuji Pharma will pay Alvotech a royalty or the applicable floor price, whichever is higher, for the duration of the agreement. All invoices are payable within thirty business days, in U.S. dollars and by wire transfer. The agreements terminate 20 years after the first commercial sale of AVT04 in Japan. They can be terminated by either party if the other party: (i) withholds any monies due to the other party for more than two months; (ii) commits or permits any substantial breach of any material term of the agreement; (iii) has a receiver or administrator appointed in respect of any of its assets or enters into any agreement with its creditors; or (iv) goes into liquidation. The agreements can be terminated by Fuji Pharma if (i) a competing product obtains reimbursement approval (Fuji Pharma AVT04 License Agreement) before AVT04 obtains reimbursement approval; (ii) AVT04 does not obtain reimbursement approval by November 30, 2023; or (iii) AVT04 obtains reimbursement approval at the same time two competing products obtain reimbursement approval.

On November 18, 2020, Alvotech and Fuji Pharma entered into four binding term sheets with respect to AVT06, two proposed AVT03 biosimilar products and AVT05. On February 10, 2022, Alvotech and Fuji Pharma expanded their strategic partnership and entered into an additional binding term sheet with respect to a new undisclosed biosimilar candidate currently in early phase development. Under the binding term sheets, Alvotech will develop the product candidates and provide a dossier of data, information and know-how relating to the relevant product to Fuji Pharma. Fuji Pharma has the exclusive right to use the dossier to obtain and maintain regulatory approvals and to import, finish, market, promote, sell and distribute the relevant product in Japan. As of December 31, 2021, Fuji Pharma made one-time payments on the signing dates of the binding term sheets of $3.0 million and agreed to make additional payments upon achieving certain regulatory and development milestones. Alvotech and Fuji Pharma will enter into license and supply agreements for each product at a later date, subject to fulfilling certain conditions related to the development of that product and the absence of commercial launch of competing products in Japan at that time. Fuji Pharma will exclusively buy the relevant biosimilar candidate from Alvotech at a royalty or the applicable floor price, whichever is higher, for the duration of the agreement. The license and supply agreements will terminate 20 years after the first commercial sale of the relevant product in Japan. They can be terminated by either party in case a party (i) withholds any monies due to the other party for more than two months; (ii) commits or permits any substantial breach of any material term of the agreement; (iii) has a receiver or administrator appointed in respect of any of its assets or enters into any agreement with its creditors; or (iv) goes into liquidation.

As of June 30, 2022, Alvotech has received an aggregate of $9.6 million under the abovementioned agreements with Fuji Pharma and is eligible to receive up to an additional $30.4 million in milestone payments under the abovementioned agreements with Fuji Pharma.

Shareholder Convertible Loans

Aztiq Convertible Loans

On December 14, 2018, Alvotech, as borrower, entered into an amendment deed with Alvogen and Aztiq AB, as lenders, related to certain existing convertible loan agreements, including a convertible loan agreement for $11.7 million dated December 22, 2017 with Aztiq AB as lender and convertible loan agreements dated December 22, 2017 for an aggregate of $146.5 million with Alvogen as lender, each bearing interest at a rate of 15% per annum and with a maturity date set to December 31, 2022 (collectively the “Original 2017 Convertible Loan Agreements”).

Each of the Original 2017 Convertible Loan Agreements provided that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.

Pursuant to an agreement to the Original 2017 Convertible Loan Agreements dated May 10, 2019, Aztiq AB assigned and transferred its rights and obligations under the Original 2017 Convertible Loan Agreements to Aztiq. On May 14, 2019, Alvogen also assigned and transferred part of its rights and obligations under the Original 2017 Convertible Loan Agreements, for a principal amount of $50 million, to Aztiq (the “Alvogen Transfer Debt”). Pursuant to the Alvotech SHA (See “—Shareholder’s Agreement”) Alvogen had the right to call the Alvogen Transfer Debt from Aztiq prior to certain exit events. With these assignments and transfers, Aztiq became a lender of Alvotech for an amount of $61.7 million, as of May 14, 2019 (the “Original Aztiq Convertible Loan Agreement”). For Alvogen’s remaining interest in the Original 2017 Convertible Loan Agreements that was not transferred to Aztiq, see “—Alvogen Loan Agreement.”

On October 21, 2020, Aztiq assigned $25 million of the principal amount outstanding under Alvogen Transfer Debt, which formed part of the Original Aztiq Convertible Loan Agreement, to fund tranche B of the 2020 Convertible Loan (see “—2020 Convertible Loan Agreement and investment agreements”). That same day, Alvotech and Aztiq entered into an amended and consolidated loan agreement with respect to the remaining outstanding amounts under the Original Aztiq Convertible Loan Agreement (the “Amended Aztiq Convertible Loan Agreement”), which included a right for Aztiq to convert the outstanding balance into Alvotech Holdings Class A Ordinary Shares under certain conditions set forth in an amended and restated conversion agreement of October 21, 2020 between Alvotech, Alvogen and Aztiq (the “Aztiq Conversion Agreement”).

On June 30, 2021, the aggregate principal amount outstanding under the Amended Aztiq Convertible Loan Agreement amounted to $36.7 million, which included the remaining $25 million of principal under the Alvogen Transfer Debt. The interest rate on the principal amount of the loan was 15% per annum.

Aztiq Loan Agreement

On May 14, 2019, as mentioned above, Alvotech, as borrower, entered into a loan agreement with Aztiq, as lender, for a principal amount of $50 million (the “Original Aztiq Loan Agreement), bearing interest at a rate of 15% per annum and with a maturity date that falls 91 days after December 14, 2023.

On October 21, 2020, as mentioned above, Aztiq assigned and transferred $25 million of the principal amount outstanding under the Alvogen Transfer Debt which formed part of the Original Aztiq Loan Agreement to fund tranche A of the 2020 Convertible Loan (see “—2020 Convertible Loan Agreement and investment agreements”). That same day, Alvotech and Aztiq entered into (i) an amended and consolidated loan agreement with respect to the remainder of the balance under the Original Aztiq Loan Agreement (the “Amended Aztiq Loan Agreement”), bearing interest at a rate of 15% per annum and with maturity date set to December 31, 2022, and (ii) an amended and restated warrant agreement (the “Aztiq Warrant Agreement”) pursuant to which Aztiq was entitled to exercise a warrant to subscribe for Alvotech Holdings Class A Ordinary Shares.

The Amended Aztiq Loan Agreement provided that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.

On June 30, 2021, the aggregate principal amount outstanding under the Amended Aztiq Loan Agreement amounted to $25 million.

2020 Convertible Loan Agreement and investment agreements

On October 21, 2020, as part of a private placement transaction, Alvotech, as borrower, entered into a loan agreement with Aztiq, as lender, for an aggregate principal amount of $50.0 million (the “2020 Convertible Loan Agreement”) in two equal tranches, being the tranche A and tranche B, each bearing interest at a rate of 15% per annum and falling due on (a) (i) the date that is 91 calendar days after all of the convertible bonds issued by Alvotech are fully and irrevocably redeemed, in respect of the Tranche A, and (ii) December 31, 2022 in respect of the Tranche B; or (B) in case of a qualified initial public offering and conversion of all of the convertible bonds issued by Alvotech, December 31, 2022 with respect to Tranche A and Tranche B. Tranche A of the 2020 Convertible Loan Agreement was funded by a transfer of $25.0 million from the Original Aztiq Convertible Loan Agreement (see “—Aztiq Convertible Loan”). As mentioned above, Tranche B of the 2020 Convertible Loan Agreement was funded by a transfer of $25.0 million from the Alvogen Transfer Debt, which formed part of the Original Aztiq Loan Agreement (see “—Aztiq Loan Agreement”).

The 2020 Convertible Loan Agreement provided that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•

certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable. Pursuant to a conversion agreement of that same date (the “2020 Conversion Agreement”), Aztiq had the right to convert the outstanding balance of $50.0 million under the 2020 Convertible Loan Agreement into Alvotech Holdings Class A Ordinary Shares under certain conditions.

Further on October 21, 2020, Aztiq assigned and transferred in total $23.125 million of the principal amount outstanding under the 2020 Convertible Loan to five investors, including Alvogen. The new lenders assumed the relevant obligations and rights of Aztiq under the 2020 Convertible Loan. In March 2021, Aztiq assigned and transferred another $17.5 million of the principal amount outstanding under the 2020 Convertible Loan to five investors, including Aztiq AB.

On December 7, 2021, and as contemplated under the BCA Framework Agreement (as defined below), the outstanding principal amount under the 2020 Convertible Loan Agreement was converted into Alvotech Holdings Class A Ordinary Shares in accordance with the 2020 Conversion Agreement by all other creditors.

Alvogen Loan Agreement

On December 14, 2018, Alvotech, as borrower, entered into an amendment deed to the Original 2017 Convertible Loan Agreements with Alvogen and Aztiq AB, as lenders, related to certain existing convertible loan agreements dated December 22, 2017 for an aggregate of $146.5 million. On May 14, 2019, Alvogen assigned and transferred part of its rights and obligations under the Original 2017 Convertible Loan Agreements, for a principal amount of $50.0 million, to Aztiq, known as the Alvogen Transfer Debt. See section “—Aztiq Convertible Loans” for the applicable covenants.

On April 16, 2020, Alvotech and Alvogen amended and consolidated the terms of the convertible loan agreements between them (the “Consolidated Alvogen Convertible Loan Agreement”), bearing interest at a rate of 15% per annum and with a maturity date set to December 31, 2022. The principal amount outstanding under the Consolidated Alvogen Convertible Loan Agreement amounted to $21.5 million.

The Consolidated Alvogen Convertible Loan Agreement provided that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.

On October 21, 2020, Alvotech and Alvogen entered into an amended and consolidated loan agreement with respect to the remainder of the Consolidated Alvogen Convertible Loan Agreement (the “Amended Alvogen Convertible Loan Agreement”), bearing interest at a rate of 15% per annum and with a maturity date set to December 31, 2022. The principal amount outstanding under the Amended Alvogen Convertible Loan Agreement amounted to $21.5 million on June 30, 2021. Alvogen had the right to convert this outstanding principal amount into Alvotech Holdings Class A Ordinary Shares under the conditions set forth in an amended and restated conversion agreement of October 21, 2020 between Alvotech, Aztiq and Alvogen (the “Alvogen Conversion Agreement”).

The Amended Alvogen Convertible Loan Agreement provides that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.

On December 7, 2021, Alvogen called the remaining Alvogen Transfer Debt in the amount of $25 million thus increasing the principal amount under the Amended Alvogen Convertible Loan Agreement.

Alvogen Bridge Financing

On June 30, 2020, Alvotech, as borrower, entered into a bridge loan financing agreement with Alvogen, as lender, for a principal amount of $30.0 million (the “Alvogen Bridge Financing Agreement”), bearing interest at a rate of 15% per annum and with a maturity date that falls 91 days after December 14, 2023. Of such loan, Alvogen transferred a portion of the principal for an amount of $5.625 million under the Alvogen Bridge Financing Agreement to Aztiq. The outstanding amounts due under the Alvogen Bridge Financing Agreement being (i) the Aztiq portion for an aggregate amount of $5.625 million and (ii) Alvogen portion for an aggregate amount of $24.375 million were used to offset Aztiq’s and Alvogen’s respective subscription price for the subscription of new Alvotech Holdings Class A Ordinary Shares issued by Alvotech in the context of the 2020 Alvotech private placement.

The Alvogen Bridge Financing Agreement provided that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.

BCA Framework Agreement

On December 7, 2021, the Alvotech Holdings Shareholders entered into a BCA Framework Agreement with Alvotech Holdings, Alvotech and Floki Holdings S.à r.l. In the BCA Framework Agreement, all relevant consents under the shareholders agreement relating to Alvotech Holdings dated October 21, 2020 required for the Business Combination as well as a general cooperation covenant and certain waivers and voting undertakings in relation to the First Merger and the Second Merger were given.

Furthermore, the following transactions occurred pursuant to the BCA Framework Agreement:

i.	confirmation by Alvogen of its prior full exercise of its warrant right under the shareholders agreement relating to Alvotech Holdings dated October 21, 2020;

ii.

on December 14, 2021, Aztiq subscribed for a number of newly issued Alvotech Holdings Class A Ordinary Shares for an aggregate subscription price of $50 million which has been set-off against (a) the principal amount of the Floki Loan in the amount of $25 million and (b) an amount of accrued and unpaid interest due by Alvotech Holdings to Aztiq in the amount of $25 million;

iii.

on December 14, 2021, Alvogen subscribed for a number of newly issued Alvotech Holdings Class A Ordinary Shares (a) for an aggregate subscription price of $48.7 million which has been set-off against the corresponding amount, consisting of accrued interest due by Alvotech Holdings to Alvogen, and (b) for an aggregate subscription price of $46.5 million which has been paid through conversion of the outstanding principal amount of $46.5 million under the Amended Alvogen Convertible Loan Agreement, including the Alvogen Transfer Debt, in accordance with the terms of the related conversion agreement;

iv.

on December 14, 2021, Aztiq exercised its right under the Aztiq Warrant Agreement by subscribing for Alvotech Holdings Class A Ordinary Shares, and set off the subscription price of such new Alvotech Holdings Class A Ordinary Shares against (a) the outstanding principal amount due by Alvotech Holdings to Aztiq under the Amended Aztiq Convertible Loan Agreement in the amount of $11.7 million, and (b) the outstanding principal amount due by Alvotech Holdings to Aztiq under the 2020 Convertible Loan in the amount of $9.4 million;

v.

on December 14, 2021, the outstanding principal amount under the 2020 Convertible Loan was converted into Alvotech Holdings Class A Ordinary Shares in accordance with the terms of the related conversion agreement in respect of all other holders thereof (except Aztiq as referred to under item (iv) above);

vi.

accrued and unpaid interest on the different loan agreements to which Alvotech Holdings was a borrower was used by the creditors thereof to pay for newly issued Alvotech Holdings Class A Shares of Alvotech at the valuation at which the PIPE Investors invest into Alvotech;

vii.

a compensatory share issue was agreed for holders of convertible bonds issued by Alvotech Holdings who/which had converted convertible bonds issued by Alvotech Holdings in June 2021 at a higher valuation than the valuation at which the PIPE Investors invest into Alvotech; and

viii.

the terms and conditions applicable to the Seller Earn Out Shares were agreed, i.e. (a) the holders of the Seller Earn Out Shares are entitled to the same voting and dividend rights generally granted to holders of Ordinary Shares and (b) vesting conditions and buyback provisions were set out.

Following the consummation of the aforementioned share capital increases of Alvotech Holdings in pursuance of the BCA Framework Agreement, all loan agreements referred to above, including any amendment or ancillary agreements thereto (including those not expressly mentioned), are terminated.

Alvogen-Aztiq Loan Advances

In connection with an undertaking by Alvotech Shareholders to ensure that Alvotech was sufficiently funded through the closing of the Business Combination by providing at least $50.0 million (but not to exceed $100.0 million) for the operations of Alvotech, Alvotech entered into interest free loan advances with Alvogen and Aztiq (the “Alvogen-Aztiq Loan Advances”). The interest free loan advances provide for a facility of up to $15.0 million from Alvogen, with the potential for up to $10.0 million more in advances, and $25.0 million from Aztiq, for a total of up to $50.0 million. Repayment by Alvotech was due within 30 days of the Second Merger Effective Time.

On February 22, 2022, Alvotech, as borrower, withdrew $15.0 million under the facility from Alvogen, as lender. On March 29, 2022, Alvotech withdrew an additional amount of $10.0 million under the facility, bringing the total to $25.0 million.

On March 11, 2022, Alvotech, as borrower, withdrew $15.0 million under the facility from Aztiq, as lender. On March 31, 2022, Alvotech withdrew an additional amount of $10.0 million under the facility, bringing the total to $25.0 million.

On July 12, 2022, Alvotech, Aztiq and Alvogen agreed to settle the outstanding amounts under the Alvogen-Aztiq Loan Advances in Ordinary Shares rather than cash. Each of Aztiq and Alvogen entered into a subscription and set-off agreement with Alvotech pursuant to which Alvogen and Aztiq subscribed to 2,500,000 Ordinary Shares each, for a subscription price of $10.00 per share. The aggregate subscription price, $25.0 million for each of Alvogen and Aztiq, was set off against the outstanding amounts under the Alvogen-Aztiq Loan Advances of $25.0 million, for each of Alvogen and Aztiq. The subscription agreements provide customary registration rights for Alvogen and Aztiq.

Alvogen Bridge Loans

On April 11, 2022, Alvotech, as borrower, entered into a loan agreement with Alvogen, as lender, for a loan of up to $40.0 million bearing an interest rate of 10% per annum. The loan is drawable in two separate installments of $20.0 million each. Each drawdown is subject to Alvogen approval. Repayment by Alvotech is due within 30 days of the Second Merger Effective Time. On April 12, 2022, Alvotech withdrew the first installment of $20.0 million. On May 9, 2022, Alvotech withdrew the second installment of $20.0 million.

On June 1, 2022, Alvotech, as borrower, entered into a second bridge loan agreement with Alvogen, as lender, for a loan of $20.0 million bearing an interest rate of 10% per annum. Alvotech withdrew the entire loan amount of $20.0 million on June 1, 2022. Repayment by Alvotech is due within 30 days of the Closing.

Lease Agreements

Leases of operational facilities

Alvotech entered into a lease agreement, as lessee, with Fasteignafélagið Sæmundur hf. (“Sæmundur”), as lessor, on November 15, 2016 for a building where Alvotech’s Reykjavik, Iceland, headquarters and the manufacturing facility are located (the “Sæmundur Lease Agreement”), the address being: Saemundargata 15-19, 102 Reykjavik, Iceland. Sæmundur is an affiliate of Aztiq. The Sæmundur Lease Agreement terminates on September 30, 2038, unless extended. The rental payments under the Sæmundur Lease Agreement amount to approximately $7.7 million per annum.

Alvotech entered into a lease agreement, as lessee, with Fasteignafélagið Eyjólfur ehf. (“Eyjólfur”), as lessor, on October 22, 2021 for an extension to the main operational building at Saemundargata 15-19, 102 Reykjavik, Iceland for manufacturing, research, parking space and underground parking garage, located in Reykjavik, Iceland (the “Eyjólfur Lease Agreement”). Eyjólfur is an affiliate of Aztiq. The start of the building project was on December 30, 2020 and the site is expected to be operational in early 2024. The payments under this agreement are expected to commence on January 1, 2023. The Eyjólfur Lease Agreement terminates on September 30, 2038. The rental payments under the Eyjólfur Lease Agreement will amount to approximately $4.1 million per annum, subject to certain cost adjustments and minimums.

Alvotech entered into a lease agreement, as lessee, with Lambhagavegur ehf. (“Lambhagavegur”), as lessor, on April 1, 2021 for a building located in Reykjavik, Iceland (the “Lambhagavegur Lease Agreement”). This site was taken into use as a warehouse facility and office space in November 2021. Lambhagavegur is an affiliate of Aztiq. The Lambhagavegur Lease Agreement terminates on September 30, 2030, unless extended. The rental payments under the Lambhagavegur Lease Agreement amount to approximately $1.0 million per annum in 2021, subject to certain cost adjustments and minimums.

Other Leases

Alvotech, as lessee, has entered into multiple lease agreements with HRJÁF ehf. (“HRJÁF”), as lessor, for numerous apartments in Reykjavík, Iceland, each dated as of December 15, 2015, August 27, 2019 (as amended on October 6, 2020), November 1, 2019 (as amended on October 6, 2020), January 1, 2020 and July 16, 2021, respectively (collectively, the “HRJÁF Lease Agreements”). HRJÁF is an affiliate of Aztiq. The HRJÁF Lease Agreements generally have a duration of 10 years, subject to certain early termination provisions. The total aggregate rental payments under the HRJÁF Lease Agreements amount to approximately $1.4 million per annum in 2021. These apartments are leased in order to facilitate Alvotech’s efforts to attract top international talent to its Reykjavik facility to be able to provide the team members with apartments for temporary use.

Shareholder’s Agreement

Alvotech and its then-existing shareholders entered into an amended and restated shareholders’ agreement on October 21, 2020 (the “Alvotech SHA”). While the shareholders’ agreement will terminate upon the consummation of this Business Combination, certain provisions of this agreement, including Alvotech’s obligation to enter into a registration rights agreement with certain existing shareholders, will survive. Under the Alvotech SHA, Alvogen and Aztiq had certain warrant rights to subscribe for additional shares. Alvogen and Aztiq have exercised such rights on December 7, 2021, which terminated the right to exercise the warrants under the Alvotech SHA. The Alvotech SHA was terminated with effect as of June 15, 2022.

Employment Agreements

Alvotech has entered into employment agreements with each of its executive officers in the ordinary course of business. The agreements provide for the terms of each individual’s employment or service with Alvotech. Alvotech intends to establish an equity incentive plan for its key executive officers and directors prior to the consummation of the Business Combination. For a description of arrangements with Alvotech’s executive officers and directors, see “Board of Directors and Executive Management—Compensation of Directors and Officers.”

Phantom Share Settlement Agreement with Mr. McClellan

In connection with the settlement of the Management Share Appreciation Rights Agreements, Alvotech entered into a settlement agreement with Mr. Joseph McClellan on June 15, 2022. See “Board of Directors and Executive Management—Compensation of Directors and Officers—Management Share Appreciation Rights Agreements.” Pursuant to that agreement, Alvotech to settle Mr. McClellan’s outstanding claim $1.5 million under the SAR plan in either shares or cash, at the option of Mr. McClellan, payable on June 16, 2023, one year and one day from the Closing.

Investor Rights and Lock-Up Agreement

In connection with the consummation of the Business Combination, Alvotech entered into an investor rights and lock-up agreement (the “IRA”) with the Sponsor, Aztiq, Alvogen and Mr. Richard Davies. Pursuant to the IRA, Ordinary Shares held by Sponsor, Aztiq, Alvogen and Mr. Davies may not be transferred (subject to certain exceptions) until: (i) with respect to the Ordinary Shares held by the Sponsor after the Closing, 365 days after the Closing, subject to earlier release if the Ordinary Shares trade at or above a volume weighted average price of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the Closing; (ii) with respect to the Ordinary Shares held by Robert Wessman, the founder of Alvotech and Alvotech’s chairman of the board of directors (the “Chairman Shares”), (x) 180 days following the Closing, with respect to one-third of the Chairman Shares, (y) 365 days following the Closing, with respect to one-third of the Chairman Shares (with earlier release if the Ordinary Shares trade at or above a volume weighted average price of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the Closing), and (z) 545 days following the Closing, with respect to the remaining one-third of the Chairman Shares; and (iii) with respect to the Ordinary Shares held by Alvogen and Aztiq, 180 days after the Closing.

Additionally, pursuant to the IRA, the Warrants held by the Sponsor may not be transferred for a period of 30 days following the Closing. The transfer restrictions do not apply to shares acquired in the PIPE Financing or any other equity financing of Alvotech that have occurred prior to the Closing. The IRA also provides that Alvotech will file a registration statement to register the resale of the Ordinary Shares held by the parties to the IRA within 30 days after the Closing.

The IRA also provides the parties with certain “demand” and “piggy-back” registration rights, subject to customary requirements and conditions.

Sponsor Letter Agreement

On December 7, 2021, concurrent with the execution of the Business Combination Agreement, the Sponsor, OACB and TopCo entered into the Sponsor Letter Agreement. Pursuant to the Sponsor Letter Agreement, the Sponsor: (i) agreed to vote its OACB Ordinary Shares in favor of the Business Combination Agreement, the Business Combination, and any other matter reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) agreed not to transfer or pledge any of its OACB Ordinary Shares after the execution of the Business Combination Agreement and prior to the closing of the Business Combination, (iii) waived its rights of appraisal, any dissenters’ rights and any similar rights relating to the transactions contemplated by the Business Combination Agreement that it may have by virtue of, or with respect to, any outstanding OACB ordinary shares owned thereby, and (iv) agreed to subject 1,250,000 of its OACB Ordinary Shares held as of immediately prior to the First Merger Effective Time, which will have been exchanged for TopCo Ordinary Shares, to certain transfer restrictions, vesting and buyback conditions.

MAJOR SHAREHOLDERS

The following table shows the beneficial ownership of our Ordinary Shares at Closing by:

•	each person known by us to beneficially own more than 5% of the outstanding Ordinary Shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise noted herein, the number and percentage of Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Ordinary Shares which the holder has the right to acquire within 60 days of the Closing through the exercise of any option, warrant or any other right.

We have based percentage ownership on 243,649,505 Ordinary Shares outstanding as of the Closing Date, June 15, 2022.

Name of Beneficial Owner	Number	Percentage (1)
Alvotech director and officers (1)
Robert Wessman
Richard Davies (2)	1,118,131		*
Tomas Ekman	—	—
Faysal Kalmoua	—	—
Ann Merchant	—	—
Arni Hardarson	—	—
Lisa Graver	—	—
Linda McGoldrick	—	—
Mark Levick	—	—
Tanya Zharov	—	—
Joseph E. McClellan	—	—
Sean Gaskell	—	—
Joel Morales	—	—
Reem Malki	—	—
Anil Okay	—	—
Ming Li	—	—
Alvotech directors and officers as a group (16 persons)	1,118,131		*
Alvotech Five Percent Holders
Alvogen Lux Holdings S.à r.l. (3)	86,440,619	35.48%
Aztiq Pharma Partners S.à r.l. (4)	98,647,803	40.49%

*	Less than one percent of outstanding Ordinary Shares.
(1)	Unless otherwise noted, the business address of each of the directors and executive officers of Alvotech is 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg.
(2)	Includes 1,118,131 Ordinary Shares held by Mr. Davies.
(3)

Includes shares held by Alvogen Lux Holdings S.à r.l. (“Alvogen”). Through intermediary holding entities, Alvogen is a wholly-owned subsidiary of Celtic Holdings SCA (“Celtic Holdings”). Investment and voting decisions at Celtic Holdings are made by a majority vote of its board of directors, and therefore no individual director of Celtic Holdings is the beneficial owner of the securities, except with respect to the shares in which such director holds a pecuniary interest. The address of Alvogen is 5, Rue Heienhaff, L-1736 Senningerberg, Luxembourg, Grand-Duchy of Luxembourg and the address of Celtic Holdings is 20, Avenue Monterey, L-2163 Luxembourg, Grand-Duchy of Luxembourg. Each of Carmen Andre, Christoffer

Sjøqvist, Tomas Ekman, Park Jung Ryun, Robert Wessman and Arni Hardarson is a director of Celtic Holdings entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the shares held by Celtic Holdings. Carmen Andre, Christoffer Sjøqvist, Tomas Ekman, Park Jung Ryun, Robert Wessman and Arni Hardarson each disclaim any beneficial ownership of any such shares, except to the extent of his or her pecuniary interest therein.
(4)

Includes shares held by Aztiq Pharma Partners S.à r.l. (“Aztiq”). Aztiq is a wholly-owned subsidiary of Aztiq Fund I SCSp (“Aztiq Fund”). Investment and voting decisions at Aztiq Fund are made by its general partner, Floki GP S.à r.l. (“Aztiq GP”). The address of APP is 5, Rue Heienhaff, L-1736 Senningerberg, Grand-Duchy of Luxembourg and the address of Aztiq Fund and Aztiq GP is at 4 Rue Robert Stumper, L-2557 Luxembourg, Grand-Duchy of Luxembourg. Each of Danny Major, Marc Lefebvre, Robert Wessman, Johann Johannsson and Arni Hardarson is a member of the board of directors of Aztiq GP entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the shares held by Aztiq Fund. Danny Major, Marc Lefebvre, Robert Wessman, Johann Johannsson and Arni Hardarson each disclaim any beneficial ownership of any such shares, except to the extent of his or her pecuniary interest therein.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to (i) 17,493,000 Ordinary Shares subscribed for by the Selling Securityholders, for a subscription price of $10.00 per share, in the context of the PIPE Financing (as defined below), (ii) 6,250,000 Ordinary Shares issued to the Sponsor in exchange for the Founder Shares, (iii) 4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants, (iv) 186,206,553 Ordinary Shares issued to former shareholders of Alvotech Holdings in exchange for their Alvotech Holdings Ordinary Shares in connection with the Business Combination (subject to vesting and lockups), and (v) 4,666,667 Private Placement Warrants. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders the aggregate number of Ordinary Shares beneficially owned by the Selling Securityholders, and the aggregate number of Ordinary Shares that the Selling Securityholders may offer pursuant to this prospectus. We have based percentage ownership on 243,649,505 Ordinary Shares outstanding as of June 15, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Ordinary Shares. As such, we are unable to declare the number of Ordinary Shares that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each new Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Ordinary Shares				Warrants (1) to Purchase Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owner After Offering	Percent Owner After Offering
Santo Holding (Deutschland) (2)	4,764,736	3,000,000	1,764,736	—	—	—	—	—
Celtic Holdings II Limited (3)	1,636,236	1,636,236	—	—	—	—		—
Celtic Holdings III Limited (4)	910,871	910,871	—	—	—	—	—	—
YAS Holding LLC (5)	3,745,337	1,000,000	2,745,337	1.13%	—	—	—	—
Birchtree Fund Investments Private Limited (6)	1,000,000	1,000,000	—	—	—	—	—	—
Celtic Vatera Investments S.à r.l. (7)	345,893	345,893	—	—	—	—	—	—
Arctica Finance hf. (8)	2,700,000	2,700,000	—	—	—	—	—	—
Arion Bank hf. (9)	3,563,662	2,700,000	—	—	—	—	—	—
Landsbankinn hf. (10)	2,700,000	2,700,000	—	—	—	—	—	—
Averill Master Fund, Ltd. (11)	1,000,000	1,000,000	—	—	—	—	—	—
Nidema Funding, LLC (12)	500,000	500,000	—	—	—	—	—	—
Richard Davies (13)	1,118,131	1,118,131	—	—	—	—	—	—

	Ordinary Shares				Warrants (1) to Purchase Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owner After Offering	Percent Owner After Offering
Oaktree Acquisition Holdings II, L.P. (14)	10,916,667	10,916,667	—	—	4,666,667	4,666,667	—	—
Alvogen Lux Holdings S.à r.l. (15)	88,940,619	88,940,619	—	—	—	—	—	—
Aztiq Pharma Partners S.à r.l. (16)	101,147,803	101,147,803	—	—	—	—	—	—

*	Less than one percent of outstanding Ordinary Shares.
(1)	Represents the Private Placement Warrants.
(2)

Consists of (i) 3,000,000 Ordinary Shares subscribed to in connection with the PIPE Financing and (ii) 1,764,736 Ordinary Shares issued in exchange for Alvotech Holdings Ordinary Shares in connection with the Business Combination held by Santo Holding (Deutschland) GmbH. The common shares of Santo Holding (Deutschland) GmbH, are directly held by Santo Holding AG, Switzerland (89.60%) and ATHOS KG, Germany (10.40%). ATHOS KG holds indirectly via ATHOS Beteiligung GmbH, Germany 100% of the common shares of Santo Holding AG. Consequently ATHOS KG has directly/indirectly 100% ownership in Santo Holding (Deutschland) GmbH. Thomas Peter Maier is Managing Director of Santo Holding (Deutschland) GmbH. Thomas Peter Maier is authorized to represent the company alone. Thomas Maier is General Partner of ATHOS KG and authorized to represent ATHOS KG alone. ATHOS KG is owned by ten individual natural persons. The individuals above 10% ownership in ATHOS KG are Dr. Andreas Strüngmann, Dr. Thomas Strüngmann, Dr. Nicole Strüngmann-Butscheidt and Florian Strüngmann. Shareholder resolutions are generally passed with a simple majority of the votes cast. The mailing address for ATHOS KG and Santo Holding (Deutschland) GmbH is Bergfeldstraße 9, 83607 Holzkirchen - Germany.

(3)

Consists of 1,636,236 Ordinary Shares subscribed to by Celtic Holdings II Limited (“Celtic II”) in connection with the PIPE Financing. Investment and voting decisions at Celtic II are made by a majority of its board of directors, and therefore no individual director of Celtic II is the beneficial owner of the Ordinary Shares, except with respect to the Ordinary Shares in which such director holds a pecuniary interest. Each of Tomas Ekman, Carl Hansen and Brian Scholfield is a director of Celtic II entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the Ordinary Shares held by Celtic II. Each of Tomas Ekman, Carl Hansen and Brian Scholfield disclaim any beneficial ownership of any of such Ordinary Shares, except to the extent of his or her pecuniary interest therein. The address of Celtic II is 27 Esplanade St Helier, Isle of Jersey.

(4)

Consists of 910,871 Ordinary Shares subscribed to by Celtic Holdings III Limited (“Celtic III”) in connection with the PIPE Financing. Investment and voting decisions at Celtic III are made by a majority of its board of directors, and therefore no individual director of Celtic III is the beneficial owner of the Ordinary Shares, except with respect to the Ordinary Shares in which such director holds a pecuniary interest. Each of Tomas Ekman, Carl Hansen and James Culshaw is a director of Celtic III entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the Ordinary Shares held by Celtic III. Each of Tomas Ekman, Carl Hansen and James Culshaw disclaim any beneficial ownership of any of such Ordinary Shares, except to the extent of his or her pecuniary interest therein. The address of Celtic III is 27 Esplanade St Helier, Isle of Jersey.

(5)

Consists of 3,745,447 Ordinary Shares, including (i) 1,000,000 shares subscribed to by YAS Holding LLC (“Yas Holding”) in connection with the PIPE Financing, and (ii) 2,745,337 shares received in exchange for Alvotech Holdings Ordinary Shares. Mr. Sultan Al Shamsi owns 99% of all issued shares in YAS Holding and may be deemed to have voting and dispositive power with respect to the ordinary shares held by Yas Holding. Mr. Sultan Al Shamsi disclaims any beneficial ownership of any such ordinary shares, except to the extent of his pecuniary interest therein. Alvotech has formed a strategic commercial partnership with YAS Holding. In October 2019, Alvotech entered into license agreements with YAS Holding with respect to AVT02, AVT04 and AVT06, and in February 2022, Alvotech entered into a supply agreement with YAS

Holding with respect to AVT02 (see “Business—Commercial Partnerships”). The address of YAS Holding is, Khalifa City A, Emirates Post Building Abu Dhabi, United Arab Emirates.
(6)

Consists of 1,000,000 Ordinary Shares subscribed to by Birchtree Fund Investments Private Limited in connection with the PIPE Financing. Birchtree Fund Investments Private Limited is a direct wholly-owned subsidiary of Fullerton Fund Investments Pte Ltd, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited. Each of Fullerton Fund Investments Pte Ltd and Temasek Holdings (Private) Limited, through the ownership described herein, may be deemed to beneficially own the ordinary shares held directly by Birchtree Fund Investments Private Limited. The address for these entities is 60B Orchard Road, #06-18, Tower 2, The Atrium @ Orchard, Singapore 238891.

(7)

Consists of 345,893 Ordinary Shares subscribed to by Celtic Vatera Investments S.a.r.l. (“Celtic Vatera”) in connection with the PIPE Financing. Investment and voting decisions at Celtic Vatera are made by a majority of its board of directors. Each of Michael Kim and Michael Allen is a director of Celtic Vatera entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the Ordinary Shares held by Celtic Vatera. Each of Messrs. Kim and Allen disclaim any beneficial ownership of any of such Ordinary Shares, except to the extent of his or her pecuniary interest therein. The address of Celtic Vatera is 15, rue Edward Steichen, Luxembourg.

(8)

Consists of 2,700,000 Ordinary Shares subscribed to by Arctica Finance hf. in connection with the PIPE Financing. Arctica Eignarhaldsfélag ehf. owns 50.0% of all issued shares in Arctica Finance hf., which represents 100% of all voting power in Arctica Finance hf. Mr. Bjarni Þórður Bjarnason owns 50.25% of all issued shares in Arctica Eignarhaldsfélag ehf. and Mr. Stefán Þór Bjarnason owns 33.50% of all issued shares in Arctica Eignarhaldsfélag ehf. The address of Arctica Finance hf. is Katrinartuni 2, 105 Reykjavik, Iceland. Mr. Bjarni Þórður Bjarnason and Mr. Stefán Þór Bjarnason each disclaim any beneficial ownership of the Ordinary Shares.

(9)

Consists of 3,563,662 Ordinary Shares, including 2,700,000 subscribed to by Arion Bank hf. in connection with the PIPE Financing. Investment decisions at Arion Bank hf. are made by the Arion Bank’s Asset and Liability Committee (ALCO), and thus ALCO may be considered to be a control person of Arion Bank hf. with respect to the ordinary shares. The address of Arion Bank hf. is Borgartún 19, 105 Reykjavík. Arion Bank hf. is a lender of Alvotech (see “Management’s discussion and analysis of financial condition and results of operations—Material Cash Requirements for Known Contractual Obligations and Commitments—Other borrowings”).

(10)

Consists of 2,700,000 Ordinary Shares subscribed to by Landsbankinn hf. in connection with the PIPE Financing. The Iceland State Treasury owns 98% of Landsbankinn hf. The address of Landsbankinn hf. is Austurstræti 11, 155 Reykjavík. Landsbankinn hf. is a lender of Alvotech (see “Management’s discussion and analysis of financial condition and results of operations—Material Cash Requirements for Known Contractual Obligations and Commitments—Other borrowings”), acted as Alvotech’s certified advisor for the listing of Ordinary Shares on Nasdaq First North and acts as a market maker for Ordinary Shares on Nasdaq First North.

(11)

Consists of 1,000,000 Ordinary Shares subscribed to by Averill Master Fund, Ltd. in connection with the PIPE Financing. Suvretta Capital Management, LLC is the investment manager of Averill Master Fund, Ltd. Aaron Cowen is the control person of Suvretta Capital Management, LLC. The address of Averill Master Fund, Ltd. is 540 Madison Avenue, seventh floor, New York, New York 10022.

(12)

Consists of 500,000 Ordinary Shares subscribed to by Nidema Funding, LLC (“Nidema”) in connection with the PIPE Financing. Farallon Capital Management, L.L.C. (“FCM”), as the manager of Nidema, may be deemed to beneficially own such ordinary shares held by Nidema. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J.M. Spokes, John R. Warren and Mark D. Wehrly (the “Managing Members”), as a senior managing member or managing member, as the case may be, of FCM, in each case with the power to exercise investment discretion, may be deemed to beneficially own such ordinary shares held by Nidema. Each of FCM and the Managing Members disclaims beneficial ownership of any such ordinary shares. The address of Nidema Funding, LLC is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(13)

Consists of 1,118,131 Ordinary Shares held by Mr. Richard Davies. The business address of Mr. Davies is 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg. Mr. Davies serves as the director and the Deputy Chairman of Alvotech. On June 15, 2022, Mr. Davies entered into an investor rights and lock-up agreement, see “Certain Relationships and Related Party Transactions—Investor Rights and Lock-Up Agreement.”

(14)

Oaktree Acquisition Holdings II, L.P. (“Sponsor”) is the record holder of the 6,250,000 Ordinary Shares and 4,666,667 Warrants reported herein. The Warrants will become exercisable as of July 15, 2022. The general partner of Sponsor is Oaktree Acquisition Holdings II GP Ltd. (“Holdings GP”). The director of Holdings GP is Oaktree Capital Management, L.P. (“Oaktree”). The director of Oaktree is Oaktree Capital Management GP, LLC (“Management GP”). The sole managing member of Management GP is Atlas OCM Holdings, LLC (“Atlas”). Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) is the general partner of the owner of the class B units of Atlas. Brookfield Asset Management, Inc. (“BAM”) is the indirect owner of the class A units of Atlas. BAM Trust Partners (“Partners”) is the sole owner of Class B Limited Voting Shares of BAM. Each of Sponsor, Holdings GP, Oaktree, Management GP, Atlas, BAM, and Partners, disclaims beneficial ownership of the Ordinary Shares and Warrants reported herein except to the extent of their respective pecuniary interest therein. The principal business office of each of Sponsor, Holdings GP, Oaktree, Management GP, Atlas and OCGH GP is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. For material relationships between Alvogen and Alvotech, see “Certain Relationships and Related Party Transactions—Sponsor Letter Agreement” and “—Investor Rights and Lock-Up Agreement.”

(15)

Consists of (i) 86,440,619 Ordinary Shares issued to Alvogen Lux Holdings S.à r.l. (“Alvogen”) in exchange for Alvotech Holdings Ordinary Shares in connection with the Business Combination, 15,133,919 of which are subject to vesting or forfeiture over the five year period following the Closing and (ii) 2,500,000 Ordinary Shares subscribed to by Alvogen in connection with the Alvogen-Aztiq Loan Advance Conversion. Through intermediary holding entities, Alvogen is a wholly-owned subsidiary of Celtic Holdings SCA (“Celtic Holdings”). Investment and voting decisions at Celtic Holdings are made by a majority vote of its board of directors, subject to certain shareholders having consent rights over material actions and decisions of Celtic Holdings. Therefore, no individual director of Celtic Holdings is the beneficial owner of the securities, except with respect to the shares in which such director holds a pecuniary interest. The address of Alvogen is 5, Rue Heienhaff, L-1736 Senningerberg, Luxembourg, Grand-Duchy of Luxembourg and the address of Celtic Holdings is 20, Avenue Monterey, L-2163 Luxembourg, Grand-Duchy of Luxembourg. Each of Carmen Andre, Christoffer Sjøqvist, Tomas Ekman, Park Jung Ryun, Robert Wessman and Arni Hardarson is a director of Celtic Holdings entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the shares held by Celtic Holdings. Carmen Andre, Christoffer Sjøqvist, Tomas Ekman, Park Jung Ryun, Robert Wessman and Arni Hardarson each disclaim any beneficial ownership of any such shares, except to the extent of his or her pecuniary interest therein. For material relationships between Alvogen and Alvotech, see “Certain Relationships and Related Party Transactions.”

(16)

Consists of (i) 98,647,803 Ordinary Shares held by Aztiq Pharma Partners S.à r.l. (“Aztiq”) in exchange for Alvotech Holdings Ordinary Shares in connection with the Business Combination; and (ii) 2,500,000 Ordinary Shares subscribed to by Aztiq in connection with the Alvogen-Aztiq Loan Advance Conversion. Aztiq is a wholly-owned subsidiary of Aztiq Fund I SCSp (“Aztiq Fund”). Investment and voting decisions at Aztiq Fund are made by its general partner, Floki GP S.à r.l. (“Aztiq GP”). The address of Aztiq is 5, Rue Heienhaff, L-1736 Senningerberg, Grand-Duchy of Luxembourg and the address of Aztiq Fund and Aztiq GP is at 4 Rue Robert Stumper, L-2557 Luxembourg, Grand-Duchy of Luxembourg. Each of Danny Major, Marc Lefebvre, Robert Wessman, Johann Johannsson and Arni Hardarson is a member of the board of directors of Aztiq GP entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the shares held by Aztiq Fund. Danny Major, Marc Lefebvre, Robert Wessman, Johann Johannsson and Arni Hardarson each disclaim any beneficial ownership of any such shares, except to the extent of his or her pecuniary interest therein. For material relationships between Aztiq and Alvotech, see “Certain Relationships and Related Party Transactions.”

MATERIAL LUXEMBOURG INCOME TAX CONSIDERATIONS

The following information is of a general nature only and is based on the laws in force in Luxembourg as of the date of this prospectus and is subject to any change in law that may take effect after such date. It does not purport to be a comprehensive description of all tax considerations that might be relevant to an investment decision. It is not intended to be, nor should it be construed to be, legal or tax advice. It is a description of the essential material Luxembourg tax consequences with respect to the listing and may not include tax considerations that arise from rules of general application or that are generally assumed to be known to investors. Prospective holders of Ordinary Shares or Warrants should consult their professional advisors with respect to particular circumstances, the effects of state, local or foreign laws to which they may be subject, and as to their tax position.

Please be aware that the residence concept used under the respective headings applies for Luxembourg income tax assessment purposes only. Any reference in this section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. In addition, please note that a reference to Luxembourg income tax generally encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu). Corporate holders of Ordinary Shares or Warrants may further be subject to net worth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax, the solidarity surcharge and net worth tax invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Taxation of Alvotech

Income Tax

From a Luxembourg tax perspective, Luxembourg companies are considered as being resident in Luxembourg provided that they have either their registered office or their central administration in Luxembourg.

Alvotech is a fully taxable Luxembourg company. The net taxable profit of Alvotech is subject to corporate income tax (“CIT”) and municipal business tax (“MBT”) at ordinary rates in Luxembourg.

The maximum aggregate CIT and MBT rate amounts to 24.94% (including the solidarity surcharge for the employment fund) for companies located in the municipality of Luxembourg-city. Liability to such corporation taxes extends to Alvotech’s worldwide income (including capital gains), subject to the provisions of any relevant double taxation treaty. The taxable income of Alvotech is computed by application of all rules of the Luxembourg income tax law of December 4, 1967, as amended (loi concernant l’impôt sur le revenu), as commented and currently applied by the Luxembourg tax authorities (“LIR”). The taxable profit as determined for CIT purposes is applicable, with minor adjustments, for MBT purposes. Under the LIR, all income of Alvotech will be taxable in the fiscal period to which it economically relates and all deductible expenses of Alvotech will be deductible in the fiscal period to which they economically relate. Under certain conditions, dividends received by Alvotech from qualifying participations and capital gains realized by Alvotech on the sale of such participations, may be exempt from Luxembourg corporation taxes under the Luxembourg participation exemption regime. A tax credit is generally granted for withholding taxes levied at source within the limit of the tax payable in Luxembourg on such income, whereby any excess withholding tax is not refundable (but may be deductible under certain conditions).

Under the participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from shares may be exempt from income tax if (i) the distributing company is a qualified subsidiary (“Qualified

Subsidiary”) and (ii) at the time the dividend is put at Alvotech’s disposal, the latter holds or commits itself to hold for an uninterrupted period of at least 12 months shares representing either (a) a direct participation of at least 10% in the share capital of the Qualified Subsidiary or (b) a direct participation in the Qualified Subsidiary of an acquisition price of at least €1.2 million (“Qualified Shareholding”). A Qualified Subsidiary means notably (a) a company covered by Article 2 of the Council Directive 2011/96/EU dated November 30, 2011 (the “Parent-Subsidiary Directive”) or (b) a non-resident capital company (société de capitaux) liable to a tax corresponding to Luxembourg CIT. Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions.

If the conditions of the participation exemption regime are not met, dividends derived by Alvotech from the Qualified Subsidiary may be exempt for 50 % of their gross amount.

Capital gains realized by Alvotech on shares are subject to CIT and MBT at ordinary rates, unless the conditions of the participation exemption regime, as described below, are satisfied. Under the participation exemption regime (subject to the relevant anti-abuse rules), capital gains realized on shares may be exempt from income tax at the level of Alvotech (subject to the recapture rules) if at the time the capital gain is realized, Alvotech holds or commits itself to hold for an uninterrupted period of at least 12 months shares representing a direct participation in the share capital of the Qualified Subsidiary (i) of at least 10% or of (ii) an acquisition price of at least €6 million. Taxable gains are determined as being the difference between the price for which shares have been disposed of and the lower of their cost or book value.

For the purposes of the participation exemption regime, shares held through a tax transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

Net Worth Tax

Alvotech is as a rule subject to Luxembourg net worth tax (“NWT”) on its net assets as determined for net worth tax purposes. NWT is levied at the rate of 0.5% on net assets not exceeding €500 million and at the rate of 0.05% on the portion of the net assets exceeding €500 million. Net worth is referred to as the unitary value (valeur unitaire), as determined on January 1 of each year. The unitary value is in principle calculated as the difference between (i) assets estimated at their fair market value (valeur estimée de réalisation), and (ii) liabilities.

Under the participation exemption regime, a Qualified Shareholding held by Alvotech in a Qualified Subsidiary is exempt for net worth tax purposes.

As from January 1, 2016, a minimum net worth tax (“MNWT”) is levied on companies having their statutory seat or central administration in Luxembourg. For entities for which the sum of fixed financial assets, transferable securities and cash at bank exceeds 90% of their total gross assets and €350,000, the MNWT is set at €4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the €4,815 MNWT, the MNWT ranges from €535 to €32,100, depending on their total balance sheet.

Other Taxes

The incorporation of Alvotech through a contribution in cash to its share capital as well as further share capital increase or other amendment to the articles of incorporation of Alvotech are subject to a fixed registration duty of €75.

Withholding Taxes

Dividends paid by Alvotech to holders of Ordinary Shares are generally subject to a 15% withholding tax in Luxembourg, unless a reduced treaty rate or the participation exemption applies. Under certain conditions, a corresponding tax credit may be granted to the holders of Ordinary Shares. Responsibility for the withholding of the tax is assumed by Alvotech.

A withholding tax exemption applies under the participation exemption regime (subject to the relevant anti-abuse rules), if cumulatively (i) the holder of Ordinary Shares is an eligible parent (“Eligible Parent”) and (ii) at the time the income is made available, the Eligible Parent holds or commits itself to hold for an uninterrupted period of at least 12 months a Qualified Shareholding in Alvotech. Holding a participation through a tax transparent entity is deemed to be a direct participation in the proportion of the net assets held in this entity. An Eligible Parent includes notably (a) a company covered by Article 2 of the Parent-Subsidiary Directive or a Luxembourg permanent establishment thereof, (b) a company resident in a State having a double tax treaty with Luxembourg and liable to a tax corresponding to Luxembourg CIT or a Luxembourg permanent establishment thereof, (c) a capital company (société de capitaux) or a cooperative company (société coopérative) resident in a member state of the EEA other than an EU member state and liable to a tax corresponding to Luxembourg CIT or a Luxembourg permanent establishment thereof or (d) a Swiss capital company (société de capitaux) which is subject to CIT in Switzerland without benefiting from an exemption.

No withholding tax is levied on capital gains and liquidation proceeds.

Taxation of the Holders of Ordinary Shares / Warrants

Tax Residency

A holder of Ordinary Shares or Warrants will not become resident, nor be deemed to be resident, in Luxembourg solely by virtue of holding and/or disposing of Ordinary Shares or Warrants or the execution, performance, delivery and/or enforcement of his or her rights thereunder.

Income Tax

For the purposes of this section, a “disposal” may include a sale, an exchange, a contribution, a redemption and any other kind of alienation of Ordinary Shares or Warrants.

Luxembourg Residents

Luxembourg Resident Individuals

Dividends and other payments derived from the Ordinary Shares held by resident individual holders, who act in the course of the management of either their private wealth or their professional/business activity, are subject to income tax at the ordinary progressive rates. Under current Luxembourg tax laws, 50% of the gross amount of dividends received by resident individuals from Alvotech may however be exempt from income tax.

Capital gains realized on the disposal of the Ordinary Shares or Warrants by resident individual shareholders, who act in the course of the management of their private wealth, are not subject to income tax, unless said capital gains qualify either as speculative gains or as gains on a substantial participation. Capital gains are deemed to be speculative if the Ordinary Shares or Warrants are disposed of within six months after their acquisition or if their disposal precedes their acquisition. Speculative gains are subject to income tax as miscellaneous income at ordinary rates. A participation is deemed to be substantial where a resident individual shareholder holds or has held, either alone or together with his/her spouse or partner and/or minor children, directly or indirectly at any time within the five years preceding the disposal, more than 10% of the share capital of the company whose shares are being disposed of (the “Substantial Participation”). A holder of Ordinary Shares is also deemed to alienate a Substantial Participation if he acquired free of charge, within the five years preceding the transfer, a participation that was constituting a Substantial Participation in the hands of the alienator (or the alienators in case of successive transfers free of charge within the same five-year period). Capital gains realized on a

Substantial Participation more than six months after the acquisition thereof are taxed according to the half-global rate method (i.e., the average rate applicable to the total income is calculated according to progressive income tax rates and half of the average rate is applied to the capital gains realized on the Substantial Participation).

Capital gains realized on the disposal of the Ordinary Shares or Warrants by resident individual holders, who act in the course of their professional/business activity, are subject to income tax at ordinary rates. Taxable gains are determined as being the difference between the price for which the Ordinary Shares or Warrants have been disposed of and the lower of their cost or book value.

Luxembourg Resident Companies

Dividends and other payments derived from the Ordinary Shares held by Luxembourg resident fully taxable companies are subject to income taxes, unless the conditions of the participation exemption regime, as described below, are satisfied. A tax credit is generally granted for withholding taxes levied at source within the limit of the tax payable in Luxembourg on such income, whereby any excess withholding tax is not refundable (but may be deductible under certain conditions). If the conditions of the participation exemption regime are not met, 50% of the dividends distributed by Alvotech to a Luxembourg fully taxable resident company are nevertheless exempt from income tax.

Under the participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from the Ordinary Shares may be exempt from CIT and MBT at the level of the holder if (i) the holder is an Eligible Parent and (ii) at the time the dividend is put at the holder’s disposal, the latter holds or commits itself to hold for an uninterrupted period of at least 12 months a shareholding representing a direct participation of at least 10% in the share capital of Alvotech or a direct participation in Alvotech of an acquisition price of at least €1.2 million. Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions. Capital gains realized by a Luxembourg fully-taxable resident company on the disposal of the Ordinary Shares are subject to income tax at ordinary rates, unless the conditions of the participation exemption regime, as described below, are satisfied.

Under the participation exemption regime (subject to the relevant anti-abuse rules), capital gains realized on the Ordinary Shares and Warrants may be exempt from CIT and MBT (save for the recapture rules) at the level of the holder if cumulatively (i) the holder is a Eligible Parent and (ii) at the time the capital gain is realized, the holder holds or commits itself to hold for an uninterrupted period of at least 12 months shares representing either (a) a direct participation of at least 10% in the share capital of Alvotech or (b) a direct participation in Alvotech of an acquisition price of at least €6 million. Taxable gains are determined as being the difference between the price for which the Ordinary Shares have been disposed of and the lower of their cost or book value. Under Luxembourg tax law it is debatable to what extent the warrants are eligible for the participation exemption regime although certain case law supports such argumentation in certain circumstances.

For the purposes of the participation exemption regime, Ordinary Shares held through a tax transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

For holders of Warrants, the exercise of the Warrants will not give rise to any immediate Luxembourg tax consequences.

Luxembourg Resident Companies Benefiting from a Special Tax Regime

A holder of Ordinary Shares or Warrants who is a Luxembourg resident company benefiting from a special tax regime, such as (i) a specialized investment fund governed by the amended law of February 13, 2007, (ii) a family wealth management company governed by the amended law of May 11, 2007 (iii) an undertaking for collective investment governed by the amended law of December 17, 2010 or (iv) a reserved alternative investment fund treated as a specialized investment fund for Luxembourg tax purposes and governed by the amended law of July 23, 2016 is exempt from income tax in Luxembourg and profits derived from the shares or warrants are thus not subject to tax in Luxembourg.

Luxembourg Non-Residents

Non-resident holders of Ordinary Shares or Warrants, who have neither a permanent establishment nor a permanent representative in Luxembourg to which or whom the Ordinary Shares or Warrants are attributable, are not liable to any Luxembourg income tax, whether they receive payments of dividends or realize capital gains on the disposal of the Ordinary Shares or Warrants, except with respect to capital gains realized on a substantial participation before the acquisition or within the first six months of the acquisition thereof, that are subject to income tax in Luxembourg at ordinary rates (subject to the provisions of any relevant double tax treaty) and except for the withholding tax mentioned above.

Non-resident holders of Ordinary Shares or Warrants having a permanent establishment or a permanent representative in Luxembourg to which or whom the Ordinary Shares or Warrants are attributable, must include any income received, as well as any gain realized on the disposal of the Ordinary Shares or Warrants, in their taxable income for Luxembourg tax assessment purposes, unless the conditions of the participation exemption regime, as described below, are satisfied. If the conditions of the participation exemption regime are not fulfilled, 50% of the gross amount of dividends received by a Luxembourg permanent establishment or permanent representative are however exempt from income tax. Taxable gains are determined as being the difference between the price for which the Ordinary Shares have been disposed of and the lower of their cost or book value.

Under the participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from the Ordinary Shares may be exempt from income tax if cumulatively (i) the Ordinary Shares are attributable to a qualified permanent establishment (“Qualified Permanent Establishment”) and (ii) at the time the dividend is put at the disposal of the Qualified Permanent Establishment, it holds or commits itself to hold a Qualified Shareholding in Alvotech. A Qualified Permanent Establishment means (a) a Luxembourg permanent establishment of a company covered by Article 2 of the Parent-Subsidiary Directive, (b) a Luxembourg permanent establishment of a capital company (société de capitaux) resident in a State having a double tax treaty with Luxembourg and (c) a Luxembourg permanent establishment of a capital company (société de capitaux) or a cooperative company (société coopérative) resident in a member state of the EEA other than an EU member state. Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions. Ordinary Shares held through a tax transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

Under the participation exemption regime (subject to the relevant anti-abuse rules), capital gains realized on the Ordinary Shares or Warrants may be exempt from income tax (save for the recapture rules) if cumulatively (i) the Ordinary Shares or Warrants are attributable to a Qualified Permanent Establishment and (ii) at the time the capital gain is realized, the Qualified Permanent Establishment holds or commits itself to hold for an uninterrupted period of at least 12 months Ordinary Shares or Warrants representing either (a) a direct participation in the share capital of Alvotech of at least 10% or (b) a direct participation in of an acquisition price of at least €6 million.

Under Luxembourg tax laws currently in force (subject to the provisions of double taxation treaties), capital gains realized by a Luxembourg non-resident holder of Ordinary Shares or Warrants (not acting via a permanent establishment or a permanent representative in Luxembourg through which/whom the Ordinary Shares or Warrants are held) are not taxable in Luxembourg unless (a) the holder of Ordinary Shares or Warrants holds a Substantial Participation in Alvotech and the disposal of the Ordinary Shares or Warrants takes place less than six months after the Ordinary Shares or Warrants were acquired or (b) the holder of Ordinary Shares or Warrants has been a former Luxembourg resident for more than 15 years and has become a non-resident, at the time of transfer, less than five years ago.

Net Worth Tax

A Luxembourg resident as well as a non-resident who has a permanent establishment or a permanent representative in Luxembourg to which the Ordinary Shares or Warrants are attributable, are subject to Luxembourg NWT (subject to the application of the participation exemption regime) on such Ordinary Shares or Warrants, except if the holder of Ordinary Shares or Warrants is (i) a resident or non-resident individual taxpayer, (ii) a securitization company governed by the amended law of March 22, 2004 on securitization, (iii) a company governed by the amended law of June 15, 2004 on venture capital vehicles, (iv) a professional pension institution governed by the amended law of July 13, 2005, (v) a specialized investment fund governed by the amended law of February 13, 2007, (vi) a family wealth management company governed by the law of May 11, 2007, (vii) an undertaking for collective investment governed by the amended law of December 17, 2010 or (viii) a reserved alternative investment fund governed by the amended law of July 23, 2016.

However, (i) a securitization company governed by the amended law of March 22, 2004 on securitization, (ii) a company governed by the amended law of June 15, 2004 on venture capital vehicles (iii) a professional pension institution governed by the amended law dated July 13, 2005 and (iv) an opaque reserved alternative investment fund treated as a venture capital vehicle for Luxembourg tax purposes and governed by the amended law of July 23, 2016 remain subject to the MNWT.

Other Taxes

Under current Luxembourg tax laws, no registration tax or similar tax is in principle payable by the holder of Ordinary Shares or Warrants upon the acquisition, holding or disposal of the Ordinary Shares or Warrants. However, a fixed or ad valorem registration duty may be due upon the registration of the Ordinary Shares or Warrants in Luxembourg in the case where the Ordinary Shares or Warrants are physically attached to a public deed or to any other document subject to mandatory registration, as well as in the case of a registration of the Ordinary Shares or Warrants on a voluntary basis.

No inheritance tax is levied on the transfer of the Ordinary Shares or Warrants upon death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes at the time of his death.

Gift tax may be due on a gift or donation of the Ordinary Shares or Warrants if the gift is recorded in a Luxembourg notarial deed or otherwise registered in Luxembourg.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of the Ordinary Shares by a “U.S. Holder.” This discussion applies only to the Ordinary Shares that are held by a U.S. Holder as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not describe all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder’s particular circumstances, nor does it address any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare contribution tax on net investment income, or any tax consequences that may be relevant to U.S. holders that are subject to special tax rules, including, without limitation:

•	banks or other financial institutions;

•	insurance companies;

•	mutual funds;

•	pension or retirement plans;

•	S corporations;

•	broker or dealers in securities or currencies;

•	traders in securities that elect mark-to-market treatment;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts or estates;

•	tax-exempt organizations (including private foundations);

•

persons that hold the Ordinary Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes;

•	persons that have a functional currency other than the U.S. dollar;

•	certain U.S. expatriates or former long-term residents of the United States;

•	persons owning (directly, indirectly, or constructively) 5% (by vote or value) or more of our stock;

•	persons that acquired the Ordinary Shares pursuant to an exercise of employee stock options or otherwise as compensation;

•	partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes and investors in such entities;

•	“controlled foreign corporations” within the meaning of Section 957(a) of the Code;

•	“passive foreign investment companies” within the meaning of Section 1297(a) of the Code; and

•	corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Ordinary Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships holding the Ordinary Shares should consult their tax advisors regarding the tax consequences in their particular circumstances.

This discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions, all as currently in effect and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences described herein. Furthermore, there can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge the tax considerations described herein and that a court will not sustain such challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Ordinary Shares, that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISTION, OWNERSHIP, AND DISPOSITION OF THE ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES.

Distributions on the Ordinary Shares

Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” distributions on the Ordinary Shares generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the applicable U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Ordinary Shares and will be treated as described below under “—Sale or Other Taxable Disposition of the Ordinary Shares.” The amount of any such distributions will include any amounts required to be withheld by us (or another applicable withholding agent) in respect of any non-U.S. taxes. Any such amount treated as a dividend will be treated as foreign-source dividend income. Any such dividends received by a corporate U.S. Holder generally will not qualify for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, any such dividends generally will be taxed at currently preferential long-term capital gains rates only if (i) the Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, (ii) we are not treated as a PFIC with respect to the applicable U.S. Holder at the time the dividend was paid or in the preceding year, and (iii) certain holding period and other requirements are met. Any such dividends paid in a currency other than the U.S. dollar generally will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

As noted above and subject to applicable limitations, taxing jurisdictions other than the United States may withhold taxes from distributions on the Ordinary Shares, and a U.S. Holder may be eligible for a reduced rate of withholding to the extent there is an applicable tax treaty between the applicable taxing jurisdiction and the United States and/or may be eligible for a foreign tax credit against the U.S. Holder’s U.S. federal income tax liability. The foreign tax credit rules are complex and U.S. Holders should consult their tax advisers regarding the application of such rules, including the creditability of foreign taxes, in their particular circumstances.

Sale or Other Taxable Disposition of the Ordinary Shares

Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” upon any sale or other taxable disposition of the Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash and (B) the fair market value of any other property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in the Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders generally will be taxed at currently preferential long-term capital gains rates. The deductibility of capital losses is subject to limitations. For foreign tax credit purposes, any such gain or loss generally will be treated as U.S. source gain or loss.

If the consideration received by a U.S. Holder upon a sale or other taxable disposition of the Ordinary Shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of such sale or disposition. A U.S. Holder may have foreign currency gain or loss to the extent of the difference, if any, between (i) the U.S. dollar value of such payment on the date of such sale or disposition and (ii) the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of settlement.

U.S. Holders should consult their tax advisors regarding the tax consequences of a sale or other taxable disposition of the Ordinary Shares, including the creditability of foreign taxes imposed on such sale or disposition by a taxing jurisdiction other than the United States, in their particular circumstances.

Passive Foreign Investment Company Rules

The U.S. federal income tax treatment of U.S. Holders could be materially different from that described above if we are treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the expected operations, and the composition of income and assets, of us and our subsidiaries, we do not expect to be treated as a PFIC for our current taxable year. However, the determination of whether a non-U.S. corporation is a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. As a result, our actual PFIC status for any taxable year will not be determinable until after the end of such year. Therefore, there can be no assurance with respect to our status as a PFIC for the current or any future taxable year, and our U.S. counsel expresses no opinion with respect to our PFIC status for the current or any future taxable year.

Although PFIC status is generally determined annually, if we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder in its Ordinary Shares and the U.S. Holder did not make either a qualifying electing fund (“QEF”) election or a mark-to-market election, which are referred to collectively as the “PFIC Elections” for purposes of this discussion, for the first taxable year in which we are treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) the Ordinary Shares, or the U.S. Holder does not otherwise make a purging election, as described below, the U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other taxable disposition of its Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to the U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of its Ordinary Shares during the three preceding taxable years of the U.S. Holder or, if shorter, the U.S. Holder’s holding period in its Ordinary Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period in its Ordinary Shares;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the first taxable year in which we are treated as a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Ordinary Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income) on a current basis, in each case, whether or not distributed, in the first taxable year of the U.S. Holder in which or with which our taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. If we are determined to be a PFIC for any taxable year, we do not currently intend to provide the information necessary for U.S. Holders to make or maintain a QEF election.

Alternatively, if we are treated as a PFIC and the Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to its Ordinary Shares for the first taxable year in which the U.S. Holder holds (or is deemed to hold) the Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted tax basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which the Ordinary Shares are currently listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value.

If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Ordinary Shares in their particular circumstances.

If we are treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, a U.S. Holder might seek to make a purging election to rid its Ordinary Shares of the PFIC taint. Under the purging election, the U.S. Holder will be deemed to have sold its Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new adjusted tax basis and holding period in the Ordinary Shares solely for purposes of the PFIC rules.

Related PFIC Rules

If we are treated as a PFIC and, at any time, has a non-U.S. subsidiary that is treated as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or sell or otherwise dispose of all or part of our interest in, such lower-tier PFIC, or the U.S. Holder otherwise was deemed to have sold or otherwise disposed of an interest in such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the lower-tier PFIC rules in their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year, may have to file an IRS Form 8621 (whether or not a QEF election or a mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

THE PFIC RULES ARE VERY COMPLEX AND PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF SUCH RULES IN THEIR PARTICULAR CIRCUMSTANCES.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE ORDINARY SHARES, INCLUDING THE IMPACT OF ANY POTENTIAL CHANGE IN LAW, IN THEIR PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 10,916,647 Ordinary Shares that may be issued upon exercise of Warrants at an exercise price of $11.50 per share.

We are also registering the resale by the Selling Securityholders, or their permitted transferees, from time to time of up to 219,616,200 Ordinary Shares, consisting of up to (i) 17,493,000 Ordinary Shares subscribed for by the Selling Securityholders, for a subscription price of $10.00 per share, in the context of the PIPE Financing, (ii) 6,250,000 Ordinary Shares issued to the Sponsor in exchange for the Founder Shares, (iii) 4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants, (iv) 186,206,553 Ordinary Shares issued to former shareholders of Alvotech Holdings in exchange for their Alvotech Holdings Ordinary Shares in connection with the Business Combination (subject to vesting and lockups), (v) 5,000,000 Ordinary Shares subscribed for by Alvogen and Aztiq, for a subscription price of $10.00 per share, in the context of the Alvogen-Aztiq Loan Advance Conversion, and (vi) 4,666,667 Private Placement Warrants, which were purchased by the Sponsor at a price of $1.50 per warrant.

We could potentially receive up to an aggregate of $125.5 million if all the Warrants are exercised to the extent such Warrants are exercised for cash. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

Primary Offering

Pursuant to the terms of the Warrants, the Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing the Warrants, issue instructions to our transfer agent to issue to the holder Ordinary Shares. If, at the time the Warrants are exercised, this Registration Statement is effective and the prospectus included herein is current, the Ordinary Shares issued upon the exercise of the Warrants will be issued free of a restrictive legend.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent a distributee is not an affiliate of ours, the distributee would thereby receive freely tradeable securities pursuant to the distribution through the registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributee to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares and Warrants are currently listed on the Nasdaq under the symbols “ALVO” and “ALVOW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Selling Securityholders cease to hold any Ordinary Shares issued pursuant to the Subscription Agreement, or (iii) on the first date on which the Selling Securityholder is able to sell all of its Ordinary Shares issued pursuant to the Subscription Agreements (or shares received in exchange therefor) under Rule 144 without the public information, volume or manner of sale limitations of such rule.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of Ordinary Shares by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. dollar
SEC Registration Fee	153,060
Legal Fees and Expenses	400,000
Accounting Fees and Expenses	150,000
Printing Expenses	187,500
Miscellaneous Expenses	49,440

Total	940,000

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Alvotech is incorporated in Luxembourg and conducts a majority of its operations through its subsidiary, Alvotech hf., located outside the United States. The majority of Alvotech’s assets are located outside the United States. A majority of Alvotech’s officers reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Alvotech or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against Alvotech’s assets or the assets of Alvotech’s officers.

LEGAL MATTERS

The validity of our Ordinary Shares has been passed upon by Arendt & Medernach, Luxembourg counsel to Alvotech. We have been advised on U.S. securities matters by Cooley LLP.

EXPERTS

OACB’s financial statements as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the period from August 5, 2020 (inception) to December 31, 2020, have been included in this prospectus in reliance upon the report of WithumSmith+Brown, PC, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Alvotech Holdings S.A. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in this prospectus have been audited by Deloitte ehf. an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte ehf. are located at Smáratorgi 3, 201 Kópavogi, Iceland.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to Ordinary Shares and Warrants offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at www.alvotech.com. We will make available on our website, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

OAKTREE ACQUISITION CORP. II

INDEX TO FINANCIAL STATEMENTS

Page No.
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements:
Balance Sheets as of December 31, 2021 and 2020	F-3
Statements of Operations for the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020	F-4
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020	F-5
Statements of Cash Flows for the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7-F-23

Condensed Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021	F-24
Unaudited Condensed Statements of Operations for the three months ended March 31, 2022 and 2021	F-25
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three months ended March 31, 2022 and 2021	F-26
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2022 and 2021	F-27
Notes to Unaudited Condensed Financial Statements	F-28

Audited Consolidated Financial Statements of Alvotech Holdings S.A.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Oaktree Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Oaktree Acquisition Corp. II (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by September 21, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 30, 2022

PCAOB ID Number 100

OAKTREE ACQUISITION CORP. II

BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash	$587,171	$1,277,714
Prepaid expenses	100,000	249,389

Total current assets	687,171	1,527,103
Investments held in Trust Account	250,034,128	250,006,919

Total assets	$250,721,299	$251,534,022

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$233,405	$6,997
Accrued expenses	4,784,896	197,590
Accrued expenses—related party	240,822	57,930
Advance from related party	119,159	119,159

Total current liabilities	5,378,282	381,676
Deferred legal fees	100,000	100,000
Deferred underwriting commissions	8,750,000	8,750,000
Derivative warrant liabilities	11,571,670	21,374,160

Total liabilities	25,799,952	30,605,836

Commitments and Contingencies
Class A ordinary shares, $0.0001 per share; 25,000,000 shares issued and outstanding at December 31, 2021 and 2020	250,000,000	250,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2021 and 2020	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; no non-redeemable shares issued and outstanding at December 31, 2021 and 2020	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 6,250,000 shares issued and outstanding at December 31, 2021 and 2020	625	625
Additional paid-in capital	—	—
Accumulated deficit	(25,079,278)	(29,072,439)

Total shareholders’ deficit	(25,078,653)	(29,071,814)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$250,721,299	$251,534,022

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP. II

STATEMENTS OF OPERATIONS

	For The Year Ended December 31, 2021	For The Period From August 5, 2020 (Inception) Through December 31, 2020
General and administrative expenses	$5,861,538	$270,964

Loss from operations	(5,861,538)	(270,964)

Other income (expense)
Change in fair value of derivative warrant liabilities	9,802,490	(8,574,000)
Financing costs—derivative warrant liabilities	—	(433,190)
Income from investments held in Trust Account	52,209	6,919

Total other income (expense)	9,854,699	(9,000,271)

Net income (loss)	$3,993,161	$(9,271,235)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	25,000,000	17,176,871

Basic and diluted net income (loss) per share, Class A	$0.13	$(0.40)

Basic and diluted weighted average shares outstanding of Class B ordinary shares	6,250,000	6,058,673

Basic and diluted net income (loss) per share, Class B	$0.13	$(0.40)

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP. II

FOR THE YEAR ENDED DECEMBER 31, 2021 AND

FOR THE PERIOD FROM AUGUST 5, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—August 5, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	6,468,750	647	24,353	—	25,000
Excess of cash receipts over the fair value of the private warrants sold to Sponsor	—	—	—	—	1,460,440		1,460,440
Forfeiture of Class B ordinary shares from Sponsor	—	—	(218,750)	(22)	22	—	—
Accretion on Class A ordinary shares subject to possible redemption	—	—	—	—	(1,484,815)	(19,801,204)	(21,286,019)
Net loss	—	—	—	—	—	(9,271,235)	(9,271,235)

Balance—December 31, 2020	—	—	6,250,000	625	—	(29,072,439)	(29,071,814)
Net income	—	—	—	—	—	3,993,161	3,993,161

Balance—December 31, 2021	—	$—	6,250,000	$625	$—	$(25,079,278)	$(25,078,653)

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP. II

STATEMENTS OF CASH FLOWS

	For The Year Ended December 31, 2021	For The Period From August 5, 2020 (Inception) Through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$3,993,161	$(9,271,235)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from investments held in Trust Account	(52,209)	(6,919)
Financing costs—derivative warrant liabilities	—	433,190
Change in fair value of derivative warrant liabilities	(9,802,490)	8,574,000
General and administrative expenses paid by related party under note payable	—	26,961
Changes in operating assets and liabilities:
Prepaid expenses	149,389	(249,389)
Accounts payable	226,408	6,997
Accrued expenses	4,672,307	112,589
Accrued expenses—related party	182,891	57,930

Net cash used in operating activities	(630,543)	(315,876)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account	25,000	—
Cash deposited in Trust Account	—	(250,000,000)

Net cash provided by (used in) investing activities	25,000	(250,000,000)

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	—	250,000,000
Proceeds received from private placement	—	7,000,000
Offering costs paid	(85,000)	(5,406,410)

Net cash (used in) provided by financing activities	(85,000)	251,593,590

Net change in cash	(690,543)	1,277,714

Cash—beginning of the period	1,277,714	—

Cash—end of the period	$587,171	$1,277,714

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Offering costs included in accrued expenses	$—	$85,000
Offering costs included in note payable—related party	$—	$92,198
Forfeiture of Class B ordinary shares from Sponsor	$—	$22
Deferred legal fees	$—	$100,000
Deferred underwriting commissions in connection with the initial public offering	$—	$8,750,000

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Oaktree Acquisition Corp. II (the “Company”) was incorporated as a Cayman Islands exempted company on August 5, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from August 5, 2020 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering described below and since the closing of the initial public offering, the search for a prospective initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the initial public offering (the “Initial Public Offering”). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2020. On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 2,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions (see Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,666,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $250.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts previously disbursed to management for Regulatory Withdrawals (as defined below) and excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

The Company will provide the holders (the “Public Shareholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association of the Company in place at the time of the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 21, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund the Company’s regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $250,000, and/or to pay its income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On December 7, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Alvotech”) and Alvotech Lux Holdings S.A.S., a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“TopCo”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of both the Company and Alvotech and the sole chairman (president) of TopCo. The Business Combination is expected to close in the first half of 2022, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other customary closing conditions.

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (a) at the First Merger Effective Time (as defined in the Business Combination Agreement), the Company will merge with and into TopCo, whereby (i) all of the outstanding Class A ordinary shares of the Company, par value $0.0001 per share (the “OACB Class A Ordinary Shares”) and the Company’s Class B ordinary shares, par value $0.0001 (the “OACB Class B Ordinary Shares”, and together with the OACB Class A Ordinary Shares, the “OACB Ordinary Shares”) will be exchanged for ordinary shares of TopCo (the “TopCo Ordinary Shares”) and (ii) all of the outstanding warrants of the Company included in the units sold in the Company’s initial public offering and all of the outstanding warrants of the Company purchased in a private placement in connection with the Company’s initial public offering (the “OACB Warrants”) will be converted into warrants of TopCo with substantially the same terms as the OACB Warrants (the “TopCo Warrants”), with TopCo as the surviving company in the merger (the “First Merger”); (b) immediately after the effectiveness of the First Merger, TopCo will redeem and cancel the shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo (the “Redemption”); (c) immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) under Luxembourg law (the “Conversion”); and (d) immediately following the effectiveness of the Conversion and the PIPE Financing (as defined in the below), Alvotech will merge with and into TopCo, whereby all outstanding Class A ordinary shares and Class B ordinary shares of Alvotech (collectively, the “Alvotech Shares”) will be exchanged for an aggregate of 218,930,000 TopCo Ordinary Shares at a deemed price of $10.00 per share (38,330,000 which will be subject to certain transfer restrictions, vesting and buyback conditions), with TopCo as the surviving company in the merger (the “Second Merger” and, together with the First Merger, the “Mergers”).

Concurrently with the execution of the Business Combination Agreement, the Company and TopCo entered into subscription agreements with certain U.S.-based institutional and accredited investors (each a “U.S. Subscription Agreement”) and non-U.S. persons (as defined in Regulation S under the Securities Act) (each a “Foreign Subscription Agreement” and, together with the U.S. Subscription Agreements, the “Initial Subscription Agreements”), pursuant to which such investors agreed to subscribe for and purchase, and TopCo agreed to issue and sell to such investors in private placements, prior to and substantially concurrently with the closing of the Business Combination, an aggregate of 15,330,000 TopCo Ordinary Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $153,300,000 (the “Initial PIPE Financing”). Subsequently to the Initial PIPE Financing, on January 18, 2022, OACB and TopCo entered into Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain Initial Subscribers (the “Subsequent Subscribers”, and together with the Initial Subscribers, the “Subscribers”), pursuant to which the Subsequent Subscribers have agreed to subscribe for, and TopCo has agreed to issue to the Subsequent Subscribers, an aggregate of 2,100,000 TopCo Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $21,000,000 (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). The aggregate amount of TopCo Ordinary Shares to be issued pursuant to the PIPE Financing is 17,493,000 for aggregate gross proceeds of $174,930,000. The Subscription Agreements contain substantially the same terms, except that the Foreign Subscription Agreement the investors thereto agreed to subscribe for TopCo Ordinary Shares at a price that is net of a 3.5% placement fee with the expectation that such investors will assign their rights to purchase the TopCo Ordinary Shares to other investors prior to the consummation of the Business Combination, however, there is no guarantee or obligation that such investors will assign such TopCo Ordinary Shares.

The closing of the PIPE Financing is subject to customary conditions for a financing of this nature, including the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that TopCo will grant the investors in the PIPE Financing certain customary registration rights with respect to their TopCo Ordinary Shares following the closing of the Business Combination.

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Pursuant to the Business Combination Agreement, within 24-hours after the deadline for redemptions of OACB Class A Ordinary Shares, existing Alvotech shareholders may subscribe for TopCo Ordinary Shares on terms and conditions substantially the same as the Subscription Agreements, including the $10.00 per share price; provided, that the subscription amount under such additional financing, shall not exceed, in the aggregate, the amount required to ensure that the Minimum Cash Condition is satisfied.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern

As of December 31, 2021, the Company had approximately $587,000 in its operating bank account and negative working capital of approximately $4.7 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of approximately $119,000 from the Sponsor pursuant to the Expense Reimbursement Agreement (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. To date, the loan remains outstanding. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loan.

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, September 21, 2022. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2021 and 2020.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in the income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. As of December 31, 2021 and 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

Fair Value Measurements

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets other than quoted prices included within Level 1 that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement was initially measured at fair value using a Monte Carlo simulation model. The fair value of warrants issued in connection with the Company’s Initial Public Offering has subsequently been measured based on the listed market price of such warrants. The subsequent fair value estimates of the Private Placement Warrants are measured using a combination of a Monte Carlo simulation model and the listed public warrant price.

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the statements of operations. Offering costs associated with issuance of the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with ASC 480. Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021 and 2020, 25,000,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021 and 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 10,916,667, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021 and the period from August 5, 2020 (inception) through December 31, 2020. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary share:

	For the Year Ended December 31, 2021
	Class A	Class B
Basic and diluted net income per common share:
Numerator:
Allocation of net income	$3,194,529	$798,632
Denominator:
Basic and diluted weighted average common shares outstanding	25,000,000	6,250,000

Basic and diluted net income per common share	$0.13	$0.13

	For the Period From August 5, 2020 (inception) Through December 31, 2020
	Class A	Class B
Basic and diluted net loss per common share:
Numerator:
Allocation of net loss	$(6,871,324)	$(2,399,911)
Denominator:
Basic and diluted weighted average common shares outstanding	17,176,871	6,058,673

Basic and diluted net loss per common share	$(0.40)	$(0.40)

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 3—Initial Public Offering

On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, including 2,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions.

Each Unit consisted of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4—Related Party Transactions

Founder Shares

On August 7, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 6,468,750 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). The Sponsor agreed to forfeit up to 843,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units; thus, an aggregate of 218,750 Founder Shares were forfeited accordingly.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,666,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Expense Reimbursement Agreement

On August 7, 2020, the Sponsor agreed pursuant to an expense reimbursement agreement (“Expense Reimbursement Agreement”) to advance the Company up to $300,000 to pay for a portion of the expenses in

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

connection with the Initial Public Offering. As of December 31, 2021 and 2020, the Company has a loan balance of approximately $119,000 from the Sponsor.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $120,000 and $35,000 in expenses in connection with such services during the year ended December 31, 2021 and the period from August 5, 2020 (inception) through December 31, 2020 as reflected in the accompanying statements of operations. As of December 31, 2021 and 2020, the Company had $155,000 and $35,000, respectively, in accrued expenses-related party in connection with such services as reflected in the accompanying balance sheets.

Note 5—Commitments and Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,375,000 Over-Allotment Units, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units.

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer an aggregate of $100,000 of their fees in connection with the Initial Public Offering until the closing of the Initial Business Combination. The deferred fee will become payable to the legal counsel from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination. As of December 31, 2021 and 2020, the Company recorded an aggregate of $100,000 in connection with such arrangement as deferred legal fees in the accompanying balance sheets.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6—Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2021 and 2020, there were 25,000,000 Class A ordinary shares outstanding, all of which were subject to possible redemption.

The Class A ordinary shares issued in the Initial Public Offering, including those issued as part of the Over-Allotment Units were recognized in Class A ordinary shares subject to possible redemption as follows:

Gross Proceeds	$250,000,000
Less:
Offering costs allocated to Class A shares subject to possible redemption	(14,025,419)
Proceeds allocated to Public Warrants at issuance	(7,260,600)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	21,286,019

Class A ordinary shares subject to possible redemption	$250,000,000

Note 7—Shareholders’ Deficit

Class A Ordinary Shares—The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary share are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 25,000,000 Class A ordinary shares issued and outstanding, respectively, all of which are subject to possible redemption have been classified as temporary equity (see Note 6).

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Class B Ordinary Shares—The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. On August 7, 2020, there were 6,468,750 Class B ordinary shares issued and outstanding, of which up to 843,750 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (see Note 4). On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units; thus, an aggregate of 218,750 Class B ordinary shares were forfeited accordingly. As such, on December 31, 2021 and 2020, there were 6,250,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and 2020, there were no preference shares issued or outstanding.

Note 8—Derivative Warrant Liabilities

As of December 31, 2021 and 2020, the Company has 6,250,000 and 4,666,667 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per whole share, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to the Company or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•

if, and only if, the reported closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities-Warrants-Public Shareholders’ Warrants-Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the average last reported sale price of Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 9—Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2021 Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$250,034,128	$—	$—
Liabilities:
Derivative warrant liabilities-public warrants	$6,625,000	$—	$—
Derivative warrant liabilities-private warrants	$—	$4,946,670	$—

December 31, 2020 Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$250,006,919	$—	$—
Liabilities:
Derivative warrant liabilities-public warrants	$11,946,640	$—	$—
Derivative warrant liabilities-private warrants	$—	$—	$9,427,520

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The private warrants were transferred from a Level 3 measurement to a Level 2 measurement during 2021 as the private warrants are viewed as economically equivalent to the public warrants.

Level 1 assets include investments in mutual funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants was initially measured at fair value using a Monte Carlo simulation model, and subsequently, the fair value of the Private Placement Warrants has been estimated using a combination of a Monte Carlo simulation model and the Public Warrant prices each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering has been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020.

For the year ended December 31, 2021, the Company recognized a gain in the statements of operations resulting from a decrease in the fair value of liabilities of approximately $9.8 million presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

The Company recognized $12,800,160 for the derivative warrant liabilities upon their issuance on September 21, 2020. For the period from August 5, 2020 (inception) through December 31, 2020, the Company recognized a

OAKTREE ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

charge to the statements of operations resulting from an increase in the fair value of liabilities of approximately $8.6 million presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

As of December 31, 2020
Stock price	$10.49
Volatility	24.5%
Expected life of the options to convert	6.21
Risk-free rate	0.54%
Dividend yield	—

The change in the fair value of the Level 3 derivative warrant liabilities for the year ended December 31, 2021 and the period from August 5, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at August 5, 2020 (inception)	$—
Issuance of Public and Private Warrants	12,800,160
Change in fair value of warrant liabilities	8,574,000
Transfer of public warrants to Level 1	(11,946,640)

Balance as of December 31, 2020	9,427,520
Change in fair value of warrant liabilities	(9,802,490)
Transfer of private warrants to Level 2	374, 970

Balance as of December 31, 2021	$—

Note 10. Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through March 30, 2022, require potential adjustment to or disclosure in the financial statements and has concluded that no such events that would require recognition or disclosure are required to be recognized or disclosed.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

OAKTREE ACQUISITION CORP. II

CONDENSED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(unaudited)
Assets:
Current Assets
Cash	$505,919	$587,171
Prepaid expenses	126,250	100,000

Total current assets	632,169	687,171
Investments held in Trust Account	250,059,306	250,034,128

Total assets	$250,691,475	$250,721,299

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$155,597	$233,405
Accrued expenses	5,954,183	4,784,896
Accrued expenses—related party	309,947	240,822
Advance from related party	119,159	119,159

Total current liabilities	6,538,886	5,378,282
Deferred legal fees	100,000	100,000
Deferred underwriting commissions	8,750,000	8,750,000
Derivative warrant liabilities	7,095,830	11,571,670

Total liabilities	22,484,716	25,799,952
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 per share; 25,000,000 shares outstanding at March 31, 2022 and December 31, 2021, respectively	250,000,000	250,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares subject to possible redemption, $0.0001 par value; 300,000,000 shares authorized	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 6,250,000 shares issued and outstanding at March 31, 2022 and December 31, 2021	625	625
Additional paid-in capital	—	—
Accumulated deficit	(21,793,866)	(25,079,278)

Total shareholders’ deficit	(21,793,241)	(25,078,653)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$250,691,475	$250,721,299

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended March 31, 2022	For the three months ended March 31, 2021
General and administrative expenses	$1,215,606	$545,560

Loss from operations	(1,215,606)	(545,560)
Other income
Change in fair value of derivative warrant liabilities	4,475,840	7,607,550
Net gain on investments held in Trust Account	25,178	7,027

Total other income	4,501,018	7,614,577

Net income	$3,285,412	$7,069,017

Basic and diluted weighted average shares outstanding of Class A ordinary shares	25,000,000	25,000,000

Basic and diluted net income per share, Class A	$0.11	$0.23

Basic and diluted weighted average shares outstanding of Class B ordinary shares	6,250,000	6,250,000

Basic and diluted net income per share, Class B	$0.11	$0.23

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the three months ended March 31, 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2021	—	$—	6,250,000	$625	$—	$(25,079,278)	$(25,078,653)
Net income	—	—	—	—	—	3,285,412	3,285,412

Balance—March 31, 2022 (unaudited)	—	$—	6,250,000	$625	$—	$(21,793,866)	$(21,793,241)

For the three months ended March 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	—	$—	6,250,000	$625	$—	$(29,072,439)	$(29,071,814)
Net income	—	—	—	—	—	7,069,017	7,069,017

Balance—March 31, 2021 (unaudited)	—	$—	6,250,000	$625	$—	$(22,003,422)	$(22,002,797)

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the three months ended March 31, 2022	For the three months ended March 31, 2021
Cash Flows from Operating Activities:
Net income	$3,285,412	$7,069,017
Adjustments to reconcile net income to net cash used in operating activities:
Net gain on investments held in Trust Account	(25,178)	(7,027)
Change in fair value of derivative warrant liabilities	(4,475,840)	(7,607,550)
Changes in operating assets and liabilities:
Prepaid expenses	(26,250)	(18,172)
Accounts payable	(77,808)	20,242
Accrued expenses	1,169,287	382,554
Accrued expenses—related party	69,125	54,784

Net cash used in operating activities	(81,252)	(106,152)

Cash Flows from Financing Activities:
Offering costs paid	—	(85,000)

Net cash used in financing activities	—	(85,000)

Net change in cash	(81,252)	(191,152)
Cash—beginning of the period	587,171	1,277,714

Cash—end of the period	$505,919	$1,086,562

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Oaktree Acquisition Corp. II (the “Company”) was incorporated as a Cayman Islands exempted company on August 5, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

As of March 31, 2022, the Company had not commenced any operations. All activity for the period from August 5, 2020 (inception) through March 31, 2022 relates to the Company’s formation, the initial public offering described below and since the closing of the initial public offering, the search for a prospective initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the initial public offering (the “Initial Public Offering”). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2020. On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 2,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions (see Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,666,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $250.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts previously disbursed to management for Regulatory Withdrawals (as defined below) and excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

OAKTREE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company will provide the holders (the “Public Shareholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association of the Company in place at the time of the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 21, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more

OAKTREE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund the Company’s regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $250,000, and/or to pay its income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination—Alvotech Holdings, S.A.

On December 7, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Alvotech”) and Alvotech Lux Holdings S.A.S., a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“TopCo”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of both the Company and Alvotech and the sole chairman (president) of TopCo. The Business Combination is expected to close on or about June 15, 2022, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other customary closing conditions.

OAKTREE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (a) at the First Merger Effective Time (as defined in the Business Combination Agreement), the Company will merge with and into TopCo, whereby (i) all of the outstanding Class A ordinary shares of the Company, par value $0.0001 per share (the “OACB Class A Ordinary Shares”) and the Company’s Class B ordinary shares, par value $0.0001 (the “OACB Class B Ordinary Shares”, and together with the OACB Class A Ordinary Shares, the “OACB Ordinary Shares”) will be exchanged for ordinary shares of TopCo (the “TopCo Ordinary Shares”) and (ii) all of the outstanding warrants of the Company included in the units sold in the Company’s initial public offering and all of the outstanding warrants of the Company purchased in a private placement in connection with the Company’s initial public offering (the “OACB Warrants”) will be converted into warrants of TopCo with substantially the same terms as the OACB Warrants (the “TopCo Warrants”), with TopCo as the surviving company in the merger (the “First Merger”); (b) immediately after the effectiveness of the First Merger, TopCo will redeem and cancel the shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo (the “Redemption”); (c) immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) under Luxembourg law (the “Conversion”); and (d) immediately following the effectiveness of the Conversion and the PIPE Financing (as defined in the below), Alvotech will merge with and into TopCo, whereby all outstanding Class A ordinary shares and Class B ordinary shares of Alvotech (collectively, the “Alvotech Shares”) will be exchanged for an aggregate of 218,930,000 TopCo Ordinary Shares at a deemed price of $10.00 per share (38,330,000 which will be subject to certain transfer restrictions, vesting and buyback conditions), with TopCo as the surviving company in the merger (the “Second Merger” and, together with the First Merger, the “Mergers”).

Concurrently with the execution of the Business Combination Agreement, the Company and TopCo entered into subscription agreements with certain U.S.-based institutional and accredited investors (each a “U.S. Subscription Agreement”) and non-U.S. persons (as defined in Regulation S under the Securities Act) (each a “Foreign Subscription Agreement” and, together with the U.S. Subscription Agreements, the “Initial Subscription Agreements”), pursuant to which such investors agreed to subscribe for and purchase, and TopCo agreed to issue and sell to such investors in private placements, prior to and substantially concurrently with the closing of the Business Combination, an aggregate of 15,330,000 TopCo Ordinary Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $153,300,000 (the “Initial PIPE Financing”). Subsequently to the Initial PIPE Financing, on January 18, 2022, the Company and TopCo entered into Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain Initial Subscribers (the “Subsequent Subscribers”, and together with the Initial Subscribers, the “Subscribers”), pursuant to which the Subsequent Subscribers have agreed to subscribe for, and TopCo has agreed to issue to the Subsequent Subscribers, an aggregate of 2,100,000 TopCo Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $21,000,000 (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). The aggregate amount of TopCo Ordinary Shares to be issued pursuant to the PIPE Financing is 17,493,000 for aggregate gross proceeds of $174,930,000. The Subscription Agreements contain substantially the same terms, except that the Foreign Subscription Agreement the investors thereto agreed to subscribe for TopCo Ordinary Shares at a price that is net of a 3.5% placement fee with the expectation that such investors will assign their rights to purchase the TopCo Ordinary Shares to other investors prior to the consummation of the Business Combination, however, there is no guarantee or obligation that such investors will assign such TopCo Ordinary Shares.

The closing of the PIPE Financing is subject to customary conditions for a financing of this nature, including the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that TopCo will grant the investors in the PIPE Financing certain customary registration rights with respect to their TopCo Ordinary Shares following the closing of the Business Combination.

OAKTREE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Pursuant to the Business Combination Agreement, within 24-hours after the deadline for redemptions of OACB Class A Ordinary Shares, existing Alvotech shareholders may subscribe for TopCo Ordinary Shares on terms and conditions substantially the same as the Subscription Agreements, including the $10.00 per share price; provided, that the subscription amount under such additional financing, shall not exceed, in the aggregate, the amount required to ensure that the Minimum Cash Condition is satisfied.

Refer to the Company’s definitive proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 10, 2022 and mailed to shareholders on or about May 12, 2022 for additional information.

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, certain disclosures included in the audited financial statements have been condensed or omitted from these financial statements as they are not required for interim financial statements under GAAP and the rules of the SEC. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ended December 31, 2022.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 30, 2022.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Going Concern

As of March 31, 2022, the Company had approximately $506,000 in its operating bank account and negative working capital of approximately $5.9 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of approximately $119,000 from the Sponsor pursuant to the Expense Reimbursement Agreement (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. To date, the loan remains outstanding. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2022, there were no amounts outstanding under any Working Capital Loan.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

In connection with the Company’s assessment of going concern considerations in accordance with the FASB’s ASC Topic 205-40, “Basis of Presentation – Going Concern,” management has determined that the level of working capital raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, September 21, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, September 21, 2022. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a

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condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at March 31, 2022 and December 31, 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in the income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and investments held in Trust Account. As of March 31, 2022 and December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

Fair Value Measurements

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets other than quoted prices included within Level 1 that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

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•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement was initially measured at fair value using a Monte Carlo simulation model. The fair value of warrants issued in connection with the Company’s Initial Public Offering has subsequently been measured based on the listed market price of such warrants. The subsequent fair value estimates of the Private Placement Warrants are measured using a combination of a Monte Carlo simulation model and the listed public warrant price.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the statements of operations. Offering costs associated with issuance of the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with ASC 480. Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary

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shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2022 and December 31, 2021, 25,000,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2022 and December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 10,916,667, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three months ended March 31, 2022 and 2021. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary share:

	For the Three Months Ended March 31, 2022		For the Three Months Ended March 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$2,628,330	$657,082	$5,655,214	$1,413,803
Denominator:
Basic and diluted weighted average ordinary shares outstanding	25,000,000	6,250,000	25,000,000	6,250,000

Basic and diluted net income per ordinary share	$0.11	$0.11	$0.23	$0.23

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s unaudited condensed financial statements.

Note 3—Initial Public Offering

On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, including 2,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions.

Each Unit consisted of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4—Related Party Transactions

Founder Shares

On August 7, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 6,468,750 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). The Sponsor agreed to forfeit up to 843,750 Founder Shares to the extent that the over- allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units; thus, an aggregate of 218,750 Founder Shares were forfeited accordingly.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and

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the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,666,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Expense Reimbursement Agreement

On August 7, 2020, the Sponsor agreed pursuant to an expense reimbursement agreement (“Expense Reimbursement Agreement”) to advance the Company up to $300,000 to pay for a portion of the expenses in connection with the Initial Public Offering. As of March 31, 2022 and December 31, 2021, the Company has a loan balance of approximately $119,000 from the Sponsor.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2022 and December 31, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $30,000 and $30,000 in expenses in connection with such services during the three months ended March 31, 2022 and 2021, respectively, as reflected in the accompanying unaudited condensed statements of operations. As of March 31, 2022 and December 31, 2021, the Company had $185,000 and $155,000, respectively, in accrued expenses-related party in connection with such services as reflected in the accompanying condensed balance sheets.

Note 5—Commitments and Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,375,000 Over-Allotment Units, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer an aggregate of $100,000 of their fees in connection with the Initial Public Offering until the closing of the Initial Business Combination. The deferred fee will become payable to the legal counsel from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination. As of March 31, 2022 and December 31, 2021, the Company recorded an aggregate of $100,000 in connection with such arrangement as deferred legal fees in the accompanying balance sheets.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against

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the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements.

Note 6 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2022 and December 31, 2021, there were 25,000,000 Class A ordinary shares outstanding, all of which were subject to possible redemption.

The Class A ordinary shares issued in the Initial Public Offering, including those issued as part of the Over-Allotment Units were recognized in Class A ordinary shares subject to possible redemption as follows:

Gross Proceeds	$250,000,000
Less:
Offering costs allocated to Class A shares subject to possible redemption	(14,025,419)
Proceeds allocated to Public Warrants at issuance	(7,260,600)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	21,286,019

Class A ordinary shares subject to possible redemption	$250,000,000

Note 7—Shareholders’ Deficit

Class A Ordinary Shares—The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary share are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 25,000,000 Class A ordinary shares issued and outstanding, respectively, all of which are subject to possible redemption have been classified as temporary equity (see Note 6).

Class B Ordinary Shares—The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. On August 7, 2020, there were 6,468,750 Class B ordinary shares issued and outstanding, of which up to 843,750 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (see Note 4). On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units; thus, an aggregate of 218,750 Class B ordinary shares were forfeited accordingly. As such, on March 31, 2022 and December 31, 2021, there were 6,250,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Note 8—Derivative Warrant Liabilities

As of March 31, 2022 and December 31, 2021, the Company has 6,250,000 and 4,666,667 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per whole share, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder

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Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to the Company or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00.

OAKTREE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•

if, and only if, the reported closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the average last reported sale price of Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

OAKTREE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9—Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2022 Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$250,059,306	$—	$—
Liabilities:
Derivative warrant liabilities-public warrants	$4,062,500	$—	$—
Derivative warrant liabilities-private warrants	—	$3,033,330	$—

December 31, 2021 Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$250,034,128	$—	$—
Liabilities:
Derivative warrant liabilities-public warrants	$6,625,000	$—	$—
Derivative warrant liabilities-private warrants	$—	$4,946,670	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The private warrants were transferred from a Level 3 measurement to a Level 2 measurement during 2021 as the private warrants are viewed as economically equivalent to the public warrants.

Level 1 assets include investments in mutual funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants was initially measured at fair value using a Monte Carlo simulation model, and subsequently, the fair value of the Private Placement Warrants has been estimated using a combination of a Monte Carlo simulation model and the Public Warrant prices each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering has been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020.

For the three months ended March 31, 2022 and 2021, the Company recognized a gain in the statements of operations resulting from a decrease in the fair value of liabilities of approximately $4.5 million and $7.6 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

OAKTREE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The change in the fair value of the level 3 derivative warrant liabilities for the three months ended March 31, 2021 is summarized as follows:

Derivative warrant liabilities at December 31, 2020	$9,427,520
Change in fair value of derivative warrant liabilities	(3,490,580)

Derivative warrant liabilities at March 31, 2021	$5,936,940

The Private Placement Warrants were classified as level 2 during the six months ended June 30, 2021 and there was no change in fair value of level 3 derivatives for the three months ended March 31, 2022.

Note 10—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date through the date that the condensed financial statements were issued. Based upon this review, except as noted below the Company did not identify any subsequent events that have not been disclosed in the condensed financial statements.

Amendment to Business Combination Agreement

On April 18, 2022, the Company and Alvotech entered into an amendment (“Amendment No. 1”) to the Business Combination Agreement. Amendment No. 1 modifies the Business Combination Agreement (i) to lower the Minimum Cash Condition (as defined in the Business Combination Agreement) from $300,000,000 to $250,000,000, (ii) to increase the principle amount of indebtedness Alvotech can incur in any debt financing transactions, in the aggregate, prior to the closing of the Business Combination without the prior written consent of the Company from $50,000,000 to $90,000,000 and (iii) provide that the aggregate proceeds in excess of $90,000,000 of any debt financing funded or available to be funded to Alvotech prior to the closing of the Business Combination (and, for the avoidance of doubt, after the date of the Business Combination Agreement), at or following the closing of the Business Combination are to be credited towards the Minimum Cash Condition.

Proxy Statement/Prospectus Effectiveness

On May 10, 2022, the proxy statement/prospectus was declared effective and on May 12, 2022, the Company commenced with mailing the proxy materials to the Company’s shareholders ahead of the Extraordinary General Meeting of the Company’s shareholders on June 7, 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Alvotech Holdings S.A.

19, rue de Bitbourg

L-1273, Luxembourg

Grand Duchy of Luxembourg

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Alvotech Holdings S.A. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows, for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.4 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1.4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte ehf.

Kópavogur, Iceland

March 24, 2022

We have served as the Company’s auditor since 2013.

Consolidated Statements of Profit or Loss and Other Comprehensive Income or

Loss for the years ended 31 December 2021, 2020 and 2019

USD in thousands, except for per share amounts	Notes	2021	2020	2019
Revenue	5	36,772	66,616	31,918
Other income	5	2,912	2,833	50,757
Research and development expenses		(191,006)	(148,072)	(95,557)
General and administrative expenses		(84,134)	(58,914)	(48,566)

Operating loss		(235,456)	(137,537)	(61,448)
Share of net loss of joint venture	24	(2,418)	(1,505)	(192)
Finance income	7	51,568	5,608	6,932
Finance costs	7	(117,361)	(161,551)	(158,467)
Exchange rate differences		2,681	3,215	3,790
Gain on extinguishment of financial liabilities	19	151,788	—	—

Non-operating profit / (loss)		86,258	(154,233)	(147,937)

Loss before taxes		(149,198)	(291,770)	(209,385)
Income tax benefit / (expense)	9	47,694	121,726	(491)

Loss for the year		(101,504)	(170,044)	(209,876)

Other comprehensive income / (loss)
Item that will be reclassified to profit or loss in subsequent periods:
Exchange rate differences on translation of foreign operations		(305)	5,954	(1,468)

Total comprehensive loss		(101,809)	(164,090)	(211,344)

Loss per share
Basic and diluted loss for the year per share	10	(12.29)	(24.32)	(30.77)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Financial Position as of

31 December 2021 and 2020

USD in thousands	Notes	31 December 2021	31 December 2020
Non-current assets
Property, plant and equipment	11	78,530	65,446
Right-of-use assets	12	126,801	111,519
Goodwill	13	12,367	13,427
Other intangible assets	14	21,509	6,335
Contract assets	5	1,479	2,190
Investment in joint venture	24	55,307	56,679
Other long-term assets		1,663	714
Restricted cash	15	10,087	10,087
Deferred tax assets	9	170,418	121,864

Total non-current assets		478,161	388,261

Current assets
Inventories	16	39,058	9,646
Trade receivables	5	29,396	583
Contract assets	5	17,959	32,534
Other current assets	17	14,736	11,322
Receivables from related parties	22	1,111	387
Cash and cash equivalents	15	17,556	31,689

Total current assets		119,816	86,161

Total assets		597,977	474,422

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Financial Position as of

31 December 2021 and 2020

USD in thousands	Notes	31 December 2021	31 December 2020
Equity
Share capital	18	135	73
Share premium	18	1,000,118	166,740
Translation reserve		4,669	4,974
Accumulated deficit		(1,140,534)	(1,039,030)

Total equity		(135,612)	(867,243)

Non-current liabilities
Borrowings	19	398,140	565,396
Derivative financial liabilities	25	—	534,692
Other long-term liability to related party	2	7,440	7,440
Lease liabilities	12	114,845	103,474
Long-term incentive plan	20	56,334	40,593
Contract liabilities	5	44,844	38,874
Deferred tax liability	9	150	217

Total non-current liabilities		621,753	1,290,686

Current liabilities
Trade and other payables	16	28,587	11,959
Lease liabilities	12	7,295	5,473
Current maturities of borrowings	19	2,771	2,503
Liabilities to related parties	22	638	367
Contract liabilities	5	29,692	14,192
Taxes payable		841	69
Other current liabilities	23	42,012	16,416

Total current liabilities		111,836	50,979

Total liabilities		733,589	1,341,665

Total equity and liabilities		597,977	474,422

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows for the years ended

31 December 2021, 2020 and 2019

USD in thousands	Notes	2021	2020	2019
Cash flows from operating activities
Loss for the year		(101,504)	(170,044)	(209,876)
Adjustments for non-cash items:
Gain on contribution of intellectual property	5	—	—	(45,000)
Long-term incentive plan expense	6	17,955	18,053	22,384
Depreciation and amortization	8	18,196	16,419	14,607
Impairment of property, plant and equipment	11	2,092	2,142	—
Impairment of other intangible assets	14	3,993	—	—
Share of net loss of joint venture	24	2,418	1,505	192
Finance income	7	(51,568)	(5,608)	(6,932)
Finance costs	7	117,361	161,551	158,467
Gain on extinguishment of financial liabilities	19	(151,788)	—	—
Exchange rate difference		(2,681)	(3,215)	(3,790)
Income tax benefit / (expense)	9	(47,694)	(121,726)	491

Operating cash flow before movement in working capital		(193,220)	(100,923)	(69,457)
Increase in inventories		(29,412)	(3,255)	(4,163)
Decrease / (increase) in trade receivables		(28,813)	21,771	(21,947)
Increase / (decrease) in liabilities to related parties		(453)	1,674	—
Decrease / (increase) in contract assets		15,286	(11,667)	(23,057)
Increase in other assets		(4,363)	(7,383)	(2,188)
Increase in trade and other payables		14,318	227	1,968
Increase in contract liabilities		21,470	24,019	29,046
Increase in other liabilities		5,160	7,134	6,506

Cash used in operations		(200,027)	(68,403)	(83,292)
Interest received		16	212	1,657
Interest paid		(28,004)	(5,664)	(6,488)
Income tax paid		(155)	(440)	(425)

Net cash used in operating activities		(228,170)	(74,295)	(88,548)

Cash flows from investing activities
Acquisition of property, plant and equipment	11	(20,462)	(7,485)	(7,203)
Disposal of property, plant and equipment	11	—	79	176
Acquisition of intangible assets	14	(20,171)	(4,497)	(849)
Investment in joint venture	24	—	(5,000)	(5,000)

Net cash used in investing activities		(40,633)	(16,903)	(12,876)

Cash flows from financing activities
Redemption and repayments of borrowings	19	(37,496)	(2,896)	(24,306)
Repayments of principal portion of lease liabilities	12	(7,350)	(6,087)	(3,841)
Proceeds from new borrowings	19	113,821	30,000	113,825
Proceeds on issue of equity shares	19	185,856	34,385	30,692

Net cash generated from financing activities		254,831	55,402	116,370

Increase / (decrease) in cash and cash equivalents		(13,972)	(35,796)	14,946
Cash and cash equivalents at the beginning of the year	15	31,689	67,403	52,251
Effect of movements in exchange rates on cash held		(161)	82	206

Cash and cash equivalents at the end of the year	15	17,556	31,689	67,403

Supplemental cash flow disclosures (Note 26)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity for the years ended 31 December 2021, 2020 and 2019

USD in thousands	Share capital	Share premium	Translation reserve	Accumulated deficit	Total equity
At 1 January 2019	67	70,124	488	(659,110)	(588,431)
Loss for the year	—	—	—	(209,876)	(209,876)
Foreign currency translation differences	—	—	(1,468)	—	(1,468)

Other comprehensive loss	—	—	(1,468)	(209,876)	(211,344)
Increase in share capital	2	32,235	—	—	32,237

At 31 December 2019	69	102,359	(980)	(868,986)	(767,538)

Loss for the year	—	—	—	(170,044)	(170,044)
Foreign currency translation differences	—	—	5,954	—	5,954

Other comprehensive loss	—	—	5,954	(170,044)	(164,090)
Increase in share capital	4	64,381	—	—	64,385

At 31 December 2020	73	166,740	4,974	(1,039,030)	(867,243)

Loss for the year	—	—	—	(101,504)	(101.504)
Foreign currency translation differences	—	—	(305)	—	(305)

Other comprehensive loss	—	—	(305)	(101,504)	(101,809)
Increase in share capital	62	833,378	—	—	833,440

At 31 December 2021	135	1,000,118	4,669	(1,140,534)	(135,612)

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.	General information

Alvotech Holdings S.A. (the “Parent” or the “Company”) is a Luxembourg public limited company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and is registered with the Luxembourg Trade and Companies’ Register under number B 229193. The Company was incorporated on 2 November 2018. These Consolidated Financial Statements were approved by the Group’s Board of Directors, and authorized for issue, on 24 March 2022.

The Company and its subsidiaries (collectively referred to as the “Group”) are a global biopharmaceutical company dedicated to becoming one of the leaders in the biosimilars monoclonal antibodies market. The Group has biosimilar molecules in development and operates in a new state-of-the-art manufacturing plant for development and commercial supply.

1.1 Information about subsidiaries and joint ventures

Entity name	Principal activity	Issued and paid capital	Place of establishment	Proportion of ownership and voting power held by Alvotech
				31.12.2021	31.12.2020	31.12.2019
Alvotech hf	Biopharm.	3,682,056	Iceland	100.00%	100.00%	100.00%
Alvotech Germany GmbH	Biopharm.	31,182	Germany	100.00%	100.00%	100.00%
Alvotech Swiss AG	Biopharm.	153,930	Switzerland	100.00%	100.00%	100.00%
Alvotech Hannover GmbH	Biopharm.	29,983	Germany	100.00%	100.00%	100.00%
Alvotech Malta Ltd	Group Serv.	80,450	Malta	100.00%	100.00%	100.00%
Alvotech USA Inc	Biopharm.	10	USA	100.00%	100.00%	100.00%
Alvotech UK Ltd	Group Serv.	135	UK	100.00%	100.00%	0.00%
Changchun Alvotech Bioph. Co. Ltd*	Biopharm.	110,000,021	China	50.00%	50.00%	50.00%

*	Changchun Alvotech Biopharmaceutical Co., Ltd. is an unconsolidated joint venture (see Note 24).

1.2 Information about shareholders

Significant shareholders of the Company are Aztiq Pharma Partners S.à r.l. (Aztiq) and Alvogen Lux Holdings S.à r.l. (Alvogen), with 45.1% and 39.5% ownership interest as of 31 December 2021, respectively. The remaining 15.4% ownership interest is held by various entities, with no single shareholder holding more than 2.4% ownership interest as of 31 December 2021.

Aztiq and Alvogen held 62.6% and 27.8% ownership interest as of 31 December 2020, respectively. The remaining 9.6% ownership interest was held by various entities, with no single shareholder holding more than 3.8% ownership interest as of 31 December 2020.

1.3 Impact of COVID-19

With the ongoing COVID-19 pandemic, the Group created a COVID-19 task force which worked on implementing a business continuity plan to address and mitigate the impact of the pandemic on the Group’s business and operations across sites. As a result, in the short-term, the pandemic has not had a material impact on the Group’s financial condition, results of operations, the timelines for biosimilar product development, expansion efforts or the Group’s operations as a whole. Furthermore, the Group does not currently anticipate that the pandemic will have a prospective material financial or operational impact. However, the extent to which the pandemic will impact the Group’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for the Group’s ordinary shares will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate direction of the pandemic, travel restrictions,

Notes to the Consolidated Financial Statements

quarantines, social distancing, business closure requirements and the effectiveness of other actions taken globally to contain and treat the disease. The global economic slowdown, the overall disruption of global supply chains and distribution systems, the effects of this on the work of appropriate regulatory authorities in different regions and the other risks and uncertainties associated with the pandemic could have a material adverse effect on the Group’s business, financial condition, results of operations and growth prospects.

1.4	Going concern

The Group has primarily funded its operations with proceeds from the issuance of ordinary shares and the issuance of loans and borrowings to both related parties and third parties. The Group has also incurred recurring losses since its inception, including net losses of $101.5 million, $170.0 million and $209.9 million for the years ended 31 December 2021, 2020 and 2019, respectively, and had an accumulated deficit of $1,140.5 million as of 31 December 2021. The Group has not generated positive operational cash flow, largely due to the continued focus on biosimilar product development and expansion efforts. As of 31 December 2021, the Group had cash and cash equivalents, excluding restricted cash, of $17.6 million and current assets less current liabilities of $8.0 million. Furthermore, while the COVID-19 pandemic has not and is not expected to have a material financial or operational impact on the Group, the pandemic may significantly impact the Group’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for the Group’s ordinary shares. In light of these conditions and events, management evaluated whether there is substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the Consolidated Financial Statements are issued.

The Group expects to continue to source its financing during the development of its biosimilar products from new and existing out-license contracts with customers, shareholder equity and shareholder and third party debt financing. In February and March 2022, Alvotech received $15.0 million from both Alvogen and Aztiq pursuant to interest free loan advances provided by both related parties (see Note 27). Throughout 2022, up to the issuance date of these Consolidated Financial Statements, the Group received $30.6 million in milestone payments pursuant to its out-license contracts with customers. However, even with the aforementioned cash received during 2022, management has determined that there is a material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern.

However, the Group is seeking to merge with Oaktree Acquisition Corp II (“OACB”) (see Note 27). In the event the Group does not complete this business combination, the Group expects to seek additional funding through an initial public offering (IPO) of its ordinary shares, private equity financings, debt financings or other capital sources.

As such, the Consolidated Financial Statements have been prepared on a going concern basis. However, although management continues to pursue these plans, there is no assurance that the Group will be successful in obtaining sufficient funding on terms acceptable to the Group to fund continuing operations, if at all. If financing is obtained, the terms of such financing may adversely affect the holdings or the rights of the Group’s shareholders. The ability to obtain funding, therefore, is outside of management’s control and is a material uncertainty that may cast significant doubt upon the Group’s ability to continue as a going concern.

2.	Summary of significant accounting policies

2.1 Basis of preparation

The Consolidated Financial Statements of the Group have been prepared in accordance and in compliance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), which comprise all standards and interpretations approved by the IASB.

Notes to the Consolidated Financial Statements

All amendments to IFRSs issued by the IASB that are effective for annual periods that begin on or after 1 January 2021 have been adopted as further described within the footnotes to the Consolidated Financial Statements. The Group has not adopted any standards or amendments to standards in issue that are available for early adoption.

The Consolidated Financial Statements have been prepared on a historical cost basis, except for certain financial assets and financial liabilities which have been measured at fair value. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. The Consolidated Financial Statements are presented in U.S. Dollar (USD) and all values are rounded to the nearest thousand unless otherwise indicated.

2.2 Basis of consolidation

The Consolidated Financial Statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

•	has power over the investee;

•	is exposed, or has rights, to variable returns from its involvement with the investee; and

•	has the ability to use its power to affect its returns.

When the Company has less than a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Company considers all relevant facts and circumstances in assessing whether or not the Company’s voting rights in an investee are sufficient to give it power, including:

•	the size of the Company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

•	potential voting rights held by the Company, other vote holders or other parties;

•	rights arising from other contractual arrangements; and

•

any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statements of profit or loss and other comprehensive income or loss from the date the Company gains control until the date when the Company ceases to control the subsidiary. The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control.

All intra-group transactions, balances, income and expenses are eliminated in full in consolidation.

2.3 Investments in joint ventures

To the extent the Group concludes that it does not control, and thus consolidate, a joint venture, the Group accounts for its interest in joint ventures using the equity method of accounting. As such, investments in a joint venture are initially recognized at cost and the carrying amount is subsequently adjusted for the Group’s share of the profit or loss of the joint venture, as well as any distributions received from the joint venture. The Group carries its ownership interest in a joint venture as “Investment in joint venture” on the consolidated statements of financial position. The Group’s profit or loss includes its share of the profit or loss of the joint venture and, to the extent applicable, other comprehensive income or loss for the Group

Notes to the Consolidated Financial Statements

includes its share of other comprehensive income or loss of the joint venture. The Group’s share of a joint venture’s profit or loss in a particular year is presented as “Share of net loss of joint venture” in the consolidated statements of profit or loss and other comprehensive income or loss.

The carrying amount of equity-accounted investments is assessed for impairment as a single asset. Impairment losses are incurred only if there is objective evidence of impairment as a result of loss events that have an impact on estimated future cash flows and that can be reliably estimated. Losses expected as a result of future events are not recognized. The Group did not recognize any impairment losses related to its investment in the joint venture for the years ended 31 December 2021, 2020 or 2019.

Refer to Note 24 for additional information regarding the Group’s joint venture as of 31 December 2021 and 2020 and for the years ended 31 December 2021, 2020 and 2019.

2.4 Critical accounting judgments and key sources of estimation uncertainty

The preparation of the Consolidated Financial Statements in conformity with IFRS requires Group management to make judgments, estimates and assumptions about the reported amounts of assets, liabilities, income and expenses that are not readily apparent from other sources.

The estimates and associated assumptions are based on information available when the Consolidated Financial Statements are prepared, historical experience and other factors that are considered to be relevant. Judgments and assumptions involving key estimates are primarily made in relation to the measurement and recognition of revenue (as described in Note 2.6 and Note 5), the valuation of derivative financial liabilities (as described in Note 2.18 and Note 25), the valuation of management share appreciation rights (SARs) (as described in Note 2.18 and Note 20), the valuation of deferred tax assets (as described in Note 2.14 and Note 9), the determination of incremental borrowing rates and the length of lease terms used to measure the Group’s right-of-use assets and lease liabilities (Note 12), and the determination of the carrying amounts of long-lived assets, including property, plant and equipment (as described in Note 2.15 and Note 11), goodwill (as described in Note 2.13 and Note 13) and other intangible assets (as described in Note 2.13 and Note 14). Apart from those involving estimations, critical accounting judgments include the Group’s evaluation as to whether it controls its joint venture in China (as described in Note 2.3 and 24) and material uncertainties with respect to the Group’s going concern assessment (as described in Note 1.4).

Existing circumstances and assumptions may change due to events arising that are beyond the Group’s control. Therefore, actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

2.5 Segment reporting

The Group operates and manages its business as one operating segment based on the manner in which the Chief Executive Officer, the Group’s chief operating decision maker, assesses performance and allocates resources across the Group.

2.6 Revenue recognition

Out-licensing revenue

Revenue from contracts with customers is recognized when or as control of goods or services is transferred to customers at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods and services.

Notes to the Consolidated Financial Statements

The majority of the Group’s revenue is generated from long-term out-license contracts which provide the customer with an exclusive right to market and sell products in a particular territory once such products are approved for commercialization. These contracts typically include the Group’s promises to continue development of the underlying compound and to provide supply of the product to the customer upon commercialization. The Group concludes that the license, development services and commercial supply are separate performance obligations. This is because customers generally have the capabilities to perform the necessary development, manufacturing and commercialization activities on their own or with readily available resources and have the requisite expertise in the industry and the territory for which the license has been granted. Further, the intellectual property is generally in a later phase of development at the time the license is granted such that any subsequent development activities performed by the Group are not expected to significantly modify or transform the intellectual property. The fact that the Group is contractually obligated to perform development activities for and provide commercial supply to the customer does not impact this conclusion. The Group’s promise to provide commercial supply to its customers is contingent upon the achievement of regulatory approval in the particular territory for which the license has been granted.

The consideration to which the Group is entitled pursuant to these contracts generally includes upfront payments and payments based upon the achievement of development and regulatory milestones. All contracts include a potential refund obligation whereby the Group must refund the consideration paid by the customer in the event of a technical failure or the occurrence of certain other matters that result in partial or full cancellation of the contract. As such, the entire transaction price is comprised of variable consideration, which is estimated using the most likely amount method due to the binary nature of the outcomes under these contracts. Such variable consideration is included in the transaction price only when it is highly probable that doing so will not result in a significant reversal of cumulative revenue recognized when the underlying uncertainty associated with the variable consideration is subsequently resolved. The Group does not account for a significant financing component since a substantial amount of consideration promised by the customer is variable and the amount or timing of that consideration varies on the basis of a future event that is not substantially within the control of either party. Certain contracts also include commercialization milestones upon the first commercial sale of a product in a particular territory, as well as royalties. Commercialization milestones and royalties are accounted for as sales-based royalties; therefore, such amounts are not included in the transaction price and recognized as revenue until the underlying sale that triggers the milestone or royalty occurs.

Upfront payments, when applicable, are received in advance of transferring control of all goods and services. Therefore, a portion of upfront payments is recorded as a contract liability upon receipt. Due to the existence of refund provisions, upfront payments and certain development milestone payments are generally included in the transaction price upon submission of the first clinical trial application to the respective regulatory agency, since it is at this point in time that a significant reversal of cumulative revenue recognized related to such payments is no longer highly probable. Other development and regulatory milestones may not be included in the transaction price until such milestones are achieved due to the degree of uncertainty associated with achieving these milestones. Contract liabilities are presented on the consolidated statements of financial position as either current or non-current based upon forecasted performance. In certain contracts, the Group may transfer control of goods and services, and thus recognize revenue, prior to having the right to invoice the customer. In these circumstances, the Group recognizes contract assets for revenue recognized, and subsequently reclasses the contract asset to trade receivables upon issuing an invoice and the right to consideration is only conditional on the passage of time. Contract assets are presented on the consolidated statements of financial position as either current or non-current based upon the expected timing of settlement.

Notes to the Consolidated Financial Statements

The standalone selling prices of the development services and the license to intellectual property are not directly observable and, therefore, are estimated. The standalone selling price of the development services is estimated based on the expected costs to be incurred during the development period, using various data points such as the underlying development budget, contractual milestones and performance completed at the time of entering into the contract with a customer. The standalone selling price of the license is estimated using the residual approach on the basis that the Group licenses intellectual property for a broad range of amounts and has not previously licensed intellectual property on a standalone basis. Therefore, the Group first allocates the transaction price to the development services and subsequently allocates the remainder of the transaction price to the license.

The standalone selling price of the commercial supply is directly observable and the stated prices in the Group’s supply contracts reflect the standalone selling price of such goods.

The licenses to intellectual property are right of use licenses on the basis that the ongoing development work performed by the Group does not significantly affect the intellectual property to which the customer has rights. Therefore, control of the license transfers to the customer at the point in time when the right to use the license is granted to the customer. The license is generally granted to the customer at the time the contract is executed with the customer.

The Group satisfies its performance obligation related to the development services over time as the Group’s performance enhances the value of the licensed intellectual property controlled by the customer throughout the performance period. The Group recognizes revenue using a cost-based input measure since this measure best reflects the progress of the development services and, therefore, the pattern of transfer of control of the services to the customer. In certain instances, the Group may subcontract services to other parties for which the Group is ultimately responsible. Costs incurred for such subcontracted services are included in the Group’s measure of progress for satisfying its performance obligation. Changes in the total estimated costs to be incurred in measuring the Group’s progress toward satisfying its performance obligation may result in adjustments to cumulative revenue recognized at the time the change in estimate occurs.

Upon the achievement of regulatory approval and the commencement of commercial sale of its products, the Group will satisfy its performance obligation related to commercial supply at the point in time when control of the manufactured product is transferred to the customer. Transfer of control for such goods will occur in accordance with the stated shipping terms.

The Group does not incur incremental costs of obtaining a contract with a customer that would require capitalization. Costs to fulfill performance obligations are not incurred in advance of performance and, as such, are expensed when incurred.

Other revenue

Other revenue primarily consists of clinical trial support services rendered by the Group for its customers, which is recognized as the service is provided. Revenue for such services is presented in the consolidated statements of profit or loss and other comprehensive income or loss net of any discounts.

2.7 Other income

Other income is generated from support service arrangements with certain related parties, as further described in Note 22. Support services performed by the Group include finance, administrative, legal and human resource services.

In addition, other income for the year ended 31 December 2019 includes a gain recognized upon the Group’s contribution of intellectual property to its joint venture, Changchun Alvotech Biopharmaceutical Co. Ltd., as further described in Note 5. The Group reflected this gain as operating income because the substance of the intellectual property contribution, which provides the Group with access to China through its joint venture, is the same as the Group’s out-license contracts with its customers.

Notes to the Consolidated Financial Statements

2.8 Research and development expenses

Research and development expenses primarily consist of personnel costs, material and other lab supply costs, facility costs and internal and external costs related to the execution of studies and other development program advancement initiatives. Such expenses also include costs incurred in preparation for commercial launch, such as designing and developing commercial-scale manufacturing capabilities and processes, quality control processes, production asset validation and other related activities. The costs also include amortization, depreciation and impairment losses related to software, property, plant and equipment, and right-of-use assets used in research and development activities and pre-commercial manufacturing and quality control activities.

An internally generated intangible asset arising from the Group’s development is recognized only if the Group can demonstrate: the technical feasibility of completing the intangible asset so that it will be available for use or sale; the intent to complete the intangible asset and use or sell it; how the intangible asset will generate probable future economic benefits; the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognized for internally-generated intangible assets is the sum of the expenditures incurred from the date when the intangible asset first meets the aforementioned recognition criteria. If an internally-generated intangible asset cannot be recognized, the related development expenditure is charged to profit or loss in the period in which it is incurred.

Expenditures related to research and development activities are generally recognized as an expense in the period in which they are incurred. Due to significant regulatory uncertainties and other uncertainties inherent in the development of pharmaceutical products, the Group did not capitalize any research and development expenses as internally-developed intangible assets during the years ended 31 December 2021, 2020 and 2019.

2.9 General and administrative expenses

General and administration expenses primarily consist of personnel-related costs, including salaries and other related compensation expense, for corporate and other administrative and operational functions including finance, human resources, information technology and legal, as well as facility-related costs. These costs relate to the operation of the business and are not related to research and development initiatives.

Expenditures related to general and administration activities are recognized as an expense in the period in which they are incurred.

2.10 Finance income and finance cost

Finance income consists of changes in the fair value of derivative financial liabilities and interest income. Interest income from a financial asset is recognized when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.

Finance cost consists of changes in the fair value of derivative financial liabilities, interest expense related to lease liabilities and borrowings, accretion of borrowings and amortization of deferred debt issue costs.

2.11 Foreign currency translation

The Consolidated Financial Statements are presented in U.S. Dollars, which is the Group’s presentation currency. The Group maintains the financial statements of each entity within the group in its respective

Notes to the Consolidated Financial Statements

functional currency. The majority of the Group’s expenses are incurred in U.S. Dollar and Icelandic Krona, and the majority of the Company’s cash and cash equivalents are held in a combination of U.S. Dollars and Euros. Transactions in currencies other than the Group’s presentation currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non- monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences on monetary items are recognized in profit or loss in the period in which they arise.

Exchange differences arising on translation of a foreign controlled subsidiary are recognized in other comprehensive income or loss and accumulated in a translation reserve within equity. The cumulative translation amount is reclassified to profit or loss if and when the net investment in the foreign controlled subsidiary is disposed.

2.12 Fair value measurements

The Group measures certain financial liabilities at fair value through profit or loss (FVTPL) each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure the fair values of such financial liabilities, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques, as follows:

•	Level 1: quoted prices in active markets for identical assets and liabilities;

•	Level 2: inputs other than quoted prices that are observable for the asset or liability, either directly (e.g., prices) or indirectly (e.g., derived from prices); and

•	Level 3: inputs for the asset or liability that are unobservable.

The carrying amounts of cash and cash equivalents, restricted cash, trade receivables, other current assets, contract assets, trade and other payables and accrued and other liabilities in the Group’s consolidated statements of financial position approximate their fair value because of the short maturities of these instruments.

For liabilities that are measured at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the fair value hierarchy by reassessing the inputs used in determining fair value at the end of each reporting period.

2.13 Goodwill and other intangible assets

Goodwill

Acquisitions are first reviewed to determine whether a set of assets acquired constitute a business and should be accounted for as a business combination. If the assets acquired do not meet the definition of a business, the Group will account for the transaction as an asset acquisition. If the definition of a business combination is met, the Group will account for the transaction using the acquisition method of accounting. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognized in the consolidated statements of profit or loss and other comprehensive income or loss as incurred.

Notes to the Consolidated Financial Statements

Goodwill represents the excess of the purchase price of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities, contingent liabilities, the amount of any noncontrolling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree. Goodwill is reviewed for impairment at least annually, and whenever there is an indication that the asset may be impaired. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. The value in use calculation is performed using discounted expected future cash flows. The discount rate applied to these cash flows is based on the weighted average cost of capital and reflects current market assessments of the time value of money.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the business combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or as additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

The Group did not complete any business combinations during the years ended 31 December 2021, 2020 and 2019.

Other intangible assets

Other intangible assets consist of software, customer relationships, and intellectual property rights licensed from Biosana (see Note 2.18). Intangible assets acquired in a business combination are identified and recognized separately from goodwill if they satisfy the definition of an intangible asset and their fair values can be reliably measured. The cost of intangible assets is their fair value at the acquisition date.

Intangible assets with finite useful lives are reported at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over an asset’s estimated useful life. The estimated useful life and amortization method are reviewed at each balance sheet date, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The following useful lives are used in the calculation of amortization:

Software	3-5 years
Customer relationships	7 years
Intellectual property rights	15 years

2.14 Income tax

Income tax includes the current tax and deferred tax charge recorded in the consolidated statements of profit or loss and other comprehensive income or loss.

Current tax

The current tax expense is based on taxable profit for the year. Taxable profit differs from ‘profit before tax’ as reported in the consolidated statements of profit or loss and other comprehensive income or loss because it excludes items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s current tax expense is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Accruals for tax contingencies are made when it is not probable that a tax authority will accept the tax position, based upon management’s interpretation of applicable laws and regulations and the expectation of

Notes to the Consolidated Financial Statements

how the tax authority will resolve the matter. Accruals for tax contingencies are measured using either the most likely amount or the expected value amount depending on which method the entity expects to better predict the resolution of the uncertainty.

Deferred tax

Deferred tax is provided in full for all temporary differences between the carrying amounts of assets and liabilities in the Consolidated Financial Statements and the corresponding tax bases used in the computation of taxable profit, except to the extent the temporary difference arises from:

•	The initial recognition of an asset or a liability in a transaction that is not a business combination and that affects neither the taxable profit nor accounting profit;

•	The initial recognition of residual goodwill (for deferred tax liabilities only); or

•

Investments in subsidiaries, branches, associates and joint ventures, where the Group is able to control the timing of the reversal of the temporary difference and it is not probable that it will reverse in the foreseeable future.

Deferred tax liabilities and assets are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and deferred tax assets reflects the tax consequences that would follow from the manner in which the Group expects, at the balance sheet date, to recover or settle the carrying amount of the assets and liabilities.

Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is charged or credited to the consolidated statements of profit or loss and other comprehensive income or loss, except when the tax arises from a business combination or it relates to items charged or credited directly to equity, in which case the deferred tax is also taken directly to equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis in that taxation authority.

2.15 Property, plant and equipment

Property, plant and equipment is recognized as an asset when it is probable that future economic benefits associated with the asset will flow to the Group and the cost of the asset can be measured in a reliable manner. Property, plant and equipment which qualifies for recognition as an asset are initially measured at cost.

The cost of property, plant and equipment includes an asset’s purchase price and any directly attributable costs of bringing the asset to working condition for its intended use.

Depreciation is calculated and recognized as an expense on a straight-line basis over an asset’s estimated useful life. The estimated useful lives, residual values and depreciation method are reviewed at each balance sheet date, with the effect of any changes in estimate accounted for on a prospective basis. The following useful lives are used in the calculation of depreciation:

Facility equipment	5-12 years
Computer equipment	3 years

Notes to the Consolidated Financial Statements

Leasehold improvements	3-20 years
Furniture and fixtures	5 years

Certain of the Group’s property, plant and equipment assets have been pledged to secure borrowings as further described in Note 19. Significant disposals of pledged assets are subject to lender approval. Upon disposal or retirement of an asset, the difference between the sales proceeds, if applicable, and the carrying amount of the asset is recognized in the consolidated statements of profit or loss and other comprehensive income or loss at the time of disposal or retirement.

At the end of each reporting period, or sooner if events triggering an interim impairment assessment occur, the Group reviews the carrying amounts of its property, plant and equipment to determine whether there is any indication that the value of such assets are impaired. Triggering events that warrant an interim impairment assessment include, but are not limited to, the technical obsolescence of equipment or failure of such equipment to meet regulatory requirements. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss and the carrying amount of the asset is reduced to its recoverable amount, which is the higher of fair value less costs of disposal and value in use.

2.16 Inventories

Inventories, which consist of raw materials and supplies in preparation for commercial scale manufacturing, are stated at the lower of cost or net realizable value. Net realizable value is the expected sales price less completion costs and costs to be incurred in marketing, selling and distributing the inventory. Cost is determined using the first-in, first-out method.

Inventories include direct costs for raw materials and supplies and, as applicable, direct and indirect labor and overhead expenses that have been incurred to bring inventories to their present location and condition. The Group does not have finished goods as it had not yet commenced full scale commercial manufacturing activities as of 31 December 2021. See Note 16 for further details.

If the net realizable value is lower than the carrying amount, a write-down of inventory is recognized for the amount by which the carrying amount exceeds net realizable value. During the years ended 31 December 2021, 2020 and 2019, write-down of inventories amounted to $1.2 million, $1.3 million and $1.8 million, respectively, due to product expiration. There were no reversals of inventory write-downs during the years ended 31 December 2021, 2020 and 2019.

The Group does not pledge inventories as collateral to secure its liabilities.

2.17 Financial assets

Recognition of financial assets

Financial assets are recognized when the Group becomes a party to the contractual provisions of the instrument. Financial assets are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets, other than financial assets measured at FVTPL, are added to or deducted from the fair value of the financial assets, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets at FVTPL are recognized immediately in profit or loss. There were no transaction costs related to the acquisition of financials assets in 2021, 2020 or 2019. All of the Group’s financial assets are measured at amortized cost as of 31 December 2021 and 2020.

Financial assets measured at amortized cost

Financial assets measured at amortized cost are debt instruments that give rise to contractual cash flows that are solely payments of principal and interest on the principal amount outstanding. The Group’s financial

Notes to the Consolidated Financial Statements

assets measured at amortized cost are trade receivables, other current assets, receivables from related parties, restricted cash and cash and cash equivalents.

Interest income is recognized by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

Impairment of financial assets

The Group recognizes a loss allowance for expected credit losses (ECL) on its trade receivables and other debt instruments that are measured at amortized cost. In addition, although contract assets are not financial assets, a loss allowance for ECL are also recognized for such assets. ECL is based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.

The Group always recognizes lifetime ECL for trade receivables and contract assets. The expected credit losses on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecasted direction of conditions at the reporting date, including time value of money where appropriate.

The Group writes off a financial asset when there is no reasonable expectation of recovery, such as information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery. A trade receivable or contract asset that is considered uncollectible is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss. The Group did not write off any trade receivables or contract assets during the years ended 31 December 2021, 2020 and 2019.

The Group estimates impairment for related party receivables on an individual basis. No impairment is recognized for restricted cash or cash and cash equivalents as management has estimated that the effects of any calculated ECL would be immaterial.

Derecognition of financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset as well as an associated liability. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

On derecognition of a financial asset, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income or loss and accumulated in equity is recognized in profit or loss.

2.18 Financial liabilities

Financial liabilities

The Group’s financial liabilities consist of trade and other payables, loans and borrowings, lease liabilities, derivative financial instruments, long-term incentive plans, share appreciation right plans and other long-term liability to a related party. All financial liabilities are initially measured at fair value. Loans and

Notes to the Consolidated Financial Statements

borrowings are recorded net of directly attributable transaction costs and less the value attributable to any embedded derivative financial instruments, if applicable.

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. Additionally, management elected, as part of its accounting policy, to recognize the difference between the carrying amount of the financial liabilities and the fair value of the consideration paid for the extinguishment in the consolidated statement of profit or loss and other comprehensive income or loss.

Financial liabilities subsequently measured at amortized cost

After initial recognition, financial liabilities other than derivative financial instruments, other long-term liability to a related party and awards issued pursuant to long-term incentive plans are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that discounts all estimated future cash payments through the expected life of the financial liability, or a shorter period if appropriate, to the amortized cost of a financial liability. The effective interest rate includes the effects of any discount or premium on acquisition of the financial liability, as well as any fees or costs incurred upon acquisition

Financial liabilities subsequently measured at FVTPL

Derivative financial instruments

Certain rights and features pursuant to borrowing arrangements and other contracts may provide the counterparty with one or more financial instruments that need to be evaluated and potentially accounted for separately by the Group. These financial instruments are either embedded in a host instrument or are treated as a separate financial instrument if they are contractually transferable independent from the host instrument. Such rights and features pursuant to the Group’s contracts with both third parties and related parties include equity conversion rights, warrant rights and funding rights.

Equity conversion features within host debt instruments that meet the definition of a derivative and have economic and risk characteristics that are not closely related to the host instrument are embedded derivatives that are separated from the host instrument and accounted for separately. Warrant rights that provide the holder with an option to purchase ordinary shares at a specified price or pursuant to a specified formula are generally separate derivative financial instruments that are accounted for separately. Funding rights that grant the holder with an option to provide financing to the Group through the issuance of a convertible loan or through the purchase of ordinary shares at a specified price or pursuant to a specified formula are generally separate derivative financial instruments that are accounted for separately. In the event that the fair value of any derivative liabilities, determined using unobservable inputs, exceeds the transaction price of a borrowing arrangement, the Group records a deferred loss at the inception of the borrowing arrangement for the difference between the fair value of the derivative liabilities and the transaction price of the borrowing arrangement. Such deferred losses are recognized over the term of the related borrowing arrangement using the straight-line method of amortization. The deferred loss is netted against derivative financial liabilities on the consolidated statements of financial position. Amortization of the deferred loss is recognized as a component of “Finance costs” in the consolidated statements of profit or loss and other comprehensive income or loss.

The Group recognized embedded derivative liabilities related to the equity conversion features within the convertible bonds and convertible shareholder loans, as further described in Note 19. The Group also recognized derivative liabilities related to the warrant rights and funding rights within the convertible shareholder loans, as further described in Note 19. Such rights are exercisable at the option of the holder at

Notes to the Consolidated Financial Statements

any time prior to a specified number of days before an IPO of equity securities by the Group or the maturity date of the host instrument, depending on the particular instrument. These features are liability-classified, rather than equity-classified, because the Group is obligated to issue a variable number of ordinary shares to the holder upon conversion or exercise of the feature. Therefore, these derivative liabilities were initially recorded at fair value and remeasured to fair value at each reporting period with gains and losses arising from changes in the fair value recognized in finance income or finance costs, as appropriate.

The fair values of the derivative liabilities were determined using an option pricing based approach that incorporated a range of inputs that are both observable and unobservable in nature. The unobservable inputs used in the initial and subsequent fair value measurements for the equity conversion rights, warrant rights and funding rights predominantly relate to (i) the fair value of the Group’s ordinary shares, (ii) the volatility of the Group’s ordinary shares, (iii) a risky discount rate corresponding to the credit risk associated with the repayment of the host debt instruments, and (iv) the probabilities of each derivative being exercised by the holder and the timing of such exercises. The probabilities are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date.

The Group will derecognize any derivative liabilities if and when the rights are exercised by the holders or the time period during which the rights can be exercised expires.

Other long-term liability to related party

The Group’s other long-term liability to a related party arose from its acquisition of rights for the commercialization of the Group’s biosimilar Adalimumab product in certain territories in Asia from Lotus Pharmaceutical Co. Ltd., a related party, during the year ended 31 December 2020. Pursuant to the terms of the asset acquisition, the Group made an upfront payment of $1.9 million and is required to pay $7.4 million upon the commercial launch of Adalimumab in China. The Group concluded that the event triggering future payment is probable and, as such, recorded the full amount of the liability as a non-current liability in the consolidated statements of financial position as of 31 December 2021 and 2020. The upfront payment and contingent payment amounts were charged to “Research and development expense” in the consolidated statements of profit or loss and other comprehensive income or loss.

Other current liabilities

In December 2021, Alvotech entered into an exclusive global licensing agreement with BiosanaPharma (Biosana) for the co-development of AVT23. Under the terms of the agreement, Biosana granted Alvotech an exclusive global right for AVT23, which will be produced using Biosana’s proprietary process technology. In exchange, Alvotech made an upfront payment of $7.5 million upon the signing of the agreement (the “upfront payment”), with an additional $7.5 million due at the earlier of the closing of the Business Combination (see Note 27) or 30 April 2022 (the “deferred upfront payment”). In addition, Alvotech may be obligated to pay Biosana up to an aggregate of $13.5 million, payable upon the achievement of various development and regulatory milestones, as well as certain tiered royalty payments based on commercial sales of AVT23. The agreement terminates 15 years after the launch of AVT23 and is subject to certain customary termination rights.

The Group concluded that the deferred upfront payment is probable and, as such, recorded the full amount of the liability in “Other current liabilities” on the consolidated statement of financial position as of 31 December 2021. The upfront payment and the deferred upfront payment amounts were capitalized as other intangible assets in the consolidated statement of financial position and will be amortized over the useful life of 15 years. The Group will accrue the additional contingent payments if and when the related milestones and other contingencies are deemed probable of being achieved.

Notes to the Consolidated Financial Statements

Long-term incentive plans

Share appreciation rights

The Group issued to certain current and former employees share appreciation rights (SARs) that require settlement in connection with the occurrence of specified, future triggering events. Grants occurred from 2015 through 2020. The awards include a combination of vesting conditions, such as service and performance conditions, as well as non-vesting conditions depending on the particular award. The individuals retain their vested awards upon termination of employment with the Group. Settlement amounts are determined by the change in the Group’s market value from the grant date of the SAR until the triggering events occur. The SARs do not expire at a specific date.

Pursuant to the terms of the SAR agreements, management determined that the Group cannot avoid paying cash to settle the awards and, therefore, SARs are liability-classified in the consolidated statements of financial position. Accordingly, SARs are recorded at fair value and are subsequently remeasured each reporting period with the change in fair value reflected as a gain or loss in the consolidated statements of profit or loss and other comprehensive income or loss, as appropriate. The fair value of the SARs is determined using the Black-Scholes-Merton pricing model.

Employee incentive plan

The Group also sponsors an employee incentive plan for certain qualifying employees. Under the plans, such employees are entitled to cash payments upon achievement of key milestones, such as a research and development milestone or the occurrence of an exit event. The awards include a combination of vesting conditions, such as service and performance conditions, as well as non-vesting conditions depending on the particular award. Since the Group cannot avoid paying cash to settle the awards, the employee incentive plan is liability-classified in the consolidated statements of financial position. Accordingly, awards issued pursuant to the employee incentive plan are recorded at fair value and are subsequently remeasured each reporting period with the change in fair value reflected as a gain or loss in the consolidated statements of profit or loss and other comprehensive income or loss, as appropriate. Employee incentive plan liabilities are presented as either current or non-current on the consolidated statements of financial position based on the anticipated timing of settlement.

The fair value of the employee incentive plan awards is determined by estimating the probability of success in reaching the specified milestones and other levers, such as the anticipated timing of potential milestone achievement.

2.19 Litigation and other contingencies

The Group may, from time to time, become involved in legal proceedings arising out of the normal course of its operations. For instance, as a developer and manufacturer of biosimilars, the Group may be subject to lawsuits alleging patent infringement or other similar claims made by patent-protected pharmaceutical developers and manufacturers. Similarly, the Group may utilize patent challenge procedures to challenge the validity, enforceability or infringement of the originator’s patents. The Group may also be involved in patent litigation involving the extent to which its products or manufacturing process techniques may infringe other originator or third party patents.

The Group establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. When such conditions are not met for a specific legal matter, no reserve is established. Although management currently believes that resolving claims against the Group, including claims where an unfavorable outcome is reasonably possible, will not

Notes to the Consolidated Financial Statements

have a material impact on the liquidity, results of operations, or financial condition of the Group, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. It is possible that an unfavorable outcome of a lawsuit or other contingency could have a material impact on the liquidity, results of operations, or financial condition of the Group.

Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount of loss can be reasonably estimated. Accruals are based only on information available at the time of the assessment, due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Group’s results of operations in a given period.

The Group maintains liability insurance coverages for various claims and exposures. The Group’s insurance coverage limits its maximum exposure on claims; however, the Group is responsible for any uninsured portion of losses. Management believes that present insurance coverage is sufficient to cover potential exposures.

2.20 Leases

The Group assesses whether a contract is or contains a lease at inception of the contract. The Group recognizes a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for those with a lease term of twelve months or less and leases of low value assets. For these leases, the Group recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. The Group’s leased assets consist of various real estate, fleet and equipment leases.

Right-of-use assets reflect the initial measurement of the lease liability, lease payments made at or before the lease commencement date and any initial direct costs less lease incentives that may have been received by the Group. These assets are subsequently measured at cost less accumulated depreciation, impairment losses and remeasurements of the underlying lease liability. Right-of-use assets are depreciated over the shorter of the lease term and the useful life of the underlying asset. If a lease transfers ownership of the underlying asset to the Group or the lease includes a purchase option that the Group is reasonably certain to exercise, the related right-of-use asset is depreciated over the useful life of the underlying asset. Depreciation starts at the commencement date of the lease.

Lease liabilities are initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate, which is the rate of interest that the Group would need to pay to borrow, on a collateralized basis, an amount equal to the lease payments over a similar term in a similar economic environment based on information available at the commencement date of the lease. The lease payments included in the measurement of the lease liability comprise fixed payments (including in-substance fixed payments) less any incentives, variable lease payments that depend on an index or rate, expected residual guarantees and the exercise price of purchase options reasonably certain to be exercised by the Group.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability, using the effective interest method, and by reducing the carrying amount to reflect payments made during the lease term. The Group remeasures the lease liability if the lease term has changed, when lease payments based on an index or rate change or when a lease contract is modified and the modification is not accounted for as a separate lease.

Notes to the Consolidated Financial Statements

Variable payments that do not depend on an index or rate are not included in the measurement of the lease liability and the right-of-use asset. The related payments are recognized as an expense in the period in which the event or condition that triggers those payments occurs.

As a practical expedient, lessees are not required to separate non-lease components from lease components, and instead account for any lease and associated non-lease components as a single lease component. The Group has used this practical expedient.

2.21 Loss per share

Holders of the Group’s Class A and Class B ordinary shares have the same rights to share in profits and receive dividends. Accordingly, the Group has one class of ordinary shares for purposes of calculating loss per share.

The calculation of basic loss per share is based on the loss for the year attributable to ordinary equity holders of the Group and the weighted average number of ordinary shares outstanding during the period.

Diluted loss per share is computed by dividing the loss for the year attributable to ordinary equity holders of the Group by the weighted average number of ordinary shares outstanding in the basic loss per share calculation, both of which are adjusted for the effects of all dilutive potential ordinary shares. Antidilutive effects of potential ordinary shares, which result in an increase in earnings per share or a reduction in loss per share, are not recognized in the computation of diluted loss per share.

3. New accounting standards

New standards and interpretations adopted and effective during the periods

The following new IFRS standards have been adopted by the Group effective 1 January 2021:

IFRS 9, IAS 39 and IFRS 7 – Interest Rate and Benchmark Reform, Phase II

The IASB issued amendments to IFRS 9, IAS 39, and IFRS 7, Phase II, which finalized the IASB’s response to the ongoing reform of interest rate benchmark (IBOR) reform. The amendments complemented Phase I amendments and mainly relate to changes in cash flows, hedge accounting, and disclosures. The amendments did not have a material impact on the Consolidated Financial Statements of the Group.

The following new IFRS standards have been adopted by the Group effective 1 January 2020:

IFRS 9, IAS 39 and IFRS 7 – Interest Rate and Benchmark Reform, Phase I

The IASB issued amendments to IFRS 9, IAS 39, and IFRS 7, Phase I, which provides temporary relief from applying specific hedge accounting requirements to hedging relationships directly impacted by the interest rate benchmark (IBOR) reform. The key relief provided by this amendment relates to risk components, “highly probable requirements”, prospective assessments, retrospective effectiveness test and recycling the cash flow hedging reserve. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.

IFRS 3 – Definition of a Business

The IASB issued amendments to IFRS 3 Business Combinations that revised the definition of a business, which assists entities in the evaluation of whether an acquired set of activities and assets is a group of assets

Notes to the Consolidated Financial Statements

or should be considered a business. The amendment allows an entity to apply an optional concentration test to evaluate if the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, constituting a group of assets rather than a business. The amendments are applied to all business combinations and asset acquisitions of the Group on or after 1 January 2020. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.

IAS 1 and IAS 8 – Definition of Material

The IASB issued amendments to IAS 1 and IAS 8, to clarify the definition of “material.” The amendment refines the definition of material to information if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide information about a specific reporting entity. The amendments are applied to all financial statements and disclosures of the Group effective 1 January 2020. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.

Revised Conceptual Framework for Financial Reporting

The IASB issued the Revised Conceptual Framework for Financial Reporting, which sets out the fundamental concepts for financial reporting that guide the Board in developing IFRS Standards. It helps ensure that the Standards are conceptually consistent and that similar transactions are treated the same way, so as to provide useful information for investors, lenders, and other creditors. The Conceptual Framework also assists companies in developing accounting policies when no IFRS Standard applies to a particular transaction. The Revised Conceptual Framework for Financial Reporting is applied to all financial statements and disclosures of the Group effective 1 January 2020. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.

New and revised IFRS standards in issue but not yet effective

The following new standards are not yet adopted by or effective for the Group and have not been applied in preparing these Consolidated Financial Statements.

IFRS 10 and IAS 28 (Amendments) – Sale or Contribution of Assets between Investor and its Associate or Joint Venture:

The IASB issues amendments to IFRS 10 and IAS 28, which relate to situations where there is a sale or contribution of assets between an investor and its associate or joint venture. The amendments state that gains or losses resulting from the loss of control of a subsidiary that does not contain a business in a transaction with an associate or a joint venture that is accounted for using the equity method, are recognized in the parent’s profit or loss only to the extent of the unrelated investors’ interests in that associate or joint venture. Similarly, gains and losses resulting from the remeasurement of investments retained in any former subsidiary (that has become an associate or a joint venture that is accounted for using the equity method) to fair value are recognized in the former parent’s profit or loss only to the extent of the unrelated investors’ interests in the new associate or joint venture. The effective date of the amendments has yet to be set by the Board; however, earlier application of the amendments is permitted. The Group anticipates that the application of these amendments may have an impact on the Consolidated Financial Statements in future periods should such transactions arise.

Notes to the Consolidated Financial Statements

IAS 1 (Amendments) – Classification of Liabilities as Current or Non-Current

The IASB issues amendments to IAS 1, which affect the presentation of liabilities as current or non-current in the statement of financial position. The amendment does not impact the amount or timing of recognition of any asset, liability, income or expenses, or the information disclosed about those items. The amendments clarify that the classification of liabilities as current or non-current is based on rights that are in existence at the end of the reporting period, specify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability, explain that rights are in existence if covenants are complied with at the end of the reporting period, and introduce a definition of ‘settlement’ to make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. The amendments are applied retrospectively for annual periods beginning on or after 1 January 2023, with early application permitted. The Group anticipates that the application of these amendments may have an impact on the Consolidated Financial Statements in future periods.

IAS 16 (Amendments) – Property, Plant and Equipment – Proceeds before Intended Use

The IASB issues amendments to IAS 16, which prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced before that asset is available for use; that is, proceeds while bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Consequently, an entity recognizes such sales proceeds and related costs in profit or loss. The entity measures the cost of those items in accordance with IAS 2 Inventories. The amendments also clarify the meaning of ‘testing whether an asset is functioning properly’. IAS 16 now specifies this as assessing whether the technical and physical performance of the asset is such that it is capable of being used in the production or supply of goods or services, for rental to others, or for administrative purposes. The amendments are effective for annual periods beginning on or after 1 January 2022, with early application permitted. The Group anticipates that the application of this amendment will not have a material impact on the Consolidated Financial Statements.

IAS 37 (Amendment)—Onerous Contracts – Cost of Fulfilling a Contract

The IASB issues amendments to IAS 37 to specify that the ‘cost of fulfilling’ a contract comprises the ‘costs that relate directly to the contract’. Costs that relate directly to a contract consist of both the incremental costs of fulfilling that contract (examples would be direct labor or materials) and an allocation of other costs that relate directly to fulfilling contracts (an example would be the allocation of the depreciation charge for an item of property, plant and equipment used in fulfilling the contract). The amendments apply to contracts for which the entity has not yet fulfilled all its obligations at the beginning of the annual reporting period in which the entity first applies the amendments. Comparatives are not restated. Instead, the entity shall recognize the cumulative effect of initially applying the amendments as an adjustment to the opening balance of retained earnings or other component of equity, as appropriate, at the date of initial application. The amendments are effective for annual periods beginning on or after 1 January 2022, with early application permitted. The Group anticipates that the application of these amendments will not have a material impact on the Consolidated Financial Statements.

Annual Improvements to IFRS Standards 2018-2020 Cycle

The Annual Improvements include amendments to the following Standards that are relevant to the Group:

IFRS 9 Financial Instruments

The IASB issues amendments on IFRS 9, which clarifies that in applying the ‘10 percent’ test to assess whether to derecognize a financial liability, an entity includes only fees paid or received between the entity

Notes to the Consolidated Financial Statements

(the borrower) and the lender, including fees paid or received by either the entity or the lender on the other’s behalf. The amendment is applied prospectively to modifications and exchanges that occur on or after the date the entity first applies the amendment. The amendment is effective for annual periods beginning on or after 1 January 2022, with early application permitted.

IFRS 16 Leases

The IASB issues amendments on IFRS 16, which removes the illustration of the reimbursement of leasehold improvements. As the amendment to IFRS 16 only regards an illustrative example, no effective date is stated.

IAS 1 Presentation of Financial Statements, Practice statement 2 and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors

The aim to improve accounting policy disclosures and to help users of the financial statements to distinguish between changes in accounting estimates and changes in accounting policies. The amendment is effective for annual periods beginning on or after 1 January 2023.

IAS 12 Income Taxes

These require companies to recognize deferred tax on transactions that, on initial recognition give rise to equal amounts of taxable and deductible temporary differences. The amendment is effective for annual periods beginning on or after 1 January 2023.

The Group anticipates that the application of these amendments will not have a material impact on the Consolidated Financial Statements.

4.	Segment reporting

As disclosed in Note 2, the Group operates and manages its business as one operating segment.

The majority of the Group’s revenue is generated from long-term out-license contracts which provide the customer with exclusive rights to a particular territory, which generally span multiple countries or a particular continent, as well as the Group’s promises to continue development of the underlying compound and to provide supply of the product to the customer upon commercialization. Therefore, based on the nature of the customer agreements, revenue information is not currently available on a country-by-country basis.

Revenue from customers based on the geographic market in which the revenue is earned, which predominantly aligns with the rights conveyed to the Group’s customers pursuant to its out-license contracts, is as follows (in thousands):

	2021	2020	2019
North America	11,660	37,928	1,967
Europe	20,509	19,710	21,420
Asia	1,323	4,107	2,405
Other	3,280	4,871	6,126

	36,772	66,616	31,918

Notes to the Consolidated Financial Statements

Non-current assets, excluding financial instruments and deferred tax assets, based on the location of the asset is as follows (in thousands):

	2021	2020
North America	439	471
Europe	249,803	207,355
Asia and Other	2,194	1,892

	252,436	209,718

Revenue from transactions with individual customers that exceed ten percent or more of the Group’s total revenue is as follows (in thousands, except for percentages):

	2021		2020		2019
	Revenue	% Total	Revenue	% Total	Revenue	% Total
Customer A	10,070	27.4%	36,270	54.4%	—	—
Customer B	18,369	50.0%	18,572	27.9%	18,198	57.0%
Customer C	*	*	*	*	3,935	12.3%

*	Less than 10%

5.	Revenue and other income

Revenue from contracts with customers

Disaggregated revenue

The following table summarizes the Groups’ revenue from contracts with customers, disaggregated by the type of good or service and timing of transfer of control of such goods and services to customers (in thousands):

	2021	2020	2019
License revenue (point in time revenue recognition)	1,453	24,067	18,009
Research and development and other service revenue (over time revenue recognition)	35,319	42,549	13,909

	36,772	66,616	31,918

Reassessment of variable consideration

Subsequent changes to the estimate of the transaction price are generally recorded as adjustments to revenue in the period of change. The Group updates variable consideration estimates on a quarterly basis. The quarterly changes in estimates did not result in material adjustments to the Group’s previously reported revenue or trade receivables during the years ended 31 December 2021, 2020 and 2019.

Notes to the Consolidated Financial Statements

Contract assets and liabilities

A reconciliation of the beginning and ending balances of contract assets and contract liabilities is shown in the table below (in thousands):

	Contract Assets	Contract Liabilities
31 December 2019	23,056	29,047
Contract asset additions	43,795	—
Amounts transferred to trade receivables	(32,127)	—
Customer prepayments	—	44,418
Revenue recognized	—	(20,399)

31 December 2020	34,724	53,066

Contract asset additions	21,525	—
Amounts transferred to trade receivables	(36,811)	—
Customer prepayments	—	34,577
Revenue recognized	—	(13,107)

31 December 2021	19,438	74,536

The net decrease in contract assets as of 31 December 2021 is primarily due to the transfer of such amounts to trade receivables on the basis that the Group’s right to that consideration is no longer contingent on its performance. The net increase in contract liabilities as of 31 December 2021 is due to customer prepayments in advance of the Group’s performance. The Group presents contract assets and contract liabilities arising from the same customer contract on a net basis on the statements of financial position. As of 31 December 2021, $1.5 million and $18.0 million are recorded as non-current contract assets and current contract assets, respectively. Non-current contract assets will materialize over the next 2 to 3 years. As of 31 December 2021, $44.8 million and $29.7 million are recorded as non-current contract liabilities and current contract liabilities, respectively. Non-current contract liabilities will be recognized as revenue over the next 2 to 5 years as either services are rendered or contractual milestones are achieved, depending on the performance obligation to which the payment relates.

Remaining performance obligations

Due to the long-term nature of the Group’s out-license contracts, the Group’s obligations pursuant to such contracts represent partially unsatisfied performance obligations at year-end. The revenues under existing out-license contracts with original expected durations of more than one year are estimated to be $305.0 million. The Group expects to recognize the majority of this revenue over the next 3 years.

Out-license agreements

Teva Pharmaceutical Industries Ltd. (Teva)

In August 2020, the Group entered into an exclusive strategic agreement with Teva for the commercialization in the United States of five of the Group’s biosimilar product candidates. The initial pipeline contains biosimilar candidates addressing multiple therapeutic areas. Under this agreement, the Group will be responsible for the development, registration and supply of the biosimilars, while Teva will be exclusively commercializing the products in the United States pursuant to an intellectual property license granted by the Group to Teva.

Notes to the Consolidated Financial Statements

In connection with the agreement, Teva made an upfront payment of $40.0 million. The Group also received $35.0 million in development milestones and is entitled to receive up to an additional $50.0 million in development milestones, $205.0 million in regulatory milestones and milestones due upon the first commercial sale of the biosimilar product candidates and $200.0 million in contingent payments based upon the achievement of cumulative net sales amounts. The Group is also expected to receive a royalty of approximately 40% of the estimated net selling price from Teva’s commercialization of the contracted biosimilars.

STADA Arzneimittel AG (STADA)

In November 2019, the Group entered into an exclusive strategic agreement with STADA for the commercialization of seven biosimilars in all key European markets and selected markets outside Europe. The initial pipeline contains biosimilar candidates aimed at treating autoimmunity, oncology, ophthalmology and inflammatory conditions. Under this agreement, the Group will be responsible for the development, registration and supply of the biosimilars, while STADA will be exclusively commercializing the products in the relevant territories pursuant to an intellectual property license granted by the Group to STADA.

In connection with the agreement, STADA made an upfront payment of $5.9 million. The Group received $24.6 million in development milestones for the year ended 31 December 2021. The Group is also entitled to receive up to an aggregate of $196.6 million in additional development milestones, $63.2 million in regulatory milestones and milestones due upon the first commercial sale of the biosimilar product candidates and $12.6 million in contingent payments based upon the achievement of cumulative net sales amounts. The Group is also expected to receive a royalty of approximately 40% of the estimated net selling price from STADA’s and its affiliates’ commercialization of the contracted biosimilars.

Other income

Other income primarily consists of a gain on the contribution of intellectual property to Changchun Alvotech Biopharmaceutical Co. Ltd. (the “joint venture”).

In 2019, the Group’s initial investment in the joint venture was $100.0 million, $90.0 million of which was a contribution of intellectual property related to six specific contract products. In accordance with the terms of the joint venture agreement, the fair value of the contributed intellectual property was based on appraised value. Prior to the contribution, the Group did not capitalize any development costs relating to the contract products. Therefore, since part of the paid in capital is in the form of non-financial assets, a gain is recognized in the consolidated statements of profit or loss and other comprehensive income or loss in the amount of the unrelated investor’s share in the intellectual property contributed to the joint venture.

The following table presents the components of other income during the years ended 31 December 2021, 2020 and 2019 (in thousands):

	2021	2020	2019
Gain on contribution of intellectual property to joint venture	—	—	45,000
Other	2,912	2,833	5,757

	2,912	2,833	50,757

Notes to the Consolidated Financial Statements

6.	Salaries and other employee expenses

The average number of individuals employed by the Group during the years ended 31 December 2021, 2020 and 2019 was 645, 488 and 341, respectively. The aggregate salary and other personnel-related costs incurred by the Group for these employees were as follows (in thousands):

	2021	2020	2019
Salary expense	67,433	45,904	32,742
Defined contribution plan expense (1)	7,694	5,234	3,980
Long-term incentive plan expense	17,955	18,053	22,384
Other employee expense	12,151	10,186	7,602
Temporary labor	6,164	3,441	1,625

	111,397	82,818	68,333

(1)

Defined contribution plan expense consists of costs incurred by the Group for employees of certain subsidiaries that are required by local laws to participate in pension schemes. These pension schemes are not sponsored or administered by the Group. Pursuant to the requirements of the schemes, the Group is required to contribute a certain percentage of its payroll costs to the pension schemes. Such contributions are charged to the consolidated statements of profit or loss and other comprehensive income or loss as they become payable in accordance with the rules of the pension schemes.

Salaries and other employee expense is included within the consolidated statements of profit or loss and other comprehensive income or loss as follows (in thousands):

	2021	2020	2019
Research and development expenses	71,588	49,043	34,998
General and administrative expenses	37,932	33,775	33,335

Total salary and other employee expenses	109,520	82,818	68,333

7.	Finance income and finance cost

Finance income earned during the years ended 31 December 2021, 2020 and 2019 is as follows (in thousands):

	2021	2020	2019
Changes in the fair value of derivatives (see Note 19)	51,549	5,393	5,194
Interest income from cash and cash equivalents	18	166	1,732
Other interest income	1	49	6

	51,568	5,608	6,932

Finance cost incurred during the years ended 31 December 2021, 2020 and 2019 is as follows (in thousands):

	2021	2020	2019
Changes in the fair value of derivatives (see Note 19)	(2,804)	(60,823)	(59,894)
Interest on debt and borrowings	(106,548)	(91,985)	(90,214)
Interest on lease liabilities	(6,423)	(5,481)	(5,541)
Amortization of deferred debt issue costs	(1,586)	(3,262)	(2,818)

	(117,361)	(161,551)	(158,467)

Notes to the Consolidated Financial Statements

8.	Depreciation and amortization

Depreciation and amortization expenses incurred during the years ended 31 December 2021, 2020 and 2019 are as follows (in thousands):

	2021	2020	2019
Depreciation and impairment of property, plant and equipment (see Note 11)	10,666	10,363	7,390
Depreciation of right of use assets (see Note 12)	8,699	7,188	6,308
Amortization and impairment of intangibles assets (see Note 14)	4,916	1,010	909

	24,281	18,561	14,607

Depreciation and amortization expense is included within the consolidated statements of profit or loss and other comprehensive income or loss as follows (in thousands):

	2021	2020	2019
Research and development expenses	21,764	16,358	7,800
General and administrative expenses	2,517	2,203	6,807

Total depreciation and amortization expense	24,281	18,561	14,607

9.	Income tax

Taxation recognized in the consolidated statements of profit or loss and other comprehensive income or loss during the years ended 31 December 2021, 2020 and 2019 is as follows (in thousands):

Current tax
	2021	2020	2019
Direct taxes - current	706	248	425
Direct taxes – prior year	491	—	105
Other employee expense	—	—	—

Total current tax	1,197	248	530

Deferred tax
Current	(48,414)	(121,974)	(39)
Prior year	(477)	—	—

Total deferred tax	(48,891)	(121,974)	(39)

Total income tax benefit	(47,694)	(121,726)	491

The factors affecting the tax benefit during the years ended 31 December 2021 and 2020 relates to the initial recognition of a deferred tax asset on accumulated tax losses which, at the end of both 2021 and 2020, management assessed that it was probable that the accumulated tax losses would be fully utilized in the coming years, as further described below.

There were no accruals for tax contingencies during the years ended 31 December 2021, 2020 and 2019.

Notes to the Consolidated Financial Statements

The effective tax rate for the year of 32.0% (2020: 41.7%, 2019: (0.2%)) is higher than the applicable Luxembourgish statutory rate of corporation tax. The reconciling items between the statutory rate and the effective tax rate are as follows:

	2021	2020	2019
Tax rate	24.9%	24.9%	24.9%
Effect of tax rate in foreign jurisdictions	(8.2%)	(4.9%)	(4.9%)
Recognition of tax losses	—	27.9%	—
Permanent differences	30.4%	—	—
Non-recognition of tax losses	(15.0%)	(6.2%)	(20.2%)
Other items	(0.1%)	—	—

Effective tax rate	32.0%	41.7%	(0.2%)

The movement in net deferred taxes during the years ended 31 December 2021 and 2020 is as follows (in thousands):

	2021	2020
Balance at 1 January	121,647	(327)
Deferred tax credited to profit or loss	48,621	121,974
Deferred tax charged to other comprehensive income or loss	—	—

Balance at 31 December	170,268	121,647

Deferred tax assets	170,418	121,864
Deferred tax liabilities	(150)	(217)

Where there is a right of offset of deferred tax balances within the same tax jurisdiction, IAS 12 requires these to be presented after such offset in the consolidated statements of financial position. The closing deferred tax balances included above are after offset; however, the disclosure of deferred tax assets by category below are presented before such offset.

The amount of deferred tax recognized in the consolidated statements of financial position as of 31 December 2021 and 2020 is as follows (in thousands):

	2021	2020
Deferred tax assets attributable to temporary differences in respect of tax losses	158,330	121,864
Deferred tax assets attributable to other temporary differences	12,088	—
Deferred tax liabilities attributable to other temporary differences	(150)	(217)

Net deferred tax assets	170,268	121,647

A deferred tax liability of $0.2 million as of both 31 December 2021 and 2020 has been recognized in relation to fair value remeasurement of customer relationships and other ordinary timing differences.

A deferred tax asset has also been recognized with respect to losses carried forward in Iceland. The recognition of this asset, beginning in 2020, is due to the increase in forecasted profit as per the Group’s latest ten-year forecast, largely driven by a significant number of new contracts with customers that were executed in 2020 with expected payments due upon the achievement of various milestones throughout the

Notes to the Consolidated Financial Statements

next ten years. The forecasted profit associated with this milestone revenue is significant and provides for considerable headroom over and above the level needed to support full recognition of the losses. This is the case even after excluding sales-based milestones and taking account some uncertainty over milestones being achieved at the projected times. As such, the Group estimates that the tax loss carryforward will be used against taxable profits in the coming years and, therefore, a non-current deferred tax asset of $170.4 million and $121.9 million was recognized as of 31 December 2021 and 2020, respectively.

These tax losses expire as follows (in thousands):

2023-2025	38,948
2026-2028	228,544
Later	630,535

898,027

10.	Loss per share

Basic loss per share is computed by dividing loss for the year by the weighted average number of ordinary shares outstanding during the period.

Diluted loss per share is computed by adjusting the calculation of basic loss per share for the effects of dilutive potential ordinary shares from financial instruments that may be converted or exercised into ordinary shares of the Group. For the years ended 31 December 2020 and 2019, 4,261,333 and 4,732,936 potential ordinary shares pursuant to convertible shareholder loan agreements, convertible bond agreements and warrant agreements, respectively, were not included in the calculation of diluted loss per share, since the effect of doing so would result in a reduction of loss per share and thus be antidilutive. As of 31 December 2021, there were no potential ordinary shares pursuant to such agreements as all conversion, warrant and funding rights associated with these agreements had been exercised or otherwise expired (refer to Note 19 for further details). Therefore, the calculation of diluted loss per share did not differ from the calculation of basic loss per share.

The calculation of basic and diluted loss per share for the years ended 31 December 2021, 2020 and 2019 is as follows (in thousands, except for share and per share amounts):

	2021	2020	2019
Earnings
Loss for the year	(101,504)	(170,044)	(209,876)
Number of shares
Weighted average number of ordinary shares outstanding	8,261,768	6,990,889	6,819,783

Basic and diluted loss per share	(12.29)	(24.32)	(30.77)

Notes to the Consolidated Financial Statements

11.	Property, plant and equipment

Property, plant and equipment consists of facility and computer equipment, furniture, fixtures and leasehold improvements. Movements within property, plant and equipment during the years ended 31 December 2021 and 2020 are as follows (in thousands):

	Facility equipment	Furniture, fixtures and leasehold improvements	Computer equipment	Total
Cost
Balance at 1 January 2021	70,308	27,600	1,513	99,421
Additions	19,345	4,845	69	24,259
Translation difference	(1,143)	(50)	(31)	(1,224)

Balance at 31 December 2021	88,510	32,395	1,551	122,456

Depreciation
Balance at 1 January 2021	25,540	7,016	1,419	33,975
Depreciation	6,870	1,637	67	8,574
Impairment	2,092	—	—	2,092
Translation difference	(649)	(39)	(27)	(715)

Balance at 31 December 2021	33,853	8,614	1,459	43,926

Net carrying amount

Balance at 31 December 2021	54,657	23,781	92	78,530

	Facility equipment	Furniture, fixtures and leasehold improvements	Computer equipment	Total
Cost
Balance at 1 January 2020	63,081	26,407	1,444	90,932
Additions	6,334	1,119	32	7,485
Disposals	(197)	—	—	(197)
Translation difference	1,090	74	37	1,201

Balance at 31 December 2020	70,308	27,600	1,513	99,421

Depreciation
Balance at 1 January 2020	16,652	5,302	1,318	23,272
Depreciation	6,488	1,662	71	8,221
Disposals	(118)	—	—	(118)
Impairment	2,142	—	—	2,142
Translation difference	376	52	30	458

Balance at 31 December 2020	25,540	7,016	1,419	33,975

Net carrying amount

Balance at 31 December 2020	44,768	20,584	94	65,446

At 31 December 2021 and 2020, the Group performed a review of its property, plant and equipment and determined certain laboratory equipment was no longer in use. In assessing resale value, the Group determined the market for resale was non-existent due to the unique nature of the equipment. Management therefore determined to fully impair the assets, resulting in an impairment charge of $2.1 million during

Notes to the Consolidated Financial Statements

each of the years ended 31 December 2021 and 2020. The impairment charges have been recognized as an expense within “Research and development expenses” in the consolidated statements of profit or loss and other comprehensive income or loss.

The Group pledged $6.8 million and $8.9 million of property, plant and equipment as collateral to secure bank loans with third parties as of 31 December 2021 and 2020, respectively.

12.	Leases

The Group’s leased assets consist of facilities, fleet and equipment pursuant to both arrangements with third parties and related parties. The carrying amounts of the Group’s right-of-use assets and the movements during the years ended 31 December 2021 and 2020 are as follows (in thousands):

	2021	2020
Right-of-use assets
Balance at 1 January	111,519	103,288
Adjustments for indexed leases	5,358	2,983
New or renewed leases	18,871	15,204
Terminated leases	—	(2,206)
Depreciation	(8,699)	(7,188)
Translation difference	(248)	(562)

Balance at 31 December	126,801	111,519

The Group’s right-of-use assets as of 31 December 2021 and 2020 are comprised of the following (in thousands):

	2021	2020
Right-of-use assets
Facilities	122,927	108,646
Fleet	159	27
Equipment	3,715	2,846

	126,801	111,519

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The Group’s lease liabilities and the movements during the years ended 31 December 2021 and 2020 are as follows (in thousands):

	2021	2020
Lease liabilities
Balance at 1 January	108,947	101,794
Adjustments for indexed leases	5,358	2,983
New or renewed leases	18,116	15,937
Installment payments	(6,595)	(6,087)
Terminated leases	—	(1,965)
Foreign currency adjustment	(3,744)	(3,248)
Translation difference	58	(467)

Balance at 31 December	122,140	108,947

Current liabilities	(7,295)	(5,473)
Non-current liabilities	114,845	103,474

Notes to the Consolidated Financial Statements

The amounts recognized in the consolidated statements of profit or loss and other comprehensive income or loss during the years ended 31 December 2021, 2020 and 2019 in relation to the Group’s lease arrangements are as follows (in thousands):

	2021	2020	2019
Depreciation expense from right-of-use assets
Facilities	(8228)	(6,955)	(6,142)
Fleet	(38)	(7)	(6)
Equipment	(433)	(226)	(160)

Total depreciation expense from right-of-use assets	(8,699)	(7,188)	(6,308)

Interest expense on lease liabilities	(6,423)	(5,481)	(5,541)
Foreign currency difference on lease liability	3,744	3,248	3,699
Loss on terminated leases	—	(241)	—

Total amount recognized in profit and loss	(11,378)	(9,662)	(8,150)

The maturity analysis of undiscounted lease payments as of 31 December 2021 and 2020 is as follows (in thousands):

	2021	2020
Less than one year	13,164	10,588
One to five years	49,379	41,183
Thereafter	117,511	112,371

	180,054	164,142

The Group’s lease liabilities as of 31 December 2021 and 2020 do not include $0.1 million of costs for short-term leases and low value leases.

13.	Goodwill

The Group’s goodwill balances as of 31 December 2021 and 2020 are as follows (in thousands):

	2021	2020
Balance as of 1 January	13,427	12,226
Translation difference	(1,060)	1,201

Balance as of 31 December	12,367	13,427

Goodwill is recognized at the Group level, which is determined to be the smallest cash-generating unit. The recoverable amount of the cash-generating unit is determined based on a value in use calculation which uses cash flow projections based on the financial forecast for the period 2021-2030 that has been approved by management and the Board of Directors. The Group’s operations are currently in a development phase, and the ten-year forecast includes the initial revenue generating phase when products currently in development will be available for market. The Group determined that the terminal growth rate and the discount rate are the key assumptions used in determining the current estimate of value in use.

Cash flows beyond 2030 have been extrapolated using a negative 5.0% terminal growth rate in both the 2021 and 2020 value in use calculations. A discount rate of 21.5% (2020: 21.1%) per annum was used in determining the current estimate of value in use. Since the recoverable amount of the cash-generating unit was substantially in excess of its carrying amount as of 31 December 2021 and 2020, management believes that any reasonably possible change in the key assumptions on which the recoverable amount of the cash-

Notes to the Consolidated Financial Statements

generating unit is based would not cause the carrying amount of the cash-generating unit to exceed its recoverable amount.

There were no goodwill impairment charges recognized in the consolidated statements of profit or loss and other comprehensive income or loss in any prior periods.

14.	Intangible assets

Intangible assets consist of software, customer relationships and licensed intellectual property rights. Movements in intangible assets during the years ended 31 December 2021 and 2020 are as follows (in thousands):

	Software	Customer relationships	Intellectual property rights	Total
Cost
Balance at 1 January 2021	7,603	2,528	—	10,131
Additions	5,186	—	15,000	20,186
Impairment	(3,993)	—	—	(3,993)
Translation difference	(19)	(199)	—	(218)

Balance at 31 December 2021	8,777	2,329	15,000	26,106

Amortization
Balance at 1 January 2021	2,351	1,445	—	3,796
Amortization	591	332	—	923
Translation difference	(9)	(113)	—	(122)

Balance at 31 December 2021	2,933	1,664	—	4,597

Net carrying amount

Balance at 31 December 2021	5,844	665	15,000	21,509

Additions during the year ended 31 December 2021 were primarily comprised of licensed intellectual property rights from Biosana. Refer to Note 2.18 for further details.

	Software	Customer relationships	Total
Cost
Balance at 1 January 2020	3,465	2,303	5,768
Additions	4,497	—	4,497
Disposals	(389)	—	(389)
Translation difference	30	225	255

Balance at 31 December 2020	7,603	2,528	10,131

Amortization
Balance at 1 January 2020	1,684	987	2,671
Amortization	649	361	1,010
Disposals	1	—	1
Translation difference	17	97	114

Balance at 31 December 2020	2,351	1,445	3,796

Net carrying amount

Balance at 31 December 2020	5,252	1,083	6,335

Notes to the Consolidated Financial Statements

Expense for amortization of the Group’s intangible assets is included within the consolidated statements of profit or loss and other comprehensive income or loss as follows (in thousands):

	2021	2020	2019
Research and development expenses	324	357	319
General and administrative expenses	599	653	590

	923	1,010	909

At 31 December, 2021 and 2020, the Group performed a review of its intangible assets and determined certain software development had been abandoned. In assessing resale value, the Group determined the market for resale was non-existent. Management therefore determined to fully impair the assets, resulting in an impairment charge of $4.0 million during the year ended 31 December 2021. The impairment charge has been recognized as an expense within “Research and development expenses” in the consolidated statements of profit or loss and other comprehensive income or loss. There were no impairments of intangible assets during the year ended 31 December 2020.

15.	Cash and cash equivalents

Cash and cash equivalents

Cash and cash equivalents include both cash in banks and on hand. Cash and cash equivalents as shown in the consolidated statements of cash flows as of 31 December 2021 and 2020 is as follows (in thousands):

	2021	2020
Cash and cash equivalents denominated in US dollars	15,798	27,183
Cash and cash equivalents denominated in other currencies	1,758	4,506

	17,556	31,689

Restricted cash

Restricted cash as shown on the consolidated statements of financial position relates to cash that may only be used pursuant to certain of the Group’s borrowing arrangements. Therefore, these deposits are not available for general use by the Group. Movements in restricted cash balances during the years ended 31 December 2021 and 2020 are as follows (in thousands):

	2021	2020
Balance at 1 January	10,087	10,086
Interest income	—	1

Balance at 31 December	10,087	10,087

The Group’s restricted cash is available for use after one year or later.

16.	Inventories

The Group’s inventory balances as of 31 December 2021 and 2020 are as follows (in thousands):

	2021	2020
Raw materials and supplies	26,590	10,359
Work in progress	13,730	601
Inventory reserves	(1,262)	(1,314)

Balance at 31 December	39,058	9,646

Notes to the Consolidated Financial Statements

The increase in inventory from 31 December 2020 to 31 December 2021 is due to ongoing preparation for commercial launch of certain of the Group’s biosimilar product candidates. This increase in inventory primarily contributed to the increase in trade and other payables from 31 December 2020 to 31 December 2021.

17.	Other current assets

The composition of other current assets as of 31 December 2021 and 2020 is as follows (in thousands):

	2021	2020
Value-added tax	4,725	3,858
Prepaid expenses	9,320	5,922
Other short-term receivables	691	1,542

	14,736	11,322

18. Share capital

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all liabilities. Equity instruments issued by a Group entity are recognized in the amount of the proceeds received, net of direct issue costs.

The Group’s equity consists of Class A and Class B ordinary shares. The Group’s authorized share capital is $99.7 million, consisting of the equivalent of 99,961,829 Class A or Class B ordinary shares with a par value of $0.01 per share. The Group’s Board of Directors has the authority to issue shares, grant options to subscribe for shares and issue any other instruments giving access to shares within the authorized share capital limits. All share capital issued as of 31 December 2021, 2020 and 2019 is fully paid.

Holders of Class A and Class B ordinary shares have the same rights and entitlements with respect to sharing in profits and participating in dividends. While each Class A ordinary share is entitled to one vote in general meetings of shareholders, the Class B ordinary shares are non-voting shares except for resolutions as required by law. Such resolutions include modifications to the rights of the Class B ordinary shares or resolutions resolving on a reduction of capital or liquidation of the Group. Each Class B ordinary share is convertible into one Class A ordinary share upon the occurrence of an IPO.

Share capital and share premium of the Group’s Class A and Class B ordinary shares issued as of 31 December 2021 and 2020 is as follows (in thousands, except for share amounts):

	2021		2020
	Shares	Share capital and share premium	Shares	Share capital and share premium
Class A ordinary shares	13,386,098	997,824	7,163,438	164,384
Class B ordinary shares	95,701	2,429	95,701	2,429

Total share capital and share premium	13,481,799	1,000,253	7,259,139	166,813

Notes to the Consolidated Financial Statements

Movements in the Group’s Class A and Class B ordinary shares, share capital and share premium during the years ended 31 December 2021, 2020 and 2019 are as follows (in thousands, except for share amounts):

	Class A Shares	Class B Shares	Share capital	Share premium	Total
Balance at 1 January 2019	6,666,667	87,126	67	70,124	70,191
Share issue	174,694	8,575	2	32,543	32,545
Transaction costs arising on share issue	—	—	—	(308)	(308)

Balance at 31 December 2019	6,841,361	95,701	69	102,359	102,428

Share issue	322,077	—	4	64,997	65,001
Transaction costs arising on share issue	—	—	—	(616)	(616)

Balance at 31 December 2020.	7,163,438	95,701	73	166,740	166,813

Share issue	6,222,660	—	62	833,378	833,440

Transaction costs arising on share issue	—	—	—	—	—

Balance at 31 December 2021.	13,386,098	95,701	135	1,000,118	1,000,253

No dividends were paid or declared during the years ended 31 December 2021, 2020 and 2019.

19.	Borrowings

The Group’s debt consists of interest-bearing borrowings from financial institutions, related parties and third parties. Outstanding borrowings, net of transaction costs, presented on the consolidated statements of financial position as current and non-current as of 31 December 2021 and 2020 is as follows (in thousands):

	2021	2020
Convertible shareholder loans, net of debt issue costs (see Note 22).	—	177,612
Convertible bonds, net of debt issue costs	—	381,338
Bonds	394,129	—
Other borrowings	6,782	8,949

Total outstanding borrowings, net of debt issue costs	400,911	567,899
Less: current portion of borrowings	(2,771)	(2,503)

Total non-current borrowings	398,140	565,396

Convertible shareholder loans

On 22 December 2017, the Group entered into convertible shareholder loans with Alvogen and Aztiq for a total principal amount of $146.5 million and $11.7 million, respectively. The convertible shareholder loans have a repayment date of 31 December 2022. Interest on the loans is 15% of the outstanding principal balance, payable semi-annually on 30 April and 31 October of each year, commencing on 30 April 2018. Interest accrued and unpaid at the end of each interest period increases the principal of obligations owed by the Group to the lenders. The loan agreements set forth terms and conditions between the Company and the lenders, inclusive of certain representations and non-financial covenants. In connection with the issuance of the convertible bonds, as described further below, the Group used $75.0 million of the proceeds to partially repay the outstanding balance on the convertible shareholder loans with Alvogen. $50.0 million of the partial repayment was made during the year ended 31 December 2018; the remaining $25.0 million of the partial repayment was made during the year ended 31 December 2019.

Notes to the Consolidated Financial Statements

On 14 May 2019, Aztiq provided an additional $50.0 million term loan to the Group. This loan has a repayment date in March 2024 and has been provided on the same payment and interest terms as the previous convertible shareholder loans. Additionally, on 14 May 2019, Alvogen assigned and transferred $50.0 million of outstanding principal on its convertible shareholder loans to Aztiq.

On 30 June 2020, Alvogen provided another convertible loan to the Group for $30.0 million, which was convertible into Class A ordinary shares at Alvogen’s option. Alvogen exercised its conversion right on 21 October 2020 in connection with the issuance of ordinary shares through a private placement offering.

On 21 October 2020, Aztiq assigned and transferred $23.1 million of the principal amount outstanding under its convertible shareholder loans to four new lenders and Alvogen. Concurrently, the new lenders also became new shareholders as a result of their participation in the aforementioned private placement offering.

As of 31 December 2020, the outstanding balance on the convertible shareholder loans, including payment-in-kind interest added to the principal, was $171.5 million. Accrued interest on the convertible shareholder loans as of 31 December 2020 was $6.1 million.

The Group has the option, at any time, to prepay all or any part of the outstanding principal and accrued interest on the convertible shareholder loans. Notwithstanding a prepayment of the convertible shareholder loans, the lenders have the option to convert the convertible shareholder loans into equity of the Group, in the form of Class A ordinary shares. The amount convertible for each shareholder is representative of a percentage of interest in the Group that is equal to the higher of a fixed conversion rate or reduced conversion rate that is contingent upon future equity issuances, subject to a maximum cap and may be converted, in whole or in part, up to twenty-eight days prior to an IPO. Furthermore, the lenders received certain warrant rights and additional funding rights in connection with the issuance of the convertible shareholder loans. The warrant rights may be exercised, in whole or in part, up to twenty-eight days prior to an IPO. The additional funding rights may be exercised, in whole or in part, up to three months prior to an IPO.

The derivatives associated with the convertible shareholder loans, which consist of conversion rights, warrant rights, excess warrant rights and funding rights, are recorded as “Derivative financial liabilities” in the consolidated statements of financial position. As of 31 December 2020 the fair value was $534.7 million and the Group recorded an unrealized loss of $60.8 million and $59.9 million, recorded as a component of “Finance costs” in the consolidated statements of profit or loss and other comprehensive income or loss, for the years ended 31 December 2020 and 2019, respectively. Fair value measurements of the derivative financial liabilities are set out in Note 25.

On 15 March 2021, Aztiq assigned and transferred an additional $17.5 million of the principal amount outstanding under its convertible shareholder loans to five existing lenders, including Alvogen. The Group’s rights and obligations with respect to the transferred borrowings did not change as a result of the transfer.

In connection with the Business Combination Agreement (see Note 27), on 7 December 2021, the Group’s shareholders entered into the BCA Framework Agreement resulting in the exercise of the conversion, warrant, and funding rights associated with the convertible shareholder loans. As a result, the following issuances of Class A ordinary shares occurred:

•	1,522,103 shares from the exercise of warrant and funding rights in exchange for $101.3 million of cash;

•	1,137,248 shares from the exercise of warrant rights in exchange for the settlement of $73.7 million of accrued payment-in-kind interest; and

•	2,306,555 shares resulting from the conversion of $166.8 million of outstanding principal and accrued payment-in-kind interest.

Notes to the Consolidated Financial Statements

In connection with these exercises, for the year ended 31 December 2021, the Group recognized finance income of $48.7 million resulting from the remeasurement of the derivative liabilities at the date of extinguishment and a $149.2 million gain on extinguishment of financial liabilities, which primarily reflects the difference between the carrying amount of the pre-transaction convertible shareholder loans and the related derivative financial liabilities and the fair value of the ordinary shares issued. In addition, the gain on extinguishment of financial liabilities includes transaction costs incurred as part of the extinguishment, the acceleration of previously deferred debt issue costs incurred in connection with the issuance of the convertible shareholder loans and the acceleration of previously unamortized accretion of the convertible shareholder loans.

Convertible bonds and Bonds

Convertible bonds

On 14 December 2018, the Group issued $300.0 million of convertible bonds to multiple third parties. The offering included $125.0 million of Tranche A bonds that included a guarantee from Alvogen and a 10% bonus if the bondholders convert at the time of an IPO. In addition, $175.0 million of Tranche B bonds were issued that do not have a guarantee but include a 25% bonus if the bondholders elect to convert at the time of an IPO. The bonds offer a 15% payment-in-kind interest rate and a put option to sell the bond back to the Group if an IPO has not occurred within three years from the original date of issuance. $10.0 million was set aside in a reserved cash account as collateral to satisfy the requirement that the Company always maintain a liquidity account with at least $10.0 million. Such reserved cash is presented as “Restricted cash” on the consolidated statements of financial position. During the year ended 31 December 2019, the Group closed on the remaining $68.0 million of borrowings.

As of 31 December 2020, the outstanding balance on the convertible bonds, including payment-in-kind interest added to the principal, is $391.2 million. Accrued interest on the convertible bonds as of 31 December 2020 is $2.6 million.

The Group has the option, at any time, to prepay all or any part of the outstanding principal and accrued interest on the convertible bonds. If the Group elects to prepay the convertible bonds within the first two years of the bond agreement, the bondholders are entitled to be paid an additional premium of at least 1.0% of the outstanding principal at the time of such prepayment. Notwithstanding a prepayment of the convertible bonds, the bondholders have the option to convert the bonds into equity of the Company up to fourteen days prior to maturity date, in the form of Class A ordinary shares. The bonds mature on 14 December 2023 unless otherwise redeemed, converted, purchased or cancelled prior to the maturity date.

The derivatives associated with the convertible bonds are recorded as “Derivative financial liabilities” in the consolidated statements of financial position. As of 31 December 2020 the fair value was $0 and the Group recorded an unrealized gain of $5.4 million and $5.2 million, respectively, recorded as a component of “Finance income” in the consolidated statements of profit or loss and other comprehensive income or loss for the years ended 31 December 2020 and 2019, respectively. Fair value measurements of the derivative financial liabilities are set out in Note 25.

Bonds

On 24 June 2021, holders of the Group’s convertible bonds converted $100.7 million of principal and accrued interest and $4.8 million of additional premium offered by the Group to the bondholders into 455,687 Class A ordinary shares. Following the conversion, certain bondholders elected to redeem their remaining bonds for cash, resulting in the payment of $55.3 million in outstanding principal and accrued interest plus an additional $6.1 million of premium that the bondholders elected to be paid in cash.

Notes to the Consolidated Financial Statements

The remaining unconverted and unredeemed bonds were replaced with new bonds with an extended maturity of June 2025 and the elimination of conversion rights, among other amendments to the terms and conditions. The Group offered the holders of the replaced bonds an extension premium of $8.1 million for their agreement to extend the maturity of the replaced bonds to June 2025, as well as an additional premium of $2.6 million, both of which were granted to the bondholders in the form of additional bonds. The Group also issued an additional $113.8 million of bonds to one previous bondholder and one new bondholder. On the date of issuance, the fair value and the nominal value of the bonds was $358.8 million and $397.4 million, respectively. The difference between the nominal value and fair value was recognized as a discount that will be amortized over the term of the bonds.

The Group determined that the 24 June 2021 transaction was a substantial modification to its convertible bonds and the associated derivative financial liability and accounted for the transaction as an extinguishment. As a result, the Group recognized a gain on extinguishment of financial liabilities of $2.6 million during the year ended 31 December 2021, primarily driven by the difference between the fair value of the post-transaction bonds and the carrying amount of the pre-transaction bonds. The gain on extinguishment of financial liabilities also includes the following:

•	Transaction costs and fees incurred as part of the extinguishment;

•	The acceleration of previously deferred debt issue costs incurred in connection with the issuance of the pre-transaction bonds; and

•	The acceleration of previously unamortized accretion of the pre-transaction bonds.

Prior to the extinguishment of the convertible bonds and as noted above, the bondholders had the option to convert the bonds into Class A ordinary shares up to fourteen days prior to maturity. This conversion right was separately accounted for as a derivative financial liability. During the period from 1 January 2021 to 24 June 2021, there was no change in fair value of the derivative financial liability.

As of 31 December 2021, the carrying amount of the bonds is $363.1 million. Accrued interest on the bonds as of 31 December 2021 is $31.0 million. The Group has the option, at any time, to prepay all or any part of the outstanding bonds. If the Group elects to prepay the bonds within the first three years of the bond agreement, the bondholders are entitled to be paid an additional premium of at least 2.0% of the outstanding principal at the time of such prepayment.

Other borrowings

In 2015 and 2016, the Group entered into several term loan agreements with a financial institution for a total principal amount of $25.9 million. The loan agreements set forth terms and conditions between the Group and the financial institution, inclusive of certain representations and non-financial covenants. Per the terms of the loan agreements, the loans mature throughout late 2023 and into the second half of 2024, depending on the issuance date of each loan. Interest on the loans is variable 1 month USD LIBOR plus 4.95%, payable on a monthly basis. Interest accrued and unpaid at the end of each interest period increases the principal obligations owed by the Group to the financial institution. As of 31 December 2021 and 2020, the outstanding balance on the loans, including accrued interest, is $5.7 million and $8.1 million, respectively. The Group is in compliance with all representations and non-financial covenants required by these agreements. In addition, the Group has pledged property, plant and equipment as collateral to secure these borrowings, as further described in Note 11.

In 2019, the Group entered into two loan agreements with two separate lenders. Per the terms of the loan agreements, the loans mature in early 2024 and late 2029, depending on the issuance date of each loan. As of 31 December 2021 and 2020, the outstanding balance on the loans, including accrued interest, is $0.8 million and $0.9 million, respectively.

Notes to the Consolidated Financial Statements

In 2021, the Group entered into two loan agreements with two separate lenders, Origo hf. and Arion banki hf. The outstanding balance on the borrowings held with Origo hf., including accrued interest, was $0.2 million as of 31 December 2021. The loan matures in early 2024. The outstanding balance on the borrowings held with Arion banki hf., including accrued interest, was $0.1 million as of 31 December 2021. The loan matures in late 2023.

Movements in the Group’s outstanding borrowings during the years ended 31 December 2021 and 2020 are as follows (in thousands):

	2021	2020
Borrowings, net at 1 January	567,899	475,606
Borrowings converted to equity	(105,501)	—
Redemption of borrowings	(34,899)	—
Paid payment-in-kind interest	(19,200)	—
Premium on redeemed and unredeemed bonds	15,472	—
Change in fair value upon extinguishment of convertible shareholder loans	32,114	—
Derecognition of previously deferred debt issue cost of convertible bonds	5,506	—
Derecognition of unamortized accretion of convertible shareholder loans	(34,302)	—
Proceeds from new borrowings	114,282	30,000
Loans from related party converted to equity	(240,542)	(30,000)
Repayments of borrowings	(2,597)	(2,896)
Accrued interest	89,958	91,985
Amortization of deferred debt issue costs	12,754	3,262
Foreign currency exchange difference	(33)	(58)

Borrowings, net at 31 December	400,911	567,899

The weighted-average interest rates of outstanding borrowings for the years ended 31 December 2021, 2020 and 2019 are 14.83%, 14.85% and 14.84%, respectively.

Contractual maturities of principal amounts on the Group’s outstanding borrowings as of 31 December 2021 and 2020 are as follows (in thousands):

	2021	2020
Within one year	2,771	2,503
Within two years	2,920	115,788
Within three years	622	396,651
Within four years	394,222	64,166
Thereafter	376	1,545

	400,911	580,653

20.	Long-term incentive plans

Share appreciation rights

Prior to 2019, the Group granted SARs to three former employees. During the years ended 31 December 2020 and 2019, the Group granted SARs to one and two current employees, respectively. There were no new granted SARS in 2021.

Notes to the Consolidated Financial Statements

The Group’s SAR liability as of 31 December 2021 and 2020 totaled $41.4 million and $30.1 million, respectively. Expense recognized for the Group’s SAR liability for the years ended 31 December 2021, 2020 and 2019 totaled $11.3 million, $7.8 million and $22.3 million, respectively. The vested portion of the Group’s SAR liability as of 31 December 2021 and 2020 is $36.6 million and $24.7 million, respectively. As of 31 December 2021, the Group expects to settle the SARs in 2022.

Significant assumptions used in the Black-Scholes-Merton pricing model as of 31 December 2021, 2020 and 2019 are as follows:

	2021	2020	2019
Risk-free interest rate	0.1%	0.1%	1.6%
Volatility rate	42.0%	42.0%	42.0%
Expected dividend yield	—	—	—
Expected life	0.4 – 1.0 years	1.0 –1.2 years	1.4 –2.5 years
Share price at valuation	$1,806	$1,465	$1,231
Strike price	$925 - $1,695	$904 - $1,296	$839 - $1,200

The risk-free interest rate is the continuously compounded risk free rate for a one-year US government zero-yield bond. Expected volatility is based on historical data from a peer group of public companies. The expected life is based on when the Group expects each holder’s award will be fully vested and settled by the Group, which is dependent on management’s expectation of when specified triggering events requiring settlement will occur. The share price at valuation is based on the Group’s equity valuation at the time of various equity-related transactions that occurred during 2021, 2020 and 2019. The strike price represents actual and anticipated increases in equity between the SAR agreement date and the anticipated dates of settlement triggering events. The strike price is used to determine the difference between the equity value at the time of the settlement triggering event and the original equity value of the Group.

Employee incentive plan

Movements in the Group’s employee incentive plan liabilities during the years ended 31 December 2021 and 2020 are as follows (in thousands):

	2021	2020
Balance at 1 January	10,501	510
Additions	6,648	10,322
Payments	(2,214)	(331)

Balance at 31 December	14,935	10,501

21.	Litigation

On 19 March 2021, AbbVie Inc. and AbbVie Biotechnology Ltd. (collectively, “AbbVie”) filed an action against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging trade secret misappropriation under the Defend Trade Secrets Act and under the Illinois Trade Secrets Act. The complaint pleaded, among other things, that Alvotech hired a certain former AbbVie employee in order to acquire and access trade secrets belonging to AbbVie. On 8 March 2022 AbbVie and Alvotech entered into an agreement (the “U.S. AbbVie Agreement”) pursuant to which, among other things, Alvotech and AbbVie settled all U.S. litigation arising out of the development of Alvotech’s adalimumab biosimilar, and the filing of the corresponding BLA with the FDA. The case is now dismissed.

On 17 December 2021, AbbVie Inc., AbbVie Biotechnology Ltd, and AbbVie Operations Singapore Pte. Ltd. filed a complaint with the U.S. International Trade Commission against Alvotech hf., Alvotech

Notes to the Consolidated Financial Statements

Germany GmbH, Alvotech Swiss AG, Alvotech USA Inc., Teva Pharmaceutical Industries Ltd., Teva Pharmaceuticals USA Inc., and Ivers-Lee AG (Certain Adalimumab, Processes for Manufacturing or Relating to Same, and Products Containing Same, Investigation No. 337-TA-1296). The complaint raises trade secret misappropriation allegations similar to those raised in the trade secret litigation that AbbVie previously filed in the Northern District of Illinois. Pursuant to the U.S. AbbVie Agreement, Alvotech and AbbVie agreed to jointly seek dismissal of this action for all respondents, with each respondent to bear its own fees and costs, by 11 March 2022.

On 27 April 2021, AbbVie filed an action against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging infringement of four patents, under the patent laws of the United States. On 28 May 2021, AbbVie filed another action against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging infringement of 58 patents, under the patent laws of the United States, the BPCIA, and the Declaratory Judgment Act, and later added two more patents. Pursuant to the U.S. AbbVie Agreement, Alvotech and AbbVie agreed to jointly seek dismissal of all claims, counterclaims, potential claims and counterclaims in these cases without prejudice, with each respondent to bear its own fees and costs, by 11 March 2022. On 9 March 2022, the parties filed in each action a stipulation of dismissal of the parties’ respective claims and counterclaims.

The Group incurred approximately $13.5 million, $7.9 million and $4.2 million in legal expenses during the years ended 31 December 2021, 2020 and 2019, respectively, in preparation for, and/or in relation to, these litigations. Aside from these matters, the Group is not currently a party to any material litigations or similar matters.

22.	Related parties

Related parties are those parties which have considerable influence over the Group, directly or indirectly, including a parent company, owners or their families, large investors, key management personnel and their families and parties that are controlled by or dependent on the Group, such as affiliates and joint ventures. Key management personnel include the Group’s executive officers and directors, since these individuals have the authority and responsibility for planning, directing and controlling the activities of the Group. Interests in subsidiaries are set out in Note 1.

Transactions with related parties

A related party transaction is a transfer of resources, services or obligations between the Group and a related party, regardless of whether a price is charged. The Group engages with related parties for both purchased and sold services, loans and other borrowings and other activities.

The Group entered into two lease agreements with Fasteignafélagið Sæmundur hf. in January 2019 and October 2020 for facilities in Iceland, both with remaining lease terms of approximately 17 years as of 31 December 2021. The Group also entered into ten separate lease agreements with HRJAF ehf. throughout 2019 and 2020 for a group of apartment buildings in Iceland used for temporary housing of employees and third party contractors. Two of the leases were terminated during the year ended 31 December 2020. The remaining lease terms for the other eight leases approximate 8 years, on average, as of 31 December 2021.

The Group provides and receives certain support services through arrangements with Alvogen and Alvogen Malta (Outlicensing) Ltd. (Adalvo). Services provided to Alvogen consist of finance, administrative, legal and human resource services. Services received from Alvogen primarily consist of marketing, salary processing and information technology support services. Services received from Adalvo primarily consist of legal, regulatory, supply chain management and portfolio and market intelligence services.

Notes to the Consolidated Financial Statements

Purchased service includes rental fees and service expenses, as described above. Rental fees and service expenses with related parties are presented as “General and administrative expenses” or “Research and development expenses” in the consolidated statements of profit or loss and other comprehensive income or loss, depending on the nature of the service performed and expense incurred by the Group. Rental liabilities from lease arrangements with related parties are presented as a component of “Lease liabilities” on the consolidated statements of financial position. Service payables are presented as “Liabilities to related parties” on the consolidated statements of financial position.

Interest includes interest expense on borrowings. Interest expenses on loans from related parties are presented as “Finance costs” in the consolidated statements of profit or loss and other comprehensive income or loss. Borrowings are presented as “Borrowings” and “Current maturities of borrowings” on the consolidated statements of financial position.

Sold service includes services provided to related parties, as described above. Income from related parties for such services are presented as “Other income” in the consolidated statements of profit or loss and other comprehensive income or loss. Amounts receivable for such activities are presented as “Receivables from related parties” on the consolidated statements of financial position. The Group has not recorded bad debt provisions for its receivables from related parties.

Notes to the Consolidated Financial Statements

Related party transactions as of and for the year ended 31 December 2021 are as follows (in thousands):

	Purchased service / interest	Sold service	Receivables	Payables/ loans
Alvogen Lux Holdings S.à r.l. – Sister company (a)	9,383	—	—	—
Aztiq Pharma Partners S.à r.l. – Sister company (a)	16,048	—	—	—
Alvogen Aztiq AB – Sister company (a)	297	—	—	43
Aztiq Fjárfestingar ehf. (a)	120	—	—	—
Aztiq Investment Advisory AB (a)	—	—	2	—
Fasteignafélagið Sæmundur hf. – Sister company	7,762	—	—	83,770
Alvogen Iceland ehf. – Sister company	454	2,308	109	14
Alvogen ehf. – Sister company	6	2	2	—
Alvogen UK – Sister company	299	—	17	—
Lotus Pharmaceuticals Co. Ltd. – Sister company (b)	—	312	295	7,440
Alvogen Emerging Markets – Sister company	238	—	—	16
Alvogen Korea co. Ltd – Sister company	—	9	—	—
Alvogen Inc. – Sister company	89	654	301	—
Changchun Alvotech Biopharmac. Co. Ltd. (c)	—	—	320	—
Alvogen Malta Sh. Services – Sister company	1,216	151	—	283
Alvogen Malta (Outlicensing) Ltd – Sister company	1,045	279	65	229
Alvogen Spain SL – Sister Company	294	—	—	23
Norwich Clinical Services Ltd – Sister Company	41	—	—	17
Alvogen Pharma Pvt Ltd – Sister Company	491	—	—	13
HRJAF ehf – Sister company	1,415	—	—	9,794
L41 ehf.	29	—	—	—
Lambahagavegur 7 ehf	713	—	—	12,661

	39,940	3,715	1,111	114,303

(a) The full amount of purchased service relates to interest expenses from long-term liabilities and the full amount of payables / loans are interest-bearing long-term liabilities (see Note 19).

(b) Payables to Lotus Pharmaceuticals Co. Ltd. consists of the long-term liability as further described in Note 2. This long-term liability is presented as “Other long-term liability to related party” on the consolidated statements of financial position.

(c) The amount receivable from Changchun Alvotech Biopharmac. Co. Ltd. relates to amounts due for reference drugs used in research and development studies and certain consulting fees incurred by the Group.

Notes to the Consolidated Financial Statements

Related party transactions as of and for the year ended 31 December 2020 are as follows (in thousands):

	Purchased service / interest	Sold service	Receivables	Payables/ loans
Alvogen Lux Holdings S.à r.l. – Sister company (a)	9,452	1,134	—	68,237
Aztiq Pharma Partners S.à r.l. – Sister company (a)	19,471	—	—	123,671
Fasteignafélagið Sæmundur hf. – Sister company	8,111	—	—	84,650
Alvogen Iceland ehf. – Sister company	2,268	1,310	38	21
Alvogen ehf. – Sister company	40	—	—	40
Alvogen UK – Sister company	1,153	—	—	132
Lotus Pharmaceuticals Co. Ltd. – Sister company (b)...	3,060	—	—	7,440
Alvogen Emerging Markets – Sister company	68	—	—	11
Alvogen Inc. – Sister company	67	—	—	23
Changchun Alvotech Biopharmac. Co. Ltd (c) ..............	—	—	323	—
Alvogen PB R&D LLC	—	7	—	—
Alvogen Malta Operations Ltd – Sister company	239	—	—	—
Alvogen Malta Group Services – Sister company	478	—	—	40
Alvogen Malta Sh. Services – Sister company	101	—	—	—
Alvogen Malta LTD – Sister company	—	4	—	—
Alvogen Malta (Outlicensing) Ltd – Sister company	142	185	26	58
Alvogen Spain SL – Sister Company	132	—	—	—
Norwich Clinical Services Ltd – Sister Company	92	—	—	42
Alvogen Pharma Pvt Ltd – Sister Company	218	—	—	—
HRJAF ehf – Sister company	1,083	—	—	9,191

	46,175	2,640	387	293,556

(a)	The full amount of purchased service relates to interest expenses from long-term liabilities and the full amount of payables / loans are interest-bearing long-term liabilities (see Note 19).
(b)

Payables to Lotus Pharmaceuticals Co. Ltd. consists of the long-term liability as further described in Note 2. This long-term liability is presented as “Other long-term liability to related party” on the consolidated statements of financial position.

(c)

The amount receivable from Changchun Alvotech Biopharmac. Co. Ltd. relates to amounts due for reference drugs used in research and development studies and certain consulting fees incurred by the Group.

Notes to the Consolidated Financial Statements

Related party transactions for the year ended 31 December 2019 are as follows (in thousands):

	Purchased service / interest	Sold service
Alvogen Lux Holdings S.à r.l. – Sister company (a)	10,170	—
Alvogen Aztiq AB – Sister company (a)	804	—
Aztiq Pharma Partners S.à r.l. – Sister company (a)	11,390	—
Fasteignafélagið Sæmundur hf. – Sister company	6,901	—
Alvogen Iceland ehf. – Sister company	817	1,690
Alvogen UK – Sister company	1,060	—
Norwich Pharmaceuticals Inc. Sister company	—	—
Alvogen Inc. – Sister company	455	—
Changchun Alvotech Biopharmac. Co. Ltd	—	—
Alvogen Malta Operations Ltd – Sister company	849	—
Alvogen Malta (Outlicensing) Ltd – Sister company	—	102
Alvogen Spain SL – Sister Company	78	—
Norwich Clinical Services Ltd – Sister Company	74	—
Alvogen Pharma Pvt Ltd – Sister Company	183	—
HRJÁF ehf – Sister company	243	—

	33,024	1,792

(a)

The full amount of purchased service relates to interest expenses from long-term liabilities and nearly the full amount of payables / loans are interest-bearing long-term liabilities (see Note 19). Payables/loans also includes $0.3 million of short term payables.

Commitments and guarantees

The Group does not have any contractual commitments with its related parties other than the receivables, loans and payables previously disclosed. Alvogen guarantees $9.6 million of the Group’s lease arrangements with other related parties.

Key management personnel

Compensation of key management personnel, which includes the Group’s executive officers, during the years ended 31 December 2021, 2020 and 2019 was as follows (in thousands):

	2021	2020	2019
Short-term employee benefits	6,031	5,307	2,656
Other long-term benefits	1,038	106	—
Termination benefits	—	237	—

	7,069	5,650	2,656

The Group’s directors were not provided with any compensation during the years ended 31 December 2021, 2020 and 2019.

Notes to the Consolidated Financial Statements

23.	Other current liabilities

The composition of other current liabilities as of 31 December 2021 and 2020 is as follows (in thousands):

	2021	2020
Unpaid salary and salary related expenses	10,235	8,721
Accrued interest	7,547	—
Accrued payable to Biosana	7,500	—
Accrued vacation leave	4,626	3,682
Accrued expenses	12,104	4,013

	42,012	16,416

24.	Interests in joint ventures

In September 2018, Alvotech hf., a subsidiary of the Group, entered into a joint venture agreement with Changchun High & New Technology Industries (Group) Inc. (the “joint venture partner”) to form a newly created joint venture entity, Changchun Alvotech Biopharmaceutical Co., Ltd. (the “joint venture” or “JVCO”). The purpose of the JVCO is to develop, manufacture and sell biosimilar products in the Chinese market. The JVCO’s place of business is also the country of incorporation.

Name of entity	Place of business	Ownership interest		Carrying Amount
		2021	2020	2021	2020
Changchun Alvotech Biopharm. Co. Ltd.	China	50.0%	50.0%	55,307	56,679

The proportion of ownership interest is the same as the proportion of voting rights held by the Group. Management evaluated whether the Group’s voting rights are sufficient for providing a practical ability to direct the relevant activities and strategic objectives of JVCO unilaterally. As the Group does not hold a majority of the voting rights, the Group does not control JVCO. As a result, the Group’s investment in JVCO is accounted for using the equity method.

The following table provides the change in the Group’s investment in a joint venture during the years ended 31 December 2021 and 2020 (in thousands):

	2021	2020
Balance at 1 January	56,679	54,020
Share in losses	(2,418)	(1,505)
Translation difference	1,046	4,164

Balance at 31 December	55,307	56,679

Notes to the Consolidated Financial Statements

The tables below provide summarized financial information for the JVCO. The information disclosed reflects the amounts presented in the financial statements of the JVCO and not the Group’s share of those amounts. They have been amended to reflect adjustments made by the Group when using the equity method, including fair value adjustments and modifications for differences in accounting policy.

Summarized Statements of Financial Position (in thousands)	2021	2020
Current assets
Cash and bank balances	29,659	59,478
Trade receivables	15	—
Inventories	18	—
Other current assets	1,372	25,172

Total current assets	31,064	84,650

Total non-current assets	94,525	34,519

Current liabilities
Financial liabilities	—	323
Other current liabilities	12,156	5,785

Total current liabilities	12,156	6,108

Total non-current liabilities	2,820	—

Net assets	110,613	113,061

Reconciliation to carrying amounts (in thousands):	2021	2020
Opening net assets at 1 January	113,061	107,764
Profit / (loss) for the period	(4,836)	(3,010)
Other comprehensive income	—	—
Cash contributions of owners	—	—
Receivable from owners	—	—
Dividends paid	—	—
Other, net	2,388	8,307

Closing net assets at 31 December	110,613	113,061

Group’s share in %	50%	50%
Group’s share in USD	55,307	56,531
Other	—	148

Carrying amount	55,307	56,679

Notes to the Consolidated Financial Statements

Summarized Statements of Profit or Loss & Other Comprehensive Income (in thousands)	2021	2020	2019*
Revenue Interest income	— 1,295	— 2,518	— 761
Depreciation and Amortization	210	26	9
Interest expense	—	—	—
Income tax expense	—	—	—
Other expenses	5,920	4,844	1,314
Exchange rate differences	1	658	(179)

Loss from continued operations	(4,836)	(3,010)	(383)

Loss from discontinued operations	—	—	—

Loss for the period	(4,836)	(3,010)	(383)

Other comprehensive income	—	—	—
Total comprehensive loss	(4,836)	(3,010)	(383)
Dividends received from joint venture entity	—	—	—

*	From the date of incorporation of 11 March 2019.

The Group did not receive any dividends from JVCO during the years ended 31 December 2021, 2020 and 2019. The Group had a $5.0 million commitment to provide a cash contribution to JVCO as of 31 December 2019, which was paid during the year ended 31 December 2020. Similarly, the joint venture partner had a $50.0 million commitment to provide a cash contribution to JVCO as of 31 December 2019, which was also paid during the year ended 31 December 2020. The Group does not have any remaining commitments to JVCO as of 31 December 2021. Furthermore, the Group does not have any contingent liabilities relating to its interests in JVCO as of 31 December 2021 or 2020. While there are no significant restrictions resulting from contractual arrangements with JVCO, entities in China are subject to local exchange control regulations. These regulations provide for restrictions on exporting capital from those countries, other than dividends.

25.	Financial instruments

Accounting classification and carrying amounts

Financial assets as of 31 December 2021 and 2020, all of which are measured at amortized cost, are as follows (in thousands):

	2021	2020
Cash and cash equivalents	17,556	31,689
Restricted cash	10,087	10,087
Trade receivables	29,691	583
Other current assets	14,518	11,322
Receivables from related parties	816	387

	72,668	54,068

Notes to the Consolidated Financial Statements

Financial liabilities as of 31 December 2021 and 2020 are as follows (in thousands):

	2021	2020
Borrowings (measured at amortized cost)	400,911	567,899
Derivative financial liabilities (measured at FVTPL)	—	534,692
Other long-term liability to related party (measured at FVTPL)	7,440	7,440
Long-term incentive plan (measured at FVTPL)	56,334	40,593
Trade and other payables (measured at amortized cost)	36,134	11,959
Lease liabilities (measured at amortized cost)	122,140	108,947
Liabilities to related parties (measured at amortized cost)	638	367
Other current liabilities	34,465	16,416

	658,062	1,288,313

It is management’s estimate that the carrying amounts of financial assets and financial liabilities carried at amortized cost approximate their fair value, with the exception of the convertible bonds and convertible shareholder loans, since any applicable interest receivable or payable is either close to current market rates or the instruments are short-term in nature. Material differences between the fair values and carrying amounts of these borrowings are identified as follows (in thousands):

	At 31 December 2021
	Carrying Amount	Fair Value
Bonds	363,100	368,476

	At 31 December 2020
	Carrying Amount	Fair Value
Convertible bonds	391,244	399,388
Convertible shareholder loans	171,574	210,026

	562,818	609,414

Fair value measurements

The following tables illustrate the fair value measurement hierarchy of the Group’s financial instruments measured to fair value on a recurring basis as of 31 December 2020 (in thousands):

	2020
	Level 1	Level 2	Level 3	Total
Convertible shareholder loans
Conversion rights and warrant rights	—	—	220,695	220,695
Funding rights	—	—	176,888	176,888
Excess warrant rights	—	—	137,109	137,109

	—	—	534,692	534,692

The Group recognized derivative financial liabilities related to the equity conversion rights in the convertible bonds as well as the equity conversion rights, warrant rights and funding rights in the convertible shareholder loans as of 31 December 2020. The derivative financial liabilities were extinguished during the year ended 31 December 2021. Refer to Note 19 for additional details on the extinguishment.

Notes to the Consolidated Financial Statements

Convertible bonds

The fair value of the derivatives associated with the convertible bonds was $0 at both 24 June 2021, the date of extinguishment (refer to Note 19 for additional details), and 31 December 2020. Changes in the fair value of the financial instruments during the period are recognized in the consolidated statements of profit or loss and other comprehensive income or loss.

The equity conversion features associated with the convertible bonds was determined using a lattice model that incorporated inputs as further described below. Probabilities associated with the timing of exercise and/or repayment of the instruments are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date. The following table presents the assumptions that were used for the model in valuing the equity conversion rights:

	24 June 2021	31 December 2020	31 December 2019
Stock price at valuation	$204.03	$201.82	$177.45
Conversion ratio	0.387	0.387	0.387
Volatility rate	40.0%	42.5%	42.5%
Risk-free interest rate	0.1%	0.1%	1.6%
Expected dividend yield	0.0%	0.0%	0.0%
Risk-adjusted yield	12.2%	11.8%	15.2%
Expected life	0.5-1.5 years	0.95 years	0.95-1.95 years

The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2021, 2020 and 2019, respectively. The conversion ratio is a calculation based on the stated conversion price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The risky yield is calculated as of the issuance date of the instruments such that the value of the instrument is equal to its purchase price less any original issue discount. It is then adjusted as of each valuation date based on changes in market yields. The expected life is based on when the Group expects the bond to either reach maturity or be redeemed through conversion or redemption.

Convertible shareholder loans

The fair value of the derivatives associated with the convertible shareholder loans was $485.9 million and $534.7 million at 7 December 2021, the date of extinguishment (refer to Note 19 for additional details) and 31 December 2020. Changes in the fair value of the financial instruments during the period are recognized in the consolidated statements of profit or loss and other comprehensive income or loss.

The fair value of the derivatives associated with the convertible shareholder loans on 7 December 2021 was determined based on the number of shares to be issued at the closing of the Business Combination Agreement (see Note 27) multiplied by OACB stock price ($9.86).

As of 31 December 2020 and 2019 the fair value of the equity conversion rights and warrant rights associated with the convertible shareholder loans was determined using a lattice model that incorporated inputs as further described below. Probabilities associated with the timing of exercise and/or repayment of the instruments are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date.

Notes to the Consolidated Financial Statements

The following table presents the assumptions that were used for the model in valuing the equity conversion rights and warrant rights:

	31 December 2020	31 December 2019
Stock price at valuation Conversion ratio Volatility rate	$201.82 1.399 42.5%	$177.45 1.321 42.5%
Risk-free interest rate	0.1%	1.6%
Expected dividend yield	0.0%	0.0%
Risky yield	14.2%	18.5%
Expected life	1-2 years	1-3 years

The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2021, 2020 and 2019, respectively. The conversion ratio is a calculation based on the stated conversion price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The risky yield is calculated as of the issuance date of the instruments such that the value of the instrument is equal to its face value. It is then adjusted as of each valuation date based on changes in market yields. The expected life is based on when the Group expects the loans to either reach maturity or be redeemed through conversion or redemption.

The fair value of the funding rights and excess warrant rights associated with the convertible shareholder loans was determined using a Black-Scholes Option Pricing Model. The following table presents the assumptions that were used for the model in valuing the funding rights and excess warrant rights:

	31 December 2020		31 December 2019
Stock price at valuation Conversion ratio Volatility rate	$ $	201.82 71.47 42.5%	$ $	177.45 75.68 42.5%
Risk-free interest rate		0.1%		1.6%
Expected dividend yield		0.0%		0.0%
Expected life		1-2 years		1-3 years

The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2021, 2020 and 2019, respectively. The strike price is based on the stated strike price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The expected life is based on when the Group expects the loans to either reach maturity or be redeemed through conversion or redemption.

In aggregate, the fair value of the derivative liabilities associated with the convertible shareholder loans and convertible bonds at 31 December 2019 was $479.3 million. In 2020, the fair value of the derivative liabilities increased by $55.4 million, resulting in derivative liabilities of $534.7 million at 31 December 2020. In 2021, the fair value of the financial instruments decreased by $48.8 million, resulting in derivative liabilities of $485.9 million at 7 December 2021, the date of extinguishment. Included in the changes in fair

Notes to the Consolidated Financial Statements

value of the derivative liabilities is the amortization of a deferred loss associated with the recognition of funding rights at the inception of the convertible shareholder loan with Aztiq. Specifically, at inception, the fair value of the funding rights, determined using unobservable inputs, exceeded the transaction price by $15.0 million. The deferred loss is recognized over the 5-year term of the convertible shareholder loan using the straight-line method of amortization. The unamortized deferred loss, which is netted against derivative financial liabilities on the consolidated statements of financial position, was $3.1 million and $5.9 million as of 7 December 2021, the date of extinguishment, and as of 31 December 2020, respectively.

The Group did not recognize any transfers of assets or liabilities between levels of the fair value hierarchy during the years ended 31 December 2021, 2020 and 2019.

Capital management

The capital structure of the Group consists of equity, debt and cash. For the foreseeable future, the Board of Directors will maintain a capital structure that supports the Group’s strategic objectives through managing the budgeting process, maintaining strong investor relations and managing the financial risks of the Group, as further described below. No changes were made in the objectives, policies or processes for managing capital during the years ended 31 December 2021, 2020 and 2019.

Financial risk management

The Group’s corporate treasury function provides services across the organization, coordinates access to domestic and international financial markets, monitors and manages the financial risks relating to the Group’s operations through internal risk reports which analyze exposures by degree and magnitude of risks. These risks include market risk (including currency risk and interest rate risk), credit risk and liquidity risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of fluctuations in market interest rates primarily relates to the cash in bank that is subject to floating interest rates.

The following table provides an interest rate sensitivity analysis for the effect on loss before tax (in thousands):

	2021	2020
Variable-rate financial liabilities +100	(65)	(90)
Variable-rate financial liabilities -100	60	90

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to currency risk arises from financial assets and financial liabilities denominated in other currencies than the presentation currency of the Group.

The majority of the Group’s financial assets and liabilities are denominated in a foreign currency. Below are the foreign currencies that have the most significant impact on the Group’s operations.

	Closing rate		Average rate		Change
	2021	2020	2021	2020
EUR	1.133	1.230	1.183	1.141	(7.9%)
GBP	1.350	1.361	1.376	1.283	(0.8%)
ISK	0.008	0.008	0.008	0.007	(2.6%)
CHF	1.094	1.133	1.094	1.066	(3.4%)

Notes to the Consolidated Financial Statements

The Group’s assets and liabilities that are denominated in foreign currencies as of 31 December 2021 are as follows (in thousands):

	Assets	Liabilities	Net assets
EUR	31,718	15,720	15,998
GBP	180	673	(493)
ISK	5,421	148,747	(143,326)
CHF	715	7,305	(6,590)

The Group’s assets and liabilities that are denominated in foreign currencies as of 31 December 2020 are as follows (in thousands):

	Assets	Liabilities	Net assets
EUR	11,864	11,792	72
GBP	26	437	(411)
ISK	633	114,442	(113,809)
CHF	231	4,498	(4,267)

A reasonable possible strengthening or weakening of the Group’s significant foreign currencies against the USD would affect the measurement of financial instruments denominated in a foreign currency and affect equity by the amount shown in the sensitivity analysis table below. The analysis assumes that all other variables, such as interest rates, remain constant.

	EUR	GBP	ISK	CHF
Year ended 31 December 2021
-10% weakening	(1,600)	(49)	(14,333)	(659)
+10% strengthening	1,600	49	14,333	659
Year ended 31 December 2020
-10% weakening	(7)	(41)	(11,381)	(427)
+10% strengthening	7	41	11,381	427

Credit risk

Credit risk it the risk that a counterparty will not fulfill its contractual obligations under a financial instrument contract, leading to a financial loss for the Group. The maximum credit risk exposure for the Group’s financial assets as of 31 December 2021 and 2020 is as follows (in thousands):

	2021	2020
Cash and cash equivalents	17,556	31,689
Restricted cash and certificate deposits	10,087	10,087
Other assets	66,344	47,730

	93,987	89,506

The Group’s cash and cash equivalents and restricted cash are deposited with high-quality financial institutions. Management believes these financial institutions are financially sound and, accordingly, that minimal credit risk exists. The Group has not experienced any losses on its deposits of cash and cash equivalents and restricted cash, yet monitors the credit rating of these financial institutions on a periodic basis.

Notes to the Consolidated Financial Statements

Other assets primarily consist of other current assets, as described in Note 17, and trade receivables and contract assets recognized in connection with the Group’s performance pursuant to its contracts with customers, all of which are large multinational pharmaceutical companies. There are no significant amounts past due as of 31 December 2021 and 2020 and the Group concludes that any expected credit losses with respect to these assets is immaterial.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset.

Contractual maturities of financial assets and liabilities as of 31 December 2021 are as follows (in thousands):

	Within one year	One to two years	Thereafter	Total
Financial assets
Non-interest bearing	29,396	—	—	29,396
Variable-interest bearing	17,556	—	10,087	27,643

Total financial assets	46,952	—	10,087	57,039

Financial liabilities
Non-interest bearing	71,237	—	63,774	135,011
Fixed-interest bearing—Borrowings	16,663	33,235	500,675	550,573
Derivative liabilities	—	—	—	—
Variable-interest bearing—Borrowings	3,041	3,035	1,117	7,193

	90,941	36,270	565,566	692,777

Contractual maturities of financial assets and liabilities as of 31 December 2020 are as follows (in thousands):

	Within one year	One to two years	Thereafter	Total
Financial assets
Non-interest bearing	582	—	—	582
Variable-interest bearing	31,689	—	10,087	41,776

Total financial assets	32,271	—	10,087	42,358

Financial liabilities
Non-interest bearing	28,742	—	48,033	76,775
Fixed-interest bearing—Borrowings	—	205,464	683,559	889,023
Derivative liabilities	—	534,692	—	534,692
Variable-interest bearing—Borrowings	2,867	2,865	3,943	9,675

Total financial liabilities	31,609	743,021	735,535	1,510,165

Refer to Note 12 for the maturity analysis of the Group’s undiscounted lease payments.

Notes to the Consolidated Financial Statements

26.	Supplemental cash flow information

Supplement cash flow information for the year ended 31 December 2021, 2020 and 2019 is included below (in thousands)

	2021	2020	2019
Non-cash investing and financing activities
Acquisition of property, plant and equipment in trade payables	3,812	—	—
Right-of-use assets obtained through new operating leases	18,871	15,204	5,665
Equity issued through conversion of borrowings	346,043	30,000	—
Acquisition of other intangible assets through financing agreements	461	—	—

27.	Subsequent events

The Group evaluated subsequent events through 24 March 2022, the date the Consolidated Financial Statements were available to be issued.

On 7 December 2021, the Group entered into a Business Combination Agreement (the “Business Combination Agreement”) with OACB, a special purpose acquisition company that is also an affiliate of one of the Group’s current bondholders. As a result of the transactions contemplated by the Business Combination Agreement, OACB and the Group will merge into the legal entity named Alvotech, previously known as Alvotech Lux Holdings SAS, a simplified joint stock company, incorporated and existing under the laws of the Grand Duchy of Luxembourg (the “Business Combination”). Transaction closing is subject to customary and other closing conditions, including regulatory approvals and approval by OACB shareholders. More information on these conditions will be included in the proxy statement / prospectus that will be filed with the Securities and Exchange Commission.

In conjunction with the signing of the Business Combination Agreement, the Group is currently negotiating the settlement of existing long-term employee incentive plans. The existing plans may be settled either through cash payments or the issuance of Class A ordinary shares prior to the closing of the Business Combination based on the terms of the negotiations. Additionally, the Group intends to adopt a new equity incentive plan for its employees in connection with the consummation of the Business Combination.

In February and March 2022, Alvotech entered into interest free loan advances with Alvogen and Aztiq. The interest free loan advances provide for a facility of up to $15.0 million from Alvogen, with the potential for up to $10.0 million more in advances, and $25.0 million from Aztiq, for a total of up to $50.0 million. Repayment by Alvotech is due within 30 days of the Second Merger Effective Time.

On 22 February 2022, Alvotech, as borrower, withdrew $15.0 million under the facility from Alvogen, as lender.

On 9 March 2022, Alvotech, as borrower, withdrew $15.0 million under the facility from Aztiq, as lender.

In February and March 2022, Russia began a military invasion of Ukraine. The global response to this invasion could have an adverse impact the Group’s business, including the Group’s ability to market and sell products in Europe, by creating disruptions in global supply chain, and potentially having an adverse impact on the global economy, European economy, financial markets, energy markets, currency rates, and otherwise. Currently, the conflict has not had a material impact on the Group’s financial condition, results of operations, the timelines for biosimilar product development, expansion efforts or the Group’s operations as a whole.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Article 441-8 of the Luxembourg Company Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company. Article 441-9 of the Luxembourg Company Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the Luxembourg Company Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.

Alvotech’s articles of association provide that directors of Alvotech are not held personally liable for the indebtedness or other obligations of Alvotech. As agents of Alvotech, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in Alvotech’s articles of association and mandatory provisions of law, every person who is, or has been, a director or officer of Alvotech shall be indemnified by Alvotech to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of Alvotech, or, at the request of Alvotech, of any other company of which Alvotech is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director or officer of Alvotech (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of Alvotech or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of Alvotech.

Alvotech’s articles of association provide that the right of indemnification provided by such articles of association shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such articles of association shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. Alvotech shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of Alvotech, as Alvotech may decide upon from time to time.

In connection with the Business Combination, Alvotech entered into indemnification agreements with each of its directors and executive officers. These agreements provide that Alvotech will indemnify each of its directors and such officers to the fullest extent permitted by law and its articles of association.

Alvotech will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of Alvotech arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities

The following list sets forth information as to all of Alvotech’s securities sold in the last three years which were not registered under the Securities Act. The descriptions of these issuances are historical and have not been adjusted to give effect to the Business Combination.

In connection with Alvotech’s initial formation on August 23, 2021, Alvotech issued 4,000,000 initial shares with a nominal value of $0.01 per share to Floki Holdings S.à r.l., an affiliate of Alvotech.

In connection with the Business Combination, Alvotech issued 17,493,000 Ordinary Shares to the Subscribers in the PIPE at a price of $10.00 per share, for an aggregate offering price of $174,930,000.

On July 12, 2022, Alvotech issued 5,000,000 Ordinary Shares to Aztiq and Alvogen pursuant to the Alvogen-Aztiq Loan Advance Conversion. The shares were issued at a price of $10.00 per share and set-off against repayment of an aggregate of $50,000,00 of outstanding loans.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant.

Item 8. Exhibits.

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of December 7, 2021, by and among Oaktree Acquisition Corp. II, Alvotech Lux Holdings S.A.S., and Alvotech Holdings SA (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by OACB on December 7, 2021).

2.2†	First Amendment to the Business Combination Agreement, dated as of December 7, 2021, by and among Oaktree Acquisition Corp. II, Alvotech Lux Holdings S.A.S., and Alvotech Holdings SA, dated April 18, 2022 (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form F-4/A filed on May 2, 2022).

2.3†	Second Amendment to the Business Combination Agreement, dated as of December 7, 2021, by and among Oaktree Acquisition Corp. II, Alvotech Lux Holdings S.A.S., and Alvotech Holdings SA, dated June 7, 2022 (incorporated by reference to Exhibit 2.1 to the Current Report filed on Form 8-K filed by OACB on June 7, 2022).

3.1	Amended and Restated Articles of Association of Alvotech (incorporated by reference to Exhibit 1.1 to the Shell Company Report filed on Form 20-F filed June 22, 2022).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by OACB on August 31, 2020).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by OACB on August 31, 2020).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A filed by OACB on September 14, 2020).

4.4	Warrant Agreement, dated as of September 21, 2020, between Continental Stock Transfer & Trust Company and OACB (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by OACB on September 22, 2020).

4.5	Amended and restated Convertible Bond Instrument (Tranche A), dated June 15, 2022 (incorporated by reference to Exhibit 2.5 to the Shell Company Report filed on Form 20-F filed on June 22, 2022).

4.6	Amended and restated Convertible Bond Instrument (Tranche B), dated June Amended and restated Convertible Bond Instrument (Tranche A), dated June 15, 2022 (incorporated by reference to Exhibit 2.6 to the Shell Company Report filed on Form 20-F filed on June 22, 2022)

4.7	Warrant Assumption Agreement by and between OACB, Alvotech and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 2.7 to the Shell Company Report filed on Form 20-F filed on June 22, 2022).

5.1**	Opinion of Arendt & Medernach, as to the validity of Alvotech ordinary shares.

5.2**	Opinion of Cooley LLP, as to the validity of the Warrants.

10.1††	License and supply agreement between Alvotech hf. and STADA for AVT02 (Adalimumab), dated August 30, 2019 (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.2††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT02 (Adalimumab) dated August 30, 2019, dated March 13, 2020 (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.3††	Second Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT02 (Adalimumab) dated August 30, 2019, dated May 3, 2021 (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.4††	License and supply agreement between Alvotech hf. and STADA for AVT03 (Denosumab), dated November 6, 2019 (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.5††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT03 (Denosumab) dated November 6, 2019, dated March 13, 2020 (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.6††	License and supply agreement between Alvotech hf. and STADA for AVT04 (Ustekinumab), dated November 6, 2019 (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.7††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT04 (Ustekinumab) dated November 6, 2019, dated March 13, 2020 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.8††	License and supply agreement between Alvotech hf. and STADA for AVT05 (Golimumab), dated November 6, 2019 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.9††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT05 (Golimumab) dated November 6, 2019, dated March 13, 2020 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.10††	License and supply agreement between Alvotech hf. and STADA for AVT06 (Aflibercept), dated November 6, 2019 (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.11††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT06 (Aflibercept), dated March 13, 2020 (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.12††	License and supply agreement between Alvotech hf. and STADA for AVT16, dated November 6, 2019 (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.13††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT16, dated November 6, 2019, dated March 13, 2020 (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.14††	Product Supply Agreement between Alvotech hf. and Teva, dated August 5, 2020 (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.15††	License and Development Agreement between Alvotech hf. and Teva, dated August 5, 2020 (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.16††	Settlement Agreement, Release and Amendment to the License and Development Agreement between Alvotech hf. and Teva dated August 5, 2020, dated June 28, 2021 (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.17††	Amended and Restated Services Agreement between Alvogen and Alvotech, dated April 11, 2022 (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form F-4/A filed on April 19, 2022).

10.18	Lease Agreement between Alvotech hf. and Fasteignafélagið Sæmundur hf, dated November 15, 2016 (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.19	Shareholders Agreement between Alvotech hf., Alvotech Holdings S.A., Aztiq Pharma Partners S.à r.l., and certain other shareholders, dated October 21, 2020 (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.20+	BCA Framework Agreement between Alvotech Holdings S.A., Alvotech Lux Holdings S.A.S., Floki Holdings S.à r.l, and certain other shareholders dated December 7, 2021 (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form F-4 filed on December 20, 2021).

10.21	Sponsor Letter Agreement, dated as of December 7, 2021, by and among OACB, Sponsor and Alvotech (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by OACB on December 7, 2021).

10.22	Form of Support Agreement, each dated as of December 7, 2021, by and among, OACB, Alvotech, Alvotech Holdings and certain Alvotech Holdings Shareholders (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by OACB on December 7, 2021).

10.23	Form of U.S. Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by OACB on December 7, 2021).

10.24	Form of Foreign Subscription Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by OACB on December 7, 2021).

10.25	Product Rights Agreement between Alvotech hf. and Alvogen, dated January 22, 2018 (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form F-4/A filed on February 7, 2022).

10.26††	First Amendment to the Product Rights Agreement between Alvotech hf. and Alvogen dated January 22, 2018, dated December 14, 2018 (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form F-4/A filed on February 7, 2022).

10.27	Loan Advance between Alvotech Holdings S.A. and Alvogen, dated March 21, 2022 (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form F-4/A filed on April 4, 2022).

10.28	Loan Advance between Alvotech Holdings S.A. and Aztiq, dated March 8, 2022 (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form F-4/A filed on March 14, 2022).

10.29††	Settlement and License Agreement between Alvotech hf. and AbbVie, dated March 8, 2022 (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form F-4/A filed on March 14, 2022).

10.30	Loan Advance between Alvotech Holdings S.A. and Alvogen, dated March 28, 2022 (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form F-4/A filed on April 4, 2022).

10.31††	Settlement and License Agreement between Alvotech hf. and AbbVie, dated April 4, 2022 (incorporated by reference to Exhibit 10.31 to the Registration Statement on Form F-4/A filed on April 19, 2022).

10.32	Loan agreement between Alvotech Holdings S.A. and Alvogen, dated April 11, 2022 (incorporated by reference to Exhibit 10.32 to the Registration Statement on Form F-4/A filed on April 19, 2022).

10.33††	Binding Offer Letter and Term Sheet between Alvotech Holdings S.A. and Sculptor Capital Investments, LLC, dated April 11, 2022 (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form F-4/A filed on May 2, 2022).

10.34††	Standby Equity Purchase Agreement between Alvotech and YA II PN, LTD., dated April 18, 2022 (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form F-4/A filed on May 2, 2022).

10.35	Loan agreement between Alvotech Holdings S.A. and Alvogen, dated June 1, 2022 (incorporated by reference to Exhibit 4.38 to the Shell Company Report filed on Form 20-F filed on June 22, 2022)

10.36	Management Incentive Plan (incorporated by reference to Exhibit 4.39 to the Shell Company Report filed on Form 20-F filed June 22, 2022).

10.37**	Investor Rights and Lock-Up Agreement between Alvotech and certain Investors, dated June 15, 2022

10.38**	Subscription and Set-off Agreement between Alvotech and Aztiq, dated July 12, 2022

10.39**	Subscription and Set-off Agreement between Alvotech and Alvogen, dated July 12, 2022

21.1	List of subsidiaries of Alvotech (incorporated by reference to Exhibit 21.1 on Form F-1 filed on July 22, 2022).

23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for OACB.

23.2*	Consent of Deloitte ehf., independent registered accounting firm for Alvotech.

23.3**	Consent of Arendt & Medernach (included as part of Exhibit 5.1).

23.4**	Consent of Cooley LLP (included as part of Exhibit 5.2).

24.1**	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
†

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

+

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

(d) Filing Fee Table.

The Filing Fee Table and related disclosure is filed herewith as Exhibit 107.

Item 9. Undertakings.

(a) The undersigned hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the registrant is relying on Rule 430B:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby undertakes:

(1) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Grand Duchy of Luxembourg on July 27, 2022.

ALVOTECH

By:	/s/ Mark Levick
Name:	Mark Levick
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints each of Mark Levick, Joel Morales and Helga Tatjana Zharov as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Mark Levick Mark Levick	Chief Executive Officer (principal executive officer)	July 27, 2022

/s/ Joel Morales Joel Morales	Chief Financial Officer (principal financial and accounting officer)	July 27, 2022

/s/ Robert Wessman Robert Wessman	Executive Chairman of the Board	July 27, 2022

/s/ Richard Davies Richard Davies	Deputy Chairman of the Board	July 27, 2022

/s/ Tomas Ekman Tomas Ekman	Director	July 27, 2022

/s/ Faysal Kalmoua Faysal Kalmoua	Director	July 27, 2022

Signature	Capacity	Date

/s/ Ann Merchant Ann Merchant	Director	July 27, 2022

/s/ Arni Hardarson Arni Hardarson	Director	July 27, 2022

/s/ Lisa Graver Lisa Graver	Director	July 27, 2022

/s/ Linda McGoldrick Linda McGoldrick	Director	July 27, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement on Form F-1 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on July 27, 2022.

ALVOTECH USA INC.

By:	/s/ Philip Caramanica
Name:	Philip Caramanica